   As filed with the Securities and Exchange Commission on May 16, 2002
                                                      Registration No. 333-47688
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                         POST-EFFECTIVE AMENDMENT NO. 3
                                   TO FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                                  iPCS, INC.
             (Exact name of registrant as specified in its charter)
       (For co-registrants, please see "Co-Registrant Information" on the following page)

           Delaware                              4812                        34-4350876
(State or other jurisdiction of      (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)        Classification Code Number)         Identification No.)

                               ------------------

                                  Harris Tower
                       233 Peachtree Street NE, Suite 1700
                             Atlanta, Georgia 30303
                                 (404) 525-7272
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              Barbara L. Blackford
                  Vice President, Secretary and General Counsel
                                  Harris Tower
                       233 Peachtree Street NE, Suite 1700
                             Atlanta, Georgia 30303
                                 (404) 525-7272
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------

                                 With copies to:
                              Robert F. Wall, Esq.
                           R. Cabell Morris, Jr., Esq.
                                Winston & Strawn
                              35 West Wacker Drive
                             Chicago, Illinois 60601
                                 (312) 558-5600

                               ------------------


    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined in the light of market conditions and other factors.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ------------------

    The co-registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the co-registrants shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================
================================================================================

                            CO-REGISTRANT INFORMATION

      iPCS Wireless, Inc.                   Delaware                         4812                       36-4364612
      iPCS Equipment, Inc.                  Delaware                         4812                       36-4364609
(Exact name of co-registrant as     (State of Incorporation)     (Primary Standard Industrial        (I.R.S. Employer
   specified in its charter)                                         Classification Code)          Identification No.)

                               ------------------

                                  Harris Tower
                       233 Peachtree Street NE, Suite 1700
                             Atlanta, Georgia 30303
                                 (404) 525-7272
   (Address, including zip code, and telephone number, including area code, of co-registrants' principal executive offices)


                              Barbara L. Blackford
                  Vice President, Secretary and General Counsel
                                  Harris Tower
                       233 Peachtree Street NE, Suite 1700
                             Atlanta, Georgia 30303
                                 (404) 525-7272
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------

                                 With copies to:


                              Robert F. Wall, Esq.
                           R. Cabell Morris, Jr., Esq.
                                Winston & Strawn
                              35 West Wacker Drive
                             Chicago, Illinois 60601
                                 (312) 558-5600


================================================================================
================================================================================

The information in this prospectus is not complete and may be changed. The selling noteholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling noteholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED ________, 2002

                                     [LOGO]

                                   iPCS, INC.

                                   $50,000,000

                                       of

                       14% Senior Discount Notes due 2010

                                   -----------


     This prospectus may be used only in connection with the resale of $50,000,000 in aggregate principal amount of our 14% Senior Discount Notes due 2010 by the selling noteholders listed on page 125 of this prospectus. The selling noteholders obtained their notes in connection with our private offering of them on July 12, 2000. The methods of sale of our notes offered in this prospectus are described under the heading "Plan of Distribution." We will receive none of the proceeds from such sales.


     No public market currently exists for the notes and we do not intend to apply for listing of the notes on any securities exchange.


     Investing in our notes involves risks. See "Risk Factors" beginning on page 5.

                                   -----------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                                         __________, 2002.

                                TABLE OF CONTENTS

Prospectus Summary                                         1
Risk Factors                                               5
Forward-Looking Statements                                15
Use of Proceeds                                           16
Ratio of Earnings to Fixed Charges                        16
Selected Financial Data                                   17
Management's Discussion and Analysis of Financial
  Condition and Results of Operations                     19
Our Business                                              38
Sprint Agreements                                         44
Regulation of the Wireless Telecommunications Industry    54
Management                                                58
Principal Stockholders                                    64
Certain Relationships and Related
  Transactions                                            64
Description of Our Senior Secured Credit Facility         67
Description of the Notes                                  72
Description of Our Capital Stock                         105
Certain United States Federal Income Tax
  Considerations                                         106
Selling Noteholders                                      110
Plan of Distribution                                     111
Where You Can Find More Information                      112
Legal Matters                                            112
Experts                                                  113
Index to Financial Statements                            F-1

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. We filed the registration statement following the exercise by the selling noteholders of a registration right contained in a registration rights agreement we entered into in connection with the original issuance and sale of the notes by us on July 12, 2000. Under the shelf registration, the selling noteholders may offer up to $50,000,000 in aggregate principal amount of our notes under this prospectus. In this prospectus, we provide you with specific information about the terms of this offering. This prospectus includes important information about us, our notes and other information you should know before investing in our notes. You should read this prospectus as well as the additional information described under the heading "Where You Can Find More Information" beginning on page 113 of this prospectus before investing in our notes.

                               PROSPECTUS SUMMARY

    This summary highlights information that we believe is especially important concerning our business and the offering. It does not contain all of the information that may be important to your investment decision. You should read the entire prospectus, including "Risk Factors" and our financial statements and related notes, before deciding to purchase the notes.

    iPCS, Inc. is a wholly owned subsidiary of AirGate PCS, Inc. As required by the terms of AirGate's and iPCS' outstanding indebtedness, iPCS conducts its business as a separate entity from AirGate. For convenience in this prospectus, unless the context indicates otherwise, references to "we," "our" or "us" refer to iPCS, Inc. and its subsidiaries. "Sprint" refers to Sprint Corporation and certain of its affiliates, including Sprint Communications Company, L.P., Sprint Spectrum L.P. and WirelessCo, L.P. Statements in this prospectus regarding Sprint are derived from information contained in our agreements with Sprint, periodic reports and other documents filed by Sprint with the SEC or press releases issued by Sprint.

                                   The Company

Our Business

    We are a Sprint PCS network partner with the exclusive right to market and provide digital wireless personal communications services, or PCS, to a service territory of approximately 7.4 million residents with network coverage of approximately 5.9 million residents as of March 31, 2002. We are a wholly owned subsidiary of AirGate, which acquired us on November 30, 2001. Through our management agreement with Sprint, we have the exclusive right to provide Sprint PCS products and services under the Sprint and Sprint PCS brand names in our territory. Sprint, directly and indirectly through network partners such as us, operates the largest all-digital, all-PCS nationwide wireless network in the United States based on covered population, covering nearly 247 million residents in more than 4,000 cities and communities across the United States, Puerto Rico and the U.S. Virgin Islands.

    Our Sprint PCS territory covers 37 basic trading areas, referred to as markets, containing a total population of approximately 7.4 million residents in portions of:

    . Illinois, including Peoria, Springfield, Champaign-Urbana, Decatur-Effingham, Bloomington and the Quad Cities (Rock Island and Moline, Illinois; and Davenport and Bettendorf, Iowa);

    . Michigan, including Grand Rapids, Saginaw-Bay City, Muskegon and Traverse City;

    . Iowa, including Cedar Rapids, Iowa City, Waterloo-Cedar Falls and Dubuque; and

    .   eastern Nebraska.

    As of March 31, 2002, we had 180,468 subscribers and total network coverage of approximately 5.9 million residents, representing approximately 79% of the resident population in our markets. For the six months ended March 31, 2002, we generated revenue of approximately $78.8 million.

Contact Information

    Our corporate office is located at Harris Tower, 233 Peachtree Street NE, Suite 1700, Atlanta, Georgia 30303 and our telephone number is (404) 525-7272.

                             SUMMARY FINANCIAL DATA


    The summary statement of operations and balance sheet data presented below are derived from iPCS' audited consolidated financial statements as of and for the period from January 22, 1999 (date of inception) through December 31, 1999, as of and for the year ended December 31, 2000, as of and for the nine months ended September 30, 2001; and iPCS' unaudited consolidated financial statements as of March 31, 2002 and for the six months ended March 31, 2001 and 2002. Operating results for the six months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 2002. Effective December 20, 2001, iPCS, Inc. changed its fiscal year end from a calendar year ending on December 31 to a fiscal year ending on September 30. Accordingly, the 2001 fiscal year ended on September 30, 2001,whereas previous fiscal years ended on December 31.


    The data set forth below should be read in conjunction with iPCS' consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                               For the
                                                             Period from
                                                             January 22,
                                                                1999          For the Year    For the Nine     For the Six Months
                                                            (date of incept     Ended         Months Ended       Ended March 31,
                                                              ion through     December 31,    September 30,    -------------------
                                                            December 31, 1999    2000             2001         2001         2002
                                                            ----------------- ------------    -------------    ----         ----
                                                                                                                    (unaudited)
                                                                   (In thousands, except for per share and subscriber data)
Statement of Operations Data:
Revenues ................................................    $       215    $     21,229   $     77,512     $  26,057  $    78,825
Cost of service, roaming and
  equipment .............................................         (2,179)        (26,839)       (78,788)      (25,380)     (68,085)
Total operating expenses ................................         (4,858)        (68,329)      (125,183)      (56,097)    (142,559)
Operating loss ..........................................         (4,643)        (47,100)       (47,671)      (30,040)     (63,734)
Net loss ................................................         (4,380)        (56,157)       (60,659)      (37,120)     (70,239)
Net loss available to common stockholders ...............         (4,380)       (104,507)       (68,127)      (40,660)    (117,863)
Basic and diluted net loss per share of common stock ....    $     (0.10)   $      (2.33)  $      (1.52)    $   (0.91)        --
                                                             ============   =============  =============    ========== ============

Other Data:

Number of subscribers at end of period ..................          1,981          46,773        134,927        83,783      180,468

                                                                                                           As of            As of
                                                                                As of December 31,       September 30,     March 31,
                                                                                ------------------
                                                                                 1999        2000           2001             2002
                                                                                 ----        ----           ----             ----
                                                                                                                         (unaudited)
                                                                                                  (In thousands)
Balance Sheet Data:
Cash and cash equivalents ...............................                     $    2,733  $   165,958  $       54,579  $     7,160
Property and equipment, net .............................                         39,106      129,087         198,161      233,649
Total assets ............................................                         44,843      328,575         328,756      311,480
Long-term debt and accrued interest .....................                         27,571      163,800         208,336      247,049
Redeemable preferred stock ..............................                             --      114,080         121,548           --
Total stockholders' equity (deficit) ....................                          9,120       12,718         (53,879)       1,415

                               TERMS OF THE NOTES

    The notes offered pursuant to this prospectus by the selling noteholders are part of the $300,000,000 in aggregate principal amount of our 14% Senior Discount Notes due 2010 that we sold in a private placement on July 12, 2000. The notes were issued under an indenture dated as of July 12, 2000 among us, the Guarantors and BNY Midwest Trust Company, formerly known as CTC Illinois Trust Company, as trustee. All of the notes other than the notes offered hereby were exchanged for notes that we registered with the SEC in an exchange offer completed on February 12, 2001. The notes are senior obligations of ours but unsecured, while our senior credit facility is secured by a first priority security interest in substantially all of our assets.

Notes Offered ................                  $50,000,000 in aggregate
                                                principal amount of 14% Senior
                                                Discount Notes due 2010.

Maturity Date ................                  July 15, 2010.

Interest .....................                  and Accretion The notes accrete
                                                in value at a rate of 14% per
                                                annum until July 15, 2005,
                                                compounded semi-annually. At
                                                that time, interest will begin
                                                to accrue and will be payable
                                                semi-annually on January 15 and
                                                July 15 of each year, commencing
                                                January 15, 2006.

Security .....................                  Our obligations under the notes
                                                are senior unsecured obligations
                                                and are guaranteed by our
                                                restricted subsidiaries. See
                                                "Subsidiary Guarantees" and
                                                "Ranking." Our operating assets
                                                are held by our subsidiary, iPCS
                                                Wireless, Inc. Substantially all
                                                of the assets of iPCS Wireless,
                                                Inc. are subject to a first
                                                priority security interest in
                                                favor of the lenders under the
                                                senior secured credit facility.
                                                See "Description of Our Senior
                                                Secured Credit Facility."
                                                Although we are a wholly owned
                                                subsidiary of AirGate, AirGate
                                                has no obligation with respect
                                                to the notes and due to
                                                restrictions in AirGate's public
                                                debt indenture, it is prohibited
                                                from providing us with direct or
                                                indirect credit support. Our
                                                indenture, however, allows us to
                                                transfer up to a maximum of $50
                                                million to AirGate.

Subsidiary ...................                  Guarantees Our obligations under
                                                the notes are fully and
                                                unconditionally guaranteed by
                                                our current subsidiaries and all
                                                of our future domestic
                                                restricted subsidiaries. The
                                                subsidiary guarantee of iPCS
                                                Wireless, Inc. is subordinate to
                                                the lien on its assets pledged
                                                in favor of the lenders under
                                                the senior secured credit
                                                facility.

Ranking ......................                  The notes are:

                                                     .   senior unsecured
                                                         obligations;

                                                     .   equal in right of
                                                         payment to all of our
                                                         existing and future
                                                         senior indebtedness;
                                                         and

                                                     .   senior in right of
                                                         payment to all of our
                                                         existing and future
                                                         subordinated
                                                         indebtedness.

                                               The guarantees are unsecured
                                               obligations of the guarantors and
                                               are:

                                                     .   subordinate in right of
                                                         payment to all existing
                                                         and future senior
                                                         indebtedness of the
                                                         guarantors, including
                                                         each guarantor's
                                                         obligations under the
                                                         senior secured credit
                                                         facility and other
                                                         credit facilities with
                                                         banks or institutional
                                                         lenders, referred to as
                                                         designated senior debt;

                                                     .   equal in right of
                                                         payment to all existing
                                                         and future senior
                                                         subordinated
                                                         indebtedness of each
                                                         guarantor; and

                                                     .   senior in right of
                                                         payment to all of the
                                                         existing and future
                                                         subordinated
                                                         indebtedness of each
                                                         guarantor

                                               Our guarantors generate all of
                                               our operating income, and we are
                                               dependent on them to meet our
                                               obligations with respect to the
                                               notes.

Optional Redemption ...............             On or after July 15, 2005, we
                                                may redeem all or part of the
                                                notes at redemption prices set
                                                forth under "Description of the
                                                Notes--Optional Redemption,"
                                                together with accrued and unpaid
                                                interest, if any, and liquidated
                                                damages, if any, to the date of
                                                redemption.

Change in Control .................             If we experience a change of
                                                control prior to July 15, 2005,
                                                we will be required to make an
                                                offer to repurchase your notes
                                                at a price equal to 101% of the
                                                accreted value, or 101% of the
                                                aggregate principal amount after
                                                July 15, 2005, as applicable,
                                                together with any accrued and
                                                unpaid interest to the date of
                                                repurchase. However, certain
                                                business combinations with
                                                Sprint PCS affiliates will not
                                                constitute a change of control
                                                under the notes. See
                                                "Description of the
                                                Notes--Repurchase at the Option
                                                of Holders--Change of Control."

Certain ...........................             Covenants The indenture contains
                                                covenants that, among other
                                                things, limit our ability to:


                                                        .  incur additional debt
                                                           or issue disqualified
                                                           stock;

                                                        .  pay dividends, redeem
                                                           capital stock or make
                                                           other restricted
                                                           payments or
                                                           investments;

                                                        .  create liens on
                                                           assets, other than
                                                           the liens securing
                                                           our senior credit
                                                           facility;

                                                        .  merge, consolidate or
                                                           dispose of assets;

                                                        .  enter into
                                                           transactions with
                                                           affiliates; and

                                                        .  enter into sale and
                                                           leaseback
                                                           transactions.

                                         See "Description of the Notes--Selected
                                         Covenants."

Original Issue Discount ...........             The notes were issued with
                                                original issue discount for U.S.
                                                federal income tax purposes.
                                                Thus, although interest will not
                                                be payable on the notes prior to
                                                January 15, 2006, U.S. holders
                                                are required to include original
                                                issue discount amounts in gross
                                                income for U.S. federal income
                                                tax purposes over the term of
                                                the notes in advance of receipt
                                                of cash payments to which such
                                                income is attributable. See
                                                "Certain United States Federal
                                                Income Tax Considerations."

                                  RISK FACTORS

    An investment in our notes involves significant risks. You should carefully consider these risk factors as well as all of the other information contained in this prospectus before you decide to invest in our notes.

Risks Related to Our Business, Strategy and Operations

  We have a limited operating history and we may not achieve or sustain operating profitability or positive cash flows

    We have a limited operating history. Our ability to achieve and sustain operating profitability will depend upon many factors, including our ability to market Sprint PCS products and services and manage customer turnover rates and our operating expenses. In addition, a key factor in our operational performance following AirGate's acquisition of us depends upon our ability to manage our growth through the completion of our network build-out and through implementing the best practices of AirGate and iPCS to increase market penetration in our current and future markets. We will require additional expenditures for the continued development, construction, testing, deployment and operation of our network. These activities are expected to place demands on our managerial, operational and financial resources. If we do not achieve and maintain positive cash flows from operations when projected, our results of operations may be adversely affected.

    The integration of AirGate and iPCS following the merger will present significant challenges that could adversely affect our results of operations

    AirGate acquired us with the expectation that it would result in expanding AirGate's existing network and customer base and leveraging the best operating practices of both organizations. Achieving the benefits of the merger with AirGate will depend in part on integrating the operations of the two businesses in an efficient and timely manner. We cannot assure you that this will occur. To realize the anticipated benefits of this combination, our management team must develop strategies and implement a business plan that will successfully:

    .   manage our networks and markets;

    . maintain adequate focus on existing business and operations while working to integrate the management of the two companies;

    .   combine two companies with limited operating histories;

    . manage our company's cash and available credit lines for use in financing future growth and working capital needs of our company;

    .   manage our marketing and sales;

    . manage the transition of iPCS' senior management expertise to the combined company; and

    . retain and attract key employees of the combined company during a period of transition.

    We cannot assure you that combining the businesses of AirGate and iPCS, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial conditions superior to those that we could have achieved independently. The diversion of management's attention from ongoing operations and any difficulties encountered in the transition and integration process could have a material adverse effect on our financial condition and results of operations.

  We may experience a higher rate of customer turnover in the future compared to historical rates which would adversely affect our financial performance

    The wireless personal communications services industry in general and Sprint in particular have experienced a higher rate of customer turnover, commonly known as churn, as compared to cellular industry averages. This churn rate has been driven higher in recent months due to the introduction of the NDASL and Clear Pay programs as described elsewhere in this prospectus. In addition, due to significant competition in our industry and general economic conditions, among other things, our future rate of customer turnover may be higher than our historical rate. Factors which may contribute to higher churn include:

    . inability of customers to pay which results in involuntary de-activations;

    . our handset return policy that allows customers to return used handsets within 14 days of purchase and receive a full refund;

    .   the attractiveness of our competitors' products and services;

    .   network performance;

    .   customer service;

    .   increased prices;

    . any future changes by us in the products and services we offer, especially to the Clear Pay Program; and

    . customer mix and credit class, including those related to the NDASL program and Clear Pay program, which have accounted for 50% of our customer additions since May, 2001.


    A high rate of customer turnover could adversely affect our competitive position, liquidity, results of operations and our costs of, or losses incurred in obtaining new subscribers, especially because we subsidize some of the costs of initial purchases of handsets by customers.


  Our allowance for doubtful accounts may not be sufficient to cover uncollectible accounts

    On an ongoing basis, we estimate the amount of customer receivables that we will not collect to reflect the expected loss on such accounts in the current period. However, our allowance for doubtful accounts may underestimate actual unpaid receivables for various reasons, including:


    .   adverse changes in our churn rate exceeding our estimates;

    .   adverse changes in the economy generally exceeding our expectations; or

    .   unanticipated changes in Sprint's PCS products and services.

    If our allowance for doubtful accounts is insufficient to cover losses on our receivables, our business, financial position or results of operations could be materially adversely affected.

  The loss of the officers and skilled employees who we depend upon to operate our business could adversely affect our results of operations

    Our business is managed by a small number of executive officers. We believe that our future success depends in part on our continued ability to attract and retain highly qualified technical and management personnel. We may not be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel. We currently have "key man" life insurance for our President. We do not have long-term employment or change of control agreements with any of our executive officers and most of the stock options granted to senior management are at exercise prices above current market prices of AirGate's common stock.

    Parts of our territory have limited amounts of licensed spectrum, which may adversely affect the quality of our service and our results of operations

    Sprint has licenses covering 30 MHz of spectrum throughout most of our territory, but it has licenses covering only 10 MHz or 20 MHz in parts of Illinois. As the number of customers in our territory increases, this limited amount of licensed spectrum may not be able to accommodate increases in call volume, may lead to increased dropped calls and may limit our ability to offer enhanced services, all of which could result in increased customer turnover and adversely affect our results of operations.



  If we lose the right to install our equipment on certain wireless towers or are unable to renew expiring leases or locate new sites for wireless towers on favorable terms, our business and results of operations could be adversely impacted

    Many of our cell sites are co-located on leased tower facilities shared with one or more wireless providers. In addition, a large portion of these leased tower sites are owned by a few tower companies. If a master co-location agreement with one of these tower companies were to terminate, or if one of these tower companies were unable to support our use of its tower sites, we would have to find new sites or we may be required to rebuild that portion of our network. In addition, the concentration of our cell sites with a few tower companies could adversely affect our results of operations if we are unable to renew expiring leases with such tower companies on favorable terms.

  Expanding our territory includes numerous risks and our failure to overcome these risks and any other problems encountered may have a material adverse effect on our business and reduce the market value of our securities

    As part of our continuing operating strategy, we may expand our territory through the grant of additional markets from Sprint or through acquisitions of other Sprint network partners. These transactions may require the approval of Sprint and commonly involve a number of risks, including the:

    .   difficulty of assimilating acquired operations and personnel;

    .   diversion of management's attention;

    .   disruption of ongoing business;

    . impact on our cash and available credit lines for use in financing future growth and working capital needs;

    .   inability to retain key personnel;

    . inability to successfully incorporate acquired assets and rights into our service offerings;

    . inability to maintain uniform standards, controls, procedures and policies; and

    .   impairment of relationships with employees, customers or vendors.

    Failure to overcome these risks or any other problems encountered in these transactions could have a material adverse effect on our business. In connection with these transactions, we also may incur additional debt or incur significant amortization expenses related to intangible assets.

Risks Particular to Our Indebtedness

  We have substantial debt that we may not be able to service; a failure to service such debt may result in the lenders under such debt controlling our assets

    Our substantial debt has a number of important consequences for our operations and our investors, including the following:

    . we have to dedicate a substantial portion of any cash flow from our operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

    . we anticipate that we have sufficient resources to finance our currently projected business plan, but we may not be able to obtain additional financing if the assumptions underlying the business plan are not correct for unanticipated capital requirements, capital expenditures, working capital requirements and other corporate purposes;

    . some of our debt, including financing under our senior credit facility, will be at variable rates of interest, which could result in higher interest expense in the event of increases in market interest rates; and

    . due to the liens on substantially all of our assets and the pledges of stock of our existing and future subsidiaries that secure our senior debt and senior subordinated discount notes, lenders or holders of such senior discount notes may control our assets or the assets of our subsidiaries in the event of a default.

    Our ability to make payments on our debt will depend upon our future operating performance which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner or at all. The credit facility and indenture governing our debt limit our ability to take several of these actions. Our failure to generate sufficient funds to pay our debts or to successfully undertake any of these actions could, among other things, materially, adversely affect our results of operations.

  If we do not meet all of the conditions required under our senior secured credit facility, we may not be able to draw down all of the funds we anticipate receiving from our senior lenders and we may not be able to fund operating losses and working capital needs

    As of March 31, 2002, we had borrowed $80.0 million under our senior secured credit facility. The remaining $60.0 million available under our senior secured credit facility, a portion of which we expect to borrow in the future, is subject to us meeting all of the conditions specified in our financing documents. We recently completed an amendment to our senior secured credit facility, primarily to provide additional relief under the minimum EBITDA covenant, which we anticipated not meeting in future quarters. In addition, additional borrowings are subject to specific conditions on each funding date, including the following:

    . that the representations and warranties in our loan documents are true and correct;

    . that certain of our financial covenant tests are satisfied, including leverage and operating performance covenants and loss covenants relating to earnings before interest, taxes, depreciation and amortization; and

    .    the absence of a default under our loan documents.

    If we do not meet these conditions at each funding date, our senior lenders may not lend some or all of the remaining amounts under our senior secured credit facility. If other sources of funds are not available, we may not be in a position to meet our operating cash needs.

   The ability of AirGate and iPCS to operate as a combined company will be limited by the separate public debt indentures and senior secured credit facilities of AirGate and iPCS

    In order to assure continued compliance with the indenture governing AirGate's senior subordinated discount notes, AirGate has designated us as an "unrestricted subsidiary." As a result, for purposes of their respective public debt indentures, AirGate and we will operate as separate business entities. Due to restrictions in AirGate's indenture, AirGate will be unable to provide direct or indirect credit support to us and will be significantly limited in its ability to maintain or preserve our financial condition or cause us to achieve a specified level of operating results. Likewise, we will be restricted under our debt instruments from paying dividends or freely transferring money to AirGate. These restrictions may hinder the combined company's ability to achieve the anticipated benefits of the merger, react to developments in either company's business or take advantage of business opportunities.

  If we fail to pay the debt under our senior secured credit facility, Sprint has the option of purchasing our loans, giving Sprint certain rights of a creditor to foreclose on our assets

    Sprint has contractual rights, triggered by an acceleration of the maturity of the debt under our senior secured credit facility, pursuant to which Sprint may purchase our obligations to our senior lenders and obtain the rights of a senior lender. To the extent Sprint purchases these obligations, Sprint's interests as a creditor could conflict with our interests. Sprint's rights as a senior lender would enable it to exercise rights with respect to our assets and continuing relationship with Sprint in a manner not otherwise permitted under our Sprint agreements.

Risks Particular to Our Relationship with Sprint

  The termination of our affiliation with Sprint or Sprint's failure to perform its obligations under the Sprint agreements would severely restrict our ability to conduct our business

    We do not own the licenses to operate our wireless network. Our ability to offer Sprint PCS products and operate a PCS network is dependent on our Sprint agreements remaining in effect and not being terminated. The management agreement between Sprint and us is not perpetual. Sprint can choose not to renew our management agreement at the expiration of the 20-year initial term or any ten-year renewal term. In any event, our management agreement terminates in 50 years. In addition, the management agreement can be terminated for breach of any material term, including, among others, build-out, network and operational requirements. Many of these network and operational requirements are technical and detailed in nature, applying to each retail store and cell site. In addition, many of these network and operational requirements can be changed by Sprint with little notice. As a result, from time to time, we may not be in compliance with all of the provisions of our Sprint agreements. We also are dependent on Sprint's ability to perform its obligations under the Sprint agreements. The non-renewal or termination of any of the Sprint agreements or the failure of Sprint to perform its obligations under the Sprint agreements would severely restrict our ability to conduct business.


  Sprint may make business decisions that are not in our best interests, which may adversely affect relationships with customers in our territory, increase our expenses and/or decrease our revenues

    Sprint, under the Sprint agreements, has a substantial amount of control over the conduct of our business. Accordingly, Sprint may make decisions that adversely affect our business, such as the following:

    . Sprint could price its national plans based on its own objectives and could set price levels or other terms that may not be economically sufficient for our business;

     . Sprint could develop products and services or establish credit policies, such as NDASL, which could adversely affect our results of operations;

    . Sprint could raise the costs to perform back office services or reduce levels of services or otherwise seek to increase expenses and other amounts charged for such services;

    . Sprint could prohibit us from selling non-Sprint approved PCS equipment;

    . Sprint could, subject to limitations under our Sprint agreements, alter its network and technical requirements or request that we build out additional areas within our territories, which could result in increased equipment and build-out costs;

    . Sprint could make decisions which could adversely affect the Sprint and Sprint PCS brand names, products or services; and

    . Sprint could decide not to renew the Sprint agreements or to no longer perform its obligations, which would severely restrict our ability to conduct business.

     The occurrence of any of the foregoing could adversely affect our relationship with customers in our territory, increase our expenses and/or decrease our revenues.

  Change in Sprint PCS products and services may reduce customer additions or increase customer turnover

     The competitiveness of Sprint PCS products and services is a key factor in our ability to attract and retain customers. Under the Sprint PCS service plans, customers who do not meet certain credit criteria can nevertheless select any plan offered subject to an account-spending limit, referred to as ASL, to control credit exposure. Account spending limits range from $125 to $200 depending on the credit quality of the customer. Prior to May 2001, all of these customers were required to make a deposit ranging from $125 to $200 that could be credited against future billings. In May 2001, the deposit requirement was eliminated on all credit classes ("NDASL"). As a result, a significant amount of our new customer additions (approximately 50% since May 2001) have been under the NDASL program. On November 15, 2001, the NDASL program was replaced by the "Clear Pay program" which requires a $125 deposit requirement for the lowest credit class and featurs increased back-office controls with respect to credit collection efforts. On February 24, 2002, the Clear Pay program was superceded in our territories by the "Clear Pay II program", which expands the deposit requirement across all new sub-prime credit quality customers and not just the lowest credit class.

     The inability of Sprint to maintain high quality back office services, or our inability to use Sprint's back office services and third party vendors' back office systems, could lead to customer dissatisfaction, increased churn or otherwise increase our costs

     We rely on Sprint's internal support systems, including customer care, billing and back office support. Our operations could be disrupted if Sprint is unable to maintain and expand its internal support systems in a high quality manner, or to efficiently outsource those services and systems through third party vendors. The rapid expansion of Sprint's PCS business is expected to continue to pose a significant challenge to its internal support systems. Additionally, Sprint has relied on third party vendors for a significant number of important functions and components of its internal support systems and may continue to rely on these vendors in the future. We will depend on Sprint's willingness to continue to offer these services and to provide these services effectively and at competitive costs. Our Sprint agreements provide that, upon nine months' prior written notice, Sprint may elect to terminate any of these services. The inability of Sprint to maintain high quality back office services, or our inability to use Sprint's back office services and third party vendors' back office systems, could lead to customer dissatisfaction, increase churn or otherwise increase our costs.

     If Sprint does not complete the construction of its nationwide PCS network, we may not be able to attract and retain customers

     Sprint currently intends to cover a significant portion of the population of the United States, Puerto Rico and the U.S. Virgin Islands by creating a nationwide PCS network through its own construction efforts and those of its network partners. Sprint is still constructing its nationwide network and does not offer PCS services, either on its own network or through its roaming agreements, in every city in the United States. Sprint has entered into management agreements similar to ours with companies in other markets under its nationwide PCS build-out strategy. Our results of operations are dependent on Sprint's national network and, to a lesser extent, on the networks of Sprint's other network partners. Sprint's network may not provide nationwide coverage to the same extent as its competitors, which could adversely affect our ability to attract and retain customers.

  Certain provisions of the Sprint agreements may diminish the value of our company and restrict the sale of our business

    Under limited circumstances and without further stockholder approval, Sprint may purchase the operating assets of our company at a discount. In addition, Sprint must approve any change of control of the ownership of us and must consent to any assignment of our Sprint agreements. Sprint also has a right of first refusal if we decide to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of our business, including a prohibition on the sale of us or our operating assets to competitors of Sprint or Sprint PCS. These restrictions and other restrictions contained in the Sprint agreements may limit our ability to sell our business, may reduce the value a buyer would be willing to pay for our business and may reduce the "entire business value," as described in our Sprint agreements.

  We may have difficulty in obtaining an adequate supply of certain handsets from Sprint, which could adversely affect our results of operations

    We depend on our relationship with Sprint to obtain handsets. Sprint orders handsets from various manufacturers. We could have difficulty obtaining specific types of handsets in a timely manner if:

    . Sprint does not adequately project the need for handsets for itself, its Sprint PCS network partners and its other third party distribution channels, particularly in a transition to new technologies, such as "one times radio transmission technology," or "IXRTT";

    .    Sprint gives preference to other distribution channels;

    .    we do not adequately project our need for handsets;

    . Sprint modifies its handset logistics and delivery plan in a manner that restricts or delays our access to handsets; or

    . there is an adverse development in the relationship between Sprint and its suppliers or vendors.

    The occurrence of any of the foregoing could disrupt our customer service and/or result in a decrease in our subscribers, which could adversely affect our results of operations.

  Non-renewal or revocation by the Federal Communications Commission of the Sprint PCS licenses would significantly harm our business

    PCS licenses are subject to renewal and revocation by the Federal Communications Commissions, referred to as the FCC. Sprint PCS licenses in our territories will begin to expire in 2007 but may be renewed for additional ten-year terms. There may be opposition to renewal of Sprint's PCS licenses upon their expiration, and the Sprint PCS licenses may not be renewed. The FCC has adopted specific standards to apply to PCS license renewals. Any failure by Sprint or us to comply with these standards could cause revocation or forfeiture of the Sprint PCS licenses for our territories. If Sprint loses any of its licenses in our territories, we would be severely restricted in our ability to conduct business.

  If Sprint does not maintain control over its licensed spectrum, the Sprint agreements may be terminated, which would result in our inability to provide service

    The FCC requires that licensees like Sprint maintain control of their licensed spectrum and not delegate control to third-party operators or managers. Although the Sprint agreements with us reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum, we cannot assure you that the FCC will agree. If the FCC were to determine that the Sprint agreements need to be modified to increase the level of licensee control, we have agreed with Sprint to use our best efforts to modify the Sprint agreements to comply with applicable law. If we cannot agree with Sprint to modify the Sprint agreements, they may be terminated. If the Sprint agreements are terminated, we would no longer be a part of the Sprint PCS network and would be severely restricted in our ability to conduct business.

Risks Particular to Our Industry

  Significant competition in the wireless communications services industry may result in our competitors offering new or better products and services or lower prices, which could prevent us from operating profitably

    Competition in the wireless communications industry is intense. We anticipate that competition will cause the market prices for two-way wireless products and services to decline in the future. Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry.

     Our dependence on Sprint to develop competitive products and services and the requirement that we obtain Sprint's consent to sell non-Sprint approved PCS equipment may limit our ability to keep pace with competitors on the introduction of new products, services and equipment. Some of our competitors are larger than us, possess greater resources and more extensive coverage areas, and may market other services, such as landline telephone service, cable television and Internet access, with their wireless communications services. Furthermore, there has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. We expect this consolidation to lead to larger competitors over time. We may be unable to compete successfully with larger companies that have substantially greater resources or that offer more services than we do. In addition, we may be at a competitive disadvantage since we may be more highly leveraged than some of our competitors.

  Increased penetration rates could limit or decrease our rate of new customer additions

     Intense competition in the wireless communications industry could cause prices for wireless products and services to decline. If prices drop, then our rate of net customer additions will take on greater significance in improving our financial condition and results of operations. However, as our and our competitor's penetration rates in our markets increase over time, our rate of adding net customers could decrease. If this decrease were to happen, our business and financial results could be materially adversely affected.

  Alternative technologies and current uncertainties in the wireless market may reduce demand for PCS

     The wireless communications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Technological advances and industry changes could cause the technology used on our network to become obsolete. Sprint may not be able to respond to such changes and implement new technology on a timely basis, or at an acceptable cost.

     If Sprint is unable to keep pace with these technological changes or changes in the wireless communications market based on the effects of consolidation from the Telecommunications Act of 1996 or from the uncertainty of future government regulation, the technology used on our network or our business strategy may become obsolete. In addition, wireless carriers are seeking to implement an upgrade to "one times radio transmission technology," or "1XRTT," as well as "third generation," or "3G," technology throughout the industry. The 3G technology promises high-speed, always-on Internet connectivity and high-quality video and audio. We cannot assure you that Sprint or we can implement "1XRTT" or "3G" technology successfully or on a cost-effective basis.

  We are a consumer business and a recession in the United States involving significantly lowered spending could negatively affect our results of operations

     Our primary customer base is individual consumers and our accounts receivable represent unsecured credit. In the event that the economic downturn that the United States and our territory have recently experienced becomes more pronounced or lasts longer than currently expected and spending by individual consumers drops significantly, our business may be negatively affected.

  Regulation by government and taxing agencies may increase our costs of providing service or require us to change our services, either of which could impair our financial performance

     Our operations and those of Sprint may be subject to varying degrees of regulation by the FCC, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies. Adverse decisions or regulation of these regulatory bodies could negatively impact our operations and our costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our current relationship with Sprint.

  Use of hand-held phones may pose health risks, which could result in the reduced use of wireless services or liability for personal injury claims

     Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation. Any resulting decrease in demand for wireless services, or costs of litigation and damage awards, could impair our ability to achieve and sustain profitability.

  Regulation by government or potential litigation relating to the use of wireless phones while driving could adversely affect our results of operations

     Some studies have indicated that some aspects of using wireless phones while driving may impair drivers' attention in certain circumstances, making accidents more likely. These concerns could lead to potential litigation relating to accidents, deaths or serious bodily injuries, or to new restrictions or regulations on wireless phone use, any of which also could have material adverse effects on our results of operations.


Risks Relating to the Notes

  The notes may not have an active market and the price may be volatile, so you may be unable to sell your notes at the price you desire or at all

     We cannot ensure that a liquid market will develop for the notes or that you will be able to sell any of your notes at a particular time, if at all, or that the price that you receive when you sell will be favorable. Future trading prices of the notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.

  We are a holding company and because the guarantees are unsecured and subordinated to debt that encumbers our guarantor subsidiaries' assets, you may not be fully repaid if we or our guarantor subsidiaries become insolvent

     The notes are unsecured obligations of iPCS. On November 30, 2001, we were acquired by AirGate through the merger of a wholly owned subsidiary of AirGate with us. As a result, we are now a wholly owned subsidiary of AirGate. The assets of AirGate, however, are not available to meet our obligations with respect to the notes. In addition, we are a holding company for operating subsidiaries and derive all our operating income from our subsidiaries. We are dependent on the earnings and cash flow of our subsidiaries to meet our obligations with respect to the notes. If we or our guarantor subsidiaries become insolvent, we or our guarantor subsidiaries may not have sufficient assets to make payments on amounts due on any or all of the notes or the subsidiary guarantees. In addition, the right to payment on the guarantees will be subordinated to all of our guarantor subsidiaries' existing and future senior debt. The senior secured credit facility is secured by liens on substantially all of the assets of our guarantor subsidiaries. If our guarantor subsidiaries were to default on the senior secured credit facility, such lenders could foreclose on the collateral regardless of any default with respect to the notes. These assets would first be used to repay in full all amounts outstanding under the senior secured credit facility. If our guarantor subsidiaries become bankrupt, liquidate, dissolve, reorganize or undergo a similar proceeding, such guarantor subsidiaries' assets will be available to pay obligations on the notes or the applicable guarantee only after all outstanding senior debt of such party has been paid in full. In addition, an event of default under the senior secured credit facility may prohibit us and the guarantors of the notes from paying the notes or the guarantees of the notes.

     Our agreements with Sprint and the infrastructure equipment used in our network create the value of our assets. These assets are highly specialized and, taken individually, have limited marketability, particularly as a result of some of the provisions in the Sprint agreements. Therefore, in a foreclosure sale, these assets are likely to be sold as an entirety, and the lender may not realize enough money to satisfy all senior debt.

  Because federal and state statutes may allow courts to void the guarantees of the notes, you may not have the right to receive any money pursuant to the guarantees

     Although the guarantees of the notes provide you with a direct claim against the assets of the applicable guarantor, they are subordinate to claims under our senior secured credit facility secured by a first priority security interest in substantially all of our assets. In addition, creditors of a bankrupt guarantor may challenge the guarantee. If a challenge to a guarantee were upheld, then the applicable guarantee would be invalid and unenforceable, junior to all creditors, including trade creditors, of that guarantor.

     The creditors of a bankrupt guarantor could challenge a guarantee on the grounds that the guarantee constituted a fraudulent conveyance under bankruptcy law. If a court were to rule that the guarantee did constitute a fraudulent conveyance, then the court could void the obligations under the guarantee or further subordinate the guarantee to other debt of the guarantor or take other action detrimental to holders of the notes. In addition, any of the guarantees could be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of our subsidiary that provided the guarantee, the obligations of the applicable guarantor were incurred for less than fair consideration.

  The indenture and the senior secured credit facility contain provisions and requirements that could limit our ability to pursue borrowing opportunities

     The restrictions contained in the indenture governing the notes, and the restrictions contained in our senior secured credit facility, may limit our ability to implement our business plan, finance future operations, respond to changing business and economic conditions, secure additional financing, if needed, and engage in opportunistic transactions. The senior secured credit facility also restricts our ability and the ability of our subsidiaries and our future subsidiaries to do the following:

     .   create liens;

     . make certain payments, including payments of dividends and distributions in respect of capital stock;

     .   consolidate, merge and sell assets;

     .   engage in certain transactions with affiliates; and

     .   fundamentally change our business.

In addition, our senior secured credit facility requires us to maintain certain ratios, including:

     .   leverage ratios;

     .   an interest coverage ratio; and

     .   a fixed charges ratio;

and to satisfy certain tests, including tests relating to:

     .   minimum number of subscribers to our services; and

     .   minimum revenues.

     We may not satisfy the financial ratios and tests under the senior secured credit facility due to events that are beyond our control. If we fail to satisfy any of the financial ratios and tests, we could be in a default under the senior secured credit facility or may be limited in our ability to access additional funds under our senior secured credit facility which could result in our being unable to make payments on the notes.

  Because the notes were issued with original issue discount, you will have to include interest in your taxable income before you receive cash

     The notes were issued at a substantial discount from their principal amount at maturity. Consequently, although cash interest on the notes generally is not payable prior to January 15, 2006, original issue discount will be includible in the gross income of holders of notes for U.S. federal income tax purposes in advance of the receipt of such cash payments on the notes. The amount of original issue discount will be greater than the difference between the stated principal amount at maturity of the notes and the issue price of the notes. See "Certain United States Federal Income Tax Considerations."

  We will not be able to deduct a portion of our borrowing expense for federal income tax purposes because the original issue discount on the notes exceeds certain limitations

     The notes are classified as "applicable high yield discount obligations" for United States federal income tax purposes, as described below under "Certain United States Federal Income Tax Considerations--Tax Treatment of Notes." We will not be entitled to deduct original issue discount accruing on the notes until such amounts are actually paid. In addition, because the yield to maturity of the notes is in excess of the sum of the applicable federal rate plus six percentage points, we are permanently precluded from deducting the original issue discount equal to such excess.

  The bankruptcy laws may reduce your claim in the event of our insolvency

     If a bankruptcy case were commenced by or against us under the United States Bankruptcy Code, your claim with respect to the principal amount of the notes may be limited to an amount equal to the sum of the initial offering price and that portion of the original issue discount that is not deemed to constitute unmatured interest for purposes of the United States Bankruptcy Code. Any original issue discount that had not amortized as of the date of the bankruptcy filing could constitute unmatured interest for purposes of the United States Bankruptcy Code. To the extent that the United States Bankruptcy Code differs from the Internal Revenue Code of 1986, as amended, in determining the method of amortization of original issue discount, you may recognize taxable gain or loss upon payment of your claim in bankruptcy.

  If an event constituting a change in control of us occurs, we may be unable to fulfill our obligation to purchase your notes

     Our senior secured credit facility restricts distributions to us from our subsidiaries and we may not have other sources of funds to purchase any of the notes before their stated maturity. In addition, the senior secured credit facility prohibits us from prepaying debt, including the notes. Under the indenture, upon a change in control we will be required to make an offer to repurchase all of the notes. Our merger with AirGate did not constitute a change of control under the indenture. In the event we become subject to a change in control at a time when we do not have funds to purchase the notes or when any such prepayment would otherwise not be permitted, we may seek consent under the senior secured credit facility to have our subsidiary make a distribution to us so that we would have sufficient funds to purchase the notes and consent to make the prepayment or attempt to refinance the senior secured credit facility that contains the prohibition. Moreover, a change of control under the indenture governing the notes constitutes an event of default under the senior secured credit facility. If we do not obtain a consent, a waiver or repay the senior secured credit facility, our failure to purchase the tendered notes would constitute an event of default under the indenture, which would in turn result in a default under the senior secured credit facility. Even if we obtain the consent, we cannot assure you that we will have sufficient resources to repurchase the notes following the change in control.

               SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

     This prospectus contains statements about future events and expectations, which are "forward-looking statements." Any statement that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements include:

     . forecasts of growth in the number of consumers using wireless personal communications services and in estimated populations;

     . statements regarding our plans for, schedule for and costs of the build-out or upgrade of our Sprint PCS network;

     . statements regarding our anticipated subscribers, average revenues per user, expense levels, liquidity and capital resources, operating losses and future stock price performance;

     . projections of when we will launch commercial wireless personal communications service in particular markets;

     . statements regarding expectations or projections about markets in our service areas;

     . other statements, including statements containing words such as "may," "might," "could," "would," "anticipate," "believe," "plan," "estimate," "project," "expect," "intend" and other similar words, that signify forward-looking statements.

     These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Specific factors that might cause such a difference include, but are not limited to:

     . the ability to successfully integrate the management of the businesses of AirGate and iPCS;

     . the competitiveness and impact of Sprint's PCS pricing plans, products and services;

     .   customer quality;

     . the ability of Sprint to provide back office, customer care and other services;

     .   rates of penetration in the wireless industry;

     .   our significant level of indebtedness;

     .   adequacy of bad debt and other reserves;

     .   the potential to experience a high rate of customer turnover;

     .   the potential need for additional sources of liquidity;

     .   anticipated future losses;

     .   customer purchasing patterns;

     .   potential fluctuations in quarterly results;

     .   an adequate supply of infrastructure and subscriber equipment; and

     .   risks related to future growth and expansion.


     For a discussion of some of these factors as well as additional factors, see "Risk Factors" beginning on page 5 and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors that May Affect Operating Results and Liquidity."

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the notes by the selling noteholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The dollar amount of the deficiency of our earnings to fixed charges was calculated by the amortization of capitalized interest to net loss, and then deducting interest capitalized. Fixed charges were calculated by adding interest expense, interest capitalized, and 10% of rental expense under operating leases, assumed to be representative of the interest factor of rent.

     The dollar amount of the deficiency of earnings to fixed charges is summarized as follows (in millions):

                                                                                           Year Ended
                                                                                          December 31,
                                                                        ------------------------------------------------
                   Six Months Ended          Nine Months Ended
                    March 31, 2002           September 30, 2001                 2000                        1999
                  ------------------        --------------------        --------------------        --------------------
                       $(78.89)                   $(66.99)                    $(59.01)                     $(4.38)

                             SELECTED FINANCIAL DATA

     The statement of operations and balance sheet data presented below are derived from iPCS' audited consolidated financial statements as of and for the period from January 22, 1999 (date of inception) through December 31, 1999, as of and for the year ended December 31, 2000, as of and for the nine months ended September 30, 2001; and iPCS' unaudited consolidated financial statements as of March 31, 2002 and for the six months ended March 31, 2001 and 2002. Operating results for the six-month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 2002.

     The data set forth below should be read in conjunction with iPCS' consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                For the
                                                              Period from
                                                              January 22,
                                                             1999 date of   For the Year  For the Nine
                                                            inception through  Ended      Months Ended          For the Six
                                                             December 31,   December 31,  September 30,    Months Ended March 31,
                                                                 1999            2000         2001           2001          2002
                                                            --------------  ------------  -------------  ------------  ------------
                                                                   (In thousands, except per share and subscriber data)
Statement of Operations Data:
Revenues
  Service revenue ........................................  $           71  $     18,534  $      71,834  $     14,794  $     52,863
  Equipment, roaming and other revenue ...................             144         2,695          5,678        11,263        25,962
                                                            --------------  ------------  -------------  ------------  ------------
     Total revenues ......................................             215        21,229         77,512        26,057        78,825
Operating expenses:
  Cost of service and roaming exclusive of depreciation,
     as shown separately below  ..........................          (1,695)      (16,786)       (60,496)      (19,222)      (61,129)
  Cost of equipment ......................................            (484)      (10,053)       (18,292)       (6,158)       (6,956)
  Selling and marketing ..................................            (778)      (10,783)       (20,845)      (16,482)      (25,689)
  General and administrative .............................          (1,520)       (9,319)        (8,635)       (6,673)      (23,006)
  Taxes on noncash compensation ..........................              --        (1,567)            --            --            --
  Noncash stock option compensation ......................              --       (11,212)        (1,530)       (1,039)       (3,985)
  Depreciation and amortization ..........................            (381)       (8,609)       (15,385)       (6,523)      (15,399)
     Asset Impairments ...................................                                                         --        (6,395)
                                                            --------------  ------------  -------------  ------------  ------------
     Total operating expenses ............................          (4,858)      (68,329)      (125,183)      (56,097)     (142,559)
                                                            --------------  ------------  -------------  ------------  ------------
     Operating loss ......................................          (4,643)      (47,100)       (47,671)      (30,040)      (63,734)
Interest income (expense), net ...........................              89        (8,298)       (13,458)       (7,916)      (10,915)
Other income (expense) ...................................             174           726            470           836            75
                                                            --------------  ------------  -------------  ------------  ------------
Loss before extraordinary item and cumulative effect of
 a change in accounting principle ........................          (4,380)      (54,672)       (60,659)      (37,120)      (74,574)
Extraordinary item--loss on early extinguishment of debt..              --        (1,485)            --            --            --
Cumulative effect of a change in accounting principle ....              --            --             --            --         4,335
                                                            --------------  ------------  -------------  ------------  ------------
       Net loss ..........................................  $       (4,380) $    (56,157) $     (60,659) $    (37,120) $    (70,239)
                                                            ==============  ============  =============  ============  ============

Loss before extraordinary item and cumulative effect of
 a change in accounting principle ........................  $       (4,380) $    (54,672) $     (60,659) $    (37,120) $    (74,574)
Beneficial conversion feature related to redeemable
 preferred stock .........................................              --       (46,387)            --            --            --
Dividends and accretion on redeemable preferred stock                   --        (1,963)        (7,468)       (3,540)      (47,624)
                                                            --------------  ------------  -------------  ------------  ------------
     Loss available to common stockholders ...............          (4,380)     (103,022)       (68,127)      (40,660)     (122,198)
Extraordinary Item                                                      --        (1,485)            --            --            --
Cumulative effect of a change in accounting principle ....              --            --             --            --         4,335
                                                            --------------  ------------  -------------  ------------  ------------
     Net loss available to common stockholders ...........  $       (4,380) $   (104,507) $     (68,127)      (40,660)     (117,863)
                                                            ==============  ============  =============  ============  ============
Basic and diluted net loss per share of common stock .....  $        (0.10) $      (2.33) $       (1.52) $      (0.91)         --
                                                            ==============  ============  =============  ============  ============

Other Data:
Number of subscribers at end of period                               1,981        46,773        134,927        83,783       180,468

                                                                 As of
                                                              December 31,
                                                          --------------------           As of              As of
                                                                                     September 30,        March 31,
                                                           1999          2000            2001                2002
                                                          ------        ------       -------------        ---------
                                                                                (In thousands)
Balance Sheet Data:
Cash and cash equivalents                             $    2,733    $  165,958         $    54,579      $     7,160
Property and equipment, net                               39,106       129,087             198,161          233,649
Total assets                                              44,843       328,575             328,756          311,480
Long-term debt and accrued interest                       27,571       163,800             208,336          247,049
Redeemable preferred stock                                    --       114,080             121,548               --
Total stockholders' equity (deficit)                       9,120        12,718             (53,879)           1,415

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

    On January 22, 1999, we entered into management and related agreements with Sprint whereby we became the Sprint PCS network partner with the exclusive right to market 100% digital PCS wireless products and services under the Sprint and Sprint PCS brand names in fifteen markets in Illinois and Iowa. The Sprint agreements were amended in March 2000 to add twenty additional markets. On February 28, 2001, the Sprint agreements were amended to add the Iowa City and Cedar Rapids, Iowa markets to our territory. With these two amendments, the size of our territory was increased from a total population of 2.8 million residents to a total population of 7.4 million residents.

    We are a wholly-owned unrestricted subsidiary of AirGate PCS, Inc., which acquired us on November 30, 2001. As required by the terms of our and AirGate's outstanding indebtedness, we conduct our business as a separate entity from AirGate.

    Under the Sprint agreements, we manage our network on Sprint's licensed spectrum as well as use the Sprint and Sprint PCS brand names royalty free during our PCS affiliation with Sprint. We also have access to Sprint PCS' national marketing support and distribution programs and are generally entitled to buy network and customer equipment and handsets at the same discounted rates offered by vendors to Sprint PCS based on its large volume purchases. In exchange for these and other benefits, we are entitled to receive 92% and Sprint is entitled to retain 8% of collected service revenues from customers in our territories. We are entitled to 100% of revenues collected from the sale of handsets and accessories and on roaming revenues received when Sprint PCS customers from a different territory make a wireless call on our PCS network.

    Since the date of inception, we have incurred substantial costs to negotiate the Sprint agreements and our debt and equity financing, to design, engineer and build-out our network and to open our retail stores. We launched service in our first two markets in December 1999, and in 2000, we launched service in sixteen additional markets. In the nine months ended September 30, 2001, we launched service in eleven markets, including two markets previously launched by Sprint. In the three months ended December 31, 2001, we launched service in three additional markets and in the three months ended March 31, 2002 we launched our remaining five markets in Nebraska.

    The following table sets forth the location, megahertz of spectrum, estimated population, and date of actual or expected launch of commercial Sprint PCS service in each of the markets that comprise our territory.

    The number of our customers in each of our launched markets varies based upon the total population of the market, how long the markets have been launched, and the extent and success of our marketing efforts to date in such markets. Our Sprint PCS agreements require us to cover a minimum percentage of the resident population in our territory within specified time periods. Our expected commercial launch of network coverage is scheduled to occur prior to launch dates required by our Sprint agreements, as extended.

                                                                                   Market Launch
iPCS Basic Trading Areas                            MHz        Population(1)            Date
------------------------                            ---        ------------        -------------
Grand Rapids, MI                                     30           1,060,600        November 2000
Saginaw-Bay City, MI                                 30             634,100        November 2000
Peoria, IL                                           10             464,600           March 2000
Davenport, IA and Moline, IL                         30             430,500        December 1999
Cedar Rapids, IA(2)                                  30             285,700           March 2001
Springfield, IL                                      10             267,200        February 2000

                                                                                                                   Market Launch
iPCS Basic Trading Areas                                                         MHz           Population(1)            Date
------------------------                                                         ---           ------------       --------------
Waterloo-Cedar Falls, IA                                                          30                259,600           March 2001
Omaha (Partial), NE(3)                                                            30                248,800         January 2002
Decatur-Effingham, IL                                                             10                247,600            June 2000
Traverse City, MI                                                                 30                241,000             May 2001
Bloomington, IL                                                                   10                234,100        December 1999
Muskegon, MI                                                                      30                223,100        November 2000
Champaign-Urbana, IL                                                              10                221,100            June 2000
Dubuque, IA                                                                       30                177,800           March 2001
Des Moines, IA (Partial)(3)                                                       30                170,900        December 2001
LaSalle-Peru-Ottawa-Streator, IL                                                  20                152,300            June 2000
Grand Island-Kearney, NE                                                          30                147,100           March 2002
Clinton, IA and Sterling, IL                                                      30                146,600       September 2000
Burlington, IA                                                                    30                136,400            June 2001
Kankakee, IL                                                                      20                135,600            June 2000
Mount Pleasant, MI                                                                30                130,700            June 2001
Fort Dodge, IA                                                                    30                126,400        December 2001
Iowa City, IA(3)                                                                  30                125,400           March 2001
Ottumwa, IA                                                                       30                123,400            June 2001
Mount Vernon-Centralia, IL                                                        30                121,900       September 2000
Mason City, IA                                                                    30                115,500        December 2001
Danville, IL                                                                      20                110,700       September 2000
Norfolk, NE                                                                       30                110,600         January 2002
Lincoln, NE (Partial)(3)                                                          30                 98,300           March 2002
Galesburg, IL                                                                     10                 73,500            June 2000
Hastings, NE                                                                      30                 71,700           March 2002
Jacksonville, IL                                                                  10                 70,500       September 2000
Mattoon, IL                                                                       10                 62,600       September 2000
Lansing, MI (Partial)(3)                                                          30                 61,900           March 2001
Marshalltown, IA                                                                  30                 56,600       September 2001
Battle Creek, MI (Partial)(3)                                                     30                 54,600           March 2001
St. Louis, MO (Partial)(3)                                                        30                 46,700        February 2000
                                                                                               ------------
   Total                                                                                          7,445,700
                                                                                               ============

_________________
(1) Based on 2000 estimates compiled by Kagan's Wireless Telecom Atlas & Databook, 2001 Edition, as reported per individual basic trading area.
(2) These markets represent the Iowa option territory acquired by us on February 28, 2001, which markets were previously launched by Sprint PCS in February 1997.
(3) Territory covered by our Sprint PCS management agreements which do not comprise a complete basic trading area.

Critical Accounting Policies

     We rely on the use of estimates and make assumptions that impact our financial condition and results. These estimates and assumptions are based on historical results and trends as well as our forecasts as to how these might change in the future. Some of the most critical accounting policies that might materially impact our results include:

Reserve for Doubtful Accounts

     Estimates are used in determining our allowance for bad debt and are based both on our historical collection experience, current trends, credit policy and on a percentage of our accounts receivables by aging category. In determining these percentages, we look at historical write-offs of our receivables. Bad debt expense as a percentage of service revenues for the three and six months ended March 31, 2002 was 6.7% and 9.1%, respectively. Bad debt expense as a percentage of service revenues for the three and six months ended March 31, 2001, was 5.9% and 6.1%, respectively. Our allowance for doubtful accounts as of March 31, 2002 and September 30, 2001 was $5.3 million and $2.7 million, respectively. We also look at current trends in the credit quality of our customer base and changes in the credit policies. Under the Sprint PCS service plans, customers who do not meet certain credit criteria can nevertheless select any plan offered subject to an account-spending limit, referred to as ASL, to control credit exposure. Account spending limits range from $125 to $200 depending on the credit quality of the customer. Prior to May 2001, all of these customers were required to make a deposit ranging from $125 to $200 that could be credited against future billings. In May 2001, the deposit requirement was eliminated on all credit classes ("NDASL"). As a result, a significant amount of our new customer additions (approximately 50% since May 2001) have been under the NDASL program. On November 15, 2001, the NDASL program was replaced by the "Clear Pay program" which requires a $125 deposit for the lowest credit class and features increased back-office controls with respect to credit collection efforts. On February 24, 2002, the Clear Pay program was superceded in our territories by the "Clear Pay II program", which expanded the deposit across all new sub-prime credit quality customers and not just the lowest credit class. We believe this new policy will reduce our future bad debt exposure.

Reserve for First Payment Default Customers

     We reserve a portion of our new customers and related revenues from those customers that we anticipate will never pay a bill. Using historical information of the percentage of customers whose service was cancelled for non-payment without ever making a payment, we estimate the number of customers activated in the current period that will never pay a bill. For these customers, we record a reserve for 100% of their monthly revenues that we anticipate will never be collected. As a result, these customers are not included in our churn statistics. At March 31, 2002 and September 30, 2001, we had such a reserve for approximately 2,000 and 4,000 customers, respectively. We anticipate that the requirement of a deposit for sub-prime customers activating on the Clear Pay II program will reduce the number of first payment default customers for which we will need to record a reserve and will reduce customer churn. If the estimate for first payment default customers is inadequate, our operating income, EBITDA and available cash would be reduced.

Reserve for Obsolete Excess Inventory

     We currently record a reserve for obsolete or excess handset inventory for models that are no longer manufactured. With the migration to a 1XRTT network, we will need to continue to monitor the depletion of our current inventory levels. If we do not deplete the inventory that is not capable of providing 1XRTT services prior to our complete rollout of 1XRTT, we may have to record a reserve for any remaining obsolete inventory due to lower realizable retail prices on those handsets. If the estimate of obsolete or excess inventory is understated operating income and EBITDA would be reduced.

Revenue Recognition

     We recognize revenues when persuasive evidence of an arrangement exists, services have been rendered, the price to the buyer is fixed or determinable and collectibility is reasonably assured. Our revenue recognition polices are consistent with the guidance in Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," as amended by SAB No. 101A and 101B. We record equipment revenue for the sale of handsets and accessories to customers in our retail stores and to local resellers in our territories. We do not record equipment revenue on handsets and accessories purchased by our customers from national third party resellers such as Radio Shack, Best Buy and Circuit City, or directly from Sprint. We believe the equipment revenue and related cost of equipment associated with the sale of wireless handsets and accessories is a separate earnings process from the sale of wireless services to customers. Our customers pay an activation fee when they initiate service. We defer activation fee revenue over the average life of our customers, which we estimate to be 30 months. We recognize service revenue from our customers as they use the service. We provide a reduction of recorded revenue for billing adjustments and billing corrections. We participate in the Sprint PCS national and regional distribution program in which national retailers such as Radio Shack sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint PCS for resale and receive compensation from Sprint PCS for products and services sold. For industry competitive reasons, Sprint PCS subsidizes the price of these handsets by selling the handsets at a price below cost. Under our management agreement with Sprint PCS, when a national retailer sells a handset purchased from Sprint PCS to a subscriber in our territory, we are obligated to reimburse Sprint PCS for the handset subsidy that Sprint PCS originally incurred. The national retailers sell Sprint PCS wireless services under the Sprint PCS brands and marks. We do not receive any revenues from the sale of wireless handsets by national retailers. We classify these Sprint PCS subsidy charges as a selling and marketing expense.

Goodwill and Intangible Assets

     Purchase price accounting requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair market value of the assets and liabilities purchased. In our recording of the purchase of the Iowa City and Cedar Rapids, Iowa markets, we engaged a nationally recognized valuation expert to assist us in determining the fair value of these assets and liabilities. Included in the asset valuation for this purchase was the valuation of three intangible assets: the Iowa City and Cedar Rapids customer base, the right to be the exclusive provider of Sprint PCS service in the Iowa City and Cedar Rapids, markets and goodwill. For the customer base and the right to provide service under the Sprint Agreements, finite useful lives of thirty months and 205 months, respectively, have been assigned to these intangible assets and they will each be amortized over these respective useful lives. The Company evaluates acquired businesses for potential impairment indicators whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors that management considers important which could trigger an impairment review include the following:

     [X]  Significant decrease in the market value of an asset;
     [X] Significant changes in the manner of use of the acquired assets or the strategy for the overall business;
     [X] Significant adverse change in legal factors or negative industry or economic trends; and
     [X] Significant underperformance relative to current period and/or projected future operating profits or cash flows associated with an asset

     The Company acquired the services of a nationally recognized appraisal firm to perform the required transitional goodwill impairment testing under SFAS 142. The Company did not recognize any goodwill impairment as the appraised fair value of iPCS exceeded the carrying value at March 31, 2002.

     Future events could cause us to conclude that impairment indicators exist and that goodwill or intangibles associated with our acquired business is impaired. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.

Income Taxes

     As part of the process of preparing the Company's consolidated financial statements the Company is required to estimate its taxes in each of the jurisdictions of operation. This process involves management estimating the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets. The Company must then assess the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, the Company must establish a valuation allowance. Future taxable income depends on our ability to generate income in excess of allowable deductions. To the extent the Company establishes a valuation allowance or increases this allowance in a period, an expense is recorded within the tax provision in the consolidated statement of operations. Significant management judgment is required in determining the Company's provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. In the event that actual results differ from these estimates or the Company adjusts these estimates in future periods, the Company may need to establish an additional valuation allowance that could materially impact the Company's financial condition and results of operations.

EBITDA

     The Company defines EBITDA as earnings before interest, taxes, non-cash stock option compensation expense, depreciation, amortization of intangibles and asset impairment losses. EBITDA as defined by the Company may not be comparable to similarly titled measures by other companies.

Results of Operations

For the six months ended March 31, 2002, compared to the six months ended March 31, 2001:

     Terms such as customer additions, average revenue per user, churn and cost per gross addition are metrics used in the wireless telecommunications industry. None of these terms are measures of financial performance under accounting principles generally accepted in the United States. These terms, as used by us, may not be comparable to similar terms used by other companies.

Customer Additions

     As of March 31, 2002, we provided personal communication services to 180,468 customers compared to 83,783 customers as of March 31, 2001, a net addition of 96,685 customers. We do not include in our customer base an estimate of first payment default customers. The increase in net new customers is due to customers attracted from other wireless carriers and increased demand for wireless services in the United States.

Average Revenue Per User

     An important operating metric in the wireless industry is Average Revenue Per User (ARPU). ARPU summarizes the average monthly service revenue per customer, excluding roaming revenue. ARPU is computed by dividing service revenue for the period by the average subscribers for the period, which is net of an adjustment for first payment default customers. For the six months ended March 31, 2002, ARPU was $56. For the six months ended March 31, 2001, ARPU was $56.

Churn

     Churn is the monthly rate of customer turnover expressed as the percentage of the total customer base that both voluntarily and involuntarily discontinued service during the month. Churn is computed by dividing the number of customers that discontinued service during the month, net of 30 day returns and an adjustment for estimated first payment default customers, by the average customer base for the period. Churn for the six months ended March 31, 2002, was 2.6%, compared to 2.0% for the six months ended March 31, 2001. The increase in churn is primarily the result of an increase in the number of sub-prime credit quality customers we added whose service was involuntarily discontinued during the period.

Cost Per Gross Addition

     Cost Per Gross Addition (CPGA) summarizes the average cost to acquire new customers during the period. CPGA is computed by adding the income statement components of selling and marketing, cost of equipment and activation costs (which are included as a component of cost of service) and reducing that amount by the equipment revenue recorded. That net amount is then divided by the total new customers acquired during the period, reduced for the reserve for first payment default customers. CPGA was $356 for the six months ended March 31, 2002, compared to $375 for the six months ended March 31, 2001. The higher number of total new customers acquired in the six months ended March 31, 2002 compared to the year earlier period leveraged down the fixed costs of selling such as store costs and advertising over a greater number of customers.

Revenues

     Service revenue and equipment revenue were $52.9 million and $4.1 million, respectively, for the six months ended March 31, 2002, compared to $14.8 million and $2.5 million, respectively, for the six months ended March 31, 2001, an increase of $38.1 million and $1.6 million, respectively. These increased revenues reflect the substantially higher average number of customers using our network in the six months ended March 31, 2002. Service revenue consists of monthly recurring access and feature charges and monthly non-recurring charges for local, long distance and roaming airtime usage in excess of the pre-subscribed usage plan. Equipment revenue is derived from the sale of handsets and accessories from our Sprint PCS stores, net of sales incentives, rebates and an allowance for returns. Our handset return policy allows customers to return their handsets for a full refund within 14 days of purchase. When handsets are returned to us, we may be able to reissue the handsets to customers at little additional cost to us. However, when handsets are returned to Sprint for refurbishing, we receive a credit from Sprint, which is less than the amount we originally paid for the handset.

     We recorded roaming revenue of $21.8 million during the six months ended March 31, 2002, compared to $8.7 million for the six months ended March 31, 2001, an increase of $13.1 million. The increase is attributable to the larger wireless customer base for Sprint and its other network partners and additional coverage territory. We receive roaming revenue at a per-minute rate from

Sprint or its other network partners when Sprint PCS subscribers outside of our territory use our network. For the six months ended March 31, 2002, such roaming revenue was $21.2 million, or 97% of the roaming revenue recorded in the period. We also receive non-Sprint PCS roaming revenue when subscribers of other wireless service providers who have roaming agreements with Sprint roam on our network.

     For the calendar year 2001, our reciprocal roaming rate was $0.20 per minute of use. Under an agreement in principle between Sprint ad its network partners, the roaming rate with respect to calendar year 2002 will not be less than $0.10 per minute. For calendar year 2003 and beyond, the details of the agreement in principle have not yet been finalized. Depending on the details of the final agreement, the reciprocal roaming rate may be less than the rate charged in 2002. The reduction in revenues from any rate decrease will be partially offset by a lower cost of roaming expense.

Cost of Service and Roaming

     The cost of service and roaming was $61.1 million for the six months ended March 31, 2002, compared to $19.2 million for the six months ended March 31, 2001, an increase of $41.9 million. Cost of service and roaming principally consists of costs to support our customer base including: (i) network operating costs (including salaries, cell site lease payments, fees related to the connection of our switches to the cell sites that they support, inter-connect fees and other expenses related to network operations), (ii) back office services provided by Sprint PCS such as customer care, billing and activation,
(iii) the 8% of collected service revenue representing the Sprint affiliation fee, (iv) bad debt related to uncollectible accounts receivable, (v) long distance expense relating to inbound roaming revenue and our own customer's long distance usage and (vi) roaming expense when customers from our territory place calls on Sprint's PCS network.

     Roaming expense included in the cost of service and roaming was $17.5 million for the six months ended March 31, 2002, compared to $6.0 million for the six months ended March 31, 2001, an increase of $11.5 million as a result of the substantial increase in our customer base. As discussed above, the per-minute rate we pay Sprint when customers from our territory roam onto Sprint's PCS network decreased beginning January 1, 2002. The increased roaming minutes resulting from increasing subscriber levels will be partially offset by the lower per minute rate paid to Sprint.

     We were supporting 180,468 customers at March 31, 2002, compared to 83,783 customers at March 31, 2001. At March 31, 2002, our network consisted of 581 active cell sites and three switches compared to 326 active cell sites and one switch at March 31, 2001. There were approximately 58 employees performing network operations functions at March 31, 2002, compared to 40 employees at March 31, 2001. The 8% affiliation fee we pay Sprint totaled $4.2 million in the six months ended March 31, 2002, compared to $1.3 million for the six months ended March 31, 2001, a $2.9 million increase resulting from the growth in our service revenues.

Cost of Equipment

     Cost of equipment was $7.0 million for the six months ended March 31, 2002, and $6.2 million for the six months ended March 31, 2001, an increase of $0.8 million. This increase is attributable to the increase in the number of customers added during the period, as cost of equipment includes the cost of handsets and accessories sold to customers from our Sprint PCS stores. The cost of handsets exceeds the amount received from customers because we subsidize the price of handsets to remain competitive in the marketplace.

Selling and Marketing

     We incurred selling and marketing expenses of $25.7 million during the six months ended March 31, 2002, compared to $16.5 million in the six months ended March 31, 2001, an increase of $9.2 million. These amounts include retail store costs such as salaries and rent in addition to promotion, advertising and commission costs, and handset subsidies on units sold by national third party retailers for which we do not record revenue. Under our management agreement with Sprint, when a national retailer sells a handset purchased from Sprint to a subscriber in our territory, we are obligated to reimburse Sprint for the handset subsidy that Sprint originally incurred. The national retailers sell Sprint PCS wireless services under the Sprint PCS brands and marks. At March 31, 2002, there were approximately 187 employees performing sales and marketing functions, compared to 65 employees as of March 31, 2001. 48,961 net customers were added in the six months ended March 31, 2002 (net of expected first payment default customers), compared to 44,224 net customers added in the six months ended March 31, 2001.

General and Administrative

     For the six months ended March 31, 2002, we incurred general and administrative expenses of $23.0 million, compared to $6.7 million for the six months ended March 31, 2001, an increase of $16.3 million. This increase was attributable to $16.3

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

million of merger related expenses associated with our merger with AirGate on November 30, 2001. Included in general and administrative costs are administrative wages and benefits, legal fees, insurance expense and other professional services.

Non-Cash Stock Option Compensation

     Non-cash stock option compensation expense was $4.0 million for the six months ended March 31, 2002 and $1.0 for the six months ended March 31, 2001. We apply the provisions of APB Opinion No. 25 and related interpretations in accounting for our stock option plans. Unearned stock option compensation is recorded for the difference between the exercise price and the fair market value of our common stock at the date of grant and is recognized as non-cash stock option compensation expense in the period in which the related services are rendered. All stock options became fully vested at the time of the merger with AirGate and therefore all unearned stock option compensation at the time of the merger was recognized as expense.

Depreciation

     For the six months ended March 31, 2002, depreciation increased to $14.2 million, compared to $6.0 million for the six months ended March 31, 2001, an increase of $8.2 million. The increase in depreciation expense relates primarily to additional network assets placed in service in 2001 and 2002. We expect depreciation to continue to increase as additional portions of our network are placed into service. We incurred capital expenditures of $56.2 million in the six months ended March 31, 2002 compared to capital expenditures of $70.7 million in the six months ended March 31, 2001.

Amortization of Intangible Assets

     Amortization of intangible assets relates to the amounts recorded in July 2000 for the right to provide Sprint PCS service in twenty additional Iowa, Nebraska and Michigan markets and in February 2001 for the right to provide Sprint PCS service in the Iowa City and Cedar Rapids, Iowa markets. For the six months ended March 31, 2002, we recorded approximately $1.2 million of amortization expense compared to approximately $0.5 million for the six months ended March 31, 2001. The increase is due to the amortization expense related to the Iowa markets that we purchased in February 2001.

Asset Impairments

     As a result of our merger with AirGate, management proposed new business plans with respect to our network build-out and organizational structure. Accordingly, the carrying value of property and equipment associated with identified locations affected by the proposed business plans were adjusted to their fair value. These adjustments to fair value resulted in impairments of approximately $6.4 million for the six months ended March 31, 2002.

Interest Income

     For the six months ended March 31, 2002, interest income was $0.3 million compared to $3.5 million for the six months ended March 31, 2001, a decrease of $3.2 million. We had higher cash and cash equivalent balances for the six months ended March 31, 2001, resulting from the remaining proceeds from our debt offering and proceeds from the sale of preferred stock. As capital expenditures were required to complete the build-out of our PCS network, and as working capital and operating losses were funded, decreasing cash balances and lower interest rates resulted in lower interest income.

Interest Expense

     For the six months ended March 31, 2002, interest expense was $11.2 million, compared to $11.4 million for the six months ended March 31, 2001, a decrease of $0.2 million. The decrease is primarily attributable to increased capitalized interest of $1.9 million, lower interest rates and a change in the effective interest method used to accrete our senior discount notes (as discussed in note 2 to our consolidated financial statements set forth in this prospectus), offset in part by increased average borrowings on our senior secured credit facility.

Cumulative Effect of a Change in Accounting Principle

     In connection with our merger with AirGate, we changed our method of amortizing interest expense on our senior discount notes effective as of October 1, 2001. While our previous method of accounting was in accordance with accounting principles generally accepted in the United States of America, the Company believes it is preferable to use the same methodology as our parent, AirGate. AirGate's method of amortizing interest expense is also in accordance with accounting principles generally accepted in the United States of America.

     The cumulative effect of this change in accounting for the periods through September 30, 2001, was a reduction in the carrying value of the senior notes by $4.3 million along with a corresponding decrease in our accumulated deficit. The effect of the change for the six-month period ended March 31, 2002 which resulted in a reduction to interest expense of approximately $0.5 million.

Net Loss

     For the six months ended March 31, 2002, our net loss was $70.2 million, an increase of $33.1 million from a net loss of $37.1 million for the six months ended March 31, 2001.

  For the nine months ended September 30, 2001 compared to the twelve months ended December 31, 2000:

     Terms such as customer additions, average revenue per user, churn and cost per gross addition are metrics used in the wireless telecommunications industry. None of these terms are measures of financial performance under generally accepted accounting principles in the United States.

Customer Additions

     As of September 30, 2001, we provided personal communication services to 134,927 customers compared to 46,773 customers as of December 31, 2000, an increase of 88,154 customers. The increased net customers acquired during the nine months ended September 30, 2001 are attributable to having more of our markets launched during that period, new customers attracted from other wireless carriers and increased demand for wireless services in the United States.

Average Revenues Per User

     An important operating metric in the wireless industry is average revenue per user (ARPU). ARPU summarizes the average monthly service revenue per customer. ARPU is computed by dividing service revenue by the average customer base for the period (computed based upon monthly customer counts). For the nine months ended September 30, 2001, ARPU was $56. For the twelve months ended December 31, 2000, ARPU was $55.

Churn

     Churn is the monthly rate of customer turnover expressed as a percentage of the average customer base. Churn is computed by dividing the number of customers, net of thirty-day returns, that both voluntarily and involuntarily discontinued service during the month, by the average customer base. Churn for the nine months ended September 30, 2001 was 2.3% compared to 2.1% for the year ended December 31, 2000. The increase in churn is the result of an increase in the number of sub-prime credit quality customers the company added whose service was involuntarily discontinued during the period.

Cost Per Gross Addition

     Cost per gross addition (CPGA) is the average cost to acquire new customers during the period. CPGA is computed by adding the income statement components of selling and marketing, cost of equipment and activation costs (which are included as a component of cost of service) and reducing that amount by equipment revenue. This total is divided by the total new customers acquired during the period. CPGA was $328 for the nine months ended September 30, 2001 compared to $360 for the twelve months ended December 31, 2000. The increase in total new customers added in the nine months ended September 30, 2001 compared to the twelve months ended December 31, 2000 spread the fixed costs of selling including store costs and advertising, over a greater number of customers.

Revenues

     For the nine months ended September 30, 2001, service revenue and equipment revenue were $71.8 million and $5.7 million, respectively, compared to $18.5 million and $2.7 million, respectively, for the year ended December 31, 2000, an increase of $53.3 million and $3.0 million, respectively. The increase is attributable primarily to the launch of additional markets and a larger customer base. Service revenue consists of monthly recurring access and feature charges and monthly non-recurring charges for local, long distance and roaming airtime usage in excess of the pre-subscribed usage plan. Equipment revenue is derived from the sale of handsets and accessories from our Sprint PCS stores, net of sales incentives, rebates and an allowance for returns. Our handset return policy allows customers to return their handsets for a full refund within 14 days of purchase. When handsets are returned to us, we may be able to reissue the handsets to customers at little additional cost to us. However, when handsets are returned to Sprint PCS for refurbishing, we receive a credit from Sprint PCS, which is less than the amount we originally paid for the handset.

     We recorded roaming of $25.3 million during the nine months ended September 30, 2001 (see roaming expense in Cost of Service and Roaming below), compared to $7.5 million for the 12 months ended December 31, 2001, an increase of $17.8 million. The increase is attributable to the larger wireless customer base for Sprint and its other network partners and additional coverage territory. We receive revenue roaming at a per-minute rate from Sprint or another Sprint PCS network partner when Sprint PCS subscribers outside of our territory use our network. We also receive non-Sprint PCS roaming revenue when subscribers of other wireless service providers who have roaming agreements with Sprint roam our network. For the calendar year 2001, the Company's reciprocal roaming rate was $0.20 per minute of use.

  Cost of Service and Roaming

    The cost of service and roaming was $60.5 million for the nine months ended September 30, 2001, compared to $16.8 million for the year ended December 31, 2000, an increase of $43.7 million. Cost of service and roaming includes all customer support costs, such as roaming expense when customers from our territory place calls on Sprint PCS' network or other wireless networks, network operating costs (including salaries, cell site lease payments, fees related to the connection of our switches to the cell sites that they support, inter-connect fees and other expenses related to network operations), back office services provided by Sprint such as customer care, billing and activation, the 8% of collected service revenue representing the Sprint affiliation fee, the provision for doubtful accounts and long distance expense relating to inbound roaming revenue and the long distance cost of customers in our territory. The increase in cost of service is due to an increased customer base and a larger in-service network.

    Roaming expense included in the cost of service and roaming was $19.7 million during the nine month period ended September 30, 2001, compared to $3.7 million for the year ended December 31, 2000, an increase of $16.0 million resulting from the substantial increase in our customer base. The Sprint affiliation fee for the nine months ended September 30, 2001 totaled $3.8 million, compared to $0.9 million for the year ended December 31, 2000, a $2.9 million increase related to the growth in service revenues.

    At September 30, 2001, our network consisted of 451 active cell sites and two active switches compared to 238 active cell sites and one switch at December 31, 2000. There were approximately 55 employees performing network operations functions at September 30, 2001, compared to 30 employees at December 31, 2000.

  Cost of Equipment

    Cost of equipment was $18.3 million for the nine months ended September 30, 2001, and $10.1 million for the year ended December 31, 2000, an increase of $8.2 million. The increase in cost of equipment, which includes the cost of handsets, accessories and handset subsidies, was due substantially to the increase in new customer additions from our launched markets. Because we subsidize the price of handsets for competitive reasons, we expect and have budgeted for the cost of handsets to continue to exceed the retail sales price for the foreseeable future.

  Selling

    We incurred selling expenses of $20.8 million during the nine months ended September 30, 2001, compared to $10.8 million for the year ended December 31, 2000, an increase of $10.0 million. These amounts included advertising and promotional costs, salaries and sales commissions and expenses related to our distribution channels. The increase in costs as compared to the year ended December 31, 2000 is due substantially to the launching of nine markets and to the addition to our territory of two markets previously launched by Sprint. At September 30, 2001, there were approximately 172 employees performing sales and marketing functions, compared to 105 employees at December 31, 2000. A net 88,154 customers were added in the nine months ended September 30, 2001, compared to 44,792 net customers added in the year ended December 31, 2000.

  General and Administrative

    For the nine months ended September 30, 2001, we incurred general and administrative expenses of $10.2 million, compared to $22.1 million for the year ended December 31, 2000, a decrease of $11.9 million. Included in general and administrative costs are administrative salaries and bonuses, employee benefit costs, legal fees, insurance expense and other professional service fees.

Also included for the nine months ended September 30, 2001 are $2.4 million of merger related expenses and non-cash compensation expense of approximately $1.5 million related to the amortization of the deferred compensation expense associated with the stock options granted in July 2000. During the year ended December 31, 2000, we recorded a one-time charge of approximately $10.1 million for the issuance of a 1.5% ownership interest to our then President and Chief Executive Officer based on an expected initial public offering price. Included in this charge was approximately $8.5 million of non-cash compensation expense and approximately $1.6 million of payroll taxes paid in connection with the issuance of this 1.5% ownership interest. In addition, we recorded $2.7 million of non-cash compensation related to the amortization of deferred compensation expense associated with the stock options granted in July 2000. In addition, we recorded approximately $1.3 million of expenses related to a planned initial public offering of stock that did not occur in 2000. The remaining fluctuation in general and administrative expenses from the first nine months of 2001 compared to the year ended December 31, 2000 is due to an increase in personnel and other corporate infrastructure associated with our growth.

  Depreciation and Amortization

    For the nine months ended September 30, 2001, depreciation and amortization expense increased to $15.4 million, compared to approximately $8.6 million for the year ended December 31, 2000, an increase of $6.8 million. The increase in depreciation and amortization expense is due to assets placed in service for eleven additional markets since December 31, 2000. We incurred capital expenditures of $98.4 million in the nine months ended September 30, 2001, compared to capital expenditures of $91.0 million for the year ended December 31, 2000.

  Interest Income

    For the nine months ended September 30, 2001, interest income was $3.5 million compared to $3.4 million for the year ended December 31, 2000, an increase of $0.1 million. Interest income increased due to the investment of the proceeds from the senior discount notes received in July 2000, the proceeds from the sale of Series A-1 and Series A-2 convertible preferred stock in July and December 2000, respectively, and the proceeds from our borrowing under the senior secured credit facility in December 2000 and June 2001.

Interest Expense

    For the nine months ended September 30, 2001, interest expense was $17.0 million, net of capitalized interest of approximately $6.6 million, compared to interest expense of approximately $11.7 million, net of capitalized interest of approximately $3.0 million, for the year ended December 31, 2000. The increase in interest expense in the nine months ended September 30, 2001 is the result of higher outstanding debt compared to December 31, 2000. For the nine months ended September 30, 2001, interest expense related to interest accrued on the senior discount notes, the amortization of the discount and warrants issued in connection with the issuance of the senior discount notes, and interest expense on our borrowings under the senior secured credit facility. For 2000, interest expense related to the Nortel financing, which was in place prior to our current senior secured credit facility, and interest expense on the current credit facility as well as the senior discount notes.

  Other Income (Expense),  Net

    Other income is principally comprised of gain on tower sales. For the nine months ended September 30, 2001, we sold twelve towers to American Tower for $3.4 million, resulting in a gain of approximately $1.6 million, of which approximately $0.5 million was recognized at the time of the sale and the remainder was deferred and is being amortized as a reduction in rental expense over the initial lease term of ten years for the related towers. In addition, we sold sixteen towers to Trinity Wireless for $4.8 million, resulting in a gain of approximately $2.1 million, of which approximately $1.0 million was recognized at the time of the sale and remainder was deferred and is being amortized as a reduction in rental expense over the initial lease term of five years for the related towers. Offsetting these gains was a loss of approximately $1.0 million for site acquisition costs for sites that were either not feasible or not necessary for our network build-out. For the year ended December 31, 2000, we sold fifty-five towers to American Tower for $14.0 million, resulting in a total gain of approximately $5.4 million, of which approximately $0.8 million was recognized and the remainder is being amortized over the initial lease term of ten years.

  Extraordinary Item

    In connection with the refinancing of the Nortel credit facility with the Toronto Dominion and GE Capital Corporation credit facility, in the twelve months ended December 31, 2000, we recorded an extraordinary loss on the early extinguishment of debt of approximately $1.5 million related to the write-off of the unamortized deferred financing costs of the Nortel credit facility.

  Net Loss

    For the nine months ended September 30, 2001, our net loss was approximately $60.7 million, an increase of $4.5 million over a net loss of $56.2 million for the year ended December 31, 2000. The increase in net loss was the result of increased operating expenses associated with maintaining a larger customer base and a larger network along with significantly higher customer additions. Additionally, higher depreciation expense for a larger in-service network coupled with increased interest expense related to our debt was recorded during the first nine months of this year than in the prior year. The increase in operating expenses was partially offset with increased service, equipment and other revenues. For the year ended December 31, 2000, our net loss was caused primarily by cost of services exceeding service revenues and costs associated with handset subsidies, selling, general and administrative expense, depreciation and amortization associated with the markets launched in 1999 and 2000. Also in 2000, we recorded the following:

     . an extraordinary loss of approximately $1.5 million on the early extinguishment of debt related to the write-off of the unamortized deferred financing costs of the Nortel credit facility,

     . non-cash compensation expense of approximately $8.5 million and related taxes of approximately $1.6 million associated with the issuance of a 1.5% ownership interest in our predecessor, Illinois PCS, LLC, to our then President and Chief Executive Officer,

     . non-cash compensation expense of approximately $2.7 million, which is related to the amortization of the deferred compensation expense associated with the stock options granted in July 2000, and

     . expenses of approximately $1.3 million related to a planned initial public offering of stock that did not occur in 2000.

For the year ended December 31, 2000 compared to the period January 22, 1999 (date of inception) through December 31, 1999:

  Customer Additions

    For the year ended December 31, 2000, we added a net 44,792 customers, compared to 1,981 net customers added in the period from start-up to December 31, 1999.

  Average Revenue Per User (ARPU)

    ARPU was $55 for the year ended December 31, 2000. Because we launched our first markets in December 1999, ARPU for 1999 is not meaningful.

  Churn

    For the year ended December 31, 2000, churn was 2.1%. Churn for 1999 is not meaningful.

  Cost Per Gross Addition (CPGA)

    CPGA was $360 for the twelve months ended December 31, 2000. CPGA for 1999 is not meaningful.

  Revenues

    Service revenue and equipment revenue were $18.5 million and $2.7 million, respectively, for the year ended December 31, 2000, compared to $71,000 and $144,000, respectively, for the period ended December 31, 1999.

    Included in service revenues was roaming revenue of $7.5 million recorded during the year ended December 31, 2000, compared to $43,000 for the period ended December 31, 1999.

    Lower revenues in 1999 were attributable to the fact that we did not launch service until December 1999.

  Cost of Service and Roaming and Cost of Equipment

    The cost of service and roaming and the cost of equipment was $16.8 million and $10.1 million, respectively, for the year ended December 31, 2000, compared to $1.7 million and $0.5 million, respectively, for the period ended December 31, 1999, an increase of $15.1 million and $9.6 million, respectively. The Sprint PCS affiliation fee totaled $0.9 million in the year ended December 31, 2000. There were approximately 30 employees performing network operations functions at December 31, 2000, compared to 11 employees at December 31, 1999.

    Cost of equipment includes the costs of handsets, accessories, and equipment subsidies. The cost of handsets generally exceeds the amount received from customers because we subsidize the price of handsets to remain competitive in the marketplace. The increase in costs is substantially due to the increase in new customers associated with the launching of sixteen new markets during 2000.

  Selling and Marketing

    We incurred expenses of $10.8 million during the year ended December 31, 2000 for selling and marketing costs, compared with $0.8 million for the period ended December 31, 1999. Selling expenses include advertising and promotional costs, salaries, sales commissions, and expenses related to our distribution channels. The increase in costs is substantially due to the launching of sixteen new markets during 2000. At December 31, 2000, there were approximately 105 employees performing sales and marketing functions compared to 28 at December 31, 1999.

General and Administrative

    For the year ended December 31, 2000, we incurred general and administrative expenses of $22.1 million, compared to $1.5 million for the period ended December 31, 1999, an increase of $20.6 million. Included in general and administrative costs are administrative salaries and bonuses, employee benefit costs, legal fees, insurance expense and other professional service fees. Also included in the year ended December 31, 2000 is non-cash compensation expense and taxes on non-cash compensation expense totaling approximately $12.8 million. Of this amount, approximately $8.5 million was the non-cash compensation expense which related to a one-time charge for the issuance of a 1.5% ownership interest to our then President and Chief Executive Officer based on an expected initial public offering price and approximately $1.6 million of withholding taxes we have paid in connection with the issuance of this 1.5% ownership interest. The other $2.7 million of non-cash compensation expense is related to the amortization of the deferred compensation expense associated with the stock options granted in July 2000. We did not grant any options during 1999. In addition, we recorded approximately $1.3 million of expenses related to a planned initial public offering of stock that did not occur in 2000. The remaining increase in general and administrative expenses is due to the launching of sixteen new markets during 2000.

  Depreciation and Amortization

    For the year ended December 31, 2000, depreciation and amortization expense increased $8.2 million to $8.6 million compared to $0.4 million for the period ended December 31, 1999. The increase in depreciation and amortization expense relates to assets placed in service for the sixteen markets launched during 2000.

  Interest Income

    For the year ended December 31, 2000, interest income was $3.4 million, compared to $0.1 million for the period ended December 31, 1999. Interest income increased due to the investment of the proceeds from the senior discount notes and the sale of the Series A-1 convertible preferred stock in July 2000.

  Interest Expense

    For the year ended December 31, 2000, interest expense was $11.7 million, net of capitalized interest of approximately $3.0 million. In 1999, total interest expense of approximately $0.5 million, which related to our Nortel credit facility, was capitalized. The increase in interest expense in 2000, which related both to the Nortel financing and the senior discount notes, was the result of the higher borrowings.

  Other Income (Expense), Net

    Other income is principally comprised of gain on tower sales. For the year ended December 31, 2000, we sold 55 towers to American Tower for approximately $14.0 million resulting in a gain of approximately $5.4 million, of which approximately $0.8 million was recognized at the time of the sales and the remainder was deferred and is being amortized as a reduction in rental expense over the initial lease term of ten years for the related towers. For the period ended December 31, 1999, we sold 18 towers for $4.5 million resulting in a gain of approximately $1.9 million, of which approximately $0.2 million was recognized and the remainder was deferred.

  Extraordinary Item

    In connection with the refinancing of the Nortel credit facility with the Toronto Dominion and GE Capital Corporation credit facility, we recorded an extraordinary loss on the early extinguishment of debt of approximately $1.5 million in the year ended December 31, 2000 related to the write-off of the unamortized deferred financing costs of the Nortel credit facility.

  Net Loss

    For the year ended December 31, 2000, the net loss was $56.2 million, compared with $4.4 million for the period ended December 31, 1999. The loss in 2000 was caused primarily by cost of services exceeding service revenues and costs associated with handset subsidies, selling, general and administrative expenses, depreciation and amortization associated with the markets launched in 1999 and 2000. Also in 2000 we recorded the following:

    .    an extraordinary loss of approximately $1.5 million on the early extinguishment of debt related to the write-off of the unamortized deferred financing costs of the Nortel credit facility;

    . non-cash compensation expense of approximately $8.5 million and related taxes of approximately $1.6 million associated with the issuance of a 1.5% ownership interest in our predecessor, Illinois PCS, LLC, to our then President and Chief Executive Officer;

    . non-cash compensation expense of approximately $2.7 million, which is related to the amortization of the deferred compensation expense associated with the stock options granted in July 2000; and

     . expenses of approximately $1.3 million related to a planned initial public offering of stock that did not occur in 2000.

    Our net loss for the period ended December 31, 1999 was comprised primarily of network build-out, selling, and general and administrative expenses associated with the preparation of the launch of our initial markets.

  Income Taxes

    Prior to July 12, 2000, our predecessor operated as a limited liability company and, as a result, our losses were included in the income tax returns of our members. Subsequent to July 12, 2000, the date of reorganization as discussed in the notes to our financial statements, we became a C Corporation and began accounting for income taxes in accordance with SFAS No. 109,

    "Accounting for Income Taxes." No benefit for federal income taxes has been recorded for the periods subsequent to July 12, 2000 as the net deferred tax asset generated, primarily from temporary differences related to the net operating loss carry forwards, would have been offset by a full valuation allowance because it is not considered more likely than not that these benefits will be realized due to our losses since inception.

LIQUIDITY AND CAPITAL RESOURCES

    As of March 31, 2002, we had $7.2 million in cash and cash equivalents, compared to $54.6 million in cash and cash equivalents at September 30, 2001. Our net working capital deficit was $19.8 million at March 31, 2002, compared to working capital of $12.2 million at September 30, 2001.

Net Cash Used in Operating Activities

    The $30.3 million of cash used in operating activities in the six months ended March 31, 2002, was the result of our $70.2 million net loss offset by $35.6 million of asset impairments, depreciation, amortization of note discounts, financing costs, amortization of intangibles, cumulative effect of accounting change, provision for doubtful accounts and non-cash stock option compensation, that was partially offset by positive net working capital changes of $4.3 million. The $14.2 million of cash used in operating activities in the six months ended March 31, 2001 was the result of our $37.1 million net loss being partially offset by a net $9.0 million in cash provided by changes in net working capital and $13.9 million of depreciation, amortization of note discounts, provision for doubtful accounts, amortization of financing costs and non-cash stock option compensation.

Net Cash Used in Investing Activities

    The $47.0 million of cash used in investing activities during the six months ended March 31, 2002 represents $47.9 million for capital expenditures. For the six months ended March 31, 2001, cash outlays of $80.4 million represents cash payments of $56.3 for capital expenditures, $31.8 million for the acquisition of the Iowa City/Cedar Rapids, Iowa markets and proceeds of $6.9 million from the sale of tower assets.

Net Cash Provided by Financing Activities

    The $29.9 million in cash provided by financing activities during the six months ended March 31, 2002 consisted of $30.0 million in borrowings under our senior credit facility. The $89.8 million of cash provided by financing activities in the six months ended March 31, 2001 consisted of $25.0 million borrowed under our senior credit facility and $65.7 million of proceeds from the sale of redeemable convertible preferred stock.

Liquidity

     At March 31, 2002, we had $7.2 million of cash and cash equivalents and total availability under the senior credit facility of $60.0 million. We are an unrestricted subsidiary of AirGate. As a result of this designation, funds available under each of AirGate's and iPCS' senior credit facilities and cashflow from AirGate and iPCS can only be used by AirGate or iPCS, as applicable. To date, we have used proceeds from our senior subordinated discount notes, proceeds from the sale of redeemable convertible preferred stock and borrowings from the senior credit facility to fund capital expenditures, operating losses, working capital and cash interest needs while we built out our digital PCS network and acquired customers. By June 2003, we expect that our customer base will have increased to a size sufficient for us to generate free cash flow, which is defined as EBITDA minus capital expenditures and cash interest payments. We expect our free cash flow after June 2003 will be sufficient to meet the cash requirements of the business including: capital expenditures, cash interest, required amortizations of principal under the senior credit facility and working capital needs. Our projections contain significant assumptions including projections for gross new customer additions, ARPU, churn, bad debt expense and roaming revenue. Based on internal projections and the current condition and trends of our business and industry, we anticipate that from April 1, 2002 until we become a net generator of cash (free cash flow positive) in the three months ended June 30, 2003, a portion of the $67.2 million of cash and cash equivalents and availability under our senior credit facility discussed above, will be utilized as follows (amounts in millions):

                                                          iPCS, Inc.
At March 31, 2002:
     Cash and cash equivalents                        $           7.2
     Borrowing availability under senior
         secured credit facility                                 60.0
                                                       ---------------
Total available cash at March 31, 2002                $          67.2

Ranges of estimated sources (uses) from April 1,
2002 to June 30, 2003:
     EBITDA (as defined in Critical Accounting
Policies)                                                ($11) - ($12)
     Sale of tower assets                                     10 - 12
     Capital expenditures                                  (25) - (26)
     Cash interest payments                                 (6) -  (7)
     Working capital requirements                            (7) - (8)
                                                       ---------------
Estimated net uses                                       ($37) - ($43)
                                                       ---------------

Estimated cash available at June 30, 2003             $  24.2 - $30.2

---------------------------------------------------------------------

Factors That May Affect Operating Results and Liquidity

     In addition to the Risk Factors included herein, the following risk factors could materially and adversely affect our future operating results and could cause actual events to differ materially from those predicted in forward-looking statements related to our business.

     We may not be able to sustain our growth or obtain sufficient revenue to achieve and sustain profitability. For the six months ended March 31, 2002, we incurred an EBITDA loss of $(38.0) million. Our business projections reflect continuing growth in our subscriber base and a reduction and eventual elimination of EBITDA losses as the cash flow generated by the growing subscriber base exceeds costs incurred to acquire new customers. If we acquire more new customers than we project, the upfront costs to acquire those customers (including the handset subsidy, commissions and promotional expenses) may result in greater EBITDA losses in the near term but higher cash flows in later periods. Conversely, if there is a slowdown in new subscriber growth in the wireless industry, we may acquire fewer new customers, which would result in lower EBITDA losses in the near term but lower cash flows in later periods.

     We may experience a higher churn rate. Our average customer monthly churn (net of 30 day returns and a reserve for first payment default customers) for the six months ended March 31, 2002 was 2.6%. This rate of churn was higher than our historical average and may continue in the quarter ending June 30, 2002, before an anticipated decline in the second half of calendar 2002. If the rate of churn were not to decline as expected or to increase materially above its current levels and remain there, we would lose the cash flow attributable to these customers and have greater EBITDA losses.

     We may receive a significantly lower roaming rate in 2003 and thereafter. We are paid a fee from Sprint for every minute that a Sprint PCS subscriber based outside of our territory uses our network; we refer to such fees as roaming revenue. Similarly, we pay a fee to Sprint for every minute that our customers use the Sprint PCS network outside of our markets; we refer to such fees as roaming expense. Under our original agreements with Sprint, Sprint had the right to change the reciprocal roaming rate exchanged for customers who roam into the other party's or another network partner's network. We have an agreement with Sprint that fixed this per minute reciprocal rate at $0.20 per minute of use through December 31, 2001. The roaming rate with respect to calendar year 2002 is $0.10 per minute. For calendar year 2003 and beyond, the details of the agreement in principle between Sprint and its network partners has not yet been finalized. Depending on the details of the final agreement, the reciprocal roaming rate may be less than the rate charged in 2002. While a much lower roaming rate would significantly reduce the roaming revenue we receive, it would also significantly reduce the roaming expense we pay to Sprint. The ratio of roaming revenue to expense for the six months ended March 31, 2002, was 1.2 to one. We project that by 2003, the growth in our customer base will result in a ratio of revenue to expense approaching one to one, minimizing the net earnings and EBITDA impact of any substantial reduction in the roaming rate.

     Our ability to borrow funds under our senior credit facility may be restricted or terminated due to our failure to maintain or comply with the restrictive financial and operating covenants contained in the agreements governing the senior credit facility.

Our senior credit facility contains covenants specifying the maintenance of certain financial ratios, reaching defined subscriber growth and network covered population goals, minimum quarterly service revenues, maximum EBITDA losses and limiting capital expenditures. We believe that we are currently in compliance with all financial and operational covenants relating to our senior credit facility. We have recently completed an amendment to our senior credit facility, primarily to provide additional relief under the maximum EBITDA losses covenant, which we anticipated not meeting in future quarters. If we are unable to operate the business within the covenants specified in our senior credit facility, as amended, as applicable, our ability to obtain future amendments to the covenants in our senior credit facility is not guaranteed and our ability to make borrowings required to operate our business could be restricted or terminated. Such a restriction or termination would have a material adverse affect on our liquidity.

     We may not be able to sell enough towers at an adequate price to generate proceeds projected in our business plan. We own 87 towers. We do not consider towers a strategic asset and plan on selling some or all of these assets as market terms and conditions permit. There are several companies that have traditionally been purchasers of towers in the wireless industry. However, the financial condition of these tower companies and their willingness and ability to purchase towers we own is not certain.

     Variable interest rates may increase substantially. At March 31, 2002, we had borrowed $80.0 million under our senior credit facility. The rate of interest on our senior credit facility is based on a margin above either the alternate bank rate (the prime lending rate in the United States) or the London Interbank Offer Rate (LIBOR). Our weighted average borrowing rate on variable rate borrowings at March 31, 2002, was 5.8%. While our business plan uses a 6.7% base-borrowing rate, increases in a market interest rate substantially above our estimates may result in unanticipated cash interest costs.

     We operate with negative working capital because of amounts owed to Sprint. Each month we pay Sprint amounts relating to: (i) roaming expense, (ii) the 8% affiliation fee, (iii) costs for customer support and billing, (iv) handsets purchased from Sprint, (v) reimbursements for commissions paid to national third party retailers such as Radio Shack, Best Buy and Circuit City, (vi) reimbursement for subsidies related to handsets sold by national third party retailer, and (vii) wholesale long distance expense that our customers incur and that Sprint PCS customers incur related to roaming revenue. A reduction in the amounts we owe Sprint may result in a greater use of cash for working capital purposes than our business plan currently projects.

     We may not be able to access the credit markets for additional capital if the liquidity discussed above is insufficient for the cash needs of our business. We frequently evaluate options for additional financings to supplement our liquidity position and maintain maximum financial flexibility. However, if the assumptions used in our projections are incorrect, we may be unable to raise additional capital.

Capital Resources

     Our senior secured discount notes due 2010 will require cash payments of interest beginning on January 15, 2006.

     Our $140.0 million senior credit facility provides for a $90.0 million senior secured term loan which matures on December 31, 2008, which is the first installment of the loan, or tranche A. The second installment, or tranche B, under the senior credit agreement is for a $50.0 million senior secured term loan, which matures on December 31, 2008. The credit agreement requires us to make quarterly payments of principal beginning March 31, 2004 for tranche A and tranche B, initially in the amount of 2.5% of the loan balance then outstanding and increasing thereafter. The commitment fee on unused borrowings ranges from 1.00% to 1.50%, payable quarterly. As of March 31, 2002, $60.0 million remained available for borrowing under the senior credit facility. Our obligations under the senior credit agreement are secured by all of our operating assets. As discussed above, we expect that cash and cash equivalents together with future advances under our senior credit facility will fund capital expenditures, operating losses and working capital requirements through the end of fiscal 2003, at which time we expect to generate positive EBITDA. Our senior credit facility is subject to certain restrictive covenants including maintaining certain financial ratios, reaching defined subscriber growth and network covered population goals, minimum quarterly service revenues, maximum EBITDA losses and limiting annual capital expenditures. We have recently completed an amendment to our senior credit facility, primarily to provide additional relief under the maximum EBITDA losses covenant, which we anticipated violating in future quarters.

     As of March 31, 2002, management believes that we are in compliance with all material, financial and operational covenants associated with our senior credit facility, senior subordinated discount notes, and Sprint agreements.

Contractual Obligations

     We are obligated to make future payments under various contracts we have entered into, including amounts pursuant to our senior credit facility, our senior secured discount notes, capital leases and non-cancelable operating lease agreements for office space, cell sites, vehicles and office equipment. Future minimum contractual cash obligations for the next five years and in the aggregate at March 31, 2002, are as follows (dollars in thousands):

                                                                  Payments Due By Period
                                      --------------------------------------------------------------------------------
                                                                   Years Ended March 31,
                                                    ----------------------------------------------------
       Contractual Obligation            Total        2003       2004       2005       2006       2007    Thereafter
       ----------------------            -----        ----       ----       ----       ----       ----    ----------
Senior credit facility (1)                 80,000         --      2,000      9,000     14,000     20,000      35,000
Operating leases (2)                       70,442     11,430     11,271     10,714      9,483      6,331      21,213
Capital leases                                961         70         73         76         79         82         581
Senior subordinated
 discount notes                           300,000         --         --         --         --         --     300,000
                                      ------------------------------------------------------------------------------
     Total                               $451,403    $11,500    $13,344    $17,970    $23,562    $26,413    $356,794
                                      ==============================================================================

(1) Total repayments are based upon borrowings outstanding as of March 31, 2002, not projected borrowings under our senior credit facility.
(2)  Does not include payments due under renewals to the original lease term.

     There are provisions in the agreements governing our senior credit facility and our senior subordinated discount notes that provide for an acceleration of repayment upon an event of default, as defined in the respective agreements.


Seasonality

     Our business has been subject to seasonality because the wireless industry was heavily dependent on fourth calendar quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the fourth calendar quarter as compared to the other three calendar quarters. A number of factors contribute to this trend, including: the increasing use of retail distribution, which is heavily dependent upon the year-end holiday shopping season; the timing of new product and service announcements and introductions; competitive pricing pressures; and aggressive marketing and promotions. The increased level of activity requires a greater use of our available financial resources during this period.


Inflation

     Our management believes that inflation has not had, and will not have, a material adverse effect on our results of operations.


Effect of Recently Issued Accounting Pronouncements

     In November 2001, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") issued EITF 01-9 "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)". EITF 01-9 provides guidance on when a sales incentive or other consideration given should be a reduction of revenue or an expense and the timing of such recognition. The guidance provided in EITF 01-9 is effective for financial statements for interim or annual periods beginning after December 15, 2001. We occasionally offer rebates to customers that purchase wireless handsets in our stores. Our historical policy regarding the recognition of these rebates in the statement of operations is a reduction in the revenue recognized on the sale of the wireless handset by the amount of the rebate given. our historical policy is in accordance with the guidance set forth in EITF 01-9. Therefore, the adoption of EITF 01-9 did not have a material impact on our financial statements.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 provides new guidance on the recognition of impairment losses on long-lived assets with definite lives to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS 144 is effective for fiscal years beginning after December 15, 2001. Early adoption of this statement is permitted. We have elected early adoption as of the beginning of its fiscal year on October 1, 2001. The adoption by us is not expected to materially change the methods used by us to measure impairment losses on long-lived assets.

     In June, 2001, the FASB issued SFAS No. 141, "Business Combinations", which is effective for all business combinations initiated after June 30, 2001. SFAS 141 requires companies to account for all business combinations using the purchase method of accounting, recognize intangible assets if certain criteria are met, as well as provide additional disclosures regarding business combinations and allocation of purchase price. We have adopted SFAS No. 141 as of July 1, 2001, and the impact of such adoption did not have a material adverse impact on our financial statements.

     In June, 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", which requires non-amortization of goodwill and intangible assets that have indefinite useful lives and annual tests of impairments of those assets. The statement also provides specific guidance about how to determine and measure goodwill and intangible asset impairments, and requires additional disclosure of information about goodwill and other intangible assets. The provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001 and applied to all goodwill and other intangible assets recognized in its financial statements at that date. Goodwill and intangible assets acquired after June 30, 2001 will be subject to the non-amortization provisions of the statement. We have adopted SFAS No. 142 as of October 1, 2001, and the impact of such adoption did not have a material adverse impact on our financial statements.

     In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal years beginning after June 15, 2000. Our adoption on January 1, 2001 did not have an effect on our results of operations, financial position, or cash flows. However, as discussed in Note 4 to our consolidated financial statements contained elsewhere in this prospectus, we did enter into an interest rate cap agreement on January 12, 2001.

Quantitative and Qualitative Disclosures About Market Risk.

     We do not engage in commodity futures trading activities and do not enter into derivative financial instrument transactions for trading or other speculative purposes. We also do not engage in transactions in foreign currencies that could expose us to market risk.

     We are subject to interest rate risk on our senior secured credit facility and any future financing requirements. Our variable rate debt consists of borrowings made under our senior secured credit facility of which we had borrowed $80.0 million at March 31, 2002. As required under the senior secured credit facility, on January 12, 2001, we entered into a three-year interest rate protection agreement with a counter party for a notional amount of $12.5 million that caps the three-month floating LIBOR interest rate at 7.25%.

     The following table presents the estimated future outstanding long-term debt at the end of each year and future required annual principal payments for each year then ended associated with our senior secured credit facility based on our projected level of long-term indebtedness:

                                                             Years Ending September 30
                           ----------------------------------------------------------------------------------------
                              2002            2003          2004           2005           2006        Thereafter
                              ----            ----          ----           ----           ----        ----------
                                                                    (In thousands)
Senior Discount notes:(1)  $   179,974   $   210,328    $   245,801   $    287,256    $   290,526   $         --
Fixed interest rate              14.00%        14.00%         14.00%         14.00%         14.00%         14.00%
Principal payments         $        --   $        --    $        --   $         --    $        --   $    300,000
Senior Secured
  Credit facility:(2)      $   105,500   $   125,000    $   115,625   $     98,436    $    70,309   $         --
Variable interest
  rate(3)                         5.75%         5.75%          5.75%          5.75%          5.75%          5.75%
Principal payments         $        --   $        --    $     9,375   $     17,189    $    28,127   $     70,309

____________

(1) The amounts presented represent estimated year-end debt balances under our senior discount notes based on amortizing the discount utilizing the effective interest method over the term of the senior discount notes.

(2) The amounts presented represent estimated year-end debt balances under our $140.0 million senior secured financing based upon a projection of the funds borrowed under that facility pursuant to our current network build-out plan.

(3)   Interest rate on our senior secured financing equals the lesser of either:
         .   a base rate loan with an interest rate equal to 2.75% plus the higher of:
         .   the prime rate of the Toronto-Dominion Bank, New York Branch or;
         .   the federal fund effective rate plus 0.5%; or
         .   a Eurodollar loan with an interest rate equal to the London interbank offered rate plus 3.75%. The London interbank offered rate is assumed to equal 2.0% for all periods presented, which is the current LIBOR rate.

    Our primary market risk exposure relates to:

    .   the interest rate risk on our long-term and short-term borrowings; and

    . the impact of interest rate movements on our ability to meet interest expense requirements and meet financial covenants.

    We manage the interest rate risk on our outstanding long-term and short-term debt through the use of fixed and variable rate debt and the use of an interest rate cap under the senior secured credit agreement. While we cannot predict our ability to refinance existing debt or the impact interest rate movements will have on our existing debt, we continue to evaluate our financial position on an ongoing basis.

                                  OUR BUSINESS

Overview

    We are a Sprint PCS network partner with the exclusive right to market and provide Sprint digital wireless personal communications services, or PCS, to a service territory of approximately 7.4 million residents with current network coverage of approximately 5.9 million residents as of March 31, 2002. We are a wholly owned subsidiary of AirGate PCS, Inc. which acquired us on November 30, 2001. As required by the terms of our and AirGate's outstanding indebtedness, we conduct our business as a separate entity from AirGate. Through our management agreement with Sprint, we have the exclusive right to provide 100% digital Sprint PCS products and services under the Sprint and Sprint PCS brand names in our territory. Sprint, directly and indirectly through network partners such as us, operates the largest all-digital, all-PCS nationwide wireless network in the United States based on covered population, covering nearly 247 million residents in more than 4,000 cities and communities across the United States, Puerto Rico and the U.S. Virgin Islands.

    As of March 31, 2002, we had 180,468 subscribers and total network coverage of approximately 5.9 million residents, representing approximately 79% of the resident population in our markets. For the six months ended March 31, 2002, we generated revenue of approximately $78.8 million.

Our Relationship with Sprint

    Sprint Corporation is a diversified telecommunications service provider. Certain of Sprint's wholly owned subsidiaries operate a 100% digital PCS wireless network in the United States and holds the licenses to provide PCS nationwide using a single frequency band and a single technology. Sprint directly operates its PCS network in major metropolitan markets throughout the United States. Sprint has also entered into independent agreements with various network partners, such as us, under which the network partners have agreed to construct and manage PCS networks in smaller metropolitan areas and along major highways. "Sprint" refers to Sprint Corporation and certain of its affiliates, including Sprint Communications Company, L.P., Sprint Spectrum L.P. and WirelessCo, L.P. Statements in this prospectus regarding Sprint are derived from information contained in our agreements with Sprint, periodic reports and other documents filed by Sprint with the SEC or press release issued by Sprint.

Markets

    Our Sprint PCS territory includes 37 markets containing a total population of approximately 7.4 million residents in portions of:

    . Illinois, including Peoria, Springfield, Champaign-Urbana, Decatur-Effingham, Bloomington and the Quad Cities (Rock Island and Moline, Illinois; and Davenport and Bettendorf, Iowa);

    . Michigan, including Grand Rapids, Saginaw-Bay City, Muskegon and Traverse City;

    . Iowa, including Cedar Rapids, Iowa City, Waterloo-Cedar Falls and Dubuque; and

    .   eastern Nebraska.

    Our management agreement with Sprint requires us to provide PCS coverage to certain of the residents in each of the markets granted to us by the agreement. We believe we are currently in compliance with our network build-out requirements. Our Sprint PCS network currently covers approximately 5.9 million, or 79%, of the 7.4 million residents in our Sprint PCS territory.

Products and Services

    We offer Sprint PCS products and services throughout our Sprint PCS territory. Our products and services are designed and offered by Sprint and provide seamless integration with the Sprint PCS nationwide network.

    100% Digital Wireless Network with Service Across the Country. Our primary service is wireless mobility coverage. As a Sprint PCS network partner, our existing PCS network is part of the largest 100% digital wireless PCS network in the United States. Sprint PCS customers in our territory may use Sprint PCS services throughout our contiguous markets and seamlessly throughout the Sprint PCS network.

    Access to the Sprint PCS Wireless Web. We support and market the Sprint Wireless Web throughout our territory. The Sprint Wireless Web allows subscribers with data-capable handsets to connect their portable computers or personal digital assistants to the Internet. Sprint PCS subscribers with web-browser enabled handsets also have the ability to receive periodic information updates such as stock prices, airline schedules, sports scores and weather reports directly in their handsets by connecting to and browsing specially designed text-based Internet sites such as Yahoo!, Amazon.com, Bloomberg.com, CNN.com, MapQuest.com, Fox Sports, Ameritrade, InfoSpace.com, ABCNews.com, AOL.com, ESPN.com, E*Trade, USA Today.com and Weather.com. Sprint PCS offers various pricing options including a fixed number of updates or a bundle of data minutes as add-ons to existing Sprint PCS Free and Clear pricing plans or a bundle of minutes for a set price that can be used for either data or voice.

    CDMA and Dual-Band/Dual-Mode Handsets. We offer CDMA handsets weighing approximately five to seven ounces and offering up to three to five days of standby time and approximately two to four hours of talk time. We also offer dual-band/dual-mode handsets that allow customers to make and receive calls on both PCS and cellular frequency bands and both digital or analog technology. All handsets are equipped with preprogrammed features, and are sold under the Sprint and Sprint PCS brand names.

    Sprint and Non-Sprint Roaming. We provide roaming services to Sprint PCS subscribers that use a portion of our Sprint PCS network, and to non-Sprint subscribers when they use a portion of our Sprint PCS network pursuant to roaming agreements between Sprint and other wireless service providers. Sprint and other wireless service providers supply similar services to our subscribers when our subscribers use a portion of their networks.

Marketing Strategy

    Our marketing and sales strategy uses the advertising and marketing programs that have been developed by Sprint. We enhance Sprint's PCS marketing with strategies we have tailored to our specific markets.

    Use Sprint'sPCS brand equity and marketing. We feature exclusively and prominently the nationally recognized Sprint and Sprint PCS brand names in our marketing effort. From our customers' point of view, they use our network and the Sprint PCS national network seamlessly as a unified nationwide network.

    Pricing. Our use of the Sprint PCS national pricing strategy offers our customers simple, easy-to-understand service plans. Sprint's PCS pricing plans are typically structured with monthly recurring charges, large local calling areas, bundles of minutes and service features such as voicemail, caller ID, call waiting, call forwarding and three-way calling. We also feature Sprint PCS Free and Clear plans, which offer simple, affordable plans for every consumer and business customer, and include long distance calling from anywhere on its nationwide network. On November 15, 2001, the NDASL program was replaced by the "Clear Pay program" which requires a $125 deposit for the lowest credit class and featured increased back-office controls with respect to credit collection efforts. On February 24, 2002, the Clear Pay program was superceded, in our territories, by the "Clear Pay II program", which expanded the deposit requirement across all new sub-prime credit quality customers and not just the lowest credit class.

     Local focus. Our local focus enables us to supplement Sprint's PCS marketing strategies with our own strategies tailored to each of our specific markets. These include attracting local businesses as agents to enhance our sales and distribution channels and drawing on our management team's experience in the Midwestern United States. We use local radio, television and newspaper advertising to sell our products and services in each of our markets. We have established a local sales force to execute our marketing strategy through our Sprint PCS stores. We also employ a direct sales force dedicated to business sales.

     Advertising and promotions. Sprint uses national as well as regional television, radio, print, outdoor and other advertising campaigns to promote its products. We benefit from this national advertising in our territory at no additional cost to us. Sprint also runs numerous promotional campaigns which provide customers with benefits such as additional features at the same rate, free minutes of use for limited time periods or special prices on handsets and other accessories. We are able to purchase promotional materials related to these programs from Sprint at their cost.

    Sponsorships. Sprint sponsors numerous national, regional and local events. These sponsorships provide Sprint with brand name and product recognition in high profile events, create a forum for sales and promotional events and enhance our promotional efforts in our territory. Additionally, we sponsor other local events in our territory to increase customer awareness of the Sprint PCS network.

Sales and Distribution

    Our sales and distribution plan mirrors Sprint's proven multiple channel sales and distribution plan. Key elements of our sales and distribution plan consist of the following:

    Sprint PCS stores. We currently operate 18 Sprint PCS stores in our territory. These stores are located in metropolitan markets within our territory, providing us with a strong local presence and a high degree of visibility. We train our sales representatives to be informed and persuasive advocates for Sprint's PCS services. Following the Sprint model, these stores have been designed to facilitate retail sales, bill collection and customer service.

    Sprint store within a RadioShack store. Sprint has an arrangement with RadioShack to install a "store within a store." As of March 31, 2002, RadioShack has 99 stores in our territory that are available to offer Sprint PCS products and services to our customers.

    Other national third-party retail stores. In addition to RadioShack, we benefit from the sales and distribution agreements established by Sprint with other national retailers, which currently include Best Buy, Circuit City, Staples, Target, Office Max, Office Depot and Ritz Camera. These retailers and others have approximately 160 retail stores in our territory.

    Local third-party retail stores. We benefit from the sales and distribution agreements that we enter into with local retailers in our territory. We have entered into sales and distribution agreements related to more than 145 local stores in our territory.

    National accounts and direct selling. We participate in Sprint's PCS national accounts program. Sprint has a national accounts team which focuses on the corporate headquarters of large companies. Several Fortune 500 companies such as State Farm Insurance, Archer Daniels Midland, Dow Chemical, John Deere, Rockwell Collins, and Caterpillar, as well as other large companies, have their headquarters in our territory. Our direct sales force will target the employees of these companies in our territory and cultivate other local business customers. In addition, once a Sprint national account manager reaches an agreement with any company headquartered outside of our territory, we service the offices and subscribers of that company located in our territory.

    Inbound telemarketing. Sprint provides inbound telemarketing sales to answer our prospective customers' calls. As the exclusive provider of Sprint PCS products and services in our territory, we use the national Sprint 1-800-480-4PCS number campaigns that generate call-in leads. Sprint's inbound telemarketing group handles these leads and the new subscriber will be assigned to our territory.

    Electronic commerce. Sprint maintains an Internet site at www.sprintpcs.com, which contains information on Sprint PCS products and services. A visitor to the Sprint Internet site can order, pay for a handset, and activate their phone. Subscribers visiting the site can also review the status of their account, including the number of minutes used in the current billing cycle. Site visitors in our territory who purchase products and services over the Sprint Internet site will be assigned to our territory.

Suppliers and Equipment Vendors

    We do not manufacture any of the handsets or network equipment we use in our operations. We purchase our network equipment and handsets pursuant to various Sprint vendor arrangements that provide us with volume discounts. These discounts have significantly reduced the overall capital required to build our network and the costs of handsets to us.

    Under such arrangements, we currently purchase from Lucent Technologies, Inc. and Nortel Networks our network equipment and infrastructure, including switches and base station controllers. In addition, we currently purchase our handsets and the majority of our accessories directly from Sprint and some accessories from certain other third party vendors.

Network Operations

    The effective operation of our portion of the Sprint PCS network requires:

    .   public switched and long distance interconnection;

    .   the implementation of roaming arrangements; and

    .   the development of network monitoring systems.

    We utilize Sprint's PCS Network Operations Control Center for around-the-clock monitoring as well as our own switching centers' capabilities for our network base stations and switches.

    Sprint and we developed the initial plan for the build-out of our Sprint PCS network. We have further enhanced this plan to provide better coverage for our Sprint PCS territory. Pursuant to our network operations strategy, we have provided PCS to the largest communities in our markets and have covered interstates and primary roads connecting these communities to each other and to the adjacent major markets owned and operated by Sprint.

    Our network consisted of three switching centers and approximately 575 operating cell sites as of March 31, 2002. With the completion of our build-out plan, our network includes three switching centers and approximately 618 operating cell sites. Approximately eighty-eight percent of our operating cell sites are co-located. Co-location describes the strategy of leasing available space on a tower or cell site owned by another company rather than building and owning the tower or cell site directly.

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    Our network connects to the public telephone network through local exchange carriers, which facilitate the origination and termination of traffic between our network and both local exchange and long distance carriers. Through our Sprint management agreement, we have the benefit of Sprint -negotiated interconnection agreements with local exchange carriers. We have entered into an agreement with Sprint, which provides us long distance services at the same preferred rates made available to Sprint.

    We use Sprint and other third party providers for long distance services. Under our management agreement with Sprint, we are required to use Sprint for long distance services and Sprint provides us with preferred rates for long distance services.

Technology

    In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for wireless PCS. Wireless PCS operates at a higher frequency and employs more advanced digital technology than traditional analog cellular, telephone service. The enhanced capacity of digital systems, along with enhancements in digital protocols, allows digital-based wireless technologies, whether using wireless PCS or cellular frequencies, to offer new and enhanced services, including greater call privacy and more robust data transmission, such as facsimile, electronic mail and connecting notebook computers with computer/data networks.

    Presently, wireless PCS systems operate under one of three principal air interface protocols: CDMA, time division multiple access (TDMA) or global system for mobile communications (GSM). Wireless PCS operators in the United States now have dual-mode or tri-mode handsets available so that their customers can operate on different networks that employ different protocols.

CDMA Technology

    Sprint PCS' network and its affiliates' networks all use CDMA technology. CDMA technology is fundamental to accomplishing our business objective of providing high volume, high quality airtime at a low cost. We believe that CDMA provides important system performance benefits. CDMA systems offer more powerful error correction, less susceptibility to fading and reduced interference than analog systems. Using enhanced voice coding techniques, CDMA systems achieve voice quality that is comparable to that of the typical wireline telephone. This CDMA vocoder technology also employs adaptive equalization which filters out annoying background noise more effectively than existing wireline, analog cellular or other digital PCS phones. CDMA technology also allows a greater number of calls within one allocated frequency and reuses the entire frequency spectrum in each cell. In addition, CDMA technology combines a constantly changing coding scheme with a low power signal to enhance security and privacy. Vendors are currently developing additional encryption capabilities which will further enhance overall network security. CDMA technology is designed to provide flexible or "soft" capacity that permits a system operator to temporarily increase the number of telephone calls that can be handled within a cell. As a subscriber travels from one cell site to another cell site, the call must be "handed off" to the second cell site. CDMA systems transfer calls throughout the network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new cell site while maintaining a connection with the cell site currently in use.

    CDMA offers a cost effective migration to the next generation of wireless services. CDMA standards and products currently in place will allow existing CDMA networks to be upgraded in a cost efficient manner to the next generation of wireless technology. We anticipate that this next generation of technology will offer data speeds of up to 144 kilobits per second, voice capacity improvements of over 50% and improved battery life in the handset. It is expected that these services will be deployed in CDMA networks no later than mid-2002. Further standards are being developed for CDMA that will offer data speeds in excess of 2,000 kilobits per second and additional improvements in voice capacity.

Research and Development

    We currently do not conduct our own research and development. Instead we benefit from Sprint's and our vendors' extensive research and development effort, which provides us with access to new technological products and enhanced services features without significant research and development expenditures of our own.

    We have been provided prompt access to any developments produced by Sprint for use in our network. We believe that the new features and services will be developed on the Sprint PCS network to take advantage of CDMA technology. We may incur additional expenses in modifying our network to provide these additional features and services.

Intellectual Property

    Other than iPCS' corporate name, we do not own any intellectual property that is material to our business. "Sprint," the Sprint diamond design logo, "Sprint PCS," "Sprint Personal Communication Services," "The Clear Alternative to Cellular" and "Experience the Clear Alternative to Cellular Today" are service marks registered with the United States Patent and Trademark Office and owned by Sprint or its affiliates. Pursuant to our Sprint management agreements, we have the right to use, royalty-free, the Sprint and Sprint PCS brand names and the Sprint diamond design logo and certain other service marks of Sprint in

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connection with marketing, offering and providing licensed services to end-users and resellers, solely within our Sprint PCS territory.

    Except in certain instances, Sprint has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, licensed services under the licensed marks in our Sprint PCS territory except as to Sprint's marketing to national accounts and the limited right of resellers of Sprint to inform their customers of handset operation on the Sprint PCS network. In all other instances, Sprint has reserved for itself and its network partners the right to use the licensed marks in providing its services, subject to its exclusivity obligations described above, whether within or without our Sprint PCS territory.

    Our Sprint agreements contain numerous restrictions with respect to the use and modification of any of the licensed marks.

Competition

    Competition in the wireless communications industry is intense. We operate in highly competitive markets. In our Sprint PCS territory, we compete with national and regional cellular, PCS and other wireless providers. We believe that our primary competition is with Verizon Wireless, Cingular, Alltel, Nextel and AT&T Wireless and its affiliate Triton PCS. These wireless service providers offer services that are generally comparable to our PCS service. Many of our competitors have financial resources and customer bases greater than ours.


    Our ability to compete effectively with these other providers will depend on a number of factors, including:

    . the continued success of CDMA technology in providing better call clarity and quality as compared to analog and cellular systems;

    . our ability to upgrade our network to accommodate new technologies, including the upgrade to 1XRTT;

    . Sprint's competitive pricing with various options suiting individual customer's call needs;

    . the continued expansion and improvement of the Sprint PCS nationwide network;

    .    our extensive direct and indirect sales channels;

    .    our centralized Sprint customer care systems;

    .    our availability and selection of handset options; and

    . the continued national advertising strength and future development of the single Sprint name.

    Many of our competitors have access to more licensed spectrum than the 10 or 20 MHz licensed to Sprint in certain markets in our territory in Illinois. In addition, certain competitors may be able to offer coverage in areas not served by our Sprint PCS network, or, because of their calling volumes or their affiliations with, or ownership of, wireless providers, may be able to offer roaming rates that are lower than those we offer. PCS providers compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not. Additionally, we expect that existing cellular providers, some of whom have been operational for a number of years and have significantly greater financial and technical resources and customer bases than us, will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint.

    We also compete with paging, dispatch and other mobile telecommunications companies in our markets. Potential users of PCS systems may find their communication needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need immediate two-way voice communications.

    In the future, we expect to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications, 802.11b also known as Wi-Fi, and wireless cable systems. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

    Over the past several years the FCC has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with Sprint. Based upon increased competition, we anticipate that market prices for two-way wireless voice and data services generally will decline in the future. Our ability to attract and retain customers will depend primarily on:

    . the strength of the Sprint and Sprint PCS brand name, services and features;

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    .   our ability to upgrade our network to accommodate new technologies, including the upgrade to IXRTT;

    .   pricing;

    .   the location of our Sprint PCS markets;

    .   the size of our Sprint PCS territory;

    .   national network coverage and reliability; and

    .   customer care.

    Our ability to compete successfully also will depend, in part, on the ability of Sprint and us to anticipate and respond to various competitive factors affecting the industry, including:

    .   new services that may be introduced;

    .   changes in consumer preferences;

    .   demographic trends;

    .   economic conditions; and

    .   discount pricing strategies by competitors.

Seasonality

    Our business has been subject to seasonality because the wireless industry was historically heavily dependent on fourth calendar quarter results. Among other things, the industry relies on high customer additions and handset sales in the fourth calendar quarter when compared to the other three calendar quarters. A number of factors contribute to this trend, including: the increasing use of retail distribution, which is heavily dependent upon the year-end holiday shopping season; the timing of new product and service announcements and introductions; competitive pricing pressures; and aggressive marketing and promotions. The increased level of activity requires a greater use of our financial resources during this period.

Employees and Labor Relations

    As of March 31, 2002, we had approximately 273 full-time employees. None of our employees are represented by a labor union. We believe that we have good relations with our employees.

Properties

    As of March 31, 2002, our properties were as follows:

    Corporate offices. Our principal executive offices consist of a 19,000 square foot leased office space located in Atlanta, Georgia. We also lease a 6,200 square foot office space located in Schaumburg, Illinois.

    Sprint PCS stores. We lease space for 18 Sprint PCS retail stores in our territory.

    Switching Centers. We have three leased switching centers in various locations in our territory.

    Cell Sites. We lease space on approximately 485 operational cell site towers and own approximately 90 operational tower sites. We co-locate on approximately 84% of our cell sites in our markets. We believe that our facilities are in good operating condition and are currently suitable and adequate for our business operations.

Legal Proceedings

    We are not aware of any pending legal proceedings against us which, individually or in the aggregate, are likely, in the opinion of our management, to have a material adverse effect on our financial condition or results of operations.

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                                SPRINT AGREEMENTS

    The following is a summary of the material terms and provisions of our Sprint agreements and the consent and agreement modifying the Sprint management agreement. The Sprint agreements and consent and agreement have been filed by us as exhibits to certain of our filings with the SEC. We urge you to carefully review the Sprint agreements and the consent and agreement.

Overview of Sprint Relationship and Agreements

    Under our long-term agreements with Sprint, we have the right to exclusively market PCS products and services under the Sprint and Sprint PCS brand names in our territory. The agreements with Sprint require us to interface with the Sprint PCS wireless network by building our PCS network to operate on the 10 to 30 MHz of PCS frequencies licensed to Sprint in the 1900 MHz range. The Sprint agreements also give us access to Sprint's PCS equipment discounts, roaming revenue from Sprint PCS customers traveling into our territory, and various other back office services. Our relationship and agreements with Sprint provide strategic advantages, including avoiding the need to fund up-front spectrum acquisition costs and the costs of establishing billing and other customer services infrastructure. The Sprint agreements have an initial term of 20 years with three 10-year renewals which can lengthen the contracts to a total term of 50 years. The Sprint agreements will automatically renew for three additional 10-year terms unless we or Sprint provide the other with two years prior written notice to terminate the agreements.

    We have four major agreements with Sprint:

    .    the management agreement;

    .    the services agreement; and

    .    two trademark and service mark license agreements;

    In addition, Sprint has entered into a consent and agreement with us that modifies our management agreement for the benefit of the lenders under our senior credit facility.

Management Agreement

    Under our management agreement with Sprint, we have agreed to:

    . construct and manage a network in our territory in compliance with Sprint's PCS licenses and the terms of the management agreement;

    . distribute, during the term of the management agreement, Sprint PCS products and services;

    .    use Sprint's and our own distribution channels in our territory;

    .    conduct advertising and promotion activities in our territory; and

    . manage that portion of Sprint's PCS customer base assigned to our territory.

    Sprint will supervise our PCS network operations and has the right to unconditional access to our PCS network.

    Exclusivity. We are designated as the only person or entity that can manage or operate a PCS network for Sprint in our territory. Sprint and related persons are prohibited from owning, operating, building or managing another wireless mobility communications network in our territory while our management agreement is in place and no event has occurred that would permit the agreement to be terminated. Sprint is permitted under the agreement to make national sales to companies in the covered territories and, as required by the FCC, to permit resale of Sprint PCS products and services in the covered territory.

    Network build-out. The management agreement specifies the requirements for our network build-out plan. We agreed to provide coverage to certain markets in our territory and along certain highways. We believe our current build-out plan will satisfy these obligations on a timely basis. The management agreement also requires us to reimburse Sprint for 50% of the microwave cleaning cost for our territory. We have agreed to operate our network, if technically feasible and commercially reasonable, to provide for a seamless handoff of a call initiated in our territory to a neighboring Sprint PCS network. At any time after January 22, 2001, Sprint can decide to expand the coverage requirements of our territory by providing us with written notice as long as the expanded coverage requirements are for proposed areas in which a tower could cover at least 10,000 residents. We have 90 days after receiving notice from Sprint to determine whether we will build out the proposed area. As of January 22, 1999, Sprint has identified nine cities in our territory that meet the expanded coverage requirements criteria. However, Sprint cannot require us to build out these cities until after December 31, 2002.

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    Products and services. Our management agreement identifies the products and services that we can offer in our territory. These products and services include, but are not limited to, Sprint PCS consumer and business products and services available as of the date of the agreement, or as modified by Sprint. We may offer non-Sprint PCS products and services in our territory under limited circumstances and with Sprint's concurrence. We may not offer products and services that are confusingly similar to Sprint PCS products and services. We may cross-sell services such as Internet access, customer premises equipment, handsets, and prepaid phone cards with Sprint and other Sprint PCS network partners. If we decide to use third parties to provide these services, we must give Sprint an opportunity to provide the services on the same terms and conditions. We cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier without Sprint's consent, unless we name the Sprint-owned local exchange carrier as the exclusive distributor.

    We will participate in the Sprint PCS sales programs for national sales to customers, and will pay the expenses and receive the compensation from national accounts located in our territory. We must use Sprint's long distance service which we can buy at the best prices offered to comparably situated Sprint customers, plus an additional administrative fee. Sprint has a right of last offer to provide backhaul and transport services.

    Service pricing, roaming and fees. We must offer Sprint PCS subscriber pricing plans designated for regional or national offerings. We will receive 92% of collected revenues received by Sprint for Sprint PCS products and services from customers in our territory. This amount excludes roaming revenues, sales of handsets and accessories, proceeds from sales not in the ordinary course of business and amounts collected with respect to taxes. Except in the case of taxes, we will retain 100% of these revenues. Although many Sprint PCS subscribers will purchase a bundled pricing plan that allows roaming anywhere on the Sprint PCS and network partners' networks without incremental roaming charges, we earn roaming revenues from every minute that a Sprint PCS subscriber from outside our territory is carried on our PCS network. These revenues are based on an established per minute rate for Sprint's PCS subscribers roaming in our territory. Similarly, we will pay for every minute subscribers from our territory use the Sprint PCS nationwide network outside our territory. The analog roaming rate for subscribers roaming onto a non-Sprint PCS provider's network is set under Sprint's third party roaming agreements.

    We have an agreement with Sprint that fixed the per minute reciprocal rate at $0.20 through December 31, 2001. On April 27, 2001, we and Sprint announced that we had reached an agreement in principle to reduce the reciprocal roaming rate exchanged between Sprint and us for customers who roam into the other party's, or another network partner's, territory. Under the agreement in principle, the roaming rate for calendar year 2002 will not be less than $0.10 per minute. For calendar year 2003 and beyond, the details of the agreement in principle have not yet been finalized. Depending on the details of the final agreement, the reciprocal roaming rate may be significantly less than the rate charged in 2002. As a result of these changes, increased inbound roaming minutes for a growing Sprint PCS subscriber base will be partially offset by this lower per minute rate.

    Advertising and promotions. Sprint is responsible for all national advertising and promotion of Sprint PCS products and services. We are responsible for advertising and promotion in our territory, including a portion of the cost of any promotion or advertising done by any third party retailers in our territory pursuant to a national cooperative advertising agreement with Sprint. Sprint's service area includes the urban markets around our territory. Sprint will pay for advertising in these markets. Given the proximity of those markets to our markets, we expect considerable spill-over from Sprint's PCS advertising in surrounding urban markets.

    Program requirements. We are required to comply with Sprint's PCS program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs. Sprint can adjust the program requirements from time to time under the conditions provided in the management agreement. We have the right to appeal to Sprint's management adjustments in the program requirements, if the adjustment: (1) causes us to spend more than 5% of the sum of our equity and long term debt, or (2) causes our operating expenses to increase by more than 10% on a net present value basis. If Sprint denies our appeal, we have 10 days after the denial to submit the matter to arbitration. If we do not submit the matter to arbitration within the 10-day period or comply with the program adjustment, Sprint has the termination rights described below.

    Non-competition. We may not offer Sprint PCS products and services outside our territory without the prior written approval of Sprint. Within our territory, we may offer, market or promote telecommunications products and services only under the Sprint PCS brands, our own brands, brands of related parties or other products and services approved under the management agreement, except that no brand of a significant competitor of Sprint or its related parties may be used for those products and services. To the extent we obtain licenses to provide PCS services outside our territory, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint.

    Inability to use non-Sprint PCS brand. We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers approved by Sprint or required by law or as otherwise permitted under the trademark and service mark license agreements.

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     Rights of first refusal. Sprint has certain rights of first refusal to buy our assets upon a proposed sale of all or substantially all of our assets.

     Termination of management agreement. Our management agreement can be terminated as a result of:

     .    termination of Sprint's PCS licenses in our territory;

     . we or our related parties fail to make any payment due under the Sprint agreements;

     .    any other uncured breach under the management agreement;

     .    our bankruptcy;

     . subject to the limitations in the management agreement, the management agreement does not comply with any applicable law in any material respect;

     . the termination of either of the trademark and service mark license agreements; or

     . our failure to obtain financing necessary for the build-out of our network and for our working capital needs.

     The termination or non-renewal of the management agreement triggers certain of our rights and those of Sprint. The right to purchase or sell our operating assets, as described below, may not be exercised until January 21, 2002.

     If we have the right to terminate our management agreement because of an event of termination caused by Sprint, generally we may:

     . require Sprint to purchase all of our operating assets used in connection with our Sprint PCS network for an amount equal to at least 80% of our entire business value as defined below;

     . if Sprint is the licensee for 20 MHz or more of the spectrum on the date we executed the management agreement, require Sprint to sell to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint or (2) 9% of our entire business value; or

     . sue Sprint for damages or submit the matter to arbitration and thereby not terminate the related management agreement.

     If Sprint has the right to terminate our management agreement because of an event of termination caused by us, generally Sprint may:

     . require us to sell our operating assets to Sprint for an amount equal to 72% of our entire business value;

     . require us to purchase, subject to governmental approval, the licensed spectrum in our territory for an amount equal to the greater of (1) the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint or (2) 10% of our entire business value;

     . take any action as Sprint deems necessary to cure our breach of our management agreement, including assuming responsibility for, and operating, our Sprint PCS network; or

     . sue us for damages or submit the matter to arbitration and thereby not terminate our management agreement.

     Non-renewal. If Sprint gives us timely notice that it does not intend to renew our management agreement, we may:

     . require Sprint to purchase all of our operating assets used in connection with our PCS network for an amount equal to at least 80% of our entire business value; or

     . if Sprint is the licensee for 20 MHz or more of the spectrum on the date we executed the management agreement, require Sprint to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint or (2) 10% of our entire business value.

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     If we give Sprint timely notice of non-renewal of our management agreement, or both we and Sprint give notice of non-renewal, or our management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint may:

     . purchase all of our operating assets for an amount equal to 80% of our entire business value; or

     . require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint or (2) 10% of our entire business value.

     Determination of Entire Business Value. If the entire business value is to be determined, we and Sprint will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the entire business value on a going concern basis using the following guidelines:

     . the entire business value is based on the price a willing buyer would pay a willing seller for the entire on-going business;

     . then-current customary means of valuing a wireless telecommunications business will be used;

     . the business is conducted under the Sprint and Sprint PCS brands and the related Sprint agreements;

     . that we own the spectrum and frequencies presently owned by Sprint and subject to our Sprint agreements; and

     . the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and such businesses will not be included in the sale.

     The rights and remedies of Sprint outlined in our management agreement resulting from an event of termination of the management agreement have been materially amended by the consent and agreement as discussed below. However, at such time that there is no outstanding debt under the consent and agreement, such amendments to the rights and remedies of Sprint reflected in the consent and agreement will not be in effect.

     Insurance. We are required to obtain and maintain with financially reputable insurers, who are licensed to do business in all jurisdictions where any work is performed under our management agreement and who are reasonably acceptable to Sprint, workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and "all risk" property insurance.

     Indemnification. We have agreed to indemnify Sprint and its directors, employees and agents and related parties of Sprint and their directors, employees and agents against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in our management agreement or any other agreement between us or our related parties and Sprint, our ownership of the operating assets or the actions or the failure to act of anyone employed or hired by us in the performance of any work under our management agreement, except we will not indemnify Sprint for any claims arising solely from the negligence or willful misconduct of Sprint. Sprint has agreed to indemnify us and our directors, employees and agents against all claims against any of the foregoing arising from Sprint's violation of any law and from Sprint's breach of any representation, warranty or covenant contained in our management agreement or any other agreement between Sprint and its related parties and us or our related parties, except Sprint will not indemnify us for any claims arising solely from our negligence or willful misconduct.

Services Agreement

     The services agreement outlines various back office services provided by Sprint and available to us at established rates. Sprint can change any or all of the service rates one time in each 12-month period. Available services include: billing, customer care, activation, credit checks, handset logistics, home locator record, voice mail, prepaid services, directory assistance, operator services, roaming fees, roaming clearinghouse fees, interconnect fees and inter-service area fees. Sprint may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services received under our services agreement in connection with any other business or outside our territory. We may discontinue use of selected services upon three months' prior written notice, provided that certain services may be terminated only with a group of other selected services. Sprint may discontinue a service upon nine months' prior written notice. The services agreement automatically terminates upon termination of the management agreement. The services agreement may not be terminated for any reason other than the termination of the management agreement.

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     We and Sprint have each agreed to indemnify each other as well as officers, directors, employees and certain other related parties and their officers, directors and employees for violations of law or the services agreement except for any liabilities resulting from the indemnitee's negligence or willful misconduct. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions.

Trademark and Service Mark License Agreements

     We have non-transferable, royalty-free licenses to use the Sprint and Sprint PCS brand names and "diamond" symbol, and several other U.S. trademarks and service marks such as "The Clear Alternative to Cellular" and "Clear Across the Nation" on Sprint PCS products and services. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint of any infringement of any of the licensed marks within our territory of which we become aware and to provide assistance to Sprint in connection with Sprint's enforcement of its rights. We have agreed with Sprint to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with certain guidelines.

     Sprint can terminate the trademark and service mark license agreements if we file for bankruptcy, materially breach the agreement or our management agreement is terminated. We can terminate our trademark and service mark license agreements upon Sprint's abandonment of the licensed marks or if Sprint files for bankruptcy, or our management agreement is terminated.

Consent and Agreement in Connection with our Senior Credit Facility

     Sprint has entered into a consent and agreement with the administrative agent under our senior credit facility for the benefit of the holders of indebtedness, which we have acknowledged, that modifies Sprint's rights and remedies under our management agreement for the benefit of the existing and future holders of indebtedness under our senior credit facility, and any refinancing thereof.

     The consent generally provides, among other things, the following:

     . Sprint's consent to the pledge of our subsidiary stock and the grant of a security interest in all of our assets including our Sprint agreements;

     . that our Sprint agreements may not be terminated by Sprint until our senior credit facility is satisfied in full pursuant to the terms of the consent, unless our subsidiaries or assets are sold to a purchaser who does not continue to operate our business as a Sprint PCS network, which sale requires the approval of the administrative agent;

     .    a prohibition on competing Sprint PCS networks in our territory;

     .    for Sprint to maintain 10 MHz of PCS spectrum in all of our markets;

     . for redirection of payments from Sprint to the administrative agent under specified circumstances;

     . for Sprint and the administrative agent to provide to each other notices of default;

     . the ability to appoint an interim replacement, including Sprint, to operate our PCS network under our Sprint agreements after an acceleration of our senior credit facility or an event of termination under our Sprint agreements;

     . the ability of the administrative agent or Sprint to assign the Sprint agreements and sell our assets or the equity interests of our operating subsidiaries to a qualified purchaser other than a major competitor of Sprint;

     . the ability to purchase spectrum from Sprint and sell our assets to any qualified purchaser; and

     .    the ability of Sprint to purchase our assets or debt.

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     Consent to security interest and pledge of stock. Sprint has consented to the grant of the following:

     . a first priority security interest in all of our assets including our Sprint agreements;

     . a lien upon all of our assets and property including our rights under our Sprint agreements; and

     . a first priority security interest in the capital stock and equity interests of our subsidiaries and future subsidiaries.

     Sprint has agreed to acknowledge the grant of these security interests and to waive its right to challenge or contest the validity of the interests.

     Agreement not to terminate Sprint agreements until the obligations under financings are repaid. Sprint has agreed not to exercise its rights or remedies under the Sprint agreements, except its right to cure certain defaults, including its right to terminate the Sprint agreements and withhold payments, other than rights of setoff, until the senior credit facility is satisfied in full pursuant to the terms of the consent. Sprint has agreed that until our senior credit facility is satisfied in full, the failure of a party related to us to pay any amount under any agreement with Sprint, other than the Sprint agreements, or its related parties will not constitute a breach of our Sprint agreements.

     No competition until obligations under the senior credit facility is repaid. Sprint has agreed that it will not permit any person other than us, or a successor manager to be a manager or operator for Sprint in our territory, until our senior credit facility is satisfied in full pursuant to the terms of our consent. Consistent with the management agreement, while the senior credit facility is outstanding, Sprint can sell PCS services through its national accounts, permit resellers and build new geographical areas within our territory. Similarly, Sprint has agreed that it will not own, operate, build or manage another wireless mobility communications network in our territory unless it is permitted under the management agreement or the management agreement is terminated in accordance with the consent, and the senior credit facility is satisfied in full pursuant to the terms of the consent.

     Maintain 10 MHz of spectrum. Sprint has agreed to own at least 10 MHz of PCS spectrum in our territory until the first of the following events occurs:

     . our obligations under the senior credit facility are satisfied in full pursuant to the terms of our consent;

     . the sale of spectrum is completed under the consent, as discussed below;

     . the sale of operating assets is completed under the consent, as discussed below; or

     .    the termination of our management agreement.

     Restrictions on assignment and change of control do not apply to lenders and the administrative agent. Sprint has agreed not to apply the restrictions on assignment of the Sprint agreements and changes in control of our ownership to the lenders under the senior credit facility or the administrative agent. The assignment and change of control provisions in the Sprint agreements will apply if the assignment or change of control is to someone other than the administrative agent or a lender under the senior credit facility, or is not permitted under the consent.

     Redirection of payments from Sprint to the administrative agent. Sprint has agreed to make all payments due from Sprint to us under the Sprint agreements directly to the administrative agent if the administrative agent provides Sprint with notice that an event of default has occurred and is continuing under the senior credit facility. Payments to the administrative agent would cease upon the cure of the event of default.

     Notice of defaults. Sprint has agreed to provide to the administrative agent a copy of any written notice it sends to us regarding an event of termination or an event that if not cured, or if notice is provided, would be an event of termination under our Sprint agreements. Sprint also has acknowledged that notice of an event of termination under the Sprint agreements constitutes an event of default under the senior credit facility. The administrative agent is required to provide Sprint a copy of any written notice sent to us regarding an event of default or default under the senior credit facility instruments.

     Right to cure. Sprint and the administrative agent have the right, but not the obligation, to cure a default under the Sprint agreements. During the first six months as interim managers Sprint's right to reimbursement of any expenses incurred in connection with the cure are subordinated to the satisfaction in full, pursuant to the terms of the consent, of the obligations under the senior credit facility.

     Modification of termination rights. The consent modifies the rights and remedies under the management agreement provided in an event of termination and grants the provider of the senior credit facility certain rights in the event of a default under the instruments governing the senior credit facility. The rights and remedies of the administrative agent under the senior credit facility vary based on whether we have:

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     .    defaulted under our debt obligations but no event of termination has occurred under our management agreement; or

     .    breached our management agreement.

     The consent generally permits the appointment of a person to run our business under our Sprint agreements on an interim basis and establish a process for sale of our business. The person designated to operate our business on an interim basis is permitted to collect a reasonable management fee. If Sprint or a related party is the interim operator, the amount of the fee is not to exceed the amount of direct expenses of its employees to operate our business plus out-of-pocket expenses. Sprint will collect its fee by setoff against the amounts owed to us under our Sprint agreements with them. In the event of an acceleration of obligations under the senior credit facility and for up to two years thereafter, Sprint shall retain only one-half of the 8% of collected revenues that it would otherwise be entitled to retain under our Sprint agreements. Sprint may retain the full 8% after the second anniversary of the date of acceleration if Sprint has not been appointed to run our business on an interim basis or earlier if our business is sold to a third party. We or the administrative agent will be entitled to receive the remaining one-half of the collected revenues that Sprint would otherwise have retained. The amount advanced to us or the administrative agent is to be evidenced by an interest-bearing promissory note. The promissory note will mature on the earlier of (1) the date a successor manager is qualified and assumes our rights and obligations under our Sprint agreements or (2) the date on which our operating assets or equity are purchased by a third party.

     Default under the senior credit facility without a management agreement breach. If we default on our obligations under our senior credit facility and there is no default under our management agreement with Sprint, Sprint has agreed to permit the administrative agent to elect to take any of the following actions:

     . allow us to continue to operate our business under our Sprint agreements;

     .    appoint Sprint to operate our business on an interim basis; or

     . appoint a person other than Sprint to operate business on an interim basis.

     Appointment of Sprint or third party designee by administrative agent to operate business. If the administrative agent appoints Sprint to operate our business, Sprint must accept the appointment within 14 days or designate another person to operate our business who also is an affiliate of Sprint or is acceptable to the administrative agent. Sprint or its designated person must agree to operate the business for up to six months. At the end of the six months, the period may be extended by the administrative agent for an additional six months or an additional 12 months if the aggregate population served by all of Sprint's PCS affiliates is less than 40 million. If the term is extended beyond the initial six-month period, the administrative agent will be required to reimburse Sprint or its designated person for amounts previously expended and to be incurred as interim manager to cure a default up to an aggregate amount that is equal to 5% of the sum of our stockholders' equity value plus the outstanding amount of our long term debt. Sprint or its designated person is not required to incur expenses beyond this 5% limit. At the end of the initial six-month interim term, the administrative agent has the right to appoint our successor subject to the requirements described below.

     Appointment of third party by administrative agent to operate business. If the administrative agent appoints a person other than Sprint to operate our business on an interim basis, the third party must:

     . agree to serve for six months unless terminated by Sprint or the administrative agent for cause;

     . meet the requirements for a successor to an affiliate and not be challenged by Sprint for falling to meet these requirements within 20 days after the administrative agent provides Sprint with information on the third party; and

     .    agree to comply with the terms of the Sprint agreements.

     The third party is required to operate the Sprint PCS network in our territory but is not required to assume our existing liabilities. If the third party materially breaches our Sprint agreements, this breach will be treated as an event of default under our management agreement with Sprint.

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    Management agreement breach. If we breach our Sprint agreements and such breach causes a default under our senior credit facility, Sprint has the right to designate who will operate our business on an interim basis. Sprint has the right to:

    . allow us to continue to operate our business under our Sprint agreements if approved by the administrative agent;

    .   operate our business on an interim basis; or

    . appoint a person other than Sprint that is acceptable to the administrative agent, which acceptance cannot be unreasonably withheld and must be given for another Sprint PCS affiliate, to operate our business on an interim basis.

    When a debt default is caused by a breach of our management agreement with Sprint, the administrative agent only has a right to designate who will operate our business on an interim basis if Sprint elects not to operate such business or designate a third party to operate our business on an interim basis.

    Election of Sprint to serve as interim manager or designate a third party to operate business. If Sprint elects to operate our business on an interim basis or designate a third party to operate our business on an interim basis, Sprint or the third party may operate our business for up to six months at the discretion of Sprint. At the end of the six months, the period may be extended for an additional six months or an additional 12 months if the aggregate population served by us and all other affiliates of Sprint is less than 40 million. If the term is extended beyond the initial six-month period, the administrative agent will be required to reimburse Sprint or its third party designee for amounts previously expended and to be incurred as interim manager to cure a default up to an aggregate amount that is equal to 5% of the sum of our stockholder's equity value plus the outstanding amount of our long term debt. Sprint or its third party designee is not required to incur expenses beyond this 5% limit. At the end of the initial six-month interim term, Sprint, subject to the approval of the administrative agent, has the right to appoint a successor interim manager to operate our business.

    Appointment of third party by administrative agent to operate business. If Sprint gives the administrative agent notice of a breach of our management agreement, the debt repayment is accelerated, and if Sprint does not agree to operate our business or is unable to find a designee, the administrative agent may designate a third party to operate our business. The administrative agent has this same right if Sprint or the third party designated by Sprint resigns and is not replaced within 30 days. The third party selected by the administrative agent must:

    . agree to serve for six months unless terminated earlier by Sprint for cause or by the administrative agent in its discretion;

    . meet the requirements for a successor to an affiliate and not be challenged by Sprint for failing to meet the requirements within 20 days after the administrative agent provides Sprint with information on the third party; and

    .   agree to comply with the terms of our Sprint agreements.

    The third party may continue to operate the business after the six month period at the administrative agent's discretion, so long as the third party continues to satisfy the requirements to be a successor to an affiliate. The third party is required to operate the Sprint PCS network in our territory, but is not required to assume our existing liabilities.

    Purchase and sale of operating assets. The consent establishes a process for the sale of our operating assets in the event of a default and acceleration under the senior credit facility.
     Sprint's right to purchase on acceleration amounts outstanding under the senior credit facility. Subject to the requirements of applicable law, Sprint has the right to purchase our operating assets upon notice of an acceleration of the senior credit facility under the following terms:

    . in addition to the purchase price requirements of the management agreement, the purchase price must include the payment or assumption in full, pursuant to the terms of the consent, of the senior credit facility;

    . Sprint must notify the administrative agent of its intention to exercise the purchase right within 60 days of receipt of the notice of acceleration;

    . the administrative agent is prohibited for a period of at least 120 days after the acceleration or until Sprint rescinds its intention to purchase from enforcing its security interest if Sprint has given notice of its intention to exercise the purchase right;

    . if we receive a written offer that is acceptable to us to purchase our operating assets within a specified period after the acceleration, Sprint has the right to purchase our operating assets on terms and conditions at least as favorable to us as the offer we receive. Sprint must agree to purchase the operating assets within 14 business days of its receipt of the offer, on acceptable conditions, and in an amount of time acceptable to us; and

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    .   upon completion of the sale to Sprint, the administrative agent must release the security interests upon satisfaction in full pursuant to the terms of the consent of the obligations under the senior credit facility.

    If the administrative agent acquires our operating assets, Sprint has the right for 60 days to notify the administrative agent that it wants to purchase our operating assets for an amount not less than the sum of the aggregate amount paid by the lenders under the senior credit facility for the operating assets plus an aggregate amount sufficient to satisfy in full the obligations under the senior credit facility pursuant to the terms of our consent. If Sprint purchases our operating assets under these provisions, the administrative agent must release the security interests securing the senior credit facility.

    If the administrative agent receives an offer to purchase our operating assets, Sprint has the right to purchase our operating assets on terms and conditions at least as favorable as the terms and conditions in the proposed offer within 14 days of Sprint's receipt of notice of the offer, and so long as the conditions of Sprint's offer and the amount of time to complete the purchase is acceptable to the administrative agent.

    Sale of operating assets to third parties. If Sprint does not purchase the operating assets following an acceleration of the obligations under the senior credit facility, the administrative agent may sell our operating assets. Subject to the requirements of applicable law, the administrative agent has two options:

    . to sell the assets to an entity that meets the requirements to be a successor under our Sprint agreements; or

    .   to sell the assets to any third party, subject to specified conditions.

    Sale of assets to qualified successor. Subject to the requirements of applicable law, the administrative agent may sell our operating assets and assign the agreements to entities that meet the following requirements to succeed us:

    . the person has not materially breached a material agreement with Sprint or its related parties that has resulted in the exercise of a termination right or in the initiation of judicial or arbitration proceedings during the past three years;

    .   the person is not named by Sprint as a prohibited successor;

    . the person has reasonably demonstrated its credit worthiness and can demonstrate the ability to service the indebtedness and meet the requirements of the build-out plan; and

    .   the person agrees to be bound by our Sprint agreements.

    The administrative agent is required to provide Sprint with information necessary to determine if a buyer meets the requirements to succeed us. Sprint has 20 days after its receipt of this information to object to the qualifications of the buyer to succeed us. If Sprint does not object to the buyer's qualifications, subject to the requirements of applicable law, the buyer can purchase the assets and assume our rights and responsibilities under our Sprint agreements. The consent will remain in full force and effect for the benefit of the buyer and its lenders. The buyer also has a period to cure any defaults under the Sprint agreements.

    Sale of assets to non-successor. Subject to the requirements of applicable law, the administrative agent may sell our assets to a party that does not meet the requirements to succeed us. If such a sale is made:

    .   Sprint may terminate our Sprint agreements;

    . the buyer may purchase from Sprint 5, 7.5 or 10 MHz of the PCS spectrum licensed to Sprint in our territory under specified terms;

    . if the buyer controls, is controlled by or is under common control with an entity that owns a license to provide wireless service to at least 50% of the population in a basic trading area where the buyer proposes to purchase the spectrum from Sprint, the buyer may only buy 5MHz of spectrum;

    . the price to purchase the spectrum is equal to the sum of the original cost of the license to Sprint pro rated on a population and a spectrum basis, plus the cost paid by Sprint for microwave clearing in the spectrum ultimately

    . acquired by the buyer of our assets and the amount of carrying costs attributable to the license and microwave clearing costs from the date of the consent until the closing of the sale, based on a rate of 12% per annum;

    . the buyer will receive from Sprint the customers with the Mobile Identification Number ("MIN") assigned to the market area covered by the purchased spectrum except for customers of national accounts and resellers;

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    .   with limited exceptions, Sprint will not solicit for six months the customers transferred to the buyer with the MIN assigned to the market area;

    . the buyer and Sprint will enter into a mutual roaming agreement with prices equal to the lesser of the most favored pricing provided by buyer to third parties roaming in the geographic area and the national average paid by Sprint to third parties; and

    . Sprint will have the right to resell the buyer's wireless services at most favored nations pricing.

    Right to purchase debt obligations. Following an acceleration under the senior credit facility and until the 60-day anniversary of the filing of a petition of bankruptcy, Sprint has the right to purchase our obligations under the senior credit facility at a purchase price equal to the amount of the obligations other than interest accrued and fees and expenses that are deemed to be unreasonable.

    Modification and amendment of consent. If Sprint modifies or amends the form of consent and agreement it enters into with a lender to another Sprint PCS affiliate that serves an area with population exceeding 5.0 million, then Sprint agrees to give the administrative agent written notice of the amendments and to amend the consent in the same manner at the administrative agent's request; provided, however, that Sprint is not required to amend the consent to:

    . incorporate selected changes designated by the administrative agent unless Sprint consents to making only the selected changes; or

    . incorporate changes made for the benefit of a lender because of circumstances related to a particular Sprint PCS affiliate other than us.

    The following circumstances would not be considered related to a particular Sprint PCS affiliate and, subject to the provisions described in the preceding sentence, could result in amendment of the consent (if the 5.0 million population threshold is met as described above):

    .   any form of recourse to Sprint or similar form of credit enhancement;

    . any change in Sprint's right to purchase our operating assets or capital stock under the management agreement or Sprint's right to purchase the obligations under the senior credit facility;

    . any change to our right or the right of the administrative agent or the lenders under the senior credit facility to sell the collateral or purchase spectrum from Sprint;

    . any change in the ownership status, terms of usage or the amount of spectrum that we may purchase from Sprint;

    . any material change in the flow of certain revenues between Sprint and us;

    . any changes to the obligations required to be assumed by, or qualifications for, or appointment of, anyone other than us who can be appointed to operate our business on an interim basis under our management agreement or purchase our business and continue to operate under our management agreement;

    . any changes to the consent and agreement terms on confidentiality, non-compete or eligible buyers of the business;

    .   any clarifications of FCC compliance issues;

    .   any issuance of legal opinions; and

    .   any changes to the requirements described in this section.

    Termination of consent. The consent will terminate upon the first to occur of:

    . repayment in full of all obligations under the senior credit facility and termination of the senior credit facility; and

    .   termination of our Sprint agreements.

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             REGULATION OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY

Federal Regulation

    Federal Communications Commission Regulation. The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States. Specifically, we are subject to radio license regulation under Title III of the Communications Act, as amended, as well as common carrier regulation under Title II of the Communications Act, as amended. In addition, our operations are subject to regulation as commercial mobile radio services, commonly referred to as CMRS, and to service-specific personal communications service (PCS) regulations.

    The FCC has promulgated, and is in the process of promulgating and revising, a series of rules, regulations and policies that affect our operations. Penalties for violating the FCC's rules and policies can range from monetary forfeitures to license revocation or nonrenewal of licenses. The FCC Title II regulations applicable to our wireless operations include, among other things:

    . requirements and standards, discussed further below, for the interconnection of PCS networks with other wireless and wireline carriers;

    . requirements to provide service upon reasonable request and prohibitions on unjust or unreasonable discrimination by carriers between similarly situated customers and the charging of unreasonable or unjust rates; and

    . requirements to pay access charges, universal service funding (as discussed below), and other regulatory and non-regulatory fees and charges.

    We do not hold any radio licenses, but rather operate using spectrum licensed to Sprint under the Sprint management agreements. Nonetheless, we are subject to, or impacted by, a number of additional regulations and requirements under Title III of the Communications Act, as amended. These requirements include, among other things:

    . requirements in most cases to obtain prior consent before the assignment and/or transfer of control of a PCS license, as discussed below;

    . limitations on the extent of non-U.S. ownership of radio licenses and the qualifications of holders of radio licenses; and

    . requirements for compliance of antenna sites with the National Environmental Policy Act of 1969, including restrictions on emissions of radio frequency radiation, as well as requirements on the marking and lighting of antenna structures, and related notifications to the Federal Aviation Administration, for certain antenna sites.

    Furthermore, our operations are also subject to CMRS and service specific regulation by the FCC. CMRS regulations include, among other things:

    . limitations on having attributable interests (usually 20% or greater) in broadband PCS, cellular and specialized mobile radio service, or SMR, spectrum totaling more than 55 MHz in a given market (these limitations will expire on January 1, 2003);

    . requirements for carriers to provide access to 9-1-1 services from mobile handsets, including handsets of users who are not subscribers of such carrier, and for the network to provide enhanced location and other mobile identification information to public safety answering points, as discussed below;

    . requirements to comply with the Communications Assistance to Law Enforcement Act, commonly known as CALEA, including the dedication of capacity and provision of access points for law enforcement agencies to facilitate wiretaps and intercepts with valid authority; and

    . rules requiring implementation by November 24, 2002 of local number portability, including the ability to deliver calls from the company's networks to ported numbers anywhere in the country, and to contribute to the Local Number Portability Fund.

    The FCC has divided the 120 MHz of spectrum allocated to broadband PCS into six frequency blocks, A through F. Through Sprint, we operate under blocks B, D and E. PCS specific regulations that affect our operations include, among other things:

    . Presumptions regarding the grant or denial of PCS license renewals, as discussed below;

    . rules governing the height, power and physical emissions characteristics of PCS transmitters;

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    .   rules, discussed further below, requiring service providers to meet specific coverage benchmarks by the end of the fifth year from being licensed;

    . rules to allow broadband PCS licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties;

    . prohibitions on a provider's restriction of resale, which will expire November 24, 2002 unless the FCC extends them, o although these prohibitions apply to services and not to equipment such as handsets, whether alone or in bundled packages; and

    . rules requiring PCS providers to relocate, or otherwise compensate, incumbent microwave users (or share in the o relocation costs, if the microwave user has already relocated) in the band if the deployment of PCS would interfere with the microwave user's system.

Interconnection

    The FCC has the authority to order interconnection between CMRS providers (which includes us) and any other common carrier. The FCC has ordered local exchange carriers to provide reciprocal compensation to CMRS providers for the termination of traffic. Under these new rules, we benefit from interconnection agreements negotiated by Sprint for our network with Qwest, Ameritech, Verizon and several smaller independent local exchange carriers. Interconnection agreements are negotiated on a statewide basis. If an agreement cannot be reached, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval.

Universal Service Requirements

    The FCC is required to establish a federal universal service program to ensure that affordable, quality telecommunications services are available to all residents of the United States of America. In addition, states can establish (and some states have established) similar universal service programs. Sprint is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that the contribution to the federal universal service program is a variable percentage of interstate end-user telecommunications revenues and was approximately 6.9% for the third and fourth quarters of 2001. Although many states are likely to adopt a similar assessment methodology for intrastate revenues, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time it is not possible to predict the extent of the total federal and state universal service assessments or the extent of the recovery of costs associated with the universal service fund.

Transfers, Assignments and Control of PCS Licenses

    The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. In addition, the FCC requires only post-consummation notification of certain pro forma assignments or transfers of control.

    An integral element of these rules is that the FCC also requires licensees to maintain a certain degree of control over their licenses. The Sprint agreements reflect an alliance that the parties believe meets the FCC requirements for licensee control of licensed spectrum. If the FCC were to determine that the Sprint agreements need to be modified to increase the level of licensee control, we have agreed with Sprint under the terms of our Sprint agreements to use our best efforts to modify the agreements as necessary to cause the agreements to comply with applicable law and to preserve to the extent possible the economic arrangements set forth in the agreements. If the agreements cannot be modified, the agreements may be terminated pursuant to their terms. In addition to revoking the licenses, the FCC could also impose monetary penalties on us.

Enhanced 911

    In June 1996, the FCC adopted rules requiring broadband PCS and other CMRS providers to implement enhanced emergency 911 capabilities by October 1, 2001 to requesting public safety answering points. Sprint has obtained a waiver of the enhanced emergency 911 capability requirements on a modified deployment plan that would provide for completing emergency 911 deployment by 2005.

Communications Assistance for Law Enforcement Act

    CALEA was enacted in 1994 to preserve electronic surveillance capabilities by law enforcement officials in the face of rapidly changing telecommunications technology. CALEA requires telecommunications carriers, including us, to modify their equipment, facilities, and services to allow for authorized electronic surveillance based on either industry or FCC standards. In

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1997, industry standard-setting organizations developed interim standards for wireline, cellular, and broadband PCS carriers to comply with CALEA. In August 1999, the FCC supplemented the interim industry standards with additional standards. For interim industry standards, the deadline for compliance was June 30, 2000, and for the additional standards established by the FCC, the deadline was September 30, 2001. In a recent Order, the FCC extended the September 30, 2001 compliance date for wireline, cellular and broadband PCS carriers for implementation of a packet-mode communications electronic surveillance capability; pursuant to this decision, these carriers were given until November 19, 2001 to come into compliance or to seek an individual extension from the FCC. The FCC also suspended the September 30, 2001 compliance date for these carriers with respect to implementation of Department of Justice/Federal Bureau of Investigation "punch-list" electronic surveillance capabilities and will establish a new compliance deadline in the near future.

    Due to required hardware changes that have not yet been developed and implemented by switch manufacturers, we joined with Sprint PCS to request an extension of time for compliance with CALEA requirements. We may be granted extensions for compliance, or we may be subject to penalties if we fail to comply, including being assessed fines or having conditions imposed on the licenses in our markets.

PCS License Renewal

    PCS licensees can renew their licenses for additional 10 year terms. PCS renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has:

    .   provided "substantial service" during its license term; and

    . substantially complied with all applicable laws and FCC rules and policies.

    The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal.

Build-Out Conditions of PCS Licenses

    All PCS licenses are granted for 10-year terms conditioned upon timely compliance with the FCC's build-out requirements. Pursuant to the FCC's build-out requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population within 5 years and to two-thirds of the population within 10 years, and all 10 MHz broadband PCS licensees must construct facilities that offer coverage to at least one-quarter of the population within 5 years or make a showing of "substantial service" within that 5 year period. Rule violations could result in license cancellation or revocation.


Other Federal Regulations

    Wireless systems, which we use in the provision of services, must comply with certain FCC and FAA regulations regarding the siting, lighting and construction of transmitter towers and antennas. The FCC also requires that aggregate radio wave emissions from every site location meet certain standards. Although we believe that our existing network meets these standards, a site audit may reveal the need to reduce or modify emissions at one or more sites. This would increase our costs and could have a material adverse affect on our operations. In addition, these regulations will also affect site selection for new network build-outs and may increase the costs of improving our network. The increased costs and delays from these regulations may have a material adverse affect on our operations. In addition, the FCC's decision to license a proposed tower may be subject to environmental review pursuant to the National Environmental Policy Act of 1969, or NEPA, which requires federal agencies to evaluate the environmental impacts of their decisions under certain circumstances. FCC regulations implementing NEPA place responsibility on each applicant to investigate any potential environmental effects, including health effects relating to radio frequency emissions, of a proposed operation and to disclose any significant effects on the environment to the agency prior to commencing construction. In the event that the FCC determines that a proposed tower would have a significant environmental impact, the FCC would require preparation of an environmental impact statement. This process could significantly delay or prevent the registration or construction of a particular tower or make tower construction more costly. In certain jurisdictions, local laws or regulations may impose similar requirements.

Wireless Facilities Siting

    States and localities are not permitted to regulate the placement of wireless facilities so as to prohibit the provision of wireless services or to discriminate among providers of such services. In addition, as long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.

Equal Access

    Wireless providers are not required to provide equal access to common carriers for toll services. However, the FCC is authorized to require unblocked access to toll carriers subject to certain conditions.

State Regulation of Wireless Service

    Section 332 of the Communications Act preempts states from regulating the rates and entry of CMRS providers. However, states may petition the FCC to regulate such providers and the FCC may grant such petition if the state demonstrates that:

    . market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory; or

    . when CMRS is a replacement for landline telephone service within the state.

    To date, the FCC has granted no such petition. To the extent we provide fixed wireless service in the future, we may be subject to additional state regulation.

                                   MANAGEMENT

Directors and Executive Officers

    The following table presents information with respect to our directors and executive officers.

          Name                        Age              Position
          ----                        ---              ---------
Thomas M. Dougherty ...............    57   President and Director
J. Mark Allen .....................    41   Vice President of Marketing
Barbara L. Blackford ..............    44   Vice President, Secretary and General Counsel and Director
Alan B. Catherall .................    48   Vice President and Chief Financial Officer and Director
Jonathan M. Pfohl .................    35   Vice President of Sales Operations
Dennis K. Rabon ...................    32   Vice President of Sales
David C. Roberts ..................    39   Vice President of Network Operations
Eric F. Ensor .....................    49   Director

    Thomas M. Dougherty has been our president and one of our directors since November 30, 2001. Mr. Dougherty has also been the president and chief executive officer of AirGate since April 1999. From March 1997 to April 1999, Mr. Dougherty was a senior executive of Sprint PCS. From June 1996 to March 1997, Mr. Dougherty served as executive vice president and chief operating officer of Chase Telecommunications, a personal communications services company. Mr. Dougherty served as president and chief operating officer of Cook Inlet BellSouth PCS, L.P., a start-up wireless communications company, from November 1995 to June 1996. Prior to October 1995, Mr. Dougherty was vice president and chief operating officer of BellSouth Mobility DCS Corporation, a PCS company.

    J. Mark Allen has been our vice president of marketing since November 30, 2001. Mr. Allen has also been the vice president of marketing of AirGate since June 2000. From January 2000 to June 2000, Mr. Allen served as vice president of marketing with RetailExchange.com in Boston. From July 1999 to January 2000, Mr. Allen served as a management consultant to several internet start-up companies. During the previous five years, Mr. Allen was vice president of marketing for Conxus Communications, a wireless email and voice mail start-up supported by Motorola, Inc. and was responsible for a number of marketing leadership roles in the launch of the first PCS service in the nation under the Sprint Spectrum brand with Sprint (American Personal Communications). Prior to that, Mr. Allen held several management positions at SkyTel in marketing, international operations and customer management. Mr. Allen has over 15 years of marketing and operations management experience.

    Barbara L. Blackford has been our vice-president, secretary and general counsel and one of our directors since November 30, 2001. Ms. Blackford has also been the vice president, general counsel and corporate secretary of AirGate since September 2000. From October 1997 to September 2000, Ms. Blackford was associate general counsel and secretary with Monsanto Company, serving in a variety of roles, including head of the corporate and mergers and acquisitions law groups and general counsel of Cereon Genomics. Prior to joining Monsanto Company, Ms. Blackford was a partner with the private law firm Long, Aldridge & Norman in Atlanta, Georgia. Ms. Blackford spent twelve years with the law firm Kutak Rock, which is consistently ranked among the top ten public finance firms nationally.

    Alan B. Catherall has been our vice president and chief financial officer and one of our directors since November 30, 2001. Mr. Catherall has also been the chief financial officer of AirGate since March 1998. From April 1996 to present, Mr. Catherall has served as a partner in Tatum CFO Partners, a financial consulting firm. From August 1994 to April 1996, Mr. Catherall was chief financial officer of Syncordia Services, a joint venture of MCI and British Telecom that provides telecom outsourcing services.

    Jonathan M. Pfohl has been our vice president of sales operations since November 30, 2001. Mr. Pfohl has also been the vice president of sales operations of AirGate since January 2001. Mr. Pfohl joined AirGate in June 1999 as its vice president of financial operations. Prior to joining AirGate, Mr. Pfohl was responsible for oversight of regional financial and planning activities at Sprint. He has over 10 years of wireless telecommunications industry experience, including financial and strategic planning roles at Frontier Corporation.

    Dennis K. Rabon has been our vice president of sales since January 2002. He previously served as AirGate's vice president of sales, interior region, since September 2000. Mr. Rabon joined AirGate in October 1999 as market manager for the Columbia, South Carolina market. From July 1999 to September 1999, Mr. Rabon was a general sales manager for PageNet in Atlanta, Georgia. From December 1996 to July 1999, Mr. Rabon worked for Bandag Inc. initially as a sales development manager and most recently as a fleet sales manager. From August 1995 to December 1996, Mr. Rabon was a territory manager at Michelin Tire Corporation in Greenville, South Carolina. Mr. Rabon has ten years of management experience.

    David C. Roberts has been our vice president of network operations since November 30, 2001. Mr. Roberts has also been the vice president of engineering and network operations of AirGate since July 1998. From July 1995 to July 1998, Mr. Roberts served as director of engineering for AirLink II LLC, an affiliate of the predecessor company of AirGate.

    Eric F. Ensor has been one of our directors since November 30, 2001. Mr. Ensor has over 20 years of experience in the telecommunications industry. Most recently, from September 1999 to December 2001, Mr. Ensor served as President and Chief Executive Officer of Evolution Networks. From November 1998 to August 1999 he served as President and Chief Operating Officer of Telecom Wireless Solutions (TWS), a leading developer and provider of telecommunications solutions, where he managed the operating divisions of the company. From 1994 to 1998, Mr. Ensor was President of BellSouth Personal Communications, BellSouth's start-up organization for the development of its newly acquired PCS licenses. While at BellSouth, Mr. Ensor served in other key management positions, including Assistant Vice President for Worldwide Wireless Strategy and Chief Strategist for Bellsouth Enterprises, Inc. Mr. Ensor holds a B.A. (1974) and an M.B.A. (1977) from Duke University.

Board of Directors

    Our board of directors is currently fixed at four members. Directors each serve for a term of one year, or until his or her successor has been elected and qualified. Our board of directors currently has no audit or compensation committees.

Compensation Committee Interlocks and Insider Participation

    We currently do not have a compensation committee. Our board of directors, as a whole, currently makes decisions regarding the compensation of our officers. However, compensation for our officers who are also officers of AirGate is determined by AirGate's compensation committee. During our fiscal year ended September 30, 2001, we had a compensation committee, which consisted of former directors Donald L. Bell, Brian J. Gernant and Michael S. Chae, that was responsible for reviewing and approving all compensation arrangements for our officers, and was also responsible for administering our former incentive stock plan that was assumed by AirGate upon AirGate's acquisition of us on November 30, 2001.

Limitation on Liability and Indemnification

    Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Our certificate of incorporation provides that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and agents and other agents to the fullest extent permitted by law. Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless or whether the certificate of incorporation would permit indemnification.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of ours where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Executive Compensation

    The following table sets forth a summary of the annual, long-term and all other compensation for our former Chief Executive Officer and four most highly compensated executive officers during fiscal 2001, 2000 and 1999. These five persons are referred to collectively as the "Named Executive Officers."

                           Summary Compensation Table

                                                                                                      Long-Term
                                                                             Annual Compensation    Compensation
                                                                        --------------------------- ------------
                                                                                                     Securities       All Other
                                                    Fiscal                           Other Annual    Underlying     Compensation
    Name and Principal Position (1)                Year (2) Salary($)    Bonus($)   Compensation($)  Options(#)        ($)(4)
    -------------------------------                -------- ---------   ----------  --------------- ------------   -------------
Timothy M. Yager ...............................     2001   $ 211,538   $ 180,290   $   8,500(6)        500,000    $        --
  President and Chief ..........................     2000     226,539     559,390      60,360(4)        500,000      3,557,433
  Executive Officer ............................     1999     100,295      24,000          --                --            909(5)

Linda K. Wokoun ................................     2001   $ 169,231   $ 118,008   $   6,000(6)        250,000    $        --
  Executive Vice President                           2000     150,000     115,920       3,592(6)        300,000             75
  and Chief Operating Officer ..................

Stebbins B. Chandor, Jr. .......................     2001   $ 153,846   $ 107,280   $   6,000(6)        250,000    $        --
  Senior Vice President and
  Chief Financial Officer ......................     2000     133,269     121,716       2,819(6)        250,000         79,106


Anthony R. Muscato .............................     2001   $ 142,308   $  77,182   $   6,000(6)         50,000    $        --
  Senior Vice President and                          2000     131,250      78,890       2,903(6)         75,000            115
  Chief Technical Officer ......................

William W. King, Jr. ...........................     2001   $ 115,385   $  57,365   $      --            25,000     $       --
  Vice President,                                    2000     150,000      67,620          --           150,000            396
  Strategic Planning ...........................     1999      89,105      18,333          --                --            644(7)

_______________

(1) Each individual listed resigned as an executive officer of ours upon the effectiveness of our merger with AirGate on November 27, 2001.
(2) On December 20, 2001 our fiscal year end was changed to September 30th. As a result, fiscal 2001 consists of the nine months ended September 30, 2001.
(3) During fiscal 2000, consists of $3,524,752 related to the 1.5% membership interest in our predecessor Illinois PCS, LLC granted to Mr. Yager, relocation expenses of $22,454 for Mr. Yager, tax planning expenses of $6,185 for Mr. Yager, relocation expenses of $79,056 for Mr. Chandor, the taxable portion of life insurance coverage for Mr. Yager, Ms. Wokoun and Messrs. Chandor, Muscato and King of $4,042, $75, $50, $115 and $396, respectively.
(4) Consists of country club expenses of $56,020, the imputed value of Mr. Yager's personal use of a company automobile for 7 months and a monthly car allowance for 5 months.
(5) Consists of the taxable portion of life insurance coverage and the imputed value of Mr. Yager's personal use of a company automobile.
(6)  Consists of a monthly car allowance.
(7)  Consists of the taxable portion of life insurance coverage.

Option Grants in Last Fiscal Year

    The following table sets forth information concerning options granted during fiscal 2001 to the Named Executive Officers. On November 30, 2001, in connection with the acquisition of us by AirGate, all outstanding options to purchase our common stock were converted into options to acquire common stock of AirGate, and all previously unvested options became immediately exercisable as of November 27, 2001. The numbers and exercise prices set forth below refer to the number of shares of AirGate common stock underlying the options and the exercise price for such shares.

                                                                                                  Potential Realizable Value at
                                                                                                  Assumed Annual Rates of Stock
                                                                                                  Price Appreciation for Option
                                                       Individual Grants                                       Term
                                                     ----------------------                       ------------------------------
                                 Number of       % of Total
                                Securities         Options
                                Underlying        Granted to       Exercise
                                 Options        Employees in    or Base Price     Expiration
             Name               Granted(#)       Fiscal Year     ($ /Share)          Date             5%($)          10%($)
---------------------------- ---------------- --------------- ------------------ --------------- --------------- ---------------
Timothy M. Yager ..........         79,684         35.0%           $  29.18        02/28/07        $ 815,455      $ 1,857,970
Linda K. Wokoun ...........         39,842         17.5%           $  29.18        04/01/07        $ 414,459      $   946,536
Stebbins B. Chandor, Jr. ..         39,842         17.5%           $  29.18        08/27/07        $ 445,969      $ 1,029,641
Anthony R. Muscato ........          7,968          3.5%           $  29.18        04/01/07        $  82,888      $   189,298
William W. King, Jr. ......          3,984          1.8%           $  29.18        02/28/03        $  12,913      $    26,560

Aggregated Fiscal Year-End Option Values

    The following table provides summary information regarding options held by our Named Executive Officers as of September 30, 2001. There was no public market for our common stock as of September 30, 2001 and no shares of common stock have been sold. No options are considered to be in-the-money because the exercise price exceeded the estimated fair value of our common stock as of September 30, 2001.


                                                                                                           Number of Securities
                                                                          Shares                          Underlying Unexercised
                                                                        Acquired on      Value          Options at Fiscal Year End
       Name                                                             Exercise(#)    Realized ($)     Exercisable/Unexercisable(1)
----------------------------------------------------------------------  -----------  ---------------- -----------------------------
Timothy M. Yager .....................................................      --             --                 69,723/89,645
Linda K. Wokoun ......................................................      --             --                 25,399/62,253
Stebbins B. Chandor, Jr. .............................................      --             --                 22,411/57,273
Anthony R. Muscato ...................................................      --             --                  5,976/13,944
William W. King, Jr. .................................................      --             --                 15,688/12,201

---------------
(1) Reflects shares of AirGate common stock given the closing of the merger on November 30, 2001. Upon the closing of the merger, all of these options vested in their entirety.

Compensation of Directors

    Prior to November 30, 2001, non-employee directors were paid $1,000 and reimbursed for their expenses for attendance at each board meeting and paid $500 for each telephonic board meeting. In fiscal year 2001, each non-employee director was granted stock options to purchase 15,000 shares of our common stock at $4.65 per share. Such options are now exercisable for 2,390 shares of AirGate common stock at an exercise price of $29.18 per share. After November 30, 2001, our directors who are neither employees of AirGate or iPCS nor directors of AirGate receive annual compensation of $12,000 plus reimbursement of expenses. All other directors receive no compensation for serving on our board of directors.

Employment Agreements

    As of the effective time of our acquisition by AirGate on November 30, 2001, Timothy M. Yager and William W. King, Jr. resigned their positions with us. Each of Ms. Wokoun's and Mr. Muscato's employment was terminated on January 1, 2002. Information with respect to the employment agreements between us and these individuals is set forth below pursuant to the rules of the Securities and Exchange Commission.

    We entered into a three year employment agreement with Timothy M. Yager, our former president and chief executive officer. Mr. Yager's employment agreement provided for an annual base salary of $275,000. Under the employment agreement, Mr. Yager was also entitled to performance based, retention and other bonuses, benefits, such as retirement, health and other fringe benefits, which are provided to other executive employees, reimbursement of business expenses and limited reimbursement of legal and financial planning expenses. Mr. Yager was also entitled to a car allowance, reimbursement for certain relocation expenses, payment of limited country club dues and assessments and a company-paid term life insurance policy. We granted Mr. Yager a total of 1,000,000 stock options under our 2000 Long Term Incentive Stock Plan at a weighted average exercise price of $5.08 per share. Such options are now exercisable for 159,368 shares of AirGate common stock at a weighted average exercise price of $31.85 per share.

    Pursuant to the terms of the employment agreement, Mr. Yager's employment was terminated with us, effective as of the effective time of our acquisition by AirGate on November 30, 2001. As a result, all of Mr. Yager's outstanding options became immediately exercisable and Mr. Yager received a lump sum payment equal to two years of his base salary, target incentive bonus (equal to 60% of his salary) and any portion of his $200,000 retention bonus that was deferred or unpaid as of the date of his termination. In addition, Mr. Yager will continue to receive health benefits at the employee rate for himself and his dependents until December 31, 2004. Mr. Yager will provide consulting services to the company from the date of his termination through December 31, 2004 in exchange for an annual consulting fee of $400,000. In addition, we will pay him an amount sufficient for him to pay the income tax and related employment taxes that he will have to pay related to our reimbursement to him of the parachute excise tax.

    Pursuant to the employment agreement, Mr. Yager agreed to keep all of our confidential information secret. Mr. Yager also agreed that, while he is employed by us and for a period of 12 months after his termination of employment, he will not compete with us in the wireless telecommunications business in any of the basic trading areas in which we have been granted the right to carry on the wireless telecommunications business. In addition, Mr. Yager will not solicit our customers for a competitive business and he will not solicit our employees. All severance payments pursuant to the employment agreement terminate in the event Mr. Yager violates the confidentiality, noncompetition or nonsolicitation provisions of the employment agreement.

    We have entered into an employment agreement with Linda K. Wokoun, our former executive vice president, chief operating officer. Ms. Wokoun's annual base salary is $220,000 and we granted her a total of 550,000 stock options which had a weighted average exercise price of $5.11 per share. Such options are now exercisable for 87,652 shares of AirGate common stock at a weighted average exercise price of $32.09 per share. On August 28, 2001, we entered into an amendment of the employment agreement with Ms. Wokoun pursuant to which Ms. Wokoun agreed that she would not terminate her employment until the earlier of the 180th day following the closing of the merger and June 30, 2002, at which time Ms. Wokoun's employment would be deemed to terminate automatically for good reason. Ms. Wokoun's employment was terminated on January 1, 2002 and she received a total payment of approximately $2,093,000. This amount includes a payment that will be deemed to be a complete settlement of Ms. Wokoun's obligation to provide consulting services following her termination of employment through December 31, 2003 and our obligation to pay Ms. Wokoun an annual consulting fee of $200,000. This payment also includes a "gross up" to make Ms. Wokoun whole as a result of any parachute excise tax that she is required to pay under applicable IRS rules, and the income tax and related employment taxes that she is required to pay because of our reimbursement to her of the parachute excise tax. Under the amendment to the employment agreement, Ms. Wokoun has agreed not to compete with us in the wireless telecommunications business in any of the basic trading areas in which we have been granted the right to carry on the wireless telecommunications business for six months.

    We have entered into an employment agreement with Stebbins B. Chandor, Jr., our former senior vice president, chief financial officer. Mr. Chandor's annual base salary is $200,000 and we granted him a total of 500,000 stock options which had a weighted average exercise price of $5.08 per share. Such options are now exercisable for 79,684 shares of AirGate common stock at a weighted average exercise price of $31.85 per share. On August 28, 2001, we entered into an amendment of the employment agreement with Mr. Chandor pursuant to which Mr. Chandor agreed that he will not terminate his employment until the earlier of the 180th day following the closing of the merger and June 30, 2002, at which time Mr. Chandor's employment will be deemed to terminate automatically for good reason. Upon termination, Mr. Chandor will be entitled to receive under the employment agreement, total payments equal to approximately $2,020,000. This amount includes a payment that will be deemed to be a complete settlement of Mr. Chandor's obligation to provide consulting services following his termination of employment through December 31, 2003 and our obligation to pay Mr. Chandor an annual consulting fee of $200,000. This payment also includes a "gross up" to make Mr. Chandor whole as a result of any parachute excise tax he is required to pay under applicable IRS rules, and the income tax and related employment taxes that he is required to pay because of our reimbursement to him of the parachute excise tax. Under the amendment to the employment agreement, Mr. Chandor has agreed not to compete with us in the wireless telecommunications business in any of the basic trading areas in which we have been granted the right to carry on the wireless telecommunications business until the end of November 2002. Mr. Chandor terminated his employment with us as of April 1, 2002.

    We have entered into an employment agreement with Anthony R. Muscato, our former senior vice president, chief technology officer. Mr. Muscato's annual base salary is $185,000 and we granted him a total of 125,000 stock options which had a weighted average exercise price of $5.16 per share. Such options are now exercisable for 19,920 shares of AirGate common stock at a weighted average exercise price of $32.38 per share. On August 28, 2001, we entered into an amendment of the employment agreement with Mr. Muscato pursuant to which Mr. Muscato agreed that he will not terminate his employment until the earlier of the 180th day following the closing of the merger and June 30, 2002, at which time Mr. Muscato's employment will be deemed to terminate automatically for good reason. Mr. Muscato's employment was terminated on January 1, 2002 and he received under the employment agreement, total payments of approximately $1,122,000. This amount includes a payment that will be deemed to be a complete settlement of Mr. Muscato's obligation to provide consulting services following his termination of employment through December 31, 2002, and our obligation to pay Mr. Muscato an annual consulting fee of $200,000. This payment also includes a "gross up" to make Mr. Muscato whole as a result of any parachute excise tax he is required to pay under applicable IRS rules, and the income tax and related employment taxes that he is required to pay because of our reimbursement to him of the parachute excise tax. Under the amendment to the employment agreement, Mr. Muscato has agreed not to compete with us in the wireless telecommunications business in any of the basic trading areas in which we have been granted the right to carry on the wireless telecommunications business for six months.

    We have entered into an employment agreement with William W. King, Jr., our former vice president, strategic planning and director. Mr. King's annual base salary was $150,000 and we granted him a total of 175,000 stock options which had a weighted average exercise price of $5.38 per share. Such options are now exercisable for 27,889 shares of AirGate common stock at a weighted average exercise price of $33.76 per share. Pursuant to the terms of the employment agreement, Mr. King's employment was terminated with us, effective as of the effective time of our acquisition by AirGate on November 30, 2001. As a result, all of Mr. King's outstanding options became immediately exercisable and Mr. King was entitled to receive under the employment agreement total payments of approximately $620,000. In addition, Mr. King will continue to receive health benefits at the employee rate for himself and his dependents for one year following his termination. This payment also includes a "gross up" to make Mr. King whole as a result of any parachute excise tax he is required to pay under applicable IRS rules, and the income tax and related employment taxes that he is required to pay because of our reimbursement to him of the parachute excise tax.

    Pursuant to the employment agreement, Mr. King agreed to keep all of our confidential information secret. Mr. King also agreed that, while he is employed by us and for a period of 12 months after his termination of employment, he will not compete with us in the wireless telecommunications business in any of the basic trading areas in which we have been granted the right to carry on the wireless telecommunications business. In addition, Mr. King will not solicit our customers for a competitive business and he will not solicit our employees. All severance payments pursuant to the employment agreement terminate in the event Mr. King violates the confidentiality, noncompetition or nonsolicitation provisions of the employment agreement.

    We have granted an aggregate of 2,540,000 stock options which had a weighted average exercise price of $5.12 per share under these employment agreements. Such options are now exercisable for 404,791 shares of AirGate common stock at a weighted average exercise price of $32.11 per share.

                             PRINCIPAL STOCKHOLDERS

    As a result of the merger between us and iPCS Acquisition Co., a wholly owned subsidiary of AirGate, we became a wholly owned subsidiary of AirGate as of November 30, 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Formation of Illinois PCS, LLC

    Geneseo Communications, Inc., Cambridge Telcom, Inc., Cass Communications Management, Inc., Schwartz Ventures, Inc. (which transferred its ownership to its affiliate Technology Group, LLC), Montrose Mutual PCS, Inc., and Gridley Enterprises, Inc. formed Illinois PCS, LLC in January 1999. Those investors received membership interests in exchange for their capital contributions. As of February 29, 2000 the members agreed to admit Timothy M. Yager, iPCS' former President and Chief Executive Officer, as a new member owning a 1.5% interest, and to reduce their membership interests in aggregate by 1.5%. Mr. Yager agreed to cancel his management agreement with Illinois PCS, LLC in exchange for his 1.5% membership interest and certain other consideration. For the year ended December 31, 2000, iPCS recorded non-cash compensation expense in the amount of approximately $8.5 million resulting from the issuance of this membership interest to Mr. Yager. For further information on the compensation expense, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

    The members have contributed all unfunded equity commitments. The obligations of the members of Illinois PCS, LLC to contribute capital and the other provisions contained in the formation documents of Illinois PCS, LLC were eliminated as of July 12, 2000 when iPCS consummated the reorganization from a limited liability company to a holding company structure.

Issuance of Convertible Participating Preferred Stock

    An investor group led by Blackstone purchased $120.0 million of iPCS' convertible preferred stock. On July 12, 2000, iPCS issued 9,090,909 shares of its Series A-1 Convertible Participating Preferred Stock at a purchase price of $5.50 per share and on December 28, 2000 iPCS issued 14,000,000 shares of iPCS Series A-2 Convertible Participating Preferred Stock at a purchase price of $5.00 per share to the investor group. The issuance of iPCS' Series A-1 Preferred Stock and Series A-2 Preferred Stock yielded gross proceeds to iPCS of $50.0 million and $70.0 million, respectively. Immediately prior to the effective time of the merger with AirGate, each outstanding share of iPCS preferred stock automatically converted into one share of iPCS common stock.

  Investment Agreement

    In the preferred stock investment agreement between iPCS and the investor group, iPCS agreed to refrain from taking certain actions with respect to its business, its capital stock and other aspects of its operations without the prior approval of Blackstone. These actions included:

    .   the declaration or payment of dividends or distributions;

    . the issuance of notes or debt securities containing equity features prior to December 31, 2000, or the issuance of any equity securities which would be senior to, or on parity with, the preferred stock;

    .   the making of investments in third parties;

    . the incurrence of any additional indebtedness in excess of $10.0 million; or

    . the issuance or sale of any shares of iPCS' or iPCS' subsidiaries' capital stock prior to December 31, 2000, other than in a public offering of iPCS' common stock, pursuant to an employee benefit plan or in connection with a merger or acquisition.

    The investment agreement terminated as of the effective time of the merger with AirGate.

  Stockholders Agreement

    At the date of the purchase and sale of iPCS' Series A-1 Preferred Stock, iPCS entered into a stockholders agreement with the investor group, Geneseo Communications, Inc. and Cambridge Telcom, Inc. which provided:

    . limitations on the transfer of any of iPCS' securities by each of Geneseo and Cambridge for a period of six months after the expiration of any lock-up period required by iPCS' underwriter in an initial public offering;

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    .   tag-along rights in favor of the investor group allowing it to participate in sales of iPCS' capital stock by Geneseo or Cambridge;

    . until an initial public offering or a change of control transaction, drag-along rights in favor of Geneseo and Cambridge requiring the investor group to sell all of iPCS' capital stock owned by it;

    . the right of Blackstone to designate up to two members of iPCS' Board of Directors;

    . preemptive rights granting the investor group the right to subscribe for and purchase upon the same terms and conditions, a portion of any equity securities iPCS issued prior to an initial public offering of iPCS' common stock that yields gross proceeds to iPCS of at least $30.0 million;

    . the right of the investor group to request that iPCS use its best efforts to complete an initial public offering of its common stock if it has not done so prior to July 12, 2002;

    . the right of the investor group to approve any merger, consolidation, sale of assets or other business combination transaction or issuance of securities that would:

    . have adverse tax consequences to the holders of the Series A-1 Preferred Stock or Series A-2 Preferred Stock; or

    . involve consideration other than cash or shares of common stock of the acquiring company, or involve cash and/or shares of common stock of the acquiring company that values Blackstone's investment in iPCS at less than the greater of $11.00 per share of common stock owned by it, subject to dilution adjustment, and an internal rate of return on its investment of an annual rate of 35%; and

    . if iPCS has not completed one or more public offerings of its common stock resulting in gross proceeds of $50.0 million or consummated a business combination transaction with a publicly traded company with a market capitalization in excess of $200 million and a public float valued in excess of $50.0 million prior to July 12, 2005, the investor group has the right to request that iPCS either repurchase its capital stock at fair market value or, if iPCS fails to repurchase their capital stock, force a sale of iPCS.

    The stockholders agreement terminated as of the effective time of the merger with AirGate.

  Registration Rights Agreement

    iPCS granted to the holders of its Series A-1 Preferred Stock and its Series A-2 Preferred Stock, the following registration rights, exercisable at any time after an initial public offering of its common stock:

    . demand registration rights that entitle Blackstone to require iPCS to register, under the Securities Act, on up to three occasions and at iPCS' expense, the resale of the investor group's shares of common stock; and

    . piggyback registration rights that entitle the investor group to require iPCS to include their shares of common stock in a registration of any of iPCS' equity securities, other than pursuant to the registration of the warrants comprising part of the units or the warrants issued to Sprint PCS

    These registration rights were to extend to all of the common stock that the investor group may acquire upon the conversion of their Series A-1 Preferred Stock and their Series A-2 Preferred Stock. These registration rights were subject to the underwriters' right to limit the number of shares included in any underwritten offering. The registration rights agreement terminated as of the effective time of the merger with AirGate.

Merger with AirGate PCS, Inc.

    On November 30, 2001, AirGate acquired us by merging a wholly owned subsidiary of with and into us. In connection with the merger, AirGate issued to our former stockholders approximately 12.4 million shares of AirGate common stock and assumed options and warrants to purchase approximately 1.1 million shares of AirGate common stock. Certain entities that are affiliates of The Blackstone Group, LP received 4,253,397 shares of AirGate common stock (including shares issuable upon exercise of warrants and options) and Mr. Yager received 266,630 shares of AirGate common stock (including shares issuable upon exercise of options). In accordance with the merger agreement, the Blackstone affiliates designated Michael S. Chae and we designated Mr. Yager to serve on AirGates's board of directors at the effective time of the merger. Mr. Yager was our President and Chief Executive Officer and one of our directors from our formation until resigning from such positions at the effective time of the merger. Mr. Chae, who currently serves as a Principal of the Principal Investment Group of The Blackstone Group, LP, served as one of our directors from August 2000 until resigning from such position at the effective time of the merger. Our former

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stockholders also have the right, subject to AirGate's approval, to designate an independent member to AirGate's board of directors. Such designation has occurred and AirGate's board of directors is considering such nominee.

    Upon the completion of the merger, Mr. Yager's employment with us terminated and he received a severance payment from us in the amount of $1,094,535 in accordance with the terms of his employment agreement. Pursuant to the terms of Mr. Yager's employment agreement with us, subject to the reasonable request of our board of directors, Mr. Yager will provide up to 80 hours per calendar month of consulting services relating to his expertise in the wireless communication industry. Mr. Yager will be entitled to an annual consulting fee of $400,000 during the period beginning on the date of his termination of employment and ending on December 31, 2004.

AirGate Public Offering; Registration Rights

    In connection with the closing of the merger, AirGate entered into a registration rights agreement with certain of our former stockholders. On December 19, 2001, AirGate completed an underwritten public offering of 4,000,000 shares of its common stock by such stockholders following the exercise of a demand registration right by the Blackstone affiliates in accordance with the registration rights agreement. In the public offering, the Blackstone affiliates sold 1,675,018 shares of AirGate common stock, Mr. Yager sold 25,000 shares of AirGate common stock and a charitable foundation established by Mr. Yager sold 7,500 shares of AirGate common stock. The public offering price was $50.00 per share less underwriting discounts and commissions of $2.25 per share that the selling stockholders paid. The registration rights agreement requires AirGate to pay all of the fees and expenses of the selling stockholders in connection with the public offering, other than the underwriting discounts and commissions. AirGate estimates that its fees and expenses, which consisted primarily of attorneys' and accountants' fees, SEC filing fees and printing expenses, to be approximately $740,000.

    The registration rights agreement also gives certain of our former stockholders, upon the request of the Blackstone affiliates, the right to demand that AirGate undertake an underwritten public offering of their shares of AirGate common stock after the one-year anniversary of the completion of the merger. The number of shares of AirGate common stock to be sold in a public offering following exercise of this demand right by the selling stockholders is subject to market conditions and depends upon the number of shares of AirGate common stock that the selling stockholders request to be included in such offering. Generally, 75% of the shares included in the offering would be shares owned by the Blackstone affiliates and 25% would be shares owned by our founding stockholders. AirGate has no obligation, however, to complete an underwritten public offering unless the sale of shares of AirGate's common stock requested to be included in such offering would result in initial aggregate proceeds of at least $40 million. The registration rights agreement prohibits AirGate from undertaking a separate public sale or distribution of its common stock during a period of 90 days after the completion of an underwritten offering following exercise of a demand right by the selling stockholders. In the event AirGate decides to register additional equity securities under the Securities Act of 1933, as amended, the registration rights agreement also gives our former stockholders limited rights to include their shares of AirGate's common stock in such a registration.

Registration of the Notes

    In accordance with a registration rights agreement dated as of July 12, 2000, as amended, the noteholders, which are affiliates of The Blackstone Group, LP, requested on November 20, 2001 that we register the resale of the $50 million in aggregate principal amount of our 14% senior discount notes due 2010 that such noteholders hold. The noteholders obtained their notes on July 12, 2000 in connection with a private offering by us.

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                DESCRIPTION OF OUR SENIOR SECURED CREDIT FACILITY

General

    Our wholly owned subsidiary, iPCS Wireless, Inc., entered into an amended and restated credit agreement, as amended, with Toronto Dominion (Texas), Inc. and GE Capital Corporation on July 12, 2000. This $140.0 million senior secured credit facility constitutes senior debt secured by a first priority security interest in substantially all of our assets, while our senior discount notes constitute unsecured senior debt. The senior secured credit agreement provides that we and all of our current and future subsidiaries guarantee this senior secured credit facility.

Amount and Purpose of Loans

    The senior secured credit agreement provides for two different tranches of borrowings totaling $140.0 million. The Tranche A commitment provides for borrowings up to $90.0 million and the Tranche B commitment provides for borrowings up to $50.0 million. This facility will be used to finance capital expenditures, certain acquisitions and investments for working capital needs and other general corporate purposes.

    The amounts that can be borrowed will be further limited to a borrowing base. The borrowing base is defined as 100% of the gross book value of all property, plant and equipment owned by iPCS Wireless and its subsidiaries' equipment used in our network. We will have the option to reduce the amount of any of the commitments, and to avoid the periodic fee charged on those unborrowed amounts. Any reduction must be at least $3.0 million. Any such reduction cannot be reinstated. Tranche A permits reborrowings on a revolving basis but amounts repaid under Tranche B may not be reborrowed.

Commitment Termination

    The Tranche A commitment is scheduled to terminate on June 30, 2008. The Tranche A commitment may also terminate:

    .   if we voluntarily terminate such commitment; and

    . if the administrative agent terminates the Tranche A commitment due to the occurrence of an event of default under the senior secured credit agreement.

    The Tranche B commitment is reduced by undrawn amounts on June 30, 2001. The undrawn portion of the Tranche B commitment may also terminate:

    .   if we voluntarily terminate such commitment; and

    . if the administrative agent terminates the Tranche B commitment due to the occurrence of an event of default under the credit agreement.

Syndication

    TD Securities (USA) Inc. and GE Capital Corporation have syndicated the loan to other lenders.

Loans and Interest Options

    We have multiple interest rate options available under the senior secured credit agreement:

    . from the date of the closing of the senior secured credit agreement through and including the date on which EBITDA is greater than zero for two consecutive fiscal quarters, we may borrow money as either:

    .   base rate loan with an interest rate equal to 2.75%, plus the higher of

    .   the prime or base rate of the Toronto-Dominion Bank, New York Branch; or

    .   the federal funds effective rate plus 0.5%; or

    . Eurodollar loan with an interest rate equal to the London interbank offered rate, plus 3.75%;

and after the date on which EBITDA is greater than zero for two consecutive fiscal quarters, the margin for base rate loans and Eurodollar loans will be determined based upon the leverage ratio as of the end of the fiscal quarter most recently ended.

    . we may convert a base rate loan to a Eurodollar loan if it meets specific conditions, or a Eurodollar loan to a base rate loan, from time to time;

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    .   we pay accrued interest either on the last day of each quarter for base rate loans, the last day of the interest period for Eurodollar loans or, in the case of an interest period greater than three months, at three month intervals after the first day of such interest period;

    . we pay interest due upon any prepayment or conversion from one interest type to another; and

    .   we pay all outstanding interest on the maturity date.

    At December 31, 2001, the weighted average interest rate on borrowings under the senior secured credit facility was 5.81%. After the date on which EBITDA is greater than zero for two consecutive fiscal quarters, the base rate margin will range from 2.75% to 2.25% and the Eurodollar loan margin will range from 3.75% to 3.25%, depending upon iPCS' leverage ratio as of the most recently ended fiscal quarter.

Payment of Principal

    Scheduled Payments. Commencing March 31, 2004, we must begin to repay, in quarterly installments, the principal on all Tranche B borrowings outstanding as of March 30, 2004. A fixed percentage is due each quarter:

    . for the first four quarters, commencing with the fiscal quarter ended March 31, 2004, 2.50% of the principal balance of the loan is due per quarter;

    .   for quarters five through eight, 3.75% per quarter;

    .   for quarters nine through sixteen, 6.25% per quarter; and

    .   for the last two quarters, 12.5% per quarter.

Any principal that has not been paid by June 30, 2008, the maturity date, is due at that time.

    Commencing March 31, 2004, and on the last day of each calendar quarter ending during the periods set forth below, the Tranche A commitment as of March 30, 2004 shall be automatically and permanently reduced by the percentage amount set forth below for the quarters indicated:

    . for the four quarters commencing with the fiscal quarter ending March 31, 2004, 2.50% per quarter;

    .   for quarters five through eight, 3.75% per quarter;

    .   for quarters nine through sixteen, 6.25% per quarter; and

    .   for the last two quarters, 12.5% per quarter.

    Optional Prepayments. We may voluntarily prepay any of the loans at any time. Tranche A permits reborrowing on a revolving basis but amounts repaid under Tranche B may not be reborrowed.

    Mandatory Prepayments. We will also make mandatory prepayments under certain circumstances, including among others:

    . 50% of our excess annualized cash flow as computed under the senior secured credit agreement, commencing on April 30, 2004 with respect to the fiscal year ended December 31, 2003;

    . any amount in excess of $1.0 million per calendar year received as net proceeds of asset sales outside the ordinary course of business or insurance proceeds, to the extent not reinvested in property or assets;

    . 50% of the net proceeds of any equity issuance by us or any subsidiary excluding the committed issuance of the convertible preferred stock or an initial public offering and any offering to a borrower or a guarantor party to the senior secured financing; and 100% of the net proceeds of a debt issuance by us or any subsidiary excluding permitted debt.

    All prepayments described above are applied to the outstanding loan balances pro rata between Tranche A and Tranche B and pro rata across maturities.

  Collateral

    Our senior secured credit facility is secured by:

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    .   a perfected first priority lien on substantially all of our current and future assets, and the assets and stock of future subsidiaries;

    . a collateral assignment of our affiliation agreements with Sprint and all of our other material contracts; and

    .   guarantees from all our future direct or indirect subsidiaries.

    We are obligated to grant to the administrative agent a first lien mortgage on any material real property we acquire.


  Conditions

    We must meet certain conditions at the dates we obtain any borrowings including:

    .   that there has been no default that is continuing;

    .   a reaffirmation of representations; and

    . that there has not been a material adverse effect, as defined in the senior secured credit agreement.

  Negative Covenants

    Other Debt. Other than purchase money debt not to exceed $10.0 million in principal, iPCS Wireless has agreed not to, nor to permit any of its subsidiaries to, incur additional indebtedness.

    Organizational Issues and Capital Stock. We have agreed, with the exceptions for the merger with AirGate and the merger of subsidiaries of iPCS Wireless into iPCS Wireless or its wholly owned subsidiaries, not to:

    .   become a party to a merger or a consolidation;

    .   wind-up, dissolve or liquidate; or

    . acquire all or a material or substantial part of the business or properties of another person except for acquisitions from Sprint which are currently permitted under the Sprint agreements.


    Restricted Payments. iPCS Wireless has agreed not to, nor to permit any of its subsidiaries to, make any "restricted payments." Restricted payments include the following:

    . dividends or distributions on account of shares of capital stock, except a dividend payable solely in shares of stock;

    . any redemption, conversion, exchange, retirement, sinking fund, or other similar purchase of shares of capital stock;

    . any payment or prepayment of principal, premium, if any, or interest on, any subordinated debt;

    . any redemption, conversion, exchange, purchase, retirement or defeasance of, or payments with respect to, any subordinated debt; and

    . any payment made to retire any outstanding warrants, options or other rights to acquire capital stock.

    The foregoing restriction will not prevent iPCS Wireless from making dividends to us to service scheduled cash interest payments on the senior discount notes, to pay merger related expenses (up to a maximum amount of $18.0 million) and to pay liquidated damages, up to a maximum of $500,000, upon the occurrence of registration defaults under the registration rights agreements applicable to the senior discount notes and accompanying warrants, provided no event of default or event which, with the passage of time or the giving of notice or both, would constitute an event of default under the senior secured credit facility exists at the time of any such dividend or would result from any such dividend. iPCS Wireless may make payments under subordinated guarantees consistent with the applicable subordination provisions.

    Modification of Agreements. We have agreed that, with limited exceptions, we will not consent to or implement any termination, amendment, modification, supplement or waiver of:

    .   our affiliation agreements with Sprint;

    .   our business plan;

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    .   any senior notes indenture or the senior discount notes; or

    .   any material contract.

    Other Negative Covenants. We and our operating subsidiaries have agreed not to:

    .   dispose of property;

    .   enter into sale/leaseback transactions;

    . engage in any line of business other than operation of our network, and related ownership and financing activities;

    . conduct any activity on real property that would violate environmental laws;

    . pay management fees other than to Sprint and fees payable by iPCS Wireless to us and fees paid by iPCS Equipment, Inc. to iPCS Wireless;

    .   take certain actions that would violate ERISA;

    .   prepay fees owed to Sprint;

    .   grant liens on assets;

    .   make investments, loans or advances;

    . prepay other debt, other than in connection with certain refinancings and the prepayment of any senior notes;

    .   permit subsidiaries to enter into dividend restrictions;

    .   enter into negative pledge or similar arrangements; or

    .   modify charter documents.

Financial and Operating Covenants

    We are subject to financial and operating covenants which are set forth below according to whether they are applicable prior to June 30, 2003 or thereafter including:


    Applicable until June 29, 2003:

    .   a maximum ratio of total debt to total capitalization at our level;

    . a maximum ratio of senior debt to total capitalization of iPCS Wireless and its subsidiaries;

    . minimum annualized EBITDA for iPCS Wireless and its subsidiaries for each quarter or maximum annualized EBITDA losses;

    .   minimum quarterly revenue for iPCS Wireless and its subsidiaries; and

    .   minimum number of subscribers.

    Applicable as of and after June 30, 2003:

    . a maximum ratio of total debt to annualized earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for iPCS Wireless and its subsidiaries for each quarter;

    . minimum quarterly interest coverage rates for iPCS Wireless and its subsidiaries which is the ratio of EBITDA to consolidated interest expense;

    . minimum ratio of senior funded indebtedness to annualized EBITDA for iPCS Wireless and its subsidiaries; and

    . maximum ratio of annualized EBITDA to all principal payments and interest scheduled to be made on indebtedness during the next twelve month period.

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     Applicable as of and after January 1, 2004:

     . minimum quarterly fixed charge coverage ratio for iPCS Wireless and its subsidiaries, which is the ratio of EBITDA to consolidated fixed charges.

     Applicable until March 30, 2004:

     . maximum cumulative capital expenditures for iPCS Wireless and its subsidiaries not to exceed a specified amount.

Events of Default

     In addition to failing to perform, observe or comply with the covenants, agreements and terms of the senior secured credit agreement, it is an event of default under the senior secured credit agreement if any party with financial responsibility for the loans, iPCS Wireless or any signatory to the Sprint agreements, becomes insolvent, commences or suffers bankruptcy or similar proceedings or suffers other indicia of extreme financial duress.

    Other events of default include:

     . an attachment against our property that is not released within 30 days and the amount claimed in the proceeding is greater than $1.0 million;

     . a judgment against us of greater than $1.0 million remains undischarged for a period of time;

     . failure to pay other loans as they become due or a default that permits acceleration of other debt with respect to debt of at least $1.0 million;

     . a breach by us under the consent and agreement among Sprint, holders of indebtedness under the senior secured credit facility and iPCS Wireless or the Sprint agreements;

     .    any change in control of us; or

     . any material adverse change occurs, which effect is broadly defined in the senior secured credit agreement to include things that could reasonably be expected to have a material adverse effect on our business or our ability to repay the loan.

AirGate acquired us on November 30, 2001. Such acquisition was not deemed a change in control. After November 30, 2001, a change in control will occur if:

     .    any person or group acquires more than 35% of AirGate's equity;

     . AirGate's directors as of the effective time of the merger, or any directors who are approved by such directors, cease for any reason to constitute at least a majority of AirGate's board of directors;

     .    AirGate ceases to own all of our capital stock; or

     . we cease to own all of the capital stock of iPCS Wireless or any subsidiary of iPCS Wireless.

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                            DESCRIPTION OF THE NOTES

     You can find the definitions of many of the terms used in this description under the subheading "Certain Definitions." In this description, the words "iPCS," "we" and "us" refer only to iPCS, Inc. and not to any of our subsidiaries.

     The notes were issued under an indenture dated as of July 12, 2000, among ourself, the Guarantors and BNY Midwest Trust Company, formerly known as CTC Illinois Trust Company, as Trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The indenture has been qualified as an indenture under the Trust Indenture Act.

     The following description is a summary of the material provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of these notes. We have filed a copy of the indenture with the SEC.

Brief Description of the Notes and the Guarantees

  The Notes

     The notes:

     .    are our senior unsecured obligations;

     .    are equal in right of payment to all our existing and future Senior
          Debt;

     . are senior in right of payment to all our existing and future subordinated Indebtedness; and

     . are unconditionally guaranteed on a senior subordinated unsecured basis by the Guarantors.

     The notes will be effectively subordinated to all liabilities of our Subsidiaries. We conduct all of our operations through our Subsidiaries. Accordingly, our ability to meet our cash obligations, including the obligation to make payments on the notes, is dependent upon the earnings of our Subsidiaries and the ability of our Subsidiaries to make cash distributions to us as dividends, loans or other distributions. Certain laws restrict the ability of our Subsidiaries to pay dividends to us. In addition, the Credit Facilities of ours and our Subsidiaries may place restrictions on the ability of the Subsidiaries to make distributions to us. Furthermore, any right of ours to receive the assets of any Subsidiary upon such Subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such Subsidiary's creditors (including lenders and trade creditors), except to the extent that we are ourself recognized as a creditor of such Subsidiary, in which case the claims of ours would still be subordinated to any Indebtedness of such Subsidiary senior in right of payment to that held by us.

  The Guarantees

     The notes will be guaranteed by all of our existing and future Restricted Subsidiaries other than Foreign Subsidiaries.

     The Guarantees of these notes:

     .    are general unsecured obligations of each Guarantor

     . are subordinated in right of payment to all existing and future Senior Debt of each Guarantor;

     . are equal in right of payment with any future senior subordinated Indebtedness of each Guarantor; and

     . are senior in right of payment to any future subordinated Indebtedness of each Guarantor.

     As of the date of the indenture, we had two Subsidiaries, iPCS Wireless and iPCS Equipment, both of which are "Restricted Subsidiaries." However, under the circumstances described below under the subheading "Selected Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate Subsidiaries meeting particular requirements as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries and Foreign Subsidiaries will not guarantee the notes.

     The Guarantors have other liabilities, including contingent liabilities, that are significant. As of the date of the issuance of the notes, we do not have any Subsidiaries that are not Guarantors. The indenture limits the amount of additional Indebtedness that we and our Restricted Subsidiaries may incur. However, these amounts could be substantial.

     The Guarantees will be released upon the circumstances described under the caption "--Guarantees."

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Principal, Maturity and Interest

     The notes are our senior, unsecured, general obligations, limited in aggregate principal amount to $300.0 million. The indenture provides, in addition to the $300.0 million aggregate principal amount of notes issued on the Issue Date, for the issuance of additional notes having identical terms and conditions to the notes offered hereby, subject to compliance with the covenant described under the caption "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock." Any such additional notes will be issued on the same terms and will constitute part of the same series of securities as the notes issued on the Issue Date and will vote together as one series on all matters with respect to the notes issued on the Issue Date.

     The notes issued on the Issue Date were issued at a discount to their aggregate principal amount and generated gross proceeds to us of approximately $152.3 million, and will accrete in value at a rate of 14% per annum, compounded semi-annually, to a final Accreted Value of $300.0 million at July 15, 2005. The notes will mature on July 15, 2010.

     Cash interest will not accrue or be paid on the notes prior to January 15, 2006, and starting on that date will accrue at a rate of 14% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2006 (each an "Interest Payment Date") to holders of record of such notes at the close of business on the January 1 and July 1 next preceding the Interest Payment Date (each a "Regular Record Date"). Cash interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from January 15, 2006. Cash interest will be computed on a basis of a 360-day year of twelve 30-day months. Accretion of original issue discount will be computed on a basis of a 360-day year of twelve 30-day months.

     The notes were issued at a substantial discount from the aggregate stated principal amount thereof. For federal income tax purposes, significant amounts of original issue discount, taxable as ordinary income, will be recognized by holders of the notes annually as long as they hold the notes, including in advance of the receipt of cash interest payments thereon. See "Certain United States Federal Income Tax Consequences."

     The notes are not subject to any sinking fund.

     The principal of, premium, if any, and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency of ours in the City of New York maintained for such purposes, which initially will be the office of the Trustee located at One Wall Street, New York, New York. The notes were issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Methods of Receiving Payments on the Notes

     If a holder of notes has given wire transfer instructions to us, we will make all principal, premium and interest payments on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders of notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

     The Trustee will initially act as Paying Agent and Registrar. We may change the Paying Agent or Registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

    A holder of notes may transfer or exchange such notes in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

    The registered holder of a note will be treated as the owner of it for all purposes.

Guarantees

    The Guarantors have jointly and severally guaranteed our obligations on a senior subordinated unsecured basis under the terms of the Guarantees.

     The obligations of each Guarantor under our Guarantee is limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. Nonetheless, under certain circumstances, "fraudulent conveyance" laws or other similar laws could invalidate the Guarantees, in which case we would be unable to use the earnings of the Guarantors to service our debt to the extent they face restrictions on distributing funds to us. See "Risk Factors--Risks Relating to the Notes--Because federal and state statutes may allow courts to void the guarantees of the notes, you may not have the right to receive any money pursuant to the guarantees."

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than us or another Guarantor), whether or not such Guarantor is the surviving Person, unless:

     . immediately after giving effect to that transaction, no Default or Event of Default exists; and

     .    either:

       . the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Guarantee and the registration rights agreement pursuant to a supplemental indenture reasonably satisfactory to the Trustee; or

       . the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture (it being understood that in the event that such Net Proceeds are not so applied, we will be permitted and required to make an Asset Sale Offer with any Excess Proceeds in satisfaction of this condition)

    The Guarantee of a Guarantor will be released:

     .    if we designate the Guarantor as an Unrestricted Subsidiary;

     . in connection with any sale of all of the capital stock of a Guarantor; or

     . in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, including by way of merger or consolidation, provided, however that in the event of such a transaction, we still have the obligation to apply the Net Proceeds as set forth in the Asset Sale covenant.

     Notwithstanding anything herein or in the indenture to the contrary, if any Restricted Subsidiary of ours that is not a Guarantor guarantees any other Indebtedness of ours or any Subsidiary of ours, or we or a Restricted Subsidiary of ours, individually or collectively, pledges more than 65% of the Voting Stock of such Subsidiary to a United States lender, then such Restricted Subsidiary must become a Guarantor.

     See "--Selected Covenants--Asset Sales."

Subordination of Guarantees

     The obligations of each Guarantor under its respective Guarantee are subordinated to all existing and future Senior Debt of such Guarantor, including Indebtedness under the Senior Financing. As of September 30, 2001, the Guarantors had no other Indebtedness Outstanding other than capitalized leases of $380,000.

     Upon any distribution to creditors of any Guarantor in a liquidation or dissolution of such Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Guarantor or its property, an assignment for the benefit of creditors or any marshaling of such Guarantor's assets and liabilities, the holders of Senior Debt of such Guarantor will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt, including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, in cash or Cash Equivalents before the holders of the notes will be entitled to receive any payment with respect to the Guarantee Obligations of such Guarantor, and until all Obligations with respect to Senior Debt of such Guarantor are paid in full, any distribution to which the holders of the notes would be entitled with respect to the Guarantee Obligations of such Guarantor shall be made to the holders of Senior Debt of such Guarantor, except that holders of the notes may receive and retain Permitted Junior Securities.

     No Guarantor may make any payment upon or in respect of its Guarantee Obligations, except in Permitted Junior Securities of such Guarantor if:

     . a default in the payment of the principal of, or premium, if any, or interest on, Designated Senior Debt of such Guarantor occurs and is continuing beyond any applicable period of grace; or

     . any other default occurs and is continuing with respect to such Designated Senior Debt that permits holders of such

     Designated Senior Debt as to which such default relates to accelerate its maturity and such Guarantor and the Trustee receive written notice of such default (a "Payment Blockage Notice") from a majority of the holders, or from the trustee, agent or other representative (the "Representative") of the holders, of any such Designated Senior Debt.

Payments on the Guarantee of any such Guarantor may and shall be resumed, including the payment of any amounts previously blocked by such Payment Blockage
Notice:

     . in the case of a payment default, upon the date on which such default is cured or waived; and

     . in the case of a nonpayment default, 179 days after the date on which the applicable Payment Blockage Notice is received or such earlier date on which the applicable Payment Blockage Notice is earlier terminated

     . by written notice to the Trustee and such Guarantor from such Representative or the majority of the holders of such Designated Senior Debt,

     .    because such default is no longer continuing or

     .    because such Designated Senior Debt has been repaid in full.

No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived or cured for a period of not less than 90 days.

     No provision contained in the indenture or the notes will affect the obligation of the Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the notes. The subordination provisions of the indenture and the notes will not prevent the occurrence of a default under any Guarantee or limit the right of the Trustee or any holder of notes to make a demand for payment on any Guarantee pursuant to the indenture or the relevant Guarantee.

     The indenture further requires that we promptly notify holders of Designated Senior Debt if payment of the notes is accelerated because of an Event of Default. As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of the notes may recover less ratably than creditors of each Guarantor who are holders of Senior Debt of each such Guarantor.

Optional Redemption

     Until July 12, 2003, we may on any one or more occasions redeem up to 35% of the Accreted Value of the notes issued on the Issue Date at a redemption price of 114% of the Accreted Value thereof, with the net cash proceeds of one or more Equity Offerings (excluding the first $70.0 million in cash proceeds received by us from the issuance of Equity Interests after the Issue Date); provided that

     . at least 65% of the Accreted Value of notes issued on the Issue Date remains outstanding immediately after the occurrence of such redemption, excluding notes held by us and our Subsidiaries; and

     . the redemption must occur within 90 days of the date of the closing of such Equity Offering upon not less than 30 nor more than 60 days' prior notice.

     Except pursuant to the preceding paragraph, the notes will not be redeemable at our option prior to July 15, 2005.

     On or after July 15, 2005, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of principal amount at maturity thereof, set forth below plus accrued and unpaid interest and Liquidated Damages, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:


                                                                                          Redemption
Year                                                                                      Price
--------------------------------------------------------------------------------------    -----------------------------
2005 .................................................................................    107.000                      %
2006 .................................................................................    104.667                      %
2007 .................................................................................    102.333                      %
2008 and thereafter ..................................................................    100.000                      %

Repurchase at the Option of Holders

  Change of Control

    If a Change of Control occurs, each holder of notes has the right to require us to repurchase all or any part, equal to $1,000 or an integral multiple thereof, of that holder's notes pursuant to a Change of Control Offer, as defined below. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the Accreted Value of notes repurchased on any purchase date prior to July 15, 2005 or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase if on or after July 15, 2005.

    Within 30 days following any Change of Control, we will mail a notice to each holder of notes stating:

    . that a Change of Control has occurred and offering to repurchase the notes (a "Change of Control Offer");

    . the Change of Control Payment and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

    . the circumstances and relevant facts regarding the Change of Control (including, if and to the extent material and reasonably available, information with respect to pro forma historical income, cash flow and capitalization after giving effect to the transaction giving rise to a Change of Control); and

    . the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender the notes (or portions thereof) for payment.

    We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflict.

    In the event of a Change of Control, on the Change of Control Payment Date, we will, to the extent lawful:

    . accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

    . deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

    . deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the Accreted Value or aggregate principal amount, as applicable, of notes or portions thereof being purchased by us.

    The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail or cause to be transferred by book entry to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

    The provisions described above that require us to make a Change of Control Offer following a Change of Control are applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. In addition, the definition of "Change of Control" in the indenture excludes certain transactions that may be considered a change of control in other indentures.

    The Guarantors' outstanding Senior Debt currently prohibits us from purchasing any notes, and also provides that certain change of control events with respect to us would constitute a default under the agreements governing the Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which we or a Guarantor becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we and the Guarantors could seek the consent of their senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we and the Guarantors do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, likely constitute a default under the Senior Debt. In such circumstances, the provisions in the documents governing the Senior Debt would likely restrict payments to the holders of notes. Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, we will, or will cause our Guarantors to, either repay all outstanding Senior Debt or obtain the requisite consents, if any are required, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant we will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer required to be made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of ours and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of ours and our Subsidiaries taken as a whole to another Person or group is uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

Selection and Notice

    If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

    . if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

    . if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

    No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

    If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Selected Covenants

  Asset Sales

    We and the Guarantors will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

        (1) we, the Guarantor, or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold, leased, conveyed or otherwise disposed of or of the Equity Interests issued or sold;

        (2) such fair market value is determined by our Board of Directors and evidenced by a resolution of the Board of Directors, which resolution shall, in the case of an Asset Sale with a fair market value of greater than $10.0 million, be set forth in an Officers' Certificate delivered to the Trustee; and

        (3) (A) at least 75% of the consideration therefore received by us, the Guarantor or such Restricted Subsidiary is in the form of cash or Cash Equivalents or (B) the Asset Sale qualifies as a Permitted
    Telecommunications Exchange Transaction. For purposes of this provision, each of the following shall be deemed to be cash:

            (a) any liabilities, as shown on our, such Guarantor's or such Restricted Subsidiary's most recent balance sheet, of ours, any Guarantor or any Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee, that are assumed by the transferee of any such assets or Equity Interests pursuant to a customary novation agreement that releases us, such Guarantor or such Restricted Subsidiary from further liability; and

            (b) any securities, notes or other obligations received by us, any such Guarantor or any such Restricted Subsidiary from such transferee that are converted by us, such Guarantor or such Restricted Subsidiary into cash within 60 days following the closing, to the extent of the cash received in that conversion.

    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, we or any Restricted Subsidiary may apply such Net Proceeds at our option:

        (1)  to repay Senior Debt;

        (2) to acquire a majority of the Voting Stock of another Permitted Business which becomes part of, or which is or becomes, a Restricted Subsidiary;

        (3) to make one or more capital expenditures in assets that are used or useful in a Permitted Business; or

        (4) to acquire other assets that are used or useful in a Permitted Business.

Pending the final application of any such Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

    Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is equal in right of payment with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum Accreted Value or principal amount at maturity of notes and such other Indebtedness that is equal in right of payment that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the Accreted Value or 100% of the principal amount at maturity, plus accrued and unpaid interest, if any, to the date of purchase, as applicable, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other Indebtedness that is equal in right of payment to be purchased on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

  Limitation on Restricted Payments

    Prior to and including June 30, 2003, we and the Guarantors shall not, and shall not permit any of their Restricted Securities to, directly or indirectly:

        (1) declare or pay any dividend or make any other payment or distribution on account of our, the Guarantors' or any of their Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us, a Guarantor or any of their Restricted Subsidiaries) or to the direct or indirect holders of our, the Guarantors' or any of their Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of us or to us, a Guarantor or a Restricted Subsidiary of ours or a Guarantor);

        (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving us or a Guarantor) any Equity Interests of ours or a Guarantor or any direct or indirect parent of ours or a Guarantor;

        (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinate to the notes or the Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

        (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as "Restricted Payments").

    After June 30, 2003, we, the Guarantors and their Restricted Subsidiaries shall not, directly or indirectly, make any Restricted Payment, and shall not permit any of their Restricted Subsidiaries, directly or indirectly, to make any Restricted Payment, unless, at the time thereof, and after giving effect thereto;

        (1) no Default or Event of Default shall have occurred and be continuing;

        (2) we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable period, have been permitted to incur at least $1.00 of additional Indebtedness, other than Permitted Debt, pursuant to clause (a) of the first paragraph of the covenant described under the caption "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (3) after giving effect to such Restricted Payment on a pro forma basis (other than the items permitted by clauses (2), (3), (4), (5) and (6) of the succeeding paragraph), the aggregate amount of all Restricted Payments made on or after the Issue Date shall not exceed the sum of, without duplication:

            (a) the amount of (x) the Operating Cash Flow of ours after June 30, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of ours are publicly available preceding the date of such Restricted Payment, treated as a single accounting period, less (y) 150% of the cumulative Consolidated Interest Expense of ours after June 30, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of ours are publicly available (or, if we do not make our financial statements publicly available, the date that is 45 days after the end of such fiscal quarter in the event such quarter is other than the quarter ending at the end of the fiscal year and 90 days after the end of such fiscal quarter for the quarter ending at the end of the fiscal year) preceding the date of such Restricted Payment treated as a single accounting period, plus

            (b) 100% of the aggregate net cash proceeds (excluding the first $70.0 million in cash proceeds received by us from the issuance of Equity Interests after the Issue Date) received by us since the date of the indenture as a contribution to our common equity capital or from the issue or sale of Equity Interests of ours (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock, or convertible or exchangeable debt securities of ours that, in the case of debt securities, have been converted into or exchanged for such Equity Interests (other than Equity Interests, Disqualified Stock or debt securities sold to a Restricted Subsidiary of ours), plus

            (c) the amount by which Indebtedness of ours or any of our Restricted Subsidiaries is reduced on our consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of ours) subsequent to the Issue Date of any Indebtedness of ours or any of our Restricted Subsidiaries convertible or exchangeable (including pursuant to clause (1) of the second paragraph of "General" under "Description of Warrants") for Capital Stock (other than Disqualified Stock) of ours (less the amount of any cash, or the fair value of any other property, distributed by us upon such conversion or exchange); plus

            (d) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment.

    The foregoing limitations in this entire "Limitation on Restricted Payments" covenant do not limit or restrict the making of any Permitted Investment, and a Permitted Investment shall not be counted as a Restricted Payment for purposes of clause (d) above. In addition, so long as no Default or Event of Default shall have occurred and be continuing, the foregoing limitations do not prevent us from:

        (1) paying a dividend on Equity Interests of ours within 60 days after the declaration thereof if, on the date when the dividend was declared, we could have paid such dividend in accordance with the provisions of the indenture;

        (2) repurchasing Equity Interests of ours from current or former employees or directors of ours or any Subsidiary thereof for consideration not to exceed $3.0 million in the aggregate in any fiscal year; provided that any unused amount in any fiscal year may be carried forward to one or more future periods; provided, further, however, that such amount may be increased by an amount not to exceed (a) the cash proceeds from sales of Capital Stock of ours (other than Disqualified Stock) to members of management or directors or consultants of ours and our Subsidiaries that occur after the Issue Date, provided, that the amount of any such net cash proceeds shall be excluded from clause (3)(b) of the preceding paragraph, plus (b) the cash proceeds of key man life insurance policies received by us and our Restricted Subsidiaries after the Issue Date; and provided, further, that the aggregate amount of all such repurchases made pursuant to this clause (2) does not exceed $15.0 million;

        (3) redeeming, repurchasing, defeasing or otherwise acquiring or retiring for value Indebtedness that is subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for:

            (a) the net cash proceeds from a substantially concurrent issuance of Equity Interests of ours (other than Disqualified Stock of ours and other than Equity Interests sold to a Restricted Subsidiary of ours), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, defeasance or other acquisition shall be excluded from clause 3(b) of the preceding paragraph, or

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

            (b) Indebtedness that is at least as subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest, as the Indebtedness being purchased, with Restricted Payments made pursuant to this clause not being counted as Restricted Payments for purposes of clause (d) above;

        (4) repurchasing, redeeming or otherwise acquiring Equity Interests of ours in exchange for, or out of the net cash proceeds from a substantially concurrent issuance of Equity Interests of ours (other than Disqualified Stock of ours and other than Equity Interests sold to a Restricted Subsidiary of ours), provided that the amount of any such net cash proceeds that are utilized for any such repurchase, redemption or other acquisition shall be excluded from clause 3(b) of the preceding paragraph;

        (5) the payment of any dividend or distribution by one of our Restricted Subsidiaries to the holders of its Equity Interests on a pro rata basis, but only to the extent such payment is made to us or one of our Restricted Subsidiaries;

        (6) making other Restricted Payments not to exceed $5.0 million in the aggregate at any time outstanding, with Restricted Payments pursuant to this clause not being counted as Restricted Payments for purposes of clause (d) above; or

        (7)  making distributions or payments of Receivables Fees.

    In addition, if any Person in which an Investment is made, which Investment constituted a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (d) of the second preceding paragraph, or in clause (6) immediately above, to the extent such Investments would not have been Restricted Payments had such Person been a Restricted Subsidiary at the time such Investments were made.

    For purposes of clauses (3) and (4) above:

        (1) the net cash proceeds received by us from the issuance or sale of our Equity Interests either upon the conversion of, or in exchange for, Indebtedness of ours, any Guarantor or any Restricted Subsidiary shall be deemed to be an amount equal to (a) the sum of (1) the principal amount or Accreted Value, whichever is less, of such Indebtedness on the date of such conversion or exchange and (2) the additional cash consideration, if any, received by us upon such conversion or exchange, less any payment on account of fractional shares, minus (b) all expenses incurred in connection with such issuance or sale;

        (2) the net proceeds received by us from the issuance or sale of our Equity Interests upon the exercise of any options or warrants of ours, any Guarantor or any Restricted Subsidiary shall be deemed to be an amount equal to (a) the additional cash consideration, if any, received by us upon such exercise, minus (b) all expenses incurred in connection with such issuance or sale; and

        (3) the first $70.0 million of cash proceeds received by us from the issuance of Equity Interests after the Issue Date shall not be included.

    For purposes of this "Limitation on Restricted Payments" covenant, if a particular Restricted Payment involves a noncash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the noncash portion of such Restricted Payment, as determined by the Board of Directors, whose good-faith determination shall be conclusive and evidenced by a Board Resolution and, in the case of fair market value of such noncash portion in excess of $5.0 million, accompanied by an opinion of an accounting, appraisal or investment banking firm of national standing. Not later than the business day after the making of any Restricted Payment in excess of $5.0 million, we shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Limitation on Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

    The amount of any Investment outstanding at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital, repayment of loans and return on capital, including interest and dividends, in each case, received in cash, up to the amount of such Investment on the date made.

  Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock

    We and the Guarantors shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise with respect to (collectively "incur") any Indebtedness (including Acquired
Debt) other than Permitted Debt, and we shall not issue any Disqualified Stock and shall not permit any of our Restricted Subsidiaries to issue any shares of Preferred Stock, in each case unless immediately after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock or Preferred Stock and the receipt and application of the net proceeds therefrom, including, without limitation, the application or use

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of the net proceeds therefrom to repay Indebtedness or make any Restricted
Payment, (a) the Consolidated Debt to Annualized Operating Cash Flow Ratio would be (1) less than 7.0 to 1.0, if prior to December 31, 2005 and (2) less than 6.0 to 1.0, if on or after December 31, 2005 or (b) in the case of any incurrence of Indebtedness prior to December 31, 2005 only, Consolidated Debt would be equal to or less than 75% of Total Invested Capital.

     So long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant does not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1)  the incurrence by us and the Guarantors of Existing Indebtedness;

          (2) the incurrence by us and the Guarantors of Indebtedness represented by the notes and the related Guarantees to be issued on the Issue Date;

          (3) the incurrence by us and any Guarantor of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness of ours and the Guarantors outstanding under all Credit Facilities at any time outstanding, after giving effect to such incurrence, does not exceed the sum of (i) $200.0 million plus (ii) 75% of Qualified Receivables, which sum shall be permanently reduced by the aggregate amount of all Net Proceeds of Asset Sales applied since the date of the indenture to repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "--Selected Covenants--Asset Sales";

          (4) the incurrence by us or any Guarantor of Indebtedness represented by Capital Lease Obligations or Purchase Money Indebtedness, in each case,
     (a) incurred for the purpose of leasing or financing all or any part of the purchase price or cost of construction or improvement of inventory, property, plant or equipment used in the business of ours, any Guarantor or any of their Restricted Subsidiaries, including telephone and computer systems and operating facilities, in an aggregate principal amount not to exceed $5.0 million at any time outstanding and (b) such Indebtedness shall not constitute more than 100% (determined in accordance with GAAP in good faith by the Board of Directors of ours), of the cost of the property so purchased, constructed, improved or leased;

          (5) the incurrence by us or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness, other than intercompany Indebtedness, that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2) or (13) of this paragraph;

          (6) the incurrence of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries that are Guarantors; provided, however, that:

               (a) if we or any Guarantor are the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of us, or the Guarantee of such Guarantor, in the case of a Guarantor; and

               (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either us or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
          (6);

          (7) the incurrence by us or any Guarantor of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;


          (8) the guarantee by us or a Guarantor of Indebtedness that was permitted to be incurred by another provision of this covenant;

          (9) the accrual of interest and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

          (10) Indebtedness

        . in respect of performance, surety or appeal bonds or bankers' acceptances provided in the ordinary course of business, and

        . arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of ours, any Guarantor or any Restricted Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition of any

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          business, assets or Restricted Subsidiary (other than guarantees of
          Indebtedness incurred by a person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by us, any Guarantor or any Restricted Subsidiary in connection with such disposition;

          (11) the incurrence by us or any Restricted Subsidiary of any Indebtedness under any unsecured deferred promissory note payable to Sprint PCS pursuant to the deferral of collected revenues provision of the Consent and Agreement between Sprint PCS and the lenders under our Credit Facilities;

          (12) the incurrence by us or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount, or accreted value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $50.0 million; and

          (13) the incurrence by us or any Guarantor of Acquired Debt but only to the extent that immediately after giving effect to the incurrence of such Indebtedness

        . in the event of the incurrence of Acquired Debt on or after December 31, 2005 only, the Consolidated Debt to Annualized Operating Cash Flow Ratio would decrease as compared to the Consolidated Debt to Annualized Operating Cash Flow Ratio immediately prior to such incurrence or

        . in the event of the incurrence of Acquired Debt prior to December 31, 2005 only, the ratio of Consolidated Debt to Total Invested Capital would decrease as compared to the ratio of Consolidated Debt to Total Invested Capital immediately prior to such incurrence.

     For purposes of determining compliance with this "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, we will be permitted to classify such item of Indebtedness on the date of our incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above or is entitled to be incurred pursuant to the first paragraph of this covenant, we, the Guarantors and our Restricted Subsidiaries shall, in our sole discretion, classify such item of Indebtedness from time to time in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof at any given time. Accrual of interest, the accretion of Accreted Value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     Notwithstanding anything to the contrary contained in this covenant,

          (1) we shall not, and shall not permit any Guarantor to, incur any Indebtedness pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to refinance any subordinated Indebtedness unless such newly-incurred Indebtedness shall be subordinated to the notes or the applicable Guarantee, as the case may be, to at least the same extent as such refinanced subordinated Indebtedness, and

          (2) we shall not permit any Restricted Subsidiary that is not a Guarantor to incur any Indebtedness pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to refinance any Indebtedness of ours or any Guarantor.

  Limitation on Layering Indebtedness

     The indenture provides that we and the Guarantors will not, and will not permit any of our Restricted Subsidiaries to, incur any Indebtedness that is contractually subordinated to any Indebtedness of ours or any Guarantor unless such Indebtedness is subordinated to the notes at least to the same extent as it is to such other Indebtedness.

  Liens

     We and the Guarantors will not, and will not permit any of our Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness that is equal in right of payment with the notes or the applicable Guarantee, as the case may be, or is subordinated Indebtedness, upon any of their property or assets, now owned or hereafter acquired, unless we and the Guarantors provide, and cause our Restricted Subsidiaries to provide, concurrently therewith, that the notes and the applicable Guarantees are equally and ratably so secured; provided that if such Indebtedness is subordinated Indebtedness, the Lien securing such subordinated Indebtedness shall be subordinate and junior to

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the Lien securing the notes (and any related applicable Guarantees) with the same relative priority as such subordinated Indebtedness shall have with respect to the notes (and any related applicable Guarantees); and provided further that the restriction described in this paragraph will not apply to Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

    We and the Guarantors will not, and will not permit any of our Restricted Subsidiaries, directly or indirectly, to, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to us, the Guarantors or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to us, the Guarantors or any of their Restricted Subsidiaries;

          (2) make loans or advances to us, the Guarantors or any of our Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to us, the Guarantors or any of our Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) Existing Indebtedness or Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness or Credit Facilities, as in effect on the Issue Date;

          (2) the indenture, the notes and the Guarantees;

          (3) applicable law;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by us, any Guarantor or any of our Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (6) Purchase Money Indebtedness for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of us, any Guarantor or any of our Restricted Subsidiaries to dispose of the assets subject to such Lien;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

        (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Merger, Consolidation or Sale of Assets

     We and the Guarantors, considered as a whole, shall not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer or otherwise dispose of our properties and assets substantially as an entirety to, any Person, and shall not permit any of our Restricted Subsidiaries to enter into any such transaction or series of transactions, unless, at the time and after giving effect thereto:

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          (1)  either: (A) if the transaction or series of transactions is a consolidation of us with or a merger of us with or into any other Person, we shall be the surviving Person of such merger or consolidation, or (B) the Person formed by any consolidation with or merger with or into us, or to which the properties and assets of us or us and our Restricted Subsidiaries, taken as a whole, as the case may be, substantially as an entirety are sold, assigned, conveyed or otherwise transferred (any such surviving Person or transferee Person referred to in this clause (B) being the "Surviving Entity"), shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of ours under the notes and the indenture and, in each case, the indenture, as so supplemented, shall remain in full force and effect;

          (2) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and

          (3) we or the Surviving Entity will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period, (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" or (B)(i) in the event that such transaction occurs on or after December 31, 2005 only, the Consolidated Debt to Annualized Operating Cash Flow Ratio would decrease as compared to the Consolidated Debt to Annualized Operating Cash Flow Ratio immediately prior to such transaction or (ii) in the event that such transaction occurs prior to December 31, 2005 only, the ratio of Consolidated Debt to Total Invested Capital would decrease as compared to the ratio of Consolidated Debt to Total Invested Capital immediately prior to such transaction; provided, however, that the foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer or other disposition of the properties and assets by any Restricted Subsidiary to us or any other Restricted Subsidiary, or the merger or consolidation of any Restricted Subsidiary with or into us or any other Restricted Subsidiary. The indenture also provides that we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person, other than pursuant to Permitted Tower Sale and Leaseback Transactions.

     In connection with any consolidation, merger, sale, assignment, conveyance, transfer or other disposition contemplated by the foregoing provisions, we shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, or other disposition and the supplemental indenture in respect thereof, required under clause (1)(B) of the preceding paragraph, comply with the requirements of the indenture and an opinion of counsel to such effect. Each such Officers' Certificate shall set forth the manner of determination of our compliance with clause (3) of the preceding paragraph.

     For all purposes of the indenture and the notes, including the provisions described in the two immediately preceding paragraphs and the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" and "Designation of Restricted and Unrestricted Subsidiaries" covenants, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the "Designation of Restricted and Unrestricted Subsidiaries" covenant and all Indebtedness of the Surviving Entity and its Subsidiaries that was not Indebtedness of ours and our Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been incurred upon such transaction or series of transactions.

     The Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of ours under the indenture, and the predecessor company shall be released from all its obligations and covenants under the indenture and the notes.

  Transactions with Affiliates

     We and the Guarantors will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of our properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to us or the relevant Guarantor or Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Guarantor or Restricted Subsidiary with an unrelated Person; and

          (2)  we deliver to the Trustee:

               (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate

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     certifying that such Affiliate Transaction or series of related Affiliate
     Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors; and

          (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, an opinion as to the fairness to the holders of notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any employment, severance, stock option or other employee benefit agreement entered into by us, any Guarantor or any of our Restricted Subsidiaries in the ordinary course of business;

          (2) transactions between or among us and/or a Guarantor and/or our Restricted Subsidiaries;

          (3) payment of reasonable directors fees, expenses and indemnification to Persons who are not otherwise Affiliates of ours;

          (4) Restricted Payments that are not prohibited by the provisions of the indenture described above under the caption "--Limitation on Restricted Payments;"

          (5) sales of Equity Interests of ours, other than Disqualified Stock, to Affiliates of ours;

          (6) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

          (7) transactions with an investor in the investor group led by Blackstone in accordance with the agreements governing the sale by us of the Series A-1 Preferred Stock including the Investment Agreement, the Registration Rights Agreement, the Stockholders Agreement and the Transaction Fee Agreement as such agreements exist on the closing date or in accordance with the certificate of incorporation or bylaws of ours as each exists on the closing date.

  Additional Guarantees

     If we, any Guarantor or any of our Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of the indenture, then that newly acquired or created Restricted Subsidiary, other than a Foreign Subsidiary, must become a Guarantor and

     . execute a supplemental indenture satisfactory to the Trustee making the Restricted Subsidiary a party to the indenture;

     .    execute an endorsement of Guarantee and


     . deliver an opinion of counsel to the Trustee within 10 business days of the date on which it was acquired or created to the effect that such supplemental indenture has been duly authorized and executed by such Restricted Subsidiary and constitutes the legal, valid, binding and enforceable obligation of such Restricted Subsidiary (subject to customary exceptions concerning fraudulent conveyance laws, creditors' rights and equitable principles as may be reasonably acceptable to the Trustee).

  Designation of Restricted and Unrestricted Subsidiaries

     The Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by us, the Guarantors and our Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and if required by that covenant will reduce the amount available for Restricted Payments under paragraph (3) of the second paragraph of the covenant described above under the caption "--Limitation on Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  Sale and Leaseback Transactions

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     We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that we or any Restricted Subsidiary that is a Guarantor may enter into a sale and leaseback transaction if:

          (1) we or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the tests in (a) and (b), if applicable, of the covenant described above under the caption "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens;"

          (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and

          (3) the transfer of assets in that sale and leaseback transaction is permitted by, and we apply the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales."

     The foregoing shall not prohibit us or any of our Restricted Subsidiaries from entering into Permitted Tower Sale and Leaseback Transactions. In addition, sale and leaseback transactions between or among us and/or our Restricted Subsidiaries shall not be prohibited by this covenant.

  Limitation on Issuances and Sales of Equity Interests in Restricted
Subsidiaries

     We and the Guarantors will not, and will not permit any of our Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary to any Person, other than us, a Guarantor or a Restricted Subsidiary, unless:

          (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; and

          (2) the net cash proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Asset Sales."

     In addition, we will not permit any Restricted Subsidiary to issue any of its Equity Interests, other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares, to any Person other than to us, a Guarantor or a Restricted Subsidiary.

  Business Activities

     We and the Guarantors will not, and will not permit any of our Restricted Subsidiaries to, engage in any business other than Permitted Businesses; provided, however, that, subject to the other provisions of the indenture, we and the Guarantors and our Restricted Subsidiaries shall not be prohibited from owning, directly or indirectly, not more than 2.0% of the equity of any publicly traded corporation, partnership, limited liability company, joint venture or other publicly traded entity that is not engaged in a Permitted Business.

  Payments for Consent

     We and the Guarantors will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

     Notwithstanding that we may not be subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, so long as any notes are outstanding, we will furnish to the Trustee for the benefit of the holders of notes, within two business days of the time periods specified in the Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

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     As required by the terms of our indenture, whether or not required by the
Commission, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations, unless the Commission will not accept such a filing. The filing of such information with the Commission, and transmission of a copy thereof to the Trustee as set forth above, shall satisfy our obligations described above.

Events of Default and Remedies

     Each of the following is an Event of Default:

          (1) the failure by us to pay any installment of interest on the notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

          (2) the failure by us to pay all or any part of the principal, or premium, if any, on the notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Payment or the amount set forth in the Asset Sale Offer, or otherwise on notes validly tendered and not properly withdrawn pursuant to a Change of Control or Asset Sale Offer, as applicable, or default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by provisions of the indenture;

          (3) the failure by us or any of our Restricted Subsidiaries to observe or perform any other covenant or agreement contained in the notes or the indenture and, except for the provisions under "Repurchase at the Option of the Holders--Change of Control" and "Selected Covenants--Asset Sales," the continuance of such failure for a period of 30 days after written notice is given to us by the Trustee or to us and the Trustee by the holders of 25% in aggregate principal amount of the notes outstanding;

          (4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us, any Guarantor or any of our Restricted Subsidiaries, or the payment of which is guaranteed by us, any Guarantor or any of our Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

               (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

               (b) results in the acceleration of such Indebtedness prior to its express maturity;

     and, in each case, the outstanding principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

          (5) failure by us, any Guarantor or any of our Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (6) except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee;

          (7) certain events of bankruptcy or insolvency with respect to us, any Guarantor or any of our Restricted Subsidiaries; and

          (8) (a) if any Credit Facility is not in existence, any event occurs that causes, subject to any applicable grace period or waiver, an Event of Termination under any of the Sprint Agreements or (b) if any Credit Facility is in existence, Sprint shall have commenced to exercise any remedy under the Sprint Agreements (other than Section 11.6.3 of the Management Agreement) by reason of the occurrence of an Event of Termination.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a

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     Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     We are required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of ours or any Guarantor, as such, shall have any liability for any obligations of ours or the Guarantors under the notes, the indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees ("Legal Defeasance") except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

          (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, we may, at our option and at any time, elect to have our obligations and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

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          (4) no Default or Event of Default shall have occurred and be continuing either:

        . on the date of such deposit other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or

        . insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (it being understood that this clause shall not be interpreted as delaying the effectiveness of a Covenant Defeasance beyond the date of the deposit described in clause (1) above);

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound;

          (6) we must have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of ours between the date of deposit and the 91st day following the deposit and assuming that no holder is an "insider" of ours under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) we must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over the other creditors of ours with the intent of defeating, hindering, delaying or defrauding creditors of ours or others; and

          (8) we must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate Accreted Value of the notes then outstanding if prior to July 15, 2005, or the aggregate principal amount of the notes if after July 15, 2005, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate Accreted Value of the then outstanding notes including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes.

     Without the consent of each holder adversely affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

          (1) reduce the Accreted Value of the then outstanding notes if prior to July 15, 2005 or the aggregate of the principal amount of notes if after July 15, 2005 whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the captions "--Repurchase at the Option of Holders--Change of Control" and "--Selected Covenants--Asset Sales;"

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

          (7) waive a redemption payment with respect to any note, other than a payment required by one of the covenants described above under the captions "--Repurchase at the Option of Holders--Change of Control" and "--Selected Covenants--Asset Sales;" or

          (8) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, we and the Trustee may amend or supplement the indenture or the notes to:

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          (1) cure any ambiguity, defect or inconsistency;

          (2) provide for uncertificated notes in addition to or in place of certificated notes;

          (3) provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

          (4) make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any Holder; or

          (5) comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

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Concerning the Trustee

     If the Trustee becomes a creditor of ours or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Registration Rights; Liquidated Damages

     The following description is a summary of the material provisions of the registration rights agreement. It does not restate the agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of notes.

     We have entered into a registration rights agreement with the initial purchasers of the notes, which group includes the selling noteholders, in which we agreed to, among other things:

        (1) file a shelf registration statement on or prior to 30 days after we receive notice from any of the initial purchasers of the notes who did not participate in our exchange offer of notes which was consummated on February 9, 2001 to register our notes held by them for public resale; and

        (2) use our reasonable best efforts to cause such shelf registration statement to become effective on or prior to 60 days after such notice was received by us.

     The registration rights agreement provides that:

        (1) if we are obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or before the 30th day after the obligation to file a shelf registration statement arises,

        (2) if we are obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or before the 60th day after the obligation to file a shelf registration statement arises, or

        (3) if the shelf registration statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the notes,

for such time of non-effectiveness (a "Registration Default"), then we will pay to each holder of notes affected thereby liquidated damages in an amount equal to $0.05 per week per $1,000 in principal amount of notes held by such holder for each week or portion thereof that the Registration Default continues for the first 90-day period immediately following the occurrence of such Registration Default. The amount of the liquidated damages shall increase by an additional $0.05 per week per $1,000 in principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $0.50 per week per $1,000 in principal amount of notes. We will not be required to pay liquidated damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     We will pay all accrued liquidated damages to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

Certain Definitions

     Set forth below are many of the defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accounts Receivable Subsidiary" means a Subsidiary of ours, the Guarantors or any of our Restricted Subsidiaries to which we, the Guarantors or any of our Restricted Subsidiaries sell any of our accounts receivable pursuant to a Receivables Facility.

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     "Accreted Value" of any outstanding note as of or to any date of determination means an amount equal to the sum of (1) the issue price of such note as determined in accordance with Section 1273 of the Internal Revenue Code plus (2) the aggregate of the portions of the original issue discount, i.e., the excess of the amounts considered as part of the "stated redemption price at maturity" of such note within the meaning of Section 1273(a)(2) of the Internal Revenue Code or any successor provisions, whether denominated as principal or interest, over the issue price of such note, that shall theretofore have accrued pursuant to Section 1272 of the Internal Revenue Code, without regard to Section 1272(a)(7) of the Internal Revenue Code, from the date of issue of such note (a) for each six-month or shorter period ending January 15 or July 15 prior to the date of determination and (b) for the shorter period, if any, from the end of the immediately preceding six-month or shorter period, as the case may be, to the date of determination, plus (3) accrued and unpaid interest to the date such Accreted Value is paid (without duplication of any amount set forth in (2) above), minus all amounts theretofore paid in respect of such note, which amounts are considered as part of the "stated redemption price at maturity" of such note within the meaning of Section 1273(a)(2) of the Internal Revenue Code or any successor provisions whether such amounts paid were denominated principal or interest.

     "Acquired Debt" means, with respect to any specified Person:

        (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

        (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "Annualized Operating Cash Flow" means Operating Cash Flow, for the latest two full fiscal quarters for which consolidated financial statements of ours are publicly available (or, if we do not make our financial statements publicly available, the date that is 45 days after the end of such two fiscal quarter in the event such second of two quarters is other than the quarter ending at the end of the fiscal year and 90 days after the end of such two fiscal quarters in the event such second of two quarters ends at the end of the fiscal year), multiplied by two.

     "Asset Sale" means:

        (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory and sales of obsolete equipment in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of ours, the Guarantors and our Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Selected Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant;

        (2) the issuance of Equity Interests by any of our Restricted Subsidiaries or the sale of Equity Interests in any of our Restricted Subsidiaries;

        (3) a Permitted Telecommunications Exchange Transaction; and

        (4) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

        (1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $1 million; or (b) results in net proceeds to us, the Guarantors and our Restricted Subsidiaries of less than $1 million;

        (2) a sale, lease, conveyance or other disposition of assets between or among us and our Wholly Owned Restricted Subsidiaries that are Guarantors;

        (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to us or to another Wholly Owned Restricted Subsidiary;

        (4) a Restricted Payment that is permitted by the covenant described above under the caption "--Selected Covenants--Limitation on Restricted Payments";

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        (5) any transfer by us or a Subsidiary of property or equipment with a fair market value of less than $5 million to a Person who is not an Affiliate of ours in exchange for property or equipment that has a fair market value at least equal to the fair market value of the property or equipment so transferred; provided that, in the event of a transfer described in this clause (5), we shall deliver to the Trustee an officer's certificate certifying that such exchange complies with this clause (5);

        (6) the issuance of directors' qualifying shares of Preferred Capital Stock of a Guarantor or such Restricted Subsidiary (other than Preferred Capital Stock convertible or exchangeable into common stock) that is otherwise permitted by the indenture; and

        (7) the transfer or sale of Equity Interests required by applicable laws or regulations.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person," as such term is used in Section 13(d)(3) of the Exchange Act, such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of ours to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the disinterested directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

        (1) in the case of a corporation, corporate stock;

        (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

        (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

        (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

        (1) United States dollars;

        (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof, having maturities of less than one year from the date of acquisition;

        (3) certificates of deposit and Eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

        (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

        (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing prior to one year after the date of acquisition; and

        (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

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     "Change of Control" means the occurrence of any of the following:

        (1) the sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of ours and our Subsidiaries, taken as a whole, to any "person" or "group" as such terms are used in
     Section 13(d)(3) of the Exchange Act;

        (2) the adoption of a plan relating to the liquidation or dissolution of us;

        (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" or "group" as defined above, other than Geneseo Communications, Inc., Cambridge Telcom, Inc. and The Blackstone Group or any of their Affiliates, becomes the Beneficial Owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares; provided, that so long as the surviving Person in such a transaction is a Subsidiary of a parent Person, no Person shall be deemed under this clause
     (3) of this "Change of Control" definition to be or become a Beneficial Owner of more than 50% of the Voting Stock of such surviving Person unless such Person (or any "group," as defined above, to which such Person is a member) shall be or become a Beneficial Owner of more than 50% of the Voting Stock of such parent Person;

        (4) the first day on which a majority of the members of the Board of Directors of ours are not Continuing Directors; or

        (5) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock, other than Disqualified Stock, of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

Notwithstanding anything to the contrary contained in clauses (4) and (5) above, a "Change of Control" shall not be deemed to occur as the result of a merger or consolidation of us with or into a Sprint PCS Affiliate if:

        (x) after the announcement of the merger or consolidation and prior to the consummation thereof:

        (i) there shall not have occurred any downgrading nor shall any notice have been given (that is not subsequently removed prior to the consummation thereof) of any potential or intended downgrading of any rating of the notes to a rating that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, in any case by Standard & Poor's Corporation or Moody's Investors Service, Inc. (each a "Rating Organization"), or their successors that is not subsequently removed prior to such consummation;

        (ii) there shall not have occurred any suspension or withdrawal of, nor shall any notice have been given of any potential or intended suspension or withdrawal of, any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of the notes (including, without limitation, the placing of any of the notes on credit watch with negative or developing implications or under review with an uncertain direction) by any Rating Organization, in each case that is not subsequently removed prior to the consummation of such merger or consolidation;

        (iii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of the notes to a rating that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, in any case by any Rating Organization, that is not subsequently removed prior to the consummation of such merger or consolidation;

        (iv) no Rating Organization shall have given notice that it has assigned (or is considering assigning) a rating to the notes that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation that is not subsequently removed prior to such consummation; and

        (y) the Beneficial Owners of our Voting Stock immediately preceding such merger or consolidation shall continue to be the Beneficial Owners of at least 25% of the outstanding Voting Stock, other than Disqualified Stock, of us (or the surviving or transferee Person referred to in clause
     (5) above or sole stockholder of such surviving or transferee Person) immediately after giving effect to the merger or consolidation.

     "Consolidated Debt" means the aggregate amount of Indebtedness of ours, the Guarantors and our Restricted Subsidiaries on a Consolidated basis outstanding at the date of determination; provided, that in the event of a merger or consolidation otherwise permitted under the terms of the indenture, Consolidated Debt shall include the aggregate amount of Indebtedness outstanding at the time of such transaction of such other Person party to such merger or consolidation.

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     "Consolidated Debt to Annualized Operating Cash Flow Ratio" means, as at any date of determination, the ratio of (i) Consolidated Debt to (ii) the Annualized Operating Cash Flow of ours as of our most recently completed fiscal quarter for which financial statements are publicly available.

     "Consolidated Interest Expense" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

     . the aggregate interest expense and fees and other financing costs in respect of Indebtedness (including amortization of original issue discount and non-cash interest payments and accruals),

     . the interest component in respect of Capital Lease Obligations and any deferred payment obligations of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP,

     . all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs (including amortization of discounts) associated with interest rate swap and similar agreements and with foreign currency hedge, exchange and similar agreements and

     .    the product of

       . all dividend payments on any series of Preferred Capital Stock of such Person or any of its Restricted Subsidiaries, times

       . a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

        (1) all gains or losses which are either extraordinary (as determined in accordance with GAAP) or are nonrecurring (including any gain or loss from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock) shall be excluded;

        (2) the Net Income, if positive, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary thereof;

        (3) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

        (4) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

        (5) the Net Income, if positive, of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

        (6) the cumulative effect of a change in accounting principles shall be excluded.

"Consolidated Net Worth" means, with respect to any Person as of any date, the aggregate consolidated stockholders' equity of such Person (plus amounts of equity attributable to preferred stock) and its Consolidated Restricted Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity),

     . the amount of any such stockholders' equity attributable to Disqualified Stock or treasury stock of such Person and its Consolidated Restricted Subsidiaries,

     . all upward revaluations and other write-ups in the book value of any asset of such Person or a Consolidated Restricted Subsidiary of such Person subsequent to the date of the indenture,

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    .   all downward revaluations and other write-downs in the book value of any asset of such Person or a Consolidated Restricted Subsidiary of such Person subsequent to the date of the indenture, and

    . all investments in Persons that are not Consolidated Restricted Subsidiaries.

    "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of us, if and to the extent that the accounts of each such Restricted Subsidiary would normally be consolidated with those of us in accordance with GAAP; provided, however, that "Consolidation" shall not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of ours or any Restricted Subsidiary in any Unrestricted Subsidiary shall be accounted for as an investment. The term "Consolidated" has a correlative meaning.

    "Continuing Directors" means, as of any date of determination, any member of our Board of Directors who:

        (1) was a member of such Board of Directors on the date of the indenture;

        (2) was appointed or nominated to the Board of Directors by the holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock, or

        (3) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "Credit Facilities" means, with respect to us or any Guarantor, one or more debt facilities or commercial paper facilities, in each case with banks, vendors or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, or letters of credit, and shall include the Senior Financing, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "Designated Senior Debt" means (a) Indebtedness under the Senior Financing and (b) any other Senior Debt of the Guarantors that has been designated by us in writing to the Trustee as "Designated Senior Debt."

    "Disqualified Stock" means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Selected Covenants--Limitation on Restricted Payments." In addition, for purposes hereof,

    . Equity Interests in the form of up to $70.0 million of Series A-2 Preferred Stock issued after the Issue Date and

    . Equity Interests issued as payment of dividends on the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, o which dividends shall be paid in additional shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, as the case may be, shall not be considered to be Disqualified Stock.

    "Domestic Subsidiary" means any Subsidiary other than (a) a Foreign Subsidiary or (b) a Subsidiary of a Foreign Subsidiary.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excludes any debt security that is convertible into, or exchangeable for, Capital Stock.

    "Equity Offering" means any public offering or private sale of Capital Stock of ours in which the net proceeds to us are at least $35 million.

    "Event of Termination" means any of the events described in (1) Section 11.3 of the Management Agreement; (2) Section 13.2 of the Trademark Agreement or (3)
Section 13.2 of the Spectrum Trademark Agreement.

    "Exchange Act" means the Securities Exchange Act of 1934.

    "Existing Indebtedness" means all Indebtedness of ours, the Guarantors and their Restricted Subsidiaries in existence on the date of the indenture, and any refinancing of the same, until such amounts are repaid.

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    "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

    . if such Property has a Fair Market Value equal to or less than $5.0 million, by any Officer of ours, or

    . if such Property has a Fair Market Value in excess of $5.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.


    "Foreign Subsidiary" means any Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.


    "Government Securities" means

    .   any security which is

        . a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged, or

        . an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof, and

    . any depository receipt issued by a bank, as defined in the Securities Act, as custodian with respect to any Government Securities and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any Government Securities which is so specified and held, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal or interest evidenced by such depository receipt.

    "Guarantee" means any guarantee of the notes by any Guarantor pursuant to the indenture.

    "Guarantee Obligations" means the obligation of each Guarantor pursuant to its Guarantee of:

        (a) the full and punctual payment of principal and interest on the notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of ours under the notes; and

        (b) the full and punctual performance within applicable grace periods of all other obligations of ours under the notes.

    "Guarantors" means each existing Domestic Subsidiary and any future Domestic Subsidiary that guarantees the notes in accordance with the provisions of the indenture, and their respective successors and assigns.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

        (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

        (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "Indebtedness" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, or (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 60 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors; (b) all liabilities and obligations, contingent or otherwise, of such Person (i) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (ii) relating to Capital Lease Obligations, or (iii) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (c) all net obligations of such Person under Hedging Obligations; (d) all liabilities and obligations of others of the kind described in the preceding clause (a), (b) or
(c) that such Person has guaranteed or provided credit support or that is otherwise its legal liability or which are secured by any assets or property of such Person and all obligations to purchase, redeem or acquire any third party Equity Interests; (e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same

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parties; and (f) all Disqualified Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends); provided, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness, shall not constitute "Indebtedness." The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. For purposes of this definition, Indebtedness shall not include any amounts representing contributions from investors in the investor group led by Blackstone in exchange for Series A-1 Preferred Stock and Series A-2 Preferred Stock.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we, any Guarantor or any Restricted Subsidiary sell or otherwise dispose of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, we shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of any Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Selected Covenants--Limitation on Restricted Payments."

    "Issue Date" means July 12, 2000.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction.

    "Net Income" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

        (1) any gain, but not loss, together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

        (2) any extraordinary gain, but not loss, together with any related provision for taxes on such extraordinary gain, but not loss.

    "Net Proceeds" means the aggregate cash proceeds received by us, any Guarantor or any of our Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and appropriate amounts to be provided by us, any Guarantor or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by us, any Guarantor or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

    "Non-Recourse Debt" means Indebtedness:

        (1) as to which neither we nor any of our Restricted Subsidiaries (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

        (2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness,

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    other than the notes, of ours or any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

        (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of ours or any of our Restricted Subsidiaries.

    "Note Obligations" means all Obligations with respect to the notes, including without limitation, principal of, premium, if any, and interest, if any, payable pursuant to the terms of the notes (including upon the acceleration of redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of recision or other rights of action (including claims for damages) or otherwise.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Officer" means our Chief Executive Officer, our Chief Operations Officer, our Chief Financial Officer or our Chief Technology Officer.

    "Officers' Certificate" means a certificate signed by our Chairman of the Board, our President or Vice President, and by our Treasurer, an Assistant Treasurer, our Secretary, or an Assistant Secretary, and delivered to the Trustee.

    "Operating Cash Flow" means, for any fiscal quarter, our Consolidated Net Income (Loss) plus (to the extent deducted from net revenues in determining Consolidated Net Income (Loss) for such period), the sum of

    . depreciation, amortization and other non-cash charges in respect thereof for such fiscal quarter, and

    . all amounts deducted in calculating Consolidated Net Income (Loss) for such fiscal quarter in respect of Consolidated Interest Expense, and all income taxes, whether or not deferred, applicable to such income period, all as determined on a consolidated basis in accordance with GAAP, less the amount of all cash payments made by such Person or any of its Restricted Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or any prior period; provided, that consolidated income tax expense and depreciation and amortization of a Restricted Subsidiary that is a less than Wholly Owned Subsidiary shall only be added to the extent of the equity interest of ours in such Restricted Subsidiary. For purposes of calculating Operating Cash Flow for the fiscal quarter most recently completed for which financial statements are publicly available prior to any date on which an action is taken that requires a calculation of the Operating Cash Flow to Consolidated Interest Expense Ratio or Consolidated Debt to Annualized Cash Flow Ratio,

    . any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter,

    . any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter and

    . if we or any Restricted Subsidiary shall have in any manner acquired (including through commencement of activities constituting such operating business) or disposed of (including through termination or discontinuance of activities constituting such operating business) any operating business during or subsequent to the most recently completed fiscal quarter, such calculation will be made on a pro forma basis (to the extent permitted by Regulation S-X) on the assumption that such acquisition or disposition had been completed on the first day of such completed fiscal quarter.

    "Paying Agent" means any Person authorized by us to pay the principal of, and premium, if any, or interest on any notes on behalf of us.

    "Permitted Business" means the business primarily involved in the ownership, design, construction, development, acquisition, installation, integration, management and/or provision of Telecommunications Assets or any business or activity reasonably related or ancillary thereto, including, without limitation, any business conducted by us, any Guarantor or any Restricted Subsidiary on the Issue Date.

    "Permitted Investments" means:

        (1) any Investment by us in a Restricted Subsidiary that is a Guarantor;

        (2) any Investment in Cash Equivalents;

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       (3)  any Investment by us or any Restricted Subsidiary in a Person, if as
    a result of or in connection with such Investment:

            (a) such Person becomes a Wholly Owned Restricted Subsidiary that is a Guarantor; or

            (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Wholly Owned Restricted Subsidiary that is a Guarantor;

       (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Selected Covenants--Asset Sales";

       (5) any acquisition of assets solely in exchange for the issuance of Equity Interests, other than Disqualified Stock, of ours;

       (6) investments, the payment of which consists only of Equity Interests, other than Disqualified Stock; and

       (7) other Investments in any Person having an aggregate fair market value, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (7) since the date of the indenture, not to exceed $50.0 million.

    "Permitted Junior Securities" means, with respect to any Guarantor, Equity Interests in such Guarantor or its Subsidiaries or debt securities of such Guarantor or its Subsidiaries that are subordinated to all Senior Debt of such Guarantor (and any debt securities issued in exchange for such Senior Debt) to substantially the same extent as, or to a greater extent than, the Guarantees are subordinate to such Senior Debt.

    "Permitted Liens" means:

       (1) Liens on the assets of ours and any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the indenture to be incurred;

       (2)  Liens in favor of us or the Guarantors;

       (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with us or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or the Restricted Subsidiary;

       (4) Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition;

       (5) Liens and deposits made to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

       (6) Liens to secure Purchase Money Indebtedness and Capital Lease Obligations, permitted by clause (4) of the second paragraph of the covenant entitled "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Purchase Money Indebtedness and Capital Lease Obligations;

       (7)  Liens existing on the date of the indenture;

       (8) Liens on Assets of Guarantors to secure Senior Debt of such Guarantor that was permitted by the indenture to be incurred;

       (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefore; and

       (10) Liens incurred in the ordinary course of business of us or any Restricted Subsidiary with respect to obligations that do not exceed $10.0 million at any one time outstanding.

    "Permitted Refinancing Indebtedness" means any Indebtedness of ours or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of ours or any of our Restricted Subsidiaries, other than intercompany Indebtedness; provided that:

       (1) the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus the amount of any premium required to be paid in connection

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   with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by us as necessary to accomplish such refinancing, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith;

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Indebtedness is incurred either by us or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Permitted Telecommunications Exchange Transaction" means a transaction in which Telecommunications Assets are exchanged for any combination of Telecommunications Assets and cash or Cash Equivalents.

   "Permitted Tower Sale and Leaseback Transactions" means the sale and leaseback transactions contemplated by the Tower Sale and Leaseback Agreement between Illinois PCS, L.L.C. (our predecessor entity) and American Tower Corporation and other tower sale and leaseback transactions entered into by us, the Guarantors or any of our Restricted Subsidiaries in the ordinary course of business and consistent with past practice.

   "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Preferred Capital Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

   "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

   "Purchase Money Indebtedness" of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capital Lease Obligation, the lease), construction, installation or improvement of any acquired real or personal tangible property which is incurred within 90 days following such acquisition, construction, installation or improvement and is secured only by the assets so financed.

   "Qualified Receivables" means, at any time, net Receivables of ours and our Restricted Subsidiaries, as evidenced on the most recent quarterly consolidated balance sheet of ours as at a date at least 45 days prior to such time, arising in the ordinary course of business of us or any Restricted Subsidiary.

   "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right of payment of money and proceeds and products thereof in each case generated in the ordinary course of business.

   "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which we, the Guarantors or any of our Restricted Subsidiaries sells our accounts receivable to an Accounts Receivable Subsidiary.

   "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

   "Restricted Investment" means any Investment that is not a Permitted Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context otherwise requires, a Restricted Subsidiary means a Subsidiary of ours that is not an Unrestricted Subsidiary.

   "Senior Debt" means:

     (1) all Indebtedness outstanding under Credit Facilities and all Hedging Obligations with respect thereto; and

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     (2)  all Obligations with respect to the items listed in the preceding clause (1).

  Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

     (1) any liability for federal, state, local or other taxes owed or owing by us;

     (2)  any Indebtedness of ours to any of our Subsidiaries or other
          Affiliates;

     (3)  any trade payables; or

     (4)  any Indebtedness that is incurred in violation of the indenture.

  "Senior Financing" means the Amended and Restated Credit Agreement dated as of July 12, 2000 by and among iPCS Wireless, Inc., iPCS Equipment, Inc., Toronto Dominion (Texas), Inc. as Administrative Agent, GE Capital Corporation as Syndication Agent, and the lending entities on the signature pages thereto, as such may be amended, restated, modified, renewed, refunded, replaced, increased (as may be permitted by the indenture) or refinanced in whole or in part from time to time.

  "Series A-1 Preferred Stock" means the $50.0 million aggregate amount of the series of Preferred Capital Stock designated as Series A-1 Convertible Participating Preferred Stock of ours pursuant to a Certificate of Designations filed with the Delaware Secretary of State.

  "Series A-2 Preferred Stock" means the $70.0 million aggregate amount of the series of Preferred Capital Stock designated as Series A-2 Convertible Participating Preferred Stock of ours pursuant to a Certificate of Designations filed with the Delaware Secretary of State.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Sprint Agreements" means the:

  . Management Agreement between SprintCom, Inc. and Illinois PCS, L.L.C. (our predecessor entity), dated as of January 22, 1999, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time (the "Management Agreement");

  . Sprint PCS Services Agreement between Sprint Spectrum L.P. and Illinois PCS, L.L.C. (our predecessor entity), dated as of January 22, 1999, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time;

  . Sprint Trademark and Service Mark License Agreement between Sprint Communications Company, L.P. and Illinois PCS, L.L.C. (our predecessor entity), dated as of January 22, 1999, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time (the "Trademark Agreement"); and

  . Sprint Trademark and Service mark License Agreement between Sprint Spectrum L.P. and Illinois PCS, L.L.C. (our predecessor entity), dated as of January 22, 1999, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time (the "Spectrum Trademark Agreement").

  "Sprint PCS Affiliate" means any Person whose sole or predominant business is operating a personal communications services business pursuant to arrangements with Sprint Spectrum L.P. and/or its Affiliates, or their successors, similar to the Sprint Agreements.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person, or a combination thereof; and

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     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person, or any combination thereof.

  "Telecommunications Assets" means, with respect to any Person, any asset that is utilized by such Person, directly or indirectly, for the design, development, construction, installation, integration, operation, management or provision of wireless telecommunications equipment, inventory, technology, systems and/or services. Telecommunications Assets shall include stock, joint venture or partnership interests of an entity where a majority of the assets of the entity consist of Telecommunications Assets.

  "Total Invested Capital" means at any time of determination, the sum of, without duplication,

  . the total amount of equity contributed to us or any Restricted Subsidiary as of the Issue Date (being $80.0 million minus fees and expenses payable on the sale of $50.0 million of Series A-1 Preferred Stock to an investor group led by Blackstone), plus

  .  the sum of

  . the aggregate net cash proceeds received by us from capital contributions or any other issuance or sale of Capital Stock (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Debt or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)), subsequent to the Issue Date, other than to a Restricted Subsidiary, and

  . in the case of any consolidation or merger of us with or into another Sprint PCS Affiliate, the aggregate net cash proceeds received by such Sprint PCS Affiliate from capital contributions or any other issuance or sale of Capital stock (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)) through and including the date of consummation of any such consolidation or merger, other than to a subsidiary of such other Sprint PCS Affiliate, plus

  . the aggregate net repayment of any Investment made after the Issue Date and constituting a Restricted Payment in an amount equal to the lesser of

  .  the return of capital with respect to such Investment and

  . the initial amount of such Investment, in either case, less the cost of the disposition of such Investment, plus

  . an amount equal to the Consolidated Net Investment (as of the date of determination) we and/or any of the Restricted Subsidiaries have made in any Subsidiary that has been designated as an Unrestricted Subsidiary after the Issue Date upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under the caption "--Selected Covenants--Designation of Restricted and Unrestricted Subsidiaries," plus

  .  Consolidated Debt minus

  .  the sum of

  . the aggregate amount of all Restricted Payments declared or made on or after the Issue Date and

  . in the case of any consolidation or merger of us with or into another Sprint PCS Affiliate, the aggregate amount of all payments which, if such other Sprint PCS Affiliate were governed by the terms of the indenture, would have constituted Restricted Payments declared or made by such Sprint PCS Affiliate through and including the date of consummation of any such consolidation or merger.

For purposes of this definition, the equity contributed or to be contributed in exchange for the issuance of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be counted as equity contributions pursuant to the first set of bullets above.

  "Unrestricted Subsidiary" means any Subsidiary of ours or a Guarantor that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

     (1)  has no Indebtedness other than Non-Recourse Debt;

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     (2) is not party to any agreement, contract, arrangement or understanding with us or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ours;

     (3) is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ours or any of our Restricted Subsidiaries; and

     (5) has at least one director on its board of directors that is not a director or executive officer of ours or any of our Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of ours or any of our Restricted Subsidiaries.

  Any designation of a Subsidiary of ours or a Guarantor as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution making such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Selected Covenants--Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock," we shall be in default of such covenant. Our Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Selected Covenants--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

     (2) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

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                        DESCRIPTION OF OUR CAPITAL STOCK

General

    The following summarizes all of the material terms and provisions of our capital stock. We have 1,000 shares of authorized capital stock, including 1,000 shares of common stock, par value $0.01 per share, and no shares of preferred stock. As of April 30, 2002, there were 100 shares of common stock issued and outstanding.

Common Stock

    The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. Holders of shares of common stock have no preemptive or other similar rights. If we liquidate, dissolve or wind up, the holders of shares of common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities.

Delaware Law and Certain Charter and By-Law Provisions

    Delaware law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least a majority of the outstanding voting stock to amend or repeal any of the provisions of the certificate of incorporation described above. A majority vote is also required to amend or repeal any of our by-law provisions described above. The by-laws may also be amended or repealed by our board of directors.

Transfer Agent and Registrar

    We do not have a transfer agent and registrar for our common stock.

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    This general discussion of certain U.S. federal income tax considerations relates to the acquisition, ownership and disposition of a note acquired for cash. This discussion applies to you if you hold the note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, each of which is subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect.

    The discussion does not discuss every aspect of U.S. federal income taxation that may be relevant to a particular taxpayer in light of its personal circumstances or to persons who are otherwise subject to special tax treatment, including a taxpayer which is:

    .   not a U.S. Holder (as defined below);

    .   a bank or a broker-dealer;

    . an insurance company, a regulated investment company, a real estate investment trust, or other special types of corporations;

    .   a pension or other employee benefit plan;

    .   a tax exempt organization or entity;

    .   a U.S. expatriate;

    .   a person that applies marked-to-market accounting treatment;

    . a person holding notes as a part of a hedging transaction, straddle, short sale, constructive sale or conversion transaction;

    .   a hybrid entity or an owner of interests therein; or

    .   a holder whose functional currency is not the U.S. dollar.

    This discussion does not address the effect of any applicable foreign, state, local or other tax laws. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the acquisition, ownership or disposition of a note and, accordingly, we cannot assure you that the Internal Revenue Service will not successfully challenge the tax consequences described below. We urge you to consult your tax advisor with respect to the U.S. federal income tax considerations relevant to holding and disposing of a note as well as any estate tax considerations and tax considerations applicable under the laws of any foreign, state, local or other taxing jurisdiction.

U.S. Holder

    You are a U.S. Holder if you are the beneficial owner of a note and you are:

    . a citizen or resident of the United States, including an individual deemed to be a resident alien under the "substantial presence" test of
        Section 7701(b) of the Code;

    . a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in the United States or under the law of the United States or of any state thereof or the District of Columbia, unless, in the case of a partnership, Treasury regulations provide otherwise;

    . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

    . a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, o to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to that date that elect to continue to be treated as U.S. persons, shall also be considered U.S. persons.

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Tax Treatment of Notes

    Original Issue Discount. Because the notes were originally issued at a substantial discount from their principal amount at maturity and because there will not be any payment of interest on the notes until January 16, 2006, the notes were issued with original issue discount, referred to as "OID," in an amount equal to the excess of the "stated redemption price at maturity" over the "issue price" of the notes.

    The "stated redemption price at maturity" of the notes is the sum of all payments to be made on the notes other than "qualified stated interest." The term "qualified stated interest" means, generally, stated interest that is unconditionally payable at least annually at a single fixed or variable rate. Because no interest is to be paid on the notes before 2006, none of the interest to be paid on the notes is qualified stated interest. Accordingly, all payments on the notes, both principal and interest, are treated as part of the notes' stated redemption price at maturity.

    The "issue price" of a note is determined based on the allocation of the price paid by the original purchaser for an "investment unit" that included the note and a warrant. Based on the original allocation, the issue price of each $1,000 in principal amounts of notes was $473.34.

    Under the rules on OID, a holder of a note, in general, must include in income OID calculated on a constant-yield accrual method prescribed by Treasury regulations in advance of the receipt of some or all of the related cash payments. Subject to the rules discussed below under "Acquisition Premium," the amount of OID included in income by holder of a note is the sum of the "daily portions" of OID with respect to that note for each day during the taxable year or portion of the taxable year in which the holder holds that note. This amount is referred to as "accrued OID." The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The accrual period for the notes may be of any length selected by the holder and may vary in length over the term of the notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is equal to:

    . the product of the note's adjusted issue price at the beginning of the accrual period and the note's yield to maturity, determined on the basis of compounding at the close of each accrual period, properly adjusted for the length of the accrual period, less

    . the qualified stated interest allocable to the accrual period, which, in the case of the notes, will be zero. OID allocable to the final accrual period is the difference between the amount payable at maturity of the note and the note's "adjusted issue price" at the beginning of the final accrual period. Special rules will apply in calculating OID for an initial short accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period for the note and reduced by any payments made on the note on or before the first day of the accrual period.

    We may redeem the notes at any time on or after July 15, 2005 and, in certain circumstances, may redeem or repurchase all or a portion of the notes at any time prior to the maturity date. For purposes of calculating OID on the notes, U.S. Treasury Department regulations will treat us as having exercised our option to redeem the notes if the exercise of that option would lower the yield on the notes. Because our exercise of the option to redeem would increase, rather than decrease, the yield on the notes, we will not be treated as having exercised the option under these rules.

    Interest payments on a note will not be includible in gross income by a holder but instead will constitute a nontaxable reduction in the holder's adjusted tax basis in the note, as described below under "Sale, Exchange or Retirement of Notes."

    Applicable High-Yield Discount Obligations. The notes are as "applicable high-yield discount obligations" for federal income tax. Because the notes are considered to be applicable high yield discount obligations, the Company will not be allowed to deduct OID accrued on the notes until the Company actually pays the OID. Moreover, because, and to the extent that, the yield to maturity of the notes exceeds the sum of the applicable federal rate and 6%, the deduction for OID on the notes will be permanently disallowed to the extent the OID is attributable to the yield to maturity of the notes in excess of the sum of the applicable federal rate and 6% (regardless of whether the Company actually pays that OID). For purposes of the dividends received deduction generally available to corporations, payments of that excess yield will be treated as dividends to the extent they are deemed to have been paid out of the Company's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Holders that are corporations should consult their tax advisors as to applicability of the dividends received deduction.

    Acquisition Premium. A holder of a note is generally subject to the rules for accruing OID as described above. However, if a holder's purchase price for a note exceeds the adjusted issued price (and is less than or equal to the sum of all amounts payable on the note after the date of purchase), the excess is "acquisition premium."

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    Acquisition premium ratably offsets the amount of accrued OID includible in the holder's taxable income. A holder may reduce the daily portions of OID by a fraction, the numerator of which is the excess of the holder's purchase price for the note over the adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the note after the date of purchase over the adjusted issue price for the note. As an alternative to reducing the amount of OID otherwise includible by this fraction, a holder may elect to compute OID accruals with respect to the notes by treating the purchase price as a purchase at original issue and applying the rules described above under "Original Issue Discount."

    Market Discount. Under the market discount rules, a holder who purchases the note at a "market discount" will be required to treat any gain recognized on the disposition of the note as ordinary income to the extent of the lesser of the gain recognized and the portion of the "market discount" that accrued while the holder held the note. Market discount generally is the amount by which a holder's purchase price for a note is less than the revised issue price of the date of purchase. You compute a note's revised issue price by adding the issue price of the note to the aggregate amount of the OID includible in the gross income of all holders of the note for periods before the acquisition by you of the note and, although not specifically provided for in the Code, it is also likely that you subtract any cash payment in respect of the note. A holder that acquires a note at market discount may be required to defer a portion of the interest expense that would otherwise be deductible on any indebtedness incurred or continued to purchase or carry the note until the holder dispenses of the note in a taxable transaction.

    A holder may elect to include market discount in income annually as the discount accrues. If a holder of a note makes such an election, the holder will not be required to treat any gain recognized as ordinary income or defer any interest expense. Rather, a holder's basis in the note is increased by each accrual of market discount. The election to include market discount in income currently applies to all market discount obligations acquired after the first day of the taxable year to which the election applies, and may be revoked only with the permission of the Internal Revenue Service.

    Election to Treat all Interest as OID. A holder may elect to include in gross income all interest that accrues on a note, including any stated interest, acquisition discount, original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by acquisition premium, by using the rules described above under "Original Issue Discount." An election for a note with market discount results in a deemed election to accrue market discount in income currently for the note and for all other bonds acquired by the holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the permission of the Internal Revenue Service. A holder's tax basis in the note is increased by each accrual of the amounts treated as OID under the election described in this paragraph.

    Sale, Exchange or Retirement of Notes. Upon a sale, exchange or retirement of a note, a holder will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received for the note and the holder's adjusted tax basis in the note. A holder's tax basis in a note generally will equal the cost of the note increased by any OID or market discount included in the holder's income on the note and reduced by any payments received on the note. Subject to the discussion above under "Market Discount," any gain or loss recognized by a holder upon a sale, exchange or retirement of a note will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year.

    Liquidated Damages; Change of Control Redemption. The likelihood of payment of a redemption premium upon the occurrence of certain events described above under "Description of the Notes-Repurchase at the Option of Holders; Repurchase if a Change of Control Occurs" is remote within the meaning of the applicable Treasury regulations and that, therefore, the notes should not be subject to the special rules applicable to "contingent interests" obligations and any of those payments, if made, would be taxable to a holder as ordinary income in accordance with the holder's regular method of income tax accounting. The Internal Revenue Service may take a different position, however, which could result in such amounts being accrued as income before being received in cash, as discussed above under "Original Issue Discount."

    Information Reporting. We are required to furnish to record holders of the notes, other than corporations and other exempt holders, and to the Internal Revenue Service, information with respect to interest paid and OID accrued on the notes.

    Backup Withholding. Certain holders may be subject to backup withholding with respect to interest and OID paid on a note or with respect to proceeds received from a disposition of a note. The current backup withholding rate is 30.5% of the amount paid, but is scheduled to be reduced in increments to 28% by 2006.

    Generally, backup withholding applies only if:

    . the payee fails to furnish a correct taxpayer identification number to the payor in the manner required or fails to demonstrate that it otherwise qualifies for an exemption;

    . the Internal Revenue Service notifies the payor that the taxpayer identification number furnished by the payee is incorrect;

    . the payee has failed to report properly the receipt of a "reportable payment" on one or more occasions, and the Internal Revenue Service has notified the payor that withholding is required; or

    . the payee fails (in certain circumstances) to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the holder is not subject to backup withholding.

    Backup withholding is not an additional tax but, rather, is a method of tax collection. A holder will be entitled to credit any amount withheld under the backup withholding rules against its actual tax liability, provided the required information is furnished to the Internal Revenue Service.

                               SELLING NOTEHOLDERS

    The following table sets forth information with respect to beneficial ownership of the notes by the selling noteholders, as of February 28, 2002 and as adjusted to reflect the sale of the notes offered hereby:

                                                                                                              Beneficial Ownership
                Beneficial Ownership Prior to the Offering(1)                                                 After the Offering(1)
                ---------------------------------------------                                                 ---------------------
                                                                                                              Principal
Name and        Principal Amount                                                                              Amount of
Address         of Notes                           Percentage     Principal Amount of Notes Offered           of Notes   Percentage
--------------- -------------------------------    ----------     -----------------------------------------   ---------  ----------
Blackstone
  Mezzanine
  Partners L.P.        $         45,000,000 (2)    90       %               $            45,000,000       (2)     --         0.0   %
Blackstone
  Mezzanine
  Holdings L.P.        $          5,000,000 (3)    10       %               $             5,000,000       (3)     --         0.0   %

                -------------------------------                   -----------------------------------------
    Total
     Notes
     Offered           $         50,000,000                                 $            50,000,000

____________

(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act, as amended. A person is deemed to be the beneficial owner of notes if such person has or shares the right to dispose of such notes, or has the right to acquire beneficial ownership at any time within 60 days of the date of this table.
(2) Represents the principal amount at maturity of the applicable notes; accreted value as of April 30, 2002 was $29,170,308.
(3) Represents the principal amount at maturity of the applicable notes; accreted value as of April 30, 2002 was $3,241,145.

                              PLAN OF DISTRIBUTION

    The notes offered hereby may be sold by the selling noteholders from time to time in:

    .   the over-the-counter market;

    .   negotiated transactions;

    .   underwritten offerings; or

    .   a combination of such methods of sale.

    The selling noteholders may sell the notes at:

    .   fixed prices which may be changed;

    .   market prices prevailing at the time of sale;

    .   prices related to prevailing market prices; or

    .   negotiated prices.

    The selling noteholders may effect these transactions by selling their notes to or through underwriters, agents or other broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling noteholders and/or the purchasers of the notes for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling noteholders may also sell their notes directly to a purchaser or purchasers.

    The prospectus supplement for any notes that the selling noteholders may sell will describe the method of distribution and the other details relating to the sale.

    We are required to keep this registration statement effective until the earlier of:

    .   July 12, 2002;

    . the date on which all of the notes have been resold by the selling noteholders; or

    . the date on which all of the notes can be sold without registration under the Securities Act and without restriction as to the manner, timing or volume of any such sale.

    In order to comply with the applicable securities laws of particular states, if applicable, the notes will be sold in the jurisdictions only through registered or licensed brokers or dealers. In addition, in particular states, the notes may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The selling noteholders and any broker-dealers or agents that participate with the selling noteholders in the distribution of the notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the periodic reporting and other informational requirements of the Exchange Act of 1934. We file annual, quarterly and special reports and other information with the SEC. In addition, we have agreed under the indenture that governs the notes that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the SEC, unless the SEC will not accept such a filing:


    . all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent public accountants; and

    . all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser or beneficial owner of any of the notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

    We have filed a registration statement on Form S-1 with the SEC to register under the Securities Act the resale of the notes. This prospectus constitutes a part of that registration statement. Please refer to the registration statement and related exhibits and schedules filed therewith for further information with respect to us and the notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

    You may read and copy any document we file with the SEC at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov. This information is available without charge upon written or oral request to:

iPCS, Inc.
Harris Tower
233 Peachtree Street NE, Suite 1700
Atlanta, Georgia 30303
Attention: Edie Dorris
(404) 525-7272
E-mail: edorris@airgatepcsa.com

    You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we nor the selling noteholders may make an offer of the notes in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

LEGAL MATTERS

    Winston & Strawn, Chicago, Illinois will pass upon the validity of, and certain legal matters concerning, the notes.

EXPERTS

    The consolidated financial statements of iPCS, Inc. and Subsidiaries and Predecessor as of September 30, 2001, December 31, 2000 and 1999, and for the nine months ended September 30, 2001 and 2000, for the year ended December 31, 2000 and for the period from January 22, 1999 (date of inception) through December 31, 1999, included in this prospectus and registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

    During the fiscal years ended December 31, 1999 and 2000, the period ended September 30, 2001 and the subsequent interim period ended November 30, 2001, we had no changes in or disagreements with our accountants on accounting and financial disclosure. However, on November 30, 2001, we were acquired by AirGate through the merger of a wholly owned subsidiary of AirGate with and into us. At the effective time of the merger, AirGate, as our parent, replaced our independent accountant, Deloitte and Touche LLP, with KPMG, LLP. We have previously reported this change in accountants in a Current Report on Form 8-K filed on November 30, 2001, as amended on Form 8-K/A on December 5, 2001.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR--CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report                                                                                         F-2
Consolidated Balance Sheets as of September 30, 2001, December 31, 2000 and 1999                                     F-3
Consolidated Statements of Operations for the Nine Months Ended September 30, 2001 and 2000, for the Year Ended
  December 31, 2000 and for the Period from January 22, 1999 (date of inception) through December 31, 1999           F-4
Consolidated Statements of Redeemable Preferred Stock and Equity (Deficiency) for the Nine Months Ended September
30, 2001, for the Year Ended December 31, 2000 and for the Period from January 22, 1999 (date of inception)
  through December 31, 1999                                                                                          F-5
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2001 and 2000, for the Year Ended
  December 31, 2000 and for the Period from January 22, 1999 (date of inception) through December 31, 1999           F-6
Notes to Consolidated Financial Statements                                                                           F-7

Consolidated Balance Sheets at March 31, 2002 (unaudited) and September 30, 2001                                     F-40
Consolidated Statements of Operations for the six months ended March 31, 2002 and 2001 (unaudited)                   F-41
Consolidated Statements of Cash Flows for the six months ended March 31, 2002 and 2001 (unaudited)                   F-42
Notes to Consolidated Financial Statements (unaudited)                                                               F-43

                          INDEPENDENT AUDITORS' REPORT

iPCS, Inc.
Schaumburg, Illinois

    We have audited the accompanying consolidated balance sheets of iPCS, Inc. and Subsidiaries and Predecessor (the "Company") as of September 30, 2001 and December 31, 2000 and 1999, the consolidated statements of operations and of cash flows for the nine months ended September 30, 2001 and 2000, for the year ended December 31, 2000 and for the period from January 22, 1999 (date of inception) through December 31, 1999, and the consolidated statements of redeemable preferred stock and equity (deficiency) for the nine months ended September 30, 2001, for the year ended December 31, 2000 and for the period from January 22, 1999 (date of inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2001 and December 31, 2000 and 1999, and the results of its operations and its cash flows for the nine months ended September 30, 2001 and 2000, for the year ended December 31, 2000 and for the period from January 22, 1999 (date of inception) through December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Davenport, Iowa
November 5, 2001
                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                                          December 31,
                                                                                   ----------------------------
                                                                    September 30,
                                                                         2001           2000           1999
                                                                    -------------  -------------  -------------
                         Assets
                        --------

Current assets:
     Cash and cash equivalents                                      $      54,579  $     165,958  $       2,733
     Accounts receivable, less allowance: 2001--
       $2,713; 2000--$328; 1999--$1                                        14,964          5,350             92
     Other receivables                                                      1,604            231             39
     Inventories                                                            3,379          3,314            927
     Prepaid expenses and other assets                                      4,799          1,839            432
                                                                    -------------  -------------  -------------
           Total current assets                                            79,325        176,692          4,223
Property and equipment including construction in progress, net            198,161        129,087         39,106
Financing costs, less accumulated amortization: 2001--$1,173;
  2000--$445; 1999--$66                                                     9,558         10,045  $       1,514
Intangible assets, net                                                     39,934         12,359             --
Other assets                                                                1,778            392             --
                                                                    -------------  -------------  -------------
           Total assets                                             $     328,756  $     328,575  $      44,843
                                                                    =============  =============  =============

 Liabilities, Redeemable Preferred Stock and Equity (Deficiency)
-----------------------------------------------------------------

Current Liabilities:
     Accounts payable                                               $      31,410  $      27,294  $       3,839
     Accrued expenses                                                       4,446          2,686            393
     Accrued interest                                                          79             22            265
     Deferred revenue                                                       4,742          1,346             --
     Capital lease obligations--current portion                                 7             12             --
     Advance on tower sales                                                    --             --          2,000
                                                                    -------------  -------------  -------------
           Total current liabilities                                       40,684         31,360          6,497
Deferred gain on tower sales                                                7,667          6,000          1,655
Deferred rent                                                               2,264             --             --
Deferred revenue                                                            1,763            392             --
Capital lease obligations--long-term portion                                  373            225             --
Accrued interest                                                           16,944          6,219             --
Long-term debt                                                            191,392        157,581         27,571
                                                                    -------------  -------------  -------------
           Total liabilities                                              261,087        201,777         35,723
                                                                    -------------  -------------  -------------
Redeemable preferred stock $0.01 par value; 75,000,000 shares authorized;
  23,090,909 shares issued and outstanding                                121,548        114,080             --
                                                                    -------------  -------------  -------------

Commitments and contingencies
Equity (Deficiency):
     Common stock, $0.01 par value; 300,000,000 shares authorized;
       44,869,643 shares issued and outstanding                               449            449             --
     Additional paid in capital                                            70,853         78,321             --
     Contributed capital--Predecessor Company                                  --             --         13,500
     Unearned compensation                                                 (3,985)        (5,515)            --
     Accumulated deficit                                                 (121,196)       (60,537)        (4,380)
                                                                    -------------  -------------  -------------
           Total equity (deficiency)                                      (53,879)        12,718          9,120
                                                                    -------------  -------------  -------------

           Total liabilities, redeemable preferred stock and equity
             (deficiency)                                           $     328,756  $     328,575  $      44,843
                                                                    =============  =============  =============

                 See notes to consolidated financial statements.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (In thousands, except share data)

                                                                                                                   For the Period
                                                                                                                   from January 2,
                                                                      For the Nine Months        For the Year      1999 (date of
                                                                      Ended September 30,           Ended        inception) through
                                                                      2001          2000      December 31, 2000   December 31, 1999
                                                                  ------------  ------------  -----------------  ------------------
Revenues:
 Service                                                          $     71,834  $      9,914  $          18,534  $               71
 Equipment and other                                                     5,678         1,700              2,695                 144
                                                                  ------------  ------------  -----------------  ------------------
       Total revenues                                                   77,512        11,614             21,229                 215
                                                                  ------------  ------------  -----------------  ------------------
Operating Expenses:
 Cost of service                                                        60,496         9,812             16,786               1,695
 Cost of equipment                                                      18,292         4,977             10,053                 484
 Selling                                                                20,845         4,960             10,783                 778
 General and administrative:
    Non-cash compensation                                                1,530        10,686             11,212                  --
    Taxes on non-cash compensation                                          --         1,567              1,567                  --
    Other general and administrative                                     8,635         4,694              9,319               1,520
    Depreciation and amortization                                       15,385         5,549              8,609                 381
                                                                  ------------  ------------  -----------------  ------------------
       Total operating expenses                                        125,183        42,245             68,329               4,858
                                                                  ------------  ------------  -----------------  ------------------
Loss from operations                                                   (47,671)      (30,631)           (47,100)             (4,643)
Other Income (Expense):
 Interest income                                                         3,537         1,949              3,443                  89
 Interest expense                                                      (16,995)       (6,259)           (11,741)                 --
 Other income                                                              470           424                726                 174
                                                                  ------------  ------------  -----------------  ------------------
Loss Before Extraordinary Item                                         (60,659)      (34,517)           (54,672)             (4,380)
Extraordinary item--loss on early extinguishment of debt                    --        (1,485)            (1,485)                 --
                                                                  ------------  ------------  -----------------  ------------------
Net Loss                                                          $    (60,659) $    (36,002) $         (56,157) $           (4,380)
                                                                  ============  ============  =================  ==================
Loss before extraordinary item                                    $    (60,659) $    (34,517) $         (54,672) $           (4,380)
Beneficial conversion feature related to redeemable
preferred stock                                                             --       (46,387)           (46,387)                 --
Dividends and accretion on redeemable preferred stock                   (7,468)         (881)            (1,963)                 --
                                                                  ------------  ------------  -----------------  ------------------
Loss available to common stockholders                                  (68,127)      (81,785)          (103,022)             (4,380)
Extraordinary item                                                          --        (1,485)            (1,485)                 --
                                                                  ------------  ------------  -----------------  ------------------
Net loss available to common stockholders                         $    (68,127) $    (83,270) $        (104,507) $           (4,380)
                                                                  ============  ============  =================  ==================
Pro forma basic and diluted loss per share of common
stock (unaudited):
 Loss available to common stockholders before extraordinary item  $      (1.52) $      (1.83) $           (2.30) $            (0.10)
 Extraordinary item                                               $         --  $      (0.03) $           (0.03) $               --
 Net loss available to common stockholders                        $      (1.52) $      (1.86) $           (2.33) $            (0.10)
Pro forma weighted average common shares outstanding (unaudited)    44,869,643    44,869,643         44,869,643          44,869,643
                                                                  ============  ============  =================  ==================

                 See notes to consolidated financial statements.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

              CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
                             AND EQUITY (DEFICIENCY)
                       (In thousands, except share data)


                                            Redeemable                                         Contributed
                                          Preferred Stock      Common Stock                     Capital-
                                         -----------------  ------------------ Additional Paid Predecessor    Unearned   Accumulated
                                         Shares     Amount  Shares      Amount    in Capital      Company   Compensation   Deficit
                                         ------     ------  ------      ------ --------------- -----------  ------------ -----------
BALANCE AT JANUARY 22, 1999
   (DATE OF INCEPTION)
Members' contributions                                                                          $     13,500
Net loss                                                                                                                  $  (4,380)
                                                                                                ------------              ---------
BALANCE AT DECEMBER 31,
   1999                                                                                               13,500                 (4,380)
Members' contributions from January
   1, 2000 to July 11, 2000                                                                           16,500
Issuance of 1.5% interest in
   Predecessor Company to Mr. Yager                                                                    8,480
Reorganization of Predecessor
   Company to C Corporation                                   44,869,643 $ 449  $        38,031      (38,480)
Sale of Series A-1 redeemable
   preferred stock                        9,090,909 $ 46,387
Beneficial conversion feature
related
   to Series A-1 redeemable
   preferred stock                                                                       46,387
Accretion of Series A-redeemable
   preferred stock beneficial
   conversion feature                                                                   (46,387)
Grant of stock options                                                                    8,247               $   (8,247)
Amortization of unearned
   compensation                                                                                                    2,732
Issuance of warrants in connection
   with the senior discount notes                                                        24,859
Issuance of warrants to Sprint PCS                                                        9,147
Sale of Series A-2 redeemable
   preferred stock                       14,000,000   65,730
Accrued dividends on redeemable
   preferred stock                                     1,808                             (1,808)
Accretion to redemption amount of
   redeemable preferred stock                            155                               (155)
Net loss                                                                                                                    (56,157)
                                         ---------- -------- ----------- -----  --------------- ------------  ----------  ---------
BALANCE AT DECEMBER 31,
   2000                                  23,090,909  114,080  44,869,643   449           78,321                   (5,515)   (60,537)
Accrued dividends on redeemable
   preferred stock                                     6,937                             (6,937)
Accretion to redemption amount of
   redeemable preferred stock                            531                               (531)
Amortization of unearned
   compensation                                                                                                    1,530
Net loss                                                                                                                    (60,659)
                                         ---------- -------- ----------- -----  --------------- ------------  ----------  ---------
BALANCE AT SEPTEMBER 30,
   2001                                  23,090,909 $121,548  44,869,643 $ 449  $        70,853 $         --  $   (3,985) $(121,196)
                                         ========== ======== =========== =====  =============== ============  ==========  =========

                 See notes to consolidated financial statements.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                  For the Nine Months Ended                    For the Period
                                                                        September 30,                           from January
                                                                 -----------------------------                 22, 1999 (date
                                                                                               For the         of inception)
                                                                                              Year Ended          through
                                                                                              December 31,      December 31,
                                                                    2001            2000         2000               1999
                                                                 -------------  ----------- ----------------  ---------------
Cash Flows from Operating Activities:
   Net loss                                                      $     (60,659) $   (36,002)   $     (56,157) $        (4,380)
   Adjustments to reconcile net loss to net cash
     flows from operating activities:
     Depreciation and amortization                                      15,385        5,549            8,609              381
     Loss on disposal of property and equipment                          1,042           56               56               --
     Gain on tower sales                                                (1,509)        (479)            (778)            (174)
     Amortization of deferred gain on tower sales                         (543)        (180)            (298)             (22)
     Amortization of deferred rent                                        (135)          --               --               --
     Amortization of financing costs                                       729          234              604               --
     Non-cash interest                                                   8,842        2,322            5,109               --
     Extraordinary loss on early extinguishment of debt                     --        1,485            1,485               --
     Non-cash compensation                                               1,530       10,686           11,212               --
     Changes in assets and liabilities:
        Accounts receivable                                             (8,657)      (3,313)          (5,258)             (92)
        Other receivables                                                 (650)        (141)            (192)             (39)
        Inventories                                                        (66)         222           (2,387)            (927)
        Prepaid expenses and other assets                               (4,333)      (2,259)          (1,799)            (432)
        Accounts payable, accrued expenses and accrued interest         27,509        9,395           16,020            1,758
                Deferred revenue                                         4,768          521            1,738               --
                                                                 -------------  ----------- ----------------  ---------------
          Net cash flows from operating activities                     (16,747)     (11,904)         (22,036)          (3,927)
                                                                 -------------  ----------- ----------------  ---------------
Cash Flows from Investing Activities:
   Capital expenditures                                                (98,394)     (65,194)         (90,993)         (39,331)
   Intangible acquired in purchase of network assets                        --       (3,526)          (3,526)              --
   Acquisition of the Iowa City/Cedar Rapids, Iowa markets             (31,678)          --               --               --
   Proceeds from disposition of fixed assets                                42           --               --               --
   Proceeds from build to suit agreement                                 2,496           --               --               --
   Proceeds from tower sales                                             8,204        8,500           12,036            4,500
   Advance on tower sales                                                   --           --               --            2,000
                                                                 -------------  ----------- ----------------  ---------------
          Net cash flows from investing activities                    (119,330)     (60,220)         (82,483)         (32,831)
                                                                 -------------  ----------- ----------------  ---------------
Cash Flows from Financing Activities:
   Proceeds from long-term debt                                         25,000      165,106          190,106           27,571
   Repayment of Nortel debt                                                 --      (40,346)         (40,346)              --
   Payments on capital lease obligations                                   (13)          --              (13)              --
   Debt financing costs                                                   (243)     (10,023)         (10,620)          (1,580)
   Interest rate protection costs                                          (46)          --               --               --
   Proceeds from sale of Series A-1 redeemable
     preferred stock, net of offering costs of $ 3,613                      --       46,387           46,387               --
   Proceeds from sale of Series A-2 redeemable
     preferred stock, net of offering costs of $ 4,270                      --           --           65,730               --
   Members' contributions                                                   --       16,500           16,500           13,500
                                                                 -------------  ----------- ----------------  ---------------
          Net cash flows from financing activities                      24,698      177,624          267,744           39,491
                                                                 -------------  ----------- ----------------  ---------------
Increase (decrease) in cash and cash equivalents                      (111,379)     105,500          163,225            2,733
Cash and cash equivalents at beginning of period                       165,958        2,733            2,733               --
                                                                 -------------  ----------- ----------------  ---------------
Cash and cash equivalents at end of period                       $      54,579  $   108,233 $        165,958  $         2,733
                                                                 =============  =========== ================  ===============

                See notes to consolidated financial statements.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS OPERATIONS

    Illinois PCS, LLC was formed in January 1999 as an Illinois limited liability company for the purpose of becoming a provider of wireless personal communication services ("PCS"). On July 12, 2000, Illinois PCS, LLC (the "Predecessor Company") reorganized its business into a C Corporation in which members of the Predecessor Company received 44,869,643 shares of common stock of iPCS, Inc. in exchange for their ownership interests in the Predecessor Company. The ownership percentages among the members following the reorganization ained consistent with the ownership percentages at December 31, 1999 as adjusted for the effects of the agreement described in Note 15. As of July 12, 2000, the Predecessor Company merged with and into iPCS Wireless, Inc., a wholly owned subsidiary of iPCS, Inc. iPCS Equipment, Inc. was also formed and is a wholly owned subsidiary of iPCS Wireless, Inc. iPCS Wireless, Inc. has continued the activities of the Predecessor Company and, for accounting purposes, this transaction was accounted for as a reorganization of the Predecessor Company into a C Corporation. iPCS, Inc. and its subsidiaries, including the Predecessor Company, are collectively referred to as the "Company."

    In January 1999, the Company entered into affiliation agreements (the "Sprint PCS Agreements") with Sprint Communications Company, L.P. ("Sprint") and Sprint Spectrum L.P. and SprintCom, Inc., entities controlled by the PCS Group of Sprint ("Sprint PCS"). The Sprint PCS Agreements, as amended, provide the Company with the exclusive right to build, own and manage a wireless voice and data services network in 37 basic trading areas ("BTAs") located in Illinois, Iowa, Michigan and Nebraska under the Sprint PCS brand.

    The PCS market is characterized by significant risks as a result of rapid changes in technology, increasing competition and the cost associated with the build-out of a PCS network. The Company's continuing operations are dependent upon Sprint PCS' ability to perform its obligations under the Sprint PCS Agreements and the ability of the Company to raise sufficient capital to fund operating losses, to meet debt service requients, and to complete the build-out of its PCS network. Additionally, the Company's ability to attract and maintain a sufficient customer base is critical to achieving breakeven operating cash flow. Changes in technology, increased competition, or the inability to obtain required financing or achieve breakeven operating cash flow, among other factors, could have an adverse effect on the Company's financial position and results of operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

    The consolidated financial statements of the Company include its subsidiaries, iPCS Wireless, Inc. and iPCS Equipment, Inc., and the Predecessor Company. All significant intercompany accounts or balances have been eliminated in consolidation.

Use of Estimates:

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Risk:

The Company's operations as currently conducted rely heavily on critical functions performed by Sprint PCS. The termination of the Company's strategic relationship with Sprint PCS or Sprint PCS' failure to perform its obligations under the Sprint PCS Agreements (see Note 3) would severely restrict the Company's ability to conduct its business.

    The Company maintains cash and cash equivalents in accounts with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of this institution regularly and management does not believe te is significant credit risk associated with deposits in excess of federally insured amounts.

Cash and Cash Equivalents:

    For purposes of reporting cash flows, the Company considers all highly liquid investments, with an original maturity of three months or less at the time of purchase, to be a cash equivalent.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

Inventories:

    Inventories consist of handsets and related accessories. Inventories purchased for resale will be carried at the lower of cost, determined using weighted average cost, or market, determined using replacement cost.

Property, Equipment and Construction in Progress:

    Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Asset lives used by the Company are as follows:

                                                                Useful life:
                                                          ----------------------
Network assets                                                 3 to 15 years
Computer equipment                                              3 to 5 years
Furniture, fixtures, office equipment and
 leasehold improvements                                        5 to 21 years

    Construction in progress includes expenditures for the purchase of capital equipment, design services, and construction services of the Company's network. The Company capitalizes interest on its construction in progress activities. Interest capitalized for the nine months ended September 30, 2001 and 2000, for the year ended December 31, 2000 and for the period ended December 31, 1999 totaled approximately $6.6 million, $1.5 million, $3.0 million, and $0.5 million, respectively. When the network assets are placed in service, the Company transfers the assets from construction in progress to network assets and depreciates those assets over their estimated useful life.

Financing Costs:

    Deferred financing costs are amortized as interest expense over the term of the respective financing using the effective interest method.

Income Taxes:

Prior to July 12, 2000, the Predecessor Company operated as a limited liability company ("LLC") and, as a result, its losses were included in the income tax returns of its members. Therefore, the accompanying consolidated financial statements do not include any income tax amounts prior to July 12, 2000. Subsequent to July 12, 2000, the date of reorganization as discussed in Note 1, the Company became a C Corporation and began accounting for income taxes in accordance with Statement on Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred income taxes are provided for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts, based on enacted tax laws and the tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the year and the change during the period in deferred tax assets and liabilities. The Company has not provided any pro forma income tax information because any net deferred tax asset would have been offset by a full valuation allowance due to the Company's losses since inception.

Revenue Recognition:

    The Company began offering service to customers in December 1999.

    The Company recognizes revenue as services are performed. Sprint PCS collects all revenues from the Company's customers and its the net amount to the Company. An affiliation fee of 8% of collected service revenues from Sprint PCS subscribers based in the Company's territory, excluding outbound roaming, and from non-Sprint PCS subscribers who roam onto the Company's network is retained by Sprint PCS and recorded as a cost of service. Revenues generated from the sale of handsets and accessories, inbound Sprint PCS roaming fees, and from roaming services provided to Sprint PCS customers who are not based in the Company's territory are not subject to the 8% affiliation fee.

    Sprint PCS pays the Company a Sprint PCS roaming fee for each minute that a Sprint PCS subscriber based outside of the Company's territory roams onto the Company's network. Revenues from these services are recognized as the services are performed. Similarly, the Company pays roaming fees to Sprint PCS when a Sprint PCS subscriber based in the Company's territory roams on the Sprint PCS network outside of the Company's territory. These costs are included as cost of services when incurred.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

    Equipment revenues consisting of proceeds from sales of handsets and accessories are recorded net of an allowance for sales returns. The allowance is estimated based on Sprint PCS' handset return policy, which allowed customers to return handsets for a full refund within 14 days of purchase at September 30, 2001 and December 31, 2000 and within 30 days of purchase at December 31, 1999. When handsets are returned to the Company, the Company may be able to reissue the handsets in the future to other customers at little additional cost. However, when handsets are returned to Sprint PCS for refurbishing, the Company receives a credit from Sprint PCS, which is less than the amount the Company originally paid for the handset.

    Prior to January 1, 2001, the Company recorded promotional cash credits and rebates granted to customers as expenses. Effective January 1, 2001, the Company adopted the Emerging Issues Task Force ("EITF") 00-14, "Accounting for Certain Sales Incentives." The EITF requires that, when recognized, the reduction in or refund of the selling price of the product or service resulting from any cash incentive should be classified as a reduction in revenue and not as an operating expense. The Company adopted EITF 00-14 in the first quarter of 2001. For the nine months ended September 30, 2001, a reduction in revenue of approximately $10.4 million, and an offsetting reduction in operating expenses, was recorded. In accordance with the provisions of EITF 00-14, approximately $1.0 million and $2.7 million of operating expenses for the nine months ended September 30, 2000 and for the year ended December 31, 2000, respectively, have been reclassified as a reduction in revenue.

The Company recognizes activation fee revenue over the periods such revenue is earned in accordance with SEC Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 was adopted by the Company in the fourth quarter of 2000. Accordingly, activation fee revenue and direct customer activation expense have been deferred and are being recognized over the average life for customers assessed an activation fee (30 months). For the nine months ended September 30, 2001, the Company recognized approximately $0.8 million of activation fee revenue and direct customer activation fee expense and has deferred approximately $2.8 million of activation fee revenue and direct customer activation expense to future periods. During the year ended December 31, 2000, the Company recognized approximately $42,000 of activation fee revenue and direct customer activation expense and deferred approximately $0.7 million of activation fee revenue and direct customer activation expense to future periods.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of:

    The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or changes in circumstances occur, the Company will recognize an impairment loss if the undiscounted future cash flows expected to be generated by the asset (or acquired business) are less than the carrying value of the related asset. The impairment loss would adjust the asset to its fair value. The Company has identified no such impairment losses.

Advertising Costs:

    The Company expenses advertising costs when the advertisement occurs. Total advertising expense was approximately $6.1 million, $1.9 million, $4.0 million and $0.2 million for the nine months ended September 30, 2001 and 2000, for the year ended December 31, 2000 and for the period ended December 31, 1999, respectively.

Stock Compensation:

    As allowed by SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"), the Company has chosen to account for compensation expense associated with its stock option plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. The Company will disclose pro forma net loss as if compensation expense had been determined consistent with SFAS No. 123.

Comprehensive Income:

    A statement of comprehensive income has not been included in the accompanying consolidated financial statements since the Company does not have any "Ot Comprehensive Income" to report.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

Accretion on Redeemable Preferred Stock:

    Up to the date of redemption, the Company accretes the carrying value of the redeemable preferred stock to the redemption amount using the effective interest method.

Cumulative Dividends on Redeemable Preferred Stock:

Cumulative dividends on the redeemable preferred stock are recorded as a charge to additional paid-in-capital and an increase to the carrying value of the redeemable preferred stock as the dividends are earned by the holders. Pro Forma Loss Per Share (Unaudited):

    Pro forma basic and diluted loss per share are calculated by dividing the net loss available to common stockholders by the pro forma weighted average number of shares of common stock of iPCS, Inc. as if the shares of common stock of iPCS, Inc. into which the Predecessor Company's members' interests were converted had been outstanding for all of the periods presented. The calculation was made in accordance with SFAS No. 128, "Earnings Per Share." The pro forma basic and diluted loss per share are the same because the inclusion of the incental potential common shares from any assumed conversion of redeemable preferred stock or exercise of options and warrants is antidilutive.

    Potential common shares excluded from the pro forma loss per share computations because they were antidilutive are as follows:

                                                         For the Nine Months Ended               For the
                                                   -------------------------------------
                                                     September 30,        September 30,         Year Ended
                                                         2001                 2000           December 31, 2000
                                                   -----------------  ------------------   ---------------------
Convertible preferred stock                            23,090,909            9,090,909            23,090,909
Options                                                 3,005,251            1,556,000             1,590,000
Warrants                                                4,134,637            4,134,637             4,134,637
                                                    --------------      ---------------        ---------------

    Total                                              30,230,797           14,781,546            28,815,546

                                                    ==============      ===============        ===============

Recently Issued Accounting Pronouncements:

    In August 2001, the Financial Accounting Standards Board, ("FASB") issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 is effective for the Company's fiscal year beginning in 2002 and is not expected to materially change the methods used by the Company to measure impairment losses on long-lived assets.

    In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against this new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead will be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 will be adopted by the Company on January 1, 2002. The Company is currently assessing but has not yet determined the impact of these pronouncements on its financial position and results of operations.

    In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment of SFAS No. 133, "Accounting for Derivative Instruments and Hedging.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

Activities," which is effective for all fiscal years beginning after June 15, 2000. The adoption by the Company on January 1, 2001 did not have an effect on the Company's results of operations, financial position, or cash flows. However, as discussed in Note 10, the Company did enter into an interest rate cap agreement on January 12, 2001.

    In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of Accounting Principles Board Opinion 25" ("Opinion 25"). FIN 44 clarifies (a) the definition of employee for purposes of applying Opinion 25,
(b) the criteria for determining whet a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 1, 2000; however, certain conclusions in FIN 44 cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have an effect on the Company's results of operations, financial position, or cash flows.

Reclassifications:

    Certain amounts in prior periods' financial statements have been reclassified to conform to the current year's presentation.

3.   SPRINT PCS AGREEMENTS

    In January 1999, the Company signed the following four agreements with Sprint and Sprint PCS: management agreement, services agreement, trademark and service license agreement with Sprint PCS, and the trademark and service license agreement with Sprint. These agreements allow the Company to exclusively offer Sprint PCS services in the Company's territory.

    The management agreement has an initial term of 20 years with three 10-year automatic renewals. The management agreement can be terminated as a result of a number of events including an uncured breach of the management agreement or bankruptcy of either party to the agreement. In the event that the management agreement is terminated or not renewed, certain formulas apply to the valuation and disposition of the Company's assets. The key clauses of the management agreement are summarized as follows:

        (a) Exclusivity: The Company is designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in the Company's territory. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in the Company's territory while the management agreement is in place.

        (b) Network build-out: The Company has agreed to build-out the service area network in accordance with build-out plans developed jointly by Sprint PCS and the Company. Sprint PCS and the Company intend to expand network coverage to cover population areas of at least ten thousand residents and all interstate and major highways.

        (c) Products and services offered for sale: The management agreement identifies the products and services that can be offered for sale in the Company's territory. The Company cannot offer wireless local loop services specifically designed for the competitive local market in areas we Sprint owns the local exchange carrier unless the Sprint-owned local exchange carrier is named as the exclusive distributor or Sprint PCS approves the terms and conditions.

        (d) Service pricing: The Company must offer Sprint PCS subscriber pricing plans designated for regional or national offerings. With prior approval from Sprint PCS, the Company is permitted to establish local price plans for Sprint PCS products and services offered only in the Company's territory. Sprint PCS will pay to the Company 92% of the Company's collected service revenues and of its roaming revenues from non-Sprint PCS subscribers but will it 100% of revenues derived from roaming of other Sprint PCS customers and sales of handsets and accessories and proceeds from sales not in the ordinary course of business.

        (e) Roaming: When a Sprint PCS customer from outside of the Company's territory roams onto the Company's network, the Company will earn roaming revenues based on established rates. Similarly, the Company will pay Sprint PCS when the Company's own subscribers use the Sprint PCS nationwide network outside the Company's territory.

    (f) Advertising and promotion: Sprint PCS is responsible for all national advertising and promotion of Sprint PCS products and services. The Company is responsible for advertising and promotion in the Company's territory.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

        (g) Program requients including technical and customer care standards: The Company will comply with Sprint PCS' program requients for technical standards, customer service standards, national and regional distribution and national accounts programs.

        (h) Non-competition: The Company may not offer Sprint PCS products and services outside the Company's territory.

        (i) Inability to use non-Sprint PCS brands: The Company may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers.

        (j) Rights of first refusal: Sprint PCS has certain rights of first refusal to buy the Company's assets upon a proposed sale.

    The services agreement outlines various support services such as activation, billing, collections and customer care that will be provided to the Company by Sprint PCS. These services are available to the Company at established rates. Sprint PCS can change any or all of the service rates one time in each twelve month period. The Company may discontinue the use of any service upon three months written notice. Sprint PCS may discontinue a service provided that Sprint PCS provides the Company with nine months prior written notice. The services agreement automatically terminates upon termination of the management agreement.

    The trademark and service mark license agreements with Sprint and Sprint PCS provide the Company with non-transferable, royalty free licenses to use the Sprint and Sprint PCS brand names, the "diamond" symbol and several other trademarks and service marks. The Company's use of the licensed marks is subject to adence to quality standards determined by Sprint and Sprint PCS. Sprint and Sprint PCS can terminate the trademark and service mark license agreements if the Company files for bankruptcy, materially breaches the agreement or if the management agreement is terminated.

    Amounts related to the Sprint PCS Agreements are as follows (in thousands):

                                                           Nine Months Ended September 30,       Year Ended       Period Ended
                                                         ----------------------------------     December 31,      December 31,
                                                              2001               2000               2000              1999
                                                         --------------     --------------    ---------------   ----------------
Amounts included in the Consolidated Statements
  of Operations:
    Cost of service                                     $       38,140      $        4,492     $        8,570    $         115
    Cost of equipment                                           18,290               5,023             10,255              222
    Selling expense                                              2,600                 695              1,184               81
    General and administrative expense                              39                  22                 36                7

                                                                                                        December 31,
                                                                           September 30      -------------------------------------
                                                                                2001               2000                  1999
                                                                           ----------------  -----------------  -------------------
Amount included in the Consolidated Balance Sheets:
    Inventory                                                              $        3,379     $         3,236   $           918
    Accounts receivable due from Sprint PCS, net                                   15,105               5,499                92
    Accounts payable due to Sprint PCS                                             10,306               6,610               663

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

4.  PROPERTY AND EQUIPMENT INCLUDING CONSTRUCTION IN PROGRESS

    Property and equipment including construction in progress consists of the following (in thousands):

                                                      December 31,
                         September 30,   ---------------------------------------
                             2001          2000                 1999
                         ------------    ---------     -------------------------
Network assets           $  148,351      $  82,094     $                 22,737
Computer equipment            3,153          1,816                          675
Furniture, fixtures,
  office equipment
  and leasehold
  improvements                4,170          2,698                          626
                         ----------      ---------     -------------------------
Total property and
  equipment                 155,674         86,608                       24,038
Less accumulated
  depreciation and
  amortization              (22,067)        (8,338)                        (315)
                         ----------      ---------     -------------------------
Property and
  equipment, net            133,607         78,270                       23,723
Construction in
  progress (network
  build-out)                 64,554         50,817                       15,383
                         ----------      ---------     -------------------------
Property and
  equipment including
  construction in
  progress, net          $  198,161      $ 129,087     $                 39,106
                         ==========      =========     =========================

     The Company has reclassified the December 31, 2000 microwave relocation costs totaling $2.3 million from intangible assets to property and equipment to be consistent with industry practice.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

5.  INTANGIBLE ASSETS

     Intangible assets consist of the following (in thousands):

                                                       September 30, 2001        December 31, 2000
                                                       ------------------        -----------------
Exclusive provider rights which arose with
  the issuance of warrants to Sprint
  PCS (see Note 6)                                     $            9,147        $           9,147
Exclusive provider rights which
  arose with the purchase of
  assets in Michigan from Sprint
  PCS (see Note 6)                                                  3,526                    3,526
Exclusive provider rights which
  arose with the acquisition
  of the Iowa markets from Sprint
  PCS (see Note 6)                                                 29,039                       --
                                                       ------------------        -----------------
Total intangible assets                                            41,712                   12,673
Less accumulated amortization                                      (1,778)                    (314)
                                                       ------------------        -----------------
                                                       $           39,934        $          12,359
Intangible assets, net                                 ==================        =================

6.  AMENDMENTS TO SPRINT PCS AGREEMENT

     On March 8, 2000, the Company entered into an amendment to the Sprint PCS agreements to expand its service area to include 20 BTAs located in Michigan, Iowa and Nebraska (the "Expansion"). In connection with the Expansion, the Company agreed to purchase certain network assets under construction in four BTAs in Michigan, for a purchase price to be determined on the closing date based upon the assets to be purchased and the stage of completion of those assets as of the closing date. In addition, in connection with the Expansion, the Company was granted an option, exercisable by the Company at any time prior to January 31, 2001, to add the Iowa City and Cedar Rapids, Iowa BTAs to its service area. As consideration to be the exclusive provider of Sprint PCS services in the Expansion territory, the Company committed to grant to Sprint PCS a warrant to acquire 2% of the equity of the Company at the earliest of July 15, 2000, the closing of an initial public offering, or the consummation of a private placement of equity in an amount equal to at least $70.0 million. In connection with the closing of the sale of the convertible preferred stock discussed in Note 14, the Company issued Sprint PCS a warrant to acquire 1,151,938 shares of common stock of the Company on July 12, 2000 at an exercise price of $4.95 per share. The warrants are exercisable by Sprint PCS beginning on or after July 15, 2001 and expiring on July 15, 2007. The fair value of the warrants, as determined using the Black-Scholes model, was approximately $9.1 million and was recorded as an increase to paid in capital with a corresponding amount recorded as an intangible asset representing the right to be the exclusive provider of Sprint PCS services in the Expansion territory. Such intangible asset is being amortized over a life of 18.5 years, which is the remaining term of the Sprint PCS agreement at the date the warrants were issued. The fair value of the warrants was calculated using the following assumptions:

        (1)  risk free interest rate of 6.35%;

        (2)  stock price based on a planned initial public offering;

        (3)  dividend yield of 0%;

        (4)  life of 7 years; and

        (5)  volatility of 40%.

     Also, on July 12, 2000 the Company purchased the assets under construction in Michigan from Sprint PCS for approximately $12.7 million. The Company allocated approximately $9.2 million of the purchase price to property based on the fair value of the assets acquired, with the excess amount of $3.5 million allocated to the iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR intangible asset representing the right to be the exclusive provider of Sprint PCS services in Michigan. The intangible asset is being amortized over a life of
18.5 years, which is the remaining term of the Sprint PCS agreement at the date the assets were acquired.

     On January 10, 2001 the Company exercised its option to purchase from Sprint PCS certain telecommunications equipment and retail store assets and inventory located in the Iowa City and Cedar Rapids, Iowa markets. Concurrently with the closing, the Sprint PCS Management Agreement which sets forth the terms of the Company's long-term affiliation with Sprint PCS was amended to reflect the expansion of the Company's territory to include these two additional Iowa markets which included approximately 14,000 customers. The Company closed on this transaction on February 28, 2001 and paid approximately $31.7 million for these two markets. The Company has accounted for this business combination using the purchase method. The Company made a preliminary allocation of the purchase price based on the fair values of the tangible assets and liabilities acquired and allocated any excess amount over fair value to the intangible asset representing the right to be the exclusive provider of Sprint PCS services in the Iowa City and Cedar Rapids, Iowa markets.

7.  DEFERRED GAIN ON TOWER SALES

     On May 28, 1999 the Company signed a tower sale and leaseback agreement with American Tower Corporation ("American Tower"). Under the agreement, the Company was to locate sites for, develop and construct between sixty and eighty wireless communication towers and then sell the towers to American Tower. The term of this agreement was to expire at the earlier of the final tower sale or December 31, 2000. In November 2000, the agreement was amended to extend the expiration date to February 28, 2001 for the sale of the first eighty towers and to increase the sales price from $250,000 to $272,000 for any tower with an extendable height of 249 feet.

     In 1999, American Tower advanced $2.0 million to the Company for the purchases of the fifty-third through sixtieth towers. If the Company did not construct and sell the required number of towers to American Tower by December 31, 2000, the Company was required to repay the advance plus accrued interest at 5%. The advance on tower sales of $2.0 million at December 31, 1999 was reduced to zero because the fifty-third through sixtieth towers were sold by November 21, 2000.

     For the period ended December 31, 1999, eighteen towers were sold to American Tower for $4.5 million in cash, resulting in a gain of $1.9 million, of which approximately $0.2 million was recognized at the time of the sale and the remainder was deferred and is being amortized as a reduction to rental expense over the initial lease term of ten years.

     During the year ended December 31, 2000, fifty-five towers were sold to American Tower for approximately $14.0 million, of which approximately $12.0 million was received in cash and $2.0 million represented a reduction in the advance on tower sales. These tower sales resulted in a gain of approximately $5.4 million, of which approximately $0.8 million was recognized at the time of the sale and the remainder was deferred and is being amortized as a reduction to rental expense over the initial lease term of ten years.

     On January 2, 2001, twelve towers were sold to American Tower for approximately $3.4 million, resulting in a gain of approximately $1.6 million of which approximately $0.5 million was recognized at the time of the sale and the remainder was deferred and is being amortized as a reduction to rental expense over the initial lease term of ten years. The sale of the first seven towers in this transaction satisfied the terms of the agreement signed in 1999. The remaining five towers were sold as individual tower sales to American Tower.

     On June 29, 2001, the Company signed a tower sale and leaseback agreement with Trinity Wireless Tower, Inc. ("Trinity"). The Company has constructed wireless communication towers, which it agreed to sell and lease back a portion of these towers from Trinity. The agreement expires on December 31, 2001.

     On June 29, 2001, the Company sold sixteen towers to Trinity for approximately $4.8 million, resulting in a gain of approximately $2.1 million of which approximately $1.0 million was recognized at the time of the sale and the remainder was deferred and is being amortized as a reduction to rental expense over the initial lease term of five years.

     Upon the sale of a tower, the Company leases a portion, generally one-third, of the tower to collocate antennas and other network communication equipment. The leases are operating leases with initial terms between five and ten years.

8.  DEFERRED RENT

     On December 29, 2000, the Company signed a build-to-suit agreement with Trinity whereby the Company agreed to locate and obtain ground leases for tower sites and deliver assignments of these leases to Trinity for at least seventy-five towers located in Iowa and Nebraska. Trinity agreed to reimburse the Company for site acquisition and development costs, build a tower at these sites, and purchase the site at the time of the commencement of the tower lease with Trinity.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     During the nine months ended September 30, 2001, the Company entered into tower leases for forty-six sites under this agreement. The Company received approximately $2.4 million from Trinity and recorded this amount as deferred tower rent which will be amortized as a reduction to rental expense over the life of the initial tower lease term of five years.


9.   INCOME TAXES

     Because the Predecessor Company was a nontaxable entity, the results presented below relate solely to the periods subsequent to July 12, 2000.

     The income tax expense (benefit) for the period differed from the amounts computed by applying the statutory U.S. Federal income tax rate of 35% as set forth below:

                                                     Nine Months Ended September 30,       Year Ended
                                                     -------------------------------      December 31,
                                                       2001                   2000            2000
                                                     --------               --------      ------------
U.S. Federal statutory rate                             35.00%                 35.00%            35.00%
State income taxes, net of federal tax benefit           5.00                   5.00              5.00
Non-deductible interest associated with senior
  discount notes                                        (2.98)                 (3.80)            (2.90)
Non-deductible fees associated with merger              (1.15)                    --                --
Other permanent non-deductible items                    (0.19)                    --                --
Change in valuation allowance for deferred tax
  assets                                               (35.68)                (36.20)           (37.10)
                                                     --------               --------      ------------
Effective tax rate                                       0.00%                  0.00%             0.00%
                                                     ========               ========      ============

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

     The tax effects of significant temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                September 30,     December 31,
                                                    2001              2000
                                                -------------     ------------
Deferred tax assets:
    Accrued liabilities                         $         164     $         72
    Deferred transaction costs                            558            1,068
    Compensation expense                                1,705            1,093
    Interest expense                                    5,566            2,720
    Deferred gain on tower sales                        3,973            2,400
    Net operating loss carryforwards                   29,529            9,299
    Allowance for bad debts                             1,085              134
                                                -------------     ------------
Total gross deferred tax assets                        42,580           16,786
Less valuation allowance                              (33,438)         (12,647)
                                                -------------     ------------
Net deferred tax assets                                 9,142            4,139
                                                -------------     ------------
Deferred tax liabilities:
    Capitalized interest                                 (529)            (649)
    Property, equipment and intangible assets          (8,384)          (3,278)
    Other                                                (229)            (212)
                                                -------------     ------------
Total gross deferred tax liabilities                   (9,142)          (4,139)
                                                -------------     ------------
Net deferred tax liabilities                    $          --     $         --
                                                =============     ============

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. No benefit for federal income taxes has been recorded for the periods ended September 30, 2001 and 2000, and December 31, 2000 as the net deferred tax asset generated, primarily from temporary differences related to the net operating loss, was offset by a full valuation allowance because it is not considered more likely than not that these benefits will be realized due to the Company's losses since inception. At September 30, 2001, the Company has net operating loss carryforwards for federal income tax purposes of approximately $73.8 million which are available to offset future taxable income through 2021.

10.  DEBT

Senior Discount Notes and Warrants

     On July 12, 2000, the Company issued 300,000 units consisting of $300.0 million 14% senior discount notes due July 15, 2010 (the "Notes") and warrants to purchase 2,982,699 shares of common stock at an exercise price of $5.50 per share. The warrants become exercisable at any time after July 15, 2001 for a period of ten years from the date of issuance. The Notes were issued at a substantial discount such that the Company received gross proceeds from the issuance of the units of approximately $152.3 million. On July 15, 2005 the Company will begin incurring cash interest on the principal amount of the Notes at the rate of 14% per annum, compounded semi-annually, payable beginning January 15, 2006, and on each January 15 and July 15 thereafter. The Company is amortizing the discount on the Notes as interest expense over the period from date of issuance to the maturity date utilizing the effective interest method. For the nine months ended September 30, 2001 and 2000, and the year ended December 31, 2000, the Company recorded approximately $7.5 million, $1.8 million and $4.4 million, respectively, as interest expense related to the amortization of the discount. In addition, the Company has recorded accrued interest of approximately

$10.7 million and $6.2 million at September 30, 2001 and December 31, 2000, respectively, utilizing the effective interest method.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

    The Notes are a general unsecured obligation, subordinated in right of payment to all senior debt, including all obligations under the credit facility. The Notes contain covenants which restrict the Company's ability to incur additional indebtedness, pay dividends, merge, dispose of its assets, and certain other matters as defined in the Indenture. During the first 36 months, the Company may redeem up to 35% of the Accreted Value of Notes (as defined in the Notes agreement) at a redemption price of 114% with the net cash proceeds of one or more equity offerings excluding the first $70.0 million of equity offerings. After July 15, 2005, the Notes may be redeemed at a price of 107% beginning in 2005, 105% beginning in 2006, 102% beginning in 2007 and 100% thereafter. Upon a change in control as defined in the Notes agreement, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the Accreted Value of Notes (as defined in the Notes agreement) on any purchase date prior to July 15, 2005 or 101% of the aggregate principal amount therefore, plus accrued and unpaid interest and Liquidated Damages (as defined in the Notes agreement), if any, to the date of purchase if on or after July 15, 2005.

    The Company allocated approximately $24.9 million to the fair value of the warrants, as determined by using the Black-Scholes model, and recorded a discount on the Notes, which is being recognized as interest expenseover the period from date of issuance to the maturity date. For the nine months ended September 30, 2001 and 2000, and the year ended December 31, 2000, the Company recorded approximately $1.3million, ,$0.3 million and $0.7 million, respectively, as interest expense related to the amortization of the value of the warrants.

    The fair value of the warrants was calculated using the following assumptions:

        (1) risk free interest rate of 6.35%;

        (2) stock price based on a planned initial public offering;

        (3) dividend yield of 0%;

        (4) life of 10 years; and

        (5) volatility of 40%.

    The Company incurred approximately $6.3 million of costs associated with the issuance of the Notes. Those costs consisted of investment banker fees, legal fees and other issuance costs that have been capitalized and are being amortized to interest expense using the effective interest method over the term of the Notes.

Nortel Credit Facility

    Effective May 14, 1999, the Company entered into a credit facility agreement (the "Nortel Credit Facility") with Nortel Networks Inc. ("Nortel"). The proceeds were used to purchase equipment and to fund the construction of the Company's portion of the Sprint PCS network. The financing terms permitted the Company to borrow $48.0 million through three commitment tranches (Tranche A--$32.0 million, Tranche B--$11.0 million and Tranche C--$5.0 million) through May 14, 2002, and required minimum equipment purchases of $32.0 million (see
Note 12).

    The Company could borrow money at the lesser of either: (1) a base rate loan with an interest rate equal to 3 percent plus the higher of (A) the prime rate of Citibank, N.A. (New York) or (B) the federal fund effective rate plus one half of a percent; or (2) a London interbank offered rate (Libor), as adjusted for reserve requirements, plus 4 percent. All borrowings were based on the Libor rate plus 4 percent (10% at December 31, 1999). Accrued interest was generally payable quarterly. Interest incurred and capitalized for the period ended December 31, 1999 totaled $471,000. The Company had outstanding borrowings under the Nortel Credit Facility of approximately $27.6 million at December 31, 1999.

    On July 12, 2000, the Nortel Credit Facility was repaid in full with the proceeds from the issuance of the Notes. In connection with the early extinguishment of the Nortel Credit Facility, the Company recorded an extraordinary loss of approximately $1.5 million related to the write-off of the unamortized deferred financing costs at July 12, 2000.

    An unused facility commitment fee ranging from 0.75% to 1.5% on the daily average unused portion of the Nortel Credit Facility was due on a quarterly basis. The commitment fee expense for each of the nine months ended September 30, 2000, the year ended December 31, 2000 and the period ended December 31, 1999 was approximately $81,000.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

Senior Secured Credit Facility

    On July 12, 2000, the Company entered into an amended and restated credit facility with Toronto Dominion (Texas), Inc. and GE Capital Corporation for a $140.0 million senior secured credit facility ("credit facility") to replace the Nortel Credit Facility. The credit facility permits the Company to borrow up to $140.0 million through two tranches (Tranche A--$90.0 million and Tranche B--$50.0 million) subject to a borrowing base limitation which is an amount equal to 100% of the gross book value of all the property and equipment owned by the Company. The credit facility contains certain financial ratios and other financial conditions similar to the Nortel Credit Facility and is collateralized by all of the Company's assets and assignment of the Sprint PCS Agreements.

    As of September 30, 2001, the Company's borrowings under this credit facility totaled $50.0 million and represents the entire Tranche B commitment. The weighted average interest rate on these borrowings was 6.84%. The Company had borrowed $25.0 million under this credit facility as of December 31, 2000 and such borrowings bore interest at 10.44% as of December 31, 2000.

    Commencing March 31, 2004, and on the last day of each calendar quarter ending during the periods set forth below, the Tranche A commitment as of March 30, 2004 shall be automatically and permanently reduced by the percentage amount set forth below for the quarters indicated:

    . for the four quarters commencing with the fiscal quarter ending March 31, 2004, 2.50% per quarter;

    .     for quarters five through eight, 3.75% per quarter;

    .     for quarters nine through sixteen, 6.25% per quarter; and

    .     or the last two quarters, 12.50% per quarter.

    Commencing March 31, 2004, the Company must begin to repay, in quarterly installments, the principal on all borrowings outstanding as of March 30, 2004 made under the Tranche B commitment. A fixed percentage on all Tranche B borrowings will be due each quarter as follows:

    . for the first four quarters commencing with the fiscal quarter ending March 31, 2004, 2.50% of the principal balance of the loan is due per quarter;

    .     for quarters five through eight, 3.75% per quarter;

    .     for quarters nine through sixteen, 6.25% per quarter; and

    .     for the last two quarters, 12.50% per quarter.

    The aggregate amount required to be repaid under Tranche B for each of the four periods above will be $5.0 million, $7.5 million, $25.0 million, and $12.5 million, respectively.

    Any principal that has not been paid by the maturity date, June 30, 2008, is due at that time.

    The Company may voluntarily prepay any of the loans at any time. Tranche A permits reborrowings on a revolving basis but amounts repaid under Tranche B may not be reborrowed.

    The Company will have to make mandatory prepayments under certain circumstances, including among others:

    . 50% of the Company's excess annual cash flow as computed under the senior secured credit agreement, commencing April 30, 2004 with respect to the fiscal year ending December 31, 2003;

    . Any amount in excess of $1.0 million per calendar year received as net proceeds of asset sales outside the ordinary course of business or insurance proceeds subject to certain exceptions, to the extent not reinvested in property or assets within a stated period of time;

    . 50% of the net proceeds of any equity issuance excluding the committed issuance of the convertible preferred stock, an initial public offering and any offering to a borrower or guarantor party to the senior secured financing; and

    . 100% of the net proceeds of a debt issuance excluding permitted indebtedness.
                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

    All prepayments described above are applied to the outstanding loan balances pro rata between Tranche A and Tranche B and pro rata across the maturities.

    From the date of the senior secured credit agreement through and including the date on which earnings before interest, taxes and depreciation and amortization ("EBITDA") is greater than zero for two consecutive fiscal quarters, the Company may borrow money at the lesser of either:

    .     A base rate loan with an interest rate equal to 2.75% plus the higher of:

        .     The prime rate of the Toronto-Dominion Bank, New York Branch or

        .     The federal funds effective rate plus 0.5%; or

    .     A Eurodollar loan with an interest rate equal to the London interbank offered rate ("LIBOR"), plus 3.75%.

    After the date of which EBITDA is greater than zero for two consecutive fiscal quarters, the base rate margin will range from 2.75% to 2.25% and the Eurodollar loan margin will range from 3.75% to 3.25%, depending upon the leverage ratio as of the most recently ended fiscal quarter.

The Company was required to maintain in full force and effect through the maturity date one or more interest rate protection agreements (i.e. swap, cap, collar or similar agreement) for a period of three years or the date ending on the earlier to occur of the maturity date or the date upon which all of the loans have been paid in full or have terminated or expired, to fix or place a limit upon a rate of interest with respect to not less than an aggregate notional amount equal to fifty percent of the aggregate principal amount of credit facility debt that does not have a fixed interest rate until the credit facility was amended on February 23, 2001. The amended credit facility expanded the requirement of the Company to fix or place a limit upon a rate of interest with respect to not less than fifty percent of the Company's total outstanding debt.

    On January 12, 2001, the Company entered into an interest rate cap agreement with a counter party for a notional amount of $12.5 million to manage the interest rate risk on the Company's variable rate debt. The agreement expires in three years and caps the three-month LIBOR interest rate at 7.25%. For the nine months ended September 30, 2001, the Company recorded a loss of approximately $31,000 for this derivative.

    The Company incurred approximately $4.1 million of costs associated with obtaining the credit facility. Those costs consisted of loan origination fees, legal fees and ot debt issuance costs that have been capitalized and are being amortized to interest expense using the effective interest method over the term of the credit facility.

    An unused facility commitment fee ranging from 1.0% to 1.5% on the daily average unused portion of the credit facility is due on a quarterly basis. The commitment fee expense for the nine months ended September 30, 2001 and 2000 and the year ended December 31, 2000 was approximately $1.1 million, $0.5 million and $1.0 million, respectively.

    As a condition of the credit facility, Sprint PCS has entered into a consent and agreement with the lenders that modifies Sprint PCS' rights and remedies under its management agreement with the Company. Among other things, Sprint PCS consented to the pledge of substantially all of the Company's assets, including the management agreement, to the lenders. In addition, Sprint PCS may not terminate the management agreement with the Company and must maintain 10 MHz of PCS spectrum in the Company's markets until the credit facility is satisfied or the Company's assets are sold pursuant to the terms of the consent and assignment with the lenders.

    The Company is required to maintain certain financial ratios and other financial conditions including debt coverage ratios, minimum levels of revenue and wireless subscribers, and limitations on capital expenditures. Additionally, the Company has agreed not to merge, dispose of its assets, make restricted payments, including dividends, and certain other matters as defined in the credit facility. On February 23, 2001, the Company entered into an amendment to the credit facility which included a consent to the purchase from Sprint PCS of the Iowa City and Cedar Rapids, Iowa BTAs discussed in Note 6 and which amended certain covenant definitions and requirements. On September 28, 2001, the Company entered into an amendment which included a consent to the merger with AirGate PCS, Inc. as discussed in Note 19 and which amended certain covenant definitions and requirements.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

    At September 30, 2001, the Company was in compliance with these covenants in accordance with the amended credit facility.

    Annual maturities of the long-term debt are as follows as of September 30, 2001 (in thousands):

September 30
    2002                                              $                    --
    2003                                                                   --
    2004                                                                3,750
    2005                                                                6,875
    2006                                                               11,250
    Thereafter                                                        328,125
                                                      ------------ ----------
    Total                                                             350,000
    Less: Unamortized discount                                       (158,608)
                                                      ------------ ----------
    Total long-term debt                              $               191,392
                                                      ============ ==========
                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

11. LEASE COMMITMENTS

    The Company is obligated under non-cancelable operating lease agreements for offices, stores, network equipment space and cell sites. At September 30, 2001, the future minimum annual lease payments under these non-cancelable operating lease agreements are as follows (in thousands):

September 30,
    2002                                                   $            10,785
    2003                                                                10,619
    2004                                                                10,149
    2005                                                                 9,305
    2006                                                                 6,626
    Thereafter                                                          21,547
                                                           ---------  --------
    Total                                                  $            69,031
                                                           =========  ========

    Rent expense was approximately $6.5 million, $1.7 million, $3.0 million and $0.4 million for the nine months ended September 30, 2001 and 2000, for the year ended December 31, 2000 and for the period ended December 31, 1999, respectively, of which approximately $40,000, $40,000, $53,000 and $31,000, respectively, was paid to one of the Company's stockholders/members. Included in minimum lease commitments is approximately $0.4 million and $0.5 million, respectively, for the nine months ended September 30, 2001 and 2000, and approximately $0.5 million each for the year ended December 31, 2000 and the period ended December 31, 1999, payable to one of the Company's stockholders/members.

    The Company leases two tower sites and several phone systems under capital leases. At September 30, 2001, the future payments under the capital lease obligations, less imputed interest, are as follows (in thousands):

September 30,
    2002                                                   $                47
    2003                                                                    43
    2004                                                                    45
    2005                                                                    47
    2006                                                                    49
    Thereafter                                                             571
                                                           ---------  --------
    Total minimum lease payments                                           802
    Less amount representing interest                                     (422)
                                                           ---------  --------
    Present value of net minimum lease payments                            380
    Less current obligations under a capital lease                          (7)
                                                           ---------  --------
    Long-term obligations under a capital lease            $               373
                                                           =========  ========
                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

    The following is a summary of property and equipment under capital leases included in the accompanying consolidated balance sheets as follows (in thousands):

                                 September 30, 2001       December 31, 2000
                                 ------------------       -----------------

Network assets.                  $              380       $             224
Office equipment.                                26                      26
                                 --------  --------       -------  --------
                                                406                     250
Less accumulated depreciation                   (19)                     (5)
                                 --------  --------       -------  --------
                                 $              387       $             245
                                 ========  ========       =======  ========

12. PURCHASE COMMITMENTS

    On May 24, 1999 the Company entered into a three-year $32.0 million agreement with Nortel for the purchase of network equipment and infrastructure, including switches and base station controllers. On July 11, 2000 the amount was increased from $32.0 million to $60.0 million. Nortel provided financing to the Company until July 12, 2000 for these purchases pursuant to the Nortel Credit Facility discussed in Note 10. iPCS has also committed to purchase required equipment from Nortel related to certain expansion markets if they are granted them by Sprint PCS. Under the agreement, the Company receives a discount on the network equipment and services because of the Sprint PCS affiliation, but pays a slight premium to the discounted price on any equipment and services financed by Nortel. If the Company's affiliation with Sprint PCS ends, Nortel has the right to either terminate the agreement or, with the Company's consent, modify the agreement to establish new prices, terms and conditions. As of September 30, 2001, the Company has met the requirements of the agreement.

    In July 2000 the Company entered into an equipment purchase agreement with Lucent Technologies Inc. ("Lucent") for the purchase of network equipment and infrastructure which includes one switch and 100 base station controllers for the Michigan markets within the first year of the agreement and an additional 32 base station controllers within two years after the execution of the agreement. As of September 30, 2001, the Company has satisfied these purchase terms. In addition, the Company has agreed to use Lucent's equipment exclusively in the construction of the Company's network located within the state of Michigan. The Company has entered into this agreement with Lucent as an additional affiliate of Sprint PCS and is subject to the terms and conditions of a procurement and services contract between Lucent and an affiliate of Sprint PCS that will expire on January 31, 2006.

13. EMPLOYEE BENEFITS

    The Company has established a 401(k) plan (the "Plan") in which substantially all employees may participate. The Plan allows eligible employees to contribute up to 15% of their compensation and provides that the Company will make matching contributions of 50% up to the first eight percent of an employee's contribution. In addition, the Company may make discretionary contributions to the Plan. Company contributions to the Plan were approximately $72,000, $28,000, $38,000 and $14,000 for the nine months ended September 30, 2001 and 2000, for the year ended December 31, 2000 and for the period ended December 31, 1999, respectively.

14. REDEEMABLE PREFERRED STOCK

    Contemporaneously with the issuance of the 300,000 units discussed in Note 10, the Company issued to an investor group 9,090,909 shares of Series A-1 convertible participating preferred stock ("Series A-1 preferred stock") at a purchase price of $5.50 per share, yielding gross proceeds of $50.0 million; net proceeds were approximately $46.4 million. On December 28, 2000, the Company issued to the same investor group 14,000,000 shares of Series A-2 convertible participating preferred stock ("Series A-2 preferred stock") at a purchase price of $5.00 per share, yielding gross proceeds of $70.0 million; net proceeds were approximately $65.8 million.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

    The holders of Series A-1 preferred stock and Series A-2 preferred stock may, at their option, convert all or any such shares into shares of common stock. Each share of Series A-1 preferred stock and Series A-2 preferred stock shall automatically convert into common stock under certain conditions including a public offering of securities with gross proceeds of $50 million or a change of control. The holders of Series A-1 preferred stock and Series A-2 preferred stock have the same voting rights as common stockholders. The Series A-1 preferred stock ranks senior to common stock and on parity with the Series A-2 preferred stock. In the event that the Company has not completed an initial public offering of common stock or consummated a business transaction meeting certain criteria by the fifth anniversary of the investment, the investor group has the right to request the Company to repurchase the Series A-1 preferred stock and Series A-2 preferred stock at fair market value, unless the Company's Board of Directors determines, in its sole discretion, that it is not in the Company's best interests to do so, whereupon the investor group would have the right to force a sale of the Company subject to the rights of Sprint and Sprint PCS under the Sprint PCS Agreements. The Series A-1 preferred stock and Series A-2 preferred stock have a mandatory redemption for cash at an amount equal to the stated value plus accrued dividends on July 12, 2011. The Company accretes the carrying value of the Series A-1 preferred stock and Series A-2 preferred stock (net of offering costs incurred) to the redemption amount by the effective interest method. During the nine months ended September 30, 2001 and the year ended December 31, 2000, the Company recorded approximately $0.2 million and $0.2 million, respectively, of accretion on the Series A-1 preferred stock and approximately $0.3 million and approximately $4,000, respectively, of accretion on the Series A-2 preferred stock.

    The Company allocated the entire net proceeds received from the issuance of Series A-1 preferred stock of approximately $46.4 million to the beneficial conversion feature on the issuance of Series A-1 preferred stock in accordance with EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments." The beneficial conversion feature was calculated at the issuance date of the Series A-1 preferred stock based on the difference between the conversion price of $5.50 per share and estimated fair value of the common stock at that date. This amount, however, was limited to the proceeds received from issuing the beneficial convertible security. As the Series A-1 preferred stock was immediately convertible, the Company also recorded accretion of approximately $46.4 million to additional paid-in capital.

    The Company allocated the entire net proceeds received from the issuance of the Series A-2 preferred stock of approximately $65.8 million to the Series A-2 preferred stock in accordance with EITF Issue No. 00-27, "Application of EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion, Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments." No beneficial conversion feature was considered to exist due to the conversion price of the Series A-2 preferred stock at time of issuance exceeding the estimated fair value of the common stock at that date.

    The Series A-1 preferred stock and Series A-2 preferred stock bear cumulative dividends, whether or not declared, at the rate of 7.5% of the preferred liquidation preference per year and, when paid, shall be paid only in additional shares of preferred stock. Dividends shall accumulate and compound semi-annually. The preferred liquidation preference is equal to $5.50 (Series A-1) and $5.00 (Series A-2) per share plus any accrued but unpaid dividends on such share of preferred stock. Dividends on each share shall accrue on a daily basis and be cumulative from the date of original issue. During the nine months ended September 30, 2001 and the year ended December 31, 2000, the Company recorded approximately $2.9 million and $1.8 million, respectively, of accrued dividends on the Series A-1 preferred stock and approximately $4.0 million and approximately $0.1 million, respectively, of accrued dividends on the Series A-2 preferred stock, as a charge to additional paid in capital.

    In addition to the 7.5% dividend, when and if the Board of Directors declares a dividend payable with respect to the then outstanding shares of common stock, the holders of the Series A-1 preferred stock and Series A-2 preferred stock shall be entitled to the amount of dividends per share as would be payable on the number of shares of common stock into which such shares of Series A-1 preferred stock and Series A-2 preferred stock could then be converted. Upon the occurrence of a change of control prior to July 12, 2005, the Company will be obligated to pay a special dividend to each holder of Series A-1 preferred stock and Series A-2 preferred stock (except as to any changes of control in connection with a business combination with a private company as to which the investor group waives its right to receive such dividend) in an amount equal to the amount of all unpaid dividends that would have been payable through July 12, 2005.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

15. EQUITY

    The Predecessor Company was organized as a LLC and, as such, had no outstanding stock. Owners (members) actually held a membership interest in the LLC. As a result, the investment of those members in the Predecessor Company is reflected as Members contributions in the accompanying Consolidated Statements of Redeemable Preferred Stock and Equity (Deficiency).

    On March 12, 1999, the Company entered into a management agreement (the "Management Agreement") with Mr. Yager to act as the Manager of the Predecessor Company. The Management Agreement entitled Mr. Yager to a cash bonus equal to 2.5% of the fair market value of the Company in the event of a Transfer (as defined in the Management Agreement) of all or substantially all of the assets of the Company, or 2.5% of the fair market value of any transferred interests in the Company, in excess of the applicable member's cumulative contributions. Effective as of February 29, 2000, Mr. Yager and the Company agreed to terminate the Management Agreement, and in exchange therefore Mr. Yager received a 1.5% ownership interest in the Predecessor Company. In addition, the Company paid the withholding tax obligation arising by reason of the issuance of the 1.5% ownership interest to Mr. Yager, and the federal and state taxes on the issuance of the ownership interest and payment of the withholding tax obligation. Based upon the expected offering price of the initial public offering as determined on April 24, 2000, the Company recorded non-cash compensation expense of approximately $8.5 million related to the ownership interest granted and recorded general and administrative expense of approximately $1.6 million related to taxes paid by the Company on behalf of Mr. Yager for both the nine months ended September 30, 2000 and the year ended December 31, 2000.

On July 11, 2000, the Board of Directors approved the amended and restated 2000 Long Term Incentive Stock Plan. Under the plan, the Company may grant stock options, stock appreciation rights, shares of common stock and performance units to employees, consultants and directors. The total number of shares of common stock that can be awarded under the plan is 6,500,000 shares, which will be increased on December 31 of each year beginning on December 31, 2000 by a number of shares equal to 1% of the number of shares then outstanding, up to maximum of 8,000,000. On July 12, 2000, the Board of Directors granted options to members of management, employees and directors to acquire 1,558,750 shares of common stock with an exercise price of $5.50 per share.

    On February 28, 2001, the Board of Directors approved options for members of management, employees and directors, with a grant date of January 1, 2001. The vesting period for these employee stock options begins on the later of the employee's hire date or January 1, 2001, and extends for four years. For directors, the vesting period begins on January 1, 2001, and extends for four years. During the nine months ended September 30, 2001, 1,427,750 options were granted at an exercise price of $4.65.

    At September 30, 2001 and December 31, 2000, the following is a summary of options outstanding and exercisable:

                                                    Shares        Weighted Average Exercise Price
                                                  ---------       -------------------------------
Outstanding at beginning of period
    Granted                                       1,592,750       $                          5.52
    Exercised                                            --                                    --
    Forfeited                                        (2,750)                                 5.50
                                                  ---------       --------------   --------------
Outstanding at December 31, 2000                  1,590,000                                  5.52
    Granted                                       1,427,750                                  4.65
    Exercised                                            --                                    --
    Forfeited                                       (12,499)                                 5.30
                                                  ---------       --------------   --------------
Outstanding at September 30, 2001                 3,005,251       $                          5.11
                                                  =========       ==============   ==============

Options exercisable                               1,045,472
Weighted-average remaining contractual life       9.0 years

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

    The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for its employee and director stock options. Compensation expense is determined as the excess of the fair value of the Company's common stock at date of grant over the exercise price. Based upon the then expected offering price of a planned initial public offering, the Company recognized total unearned compensation expense of approximately $8.3 million related to the grants made in July 2000. This amount is being amortized as compensation expense over the vesting period of the options; such vesting period begins on the employee's date of hire and extends for four years. For directors and all future grants to employees, the vesting period begins on the date of grant and extends for four years. Total non-cash compensation expense related to such options was approximately $1.5 million, $2.2 million and $2.7 million, respectively, for the nine months ended September 30, 2001 and 2000, and the year ended December 31, 2000. There was no compensation expense recorded for the grants made to employees and directors during the nine months ended September 30, 2001 since the exercise price was equal to the estimated fair value of the Company's common stock.

    If compensation expense for the stock option grants had been determined based on fair value at the grant date consistent with the requirements of SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net loss applicable to common stockholders and net loss per share would have been the pro forma amounts indicated below:

                                                                 Nine Months Ended September 30,
                                                               ----------------------------------     Year Ended December 31,
                                                                     2001            2000                      2000
                                                               -------------     ----------------     -----------------------
Net loss applicable to common stockholders (in thousands):
    As reported                                                $     (68,127)    $        (83,270)    $              (104,507)
    Pro forma                                                        (69,678)             (83,902)                   (105,290)
Basic and diluted loss per common share:
    As reported                                                $       (1.52)    $          (1.86)    $                 (2.33)
    Pro forma                                                          (1.55)               (1.87)                      (2.35)

    The Company's calculation of fair value of the options was made using the Black-Scholes model with the following assumptions:

                                                                             Nine Months
                                                                          Ended September 30,
                                                                        ----------------------    Year Ended December 31,
                                                                         2001            2000             2000
                                                                        -------         ------    -----------------------
Risk free interest rate                                                  5.17%            6.35%                      6.35%
Dividend yield                                                              0%               0%                         0%
Expected life in years                                                      4                4                          4
Volatility                                                                100%              40%                        40%

16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosure of the estimated fair value of financial instruments is made pursuant to SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The carrying amounts at September 30, 2001, December 31, 2000 and 1999 for cash and cash equivalents, accounts receivable, other receivables, accounts payable, accrued liabilities, and variable rate long-term debt are reasonable estimates of their fair values. The fair value of our senior secured notes based on closing market prices at September 30, 2001 and December 31, 2000 was approximately $150.0 million and $123.0 million, respectively.

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

17. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (in thousands)

                                                             Nine Months Ended
                                                                September 30,      Year Ended       Period Ended
                                                             -----------------     December 31,      December 31,
                                                              2001      2000          2000              1999
                                                             -------  --------    -------------    --------------
Supplemental disclosure of cash flow information--cash
  paid for interest                                         $ 2,090   $ 1,971     $      1,971     $         206
Supplemental schedule of noncash investing and financial
  activities:
    Accounts payable incurred for the acquisition of
      property, equipment and construction in progress        7,592    10,223           16,610             2,739
    Capital lease obligations incurred for the
      acquisition of property and equipment                     156        --              250                --
    Accrued dividends on redeemable preferred stock           6,937       812            1,808                --
    Accretion to the redemption amount of redeemable
      preferred stock                                           531        69              155                --
    Grant of stock options                                       --     8,247            8,247                --
    Issuance of warrants in connection with the senior
      discount notes                                             --    24,859           24,859                --
    Issuance of warrants to Sprint PCS                           --     9,147            9,147                --

18. VALUATION AND QUALIFYING ACCOUNTS (in thousands)

                                               Beginning of       Costs and                      Balance at End of
                                                  Period          Expenses         Write-Offs         Period
                                              --------------   --------------    -------------   ------------------
Period ended December 31, 1999
  allowance for doubtful accounts               $       --       $        1        $       --        $        1
                                                ==========       ==========        ==========        ==========
Nine months ended September 30, 2000
  allowance for doubtful accounts               $        1       $      305        $     (137)       $      169
                                                ==========       ==========        ==========        ==========
Year ended December 31, 2000
  allowance for doubtful accounts               $        1       $      614        $     (287)       $      328
                                                ==========       ==========        ==========        ==========
Nine months ended September 30, 2001
  allowance for doubtful accounts               $      328       $    5,042        $   (2,657)       $    2,713
                                                ==========       ==========        ==========        ==========

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

19. MERGER

    On August 28, 2001, the Company signed an agreement and plan of merger with AirGate PCS, Inc. ("AirGate"), a Sprint PCS affiliate, under which AirGate and the Company will combine in a tax-free stock for stock transaction. AirGate will issue approximately 13.5 million shares of AirGate common stock, including 1.1 million shares reserved for issuance upon the exercise of the Company's outstanding options and warrants. At the effective time of the merger, each issued and outstanding share of the Company's common stock will be converted into the right to receive approximately 0.1594 of a share of AirGate common stock, referred to as the exchange ratio. All shares of the Company's preferred stock will be converted into the Company's common stock immediately prior to the effective time of the merger. At the effective time of the merger, AirGate will assume each unexpired and unexercised option and warrant to purchase shares of the Company's common stock and convert it into an option or warrant to purchase AirGate common stock based on one share of the Company's common stock equal to the exchange ratio of AirGate's common stock. In addition, the exercise price per share of AirGate common stock issuable under each converted option or converted warrant will be equal to the per share exercise price of the Company option or warrant divided by the exchange ratio. The options will be fully vested at the time of the merger and the warrants will remain subject to the terms and conditions set forth in the applicable warrant agreement. The total number of shares of AirGate common stock to be issued by AirGate in connection with the merger will not exceed 13,500,000. The completion of the merger is subject to approval by the stockholders of the Company and AirGate. The special meetings of the AirGate stockholders and iPCS stockholders have each been set for November 27, 2001. A majority of the stockholders of iPCS have agreed to vote their shares in favor of the merger. The closing of the merger is also subject to other customary conditions, including regulatory approval under the Hart-Scott-Rodino Act and the consent or approval of Sprint PCS and the lenders under the AirGate and iPCS credit facilities, all of which have been obtained. The merger agreement will terminate if the merger is not consummated on or before March 1, 2002. It is anticipated that the merger will close around the end of November 2001.

20. CONSOLIDATING FINANCIAL INFORMATION

    The Notes are fully, unconditionally, and joint and severally guaranteed by iPCS Wireless, Inc. and iPCS Equipment, Inc., which are wholly-owned subsidiaries of iPCS, Inc. The consolidating financial information for 1999 has not been provided since iPCS, Inc. and its two wholly-owned subsidiaries did not acquire the business of the Predecessor Company until July 12, 2000 as discussed in Note 1 and only the Predecessor Company had activities in 1999. Therefore, the 1999 consolidating financial information is identical to the Consolidated Financial Statements. The following consolidating financial information as of September 30, 2001 and December 31, 2000 and for the nine months ended September 30, 2001 and for the year ended December 31, 2000 is presented for iPCS, Inc., iPCS Wireless, Inc. and iPCS Equipment, Inc. (in thousands):

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                           Consolidating Balance Sheet
                            as of September 30, 2001

                                                                         iPCS
                                                                     Wireless, Inc
                                                                    and Predecessor      iPCS
                                                    iPCS, Inc           Company      Equipment, Inc   Eliminations    Consolidated
                                                    ---------       ---------------  --------------   ------------    ------------
                    Assets
                    ------
Current Assets:

    Cash and cash equivalents                        $     306            $  53,890      $     383      $      --        $  54,579

    Accounts receivable, less allowance                     --               14,964             --             --           14,964

    Other receivables                                       --                1,604             --             --            1,604

    Intercompany receivables                           102,050                   --              4       (102,054)              --

    Inventories                                             --                3,379             --             --            3,379

    Prepaid expenses and other assets                      235                4,564             --             --            4,799
                                                     ---------            ---------      ---------      ---------        ---------

       Total current assets                            102,591               78,401            387       (102,054)          79,325

Property and equipment including construction in
  progress, net                                             --              160,546         37,651            (36)         198,161

Financing costs, less accumulated amortization           6,059                3,499             --             --            9,558

Intangible assets, net                                   8,549               31,385             --             --           39,934

Intercompany receivables--long term                    232,276               45,241          7,688       (285,205)              --

Other assets                                                --                1,778             --             --            1,778
                                                     ---------            ---------      ---------      ---------        ---------

       Total assets                                  $ 349,475            $ 320,850      $  45,726      $(387,295)       $ 328,756
                                                     =========            =========      =========      =========        =========

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                           Consolidating Balance Sheet
                      as of September 30, 2001 (continued)


                                                            iPCSWireless, Inc.      iPCS
  Liabilities, Redeemable Preferred              iPCS,      and Predecessor      Equipment,
    Stock and Equity (Deficiency)                 Inc.          Company             Inc.       Eliminations   Consolidated
    -----------------------------              ---------   -------------------   ----------    ------------   ------------
Current Liabilities:
    Accounts payable                           $     721   $            26,862   $    3,827    $        --    $     31,410
    Accrued expenses                                  18                 4,419            9             --           4,446
    Accrued interest                                 --                     79          --              --              79
    Intercompany payables                            --                102,054          --         (102,054)           --
    Deferred revenue                                 --                  4,742          --              --           4,742
    Capital lease obligations--current
     portion                                         --                      7          --              --               7
                                               ---------   -------------------   ----------    ------------   ------------
       Total current liabilities                     739               138,163        3,836        (102,054)        40,684
Deferred gain on tower sales                         --                  7,667          --              --           7,667
Deferred rent                                        --                  2,264          --              --           2,264
Deferred revenue                                     --                  1,763          --              --           1,763
Capital lease obligations--long-term                 --                    373          --              --             373
Intercompany payables--long-term                     --                239,964       45,241        (285,205)           --
Accrued interest                                  16,944                   --           --              --          16,944
Long-term debt                                   141,392                50,000          --              --         191,392
                                               ---------   -------------------   ----------    ------------   ------------
       Total liabilities                         159,075               440,194       49,077        (387,259)       261,087
                                               ---------   -------------------   ----------    ------------   ------------
Redeemable preferred stock                       121,548                   --           --              --         121,548
                                               ---------   -------------------   ----------    ------------   ------------
Equity (Deficiency):
    Common stock                                     449                   --           --              --             449
    Additional paid in capital                    70,853                   --           --              --          70,853
    Unearned compensation                         (3,985)                  --           --              --          (3,985)
    Accumulated deficit                            1,535              (119,344)      (3,351)            (36)      (121,196)
                                               ---------   -------------------   ----------    ------------   ------------
       Total equity (deficiency)                  68,852              (119,344)      (3,351)            (36)       (53,879)
                                               ---------   -------------------   ----------    ------------   ------------
       Total liabilities, redeemable
        preferred stock and equity
        (deficiency)                           $ 349,475   $           320,850   $   45,726    $   (387,295)  $    328,756
                                               =========   ===================   ==========    ============   ============

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                      Consolidating Statement of Operations
                  for the Nine Months Ended September 30, 2001

                                                iPCS Wireless, Inc.      iPCS
                                      iPCS,      and Predecessor       Equipment,
                                      Inc.           Company              Inc.          Eliminations         Consolidated
                                  ----------    -------------------    ---------      ----------------     ----------------
Revenues:

    Service                               --    $            71,834     $      --    $              --    $          71,834

    Equipment and other                   --                  5,678         8,273               (8,273)               5,678

                                  ----------    -------------------     ---------     ----------------     ----------------

         Total revenues                   --                 77,512         8,273               (8,273)              77,512

                                  ----------    -------------------     ---------     ----------------     ----------------

Operating expenses:

    Cost of service                       --                 61,042            --                 (546)              60,496

    Cost of equipment                     --                 18,292         7,691               (7,691)              18,292

    Selling                               --                 20,845            --                   --               20,845

    General and
      administrative:
         Non-cash
          compensation                    --                  1,530            --                   --                1,530
         Other general and
          administrative               1,895                  6,739             1                   --                8,635
    Depreciation and
      amortization                       371                 14,391           623                   --               15,385

                                  ----------    -------------------     ---------     ----------------     ----------------

         Total operating
          expenses

                                       2,266                122,839         8,315               (8,237)             125,183

                                  ----------    -------------------     ---------     ----------------     ----------------

Loss from operations                  (2,266)               (45,327)          (42)                 (36)             (47,671)

Other Income (Expense):

    Interest income                   21,347                  6,689           487              (24,986)               3,537

    Interest expense                 (13,249)               (25,569)       (3,163)              24,986              (16,995)

    Other income                                                470             -                   --                  470
                                  ----------    -------------------     ---------     -----------------    ----------------

Net Income (Loss)                 $    5,832    $           (63,737)    $  (2,718)    $            (36)    $        (60,659)

                                  ==========    ===================     =========     ================     ================

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                      Consolidating Statement of Cash Flows
                  for the Nine Months Ended September 30, 2001

                                                       iPCS
                                                  Wireless, Inc.      iPCS
                                      iPCS,      and Predecessor   Equipment
                                       Inc.          Company          Inc.     Eliminations  Consolidated
                                    ----------   ---------------   ----------  ------------  ------------
Cash Flows from Operating
  Activities:

  Net loss                          $    5,832   $      (63,737)  $   (2,718) $        (36) $    (60,659)

  Adjustment to reconcile net
    loss to net cash flows
    from operating activities:
    Depreciation and
     amortization                          370           14,392          623           --         15,385
    Loss on disposal of
     property and equipment                --             1,042          --            --          1,042
    Gain on tower sales                    --            (1,509)         --            --         (1,509)
    Amortization of deferred
     gain on tower sales                   --              (543)         --            --           (543)
    Amortization of deferred
     rent                                  --              (135)         --            --           (135)
    Amortization of financing
     costs                                 340              389          --            --            729
    Non-cash interest                    8,811               31          --            --          8,842
    Non-cash compensation                  --             1,530          --            --          1,530

    Changes in assets and
     liabilities:

     Accounts receivable                   --            (8,657)         --            --         (8,657)
     Other receivables                     --              (650)         --            --           (650)
     Inventories                           --               (66)         --            --            (66)
     Prepaid expenses and
       other assets                        (85)          (4,248)         --            --         (4,333)
     Accounts payable, accrued
       expenses and accrued
       interest                         10,664           16,864          (19)          --         27,509
     Deferred revenue                      --             4,768          --            --          4,768
                                    ----------   --------------   ----------  ------------  ------------
       Net cash flows from
        operating activities            25,932          (40,529)      (2,114)          (36)      (16,747)
                                    ----------   --------------   ----------  ------------  ------------

Cash Flows from Investing
  Activities:

  Capital expenditures                     --           (78,940)     (19,490)           36       (98,394)
  Acquisition of the Iowa
    City, Cedar Rapids, Iowa
    markets                                --           (31,678)         --            --        (31,678)
  Proceeds from disposition of
    fixed assets                           --                42          --            --             42
  Proceed from build-to-suit
    agreement                              --             2,496          --            --          2,496
  Proceeds from tower sales                --             8,204          --            --          8,204
                                    ----------   --------------   ----------  ------------  ------------
       Net cash flows from
        investing activities               --           (99,876)     (19,490)           36      (119,330)
                                    ----------   --------------   ----------  ------------  ------------

Cash Flows from Financing
  Activities:

  Proceeds from long-term debt             --            25,000          --            --         25,000
  Payments on capital lease
    obligations                            --               (13)         --            --            (13)

  Debt financing costs                        (243)          --           --             --            (243)

  Interest rate protection costs                --          (46)          --             --             (46)

  Intercompany receivables/payables        (25,685)       4,067       21,618             --              --
                                         ---------    ---------    ---------      ---------       ---------
       Net cash flows from financing
         activities                        (25,928)      29,008       21,618             --          24,698
Increase (decrease) in cash              ---------    ---------    ---------                      ---------
  equivalents                                    4     (111,397)          14             --        (111,379)
Cash and cash equivalents at beginning
  of period                                    302      165,287          369             --         165,958
                                         ---------    ---------    ---------      ---------       ---------
Cash and cash equivalents at end of
  period                                 $     306    $  53,890    $     383            $--       $  54,579
                                         =========    =========    =========      =========       =========

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                           Consolidating Balance Sheet
                             as of December 31, 2000

                                                           iPCS
                                                         Wireless,
                                                         Inc. and
                                                        Predecessor       iPCS
             Assets                          iPCS, Inc.   Company    Equipment, Inc.  Eliminations  Consolidated
             ------                          ---------   -----------  --------------  ------------  ------------
Current Assets:
    Cash and cash equivalents              $     302    $ 165,287      $     369      $      --      $ 165,958
    Accounts receivable, less allowance           --        5,350             --             --          5,350
    Other receivables                             --          231             --             --            231
    Intercompany receivables                 307,110       15,930             --       (323,040)            --
    Inventories                                   --        3,314             --             --          3,314
    Prepaid expenses and other assets            150        1,689             --             --          1,839
                                           ---------    ---------      ---------      ---------      ---------
       Total current assets                  307,562      191,801            369       (323,040)       176,692
Property and equipment including
  construction in progress, net                   --      109,379         19,708             --        129,087
Financing costs, less accumulated
  amortization                                 6,156        3,889             --             --         10,045
Intangible assets, net                         8,921        3,438             --             --         12,359
Other assets                                      --          392             --             --            392
                                           ---------    ---------      ---------      ---------      ---------
       Total assets                        $ 322,639    $ 308,899      $  20,077      $(323,040)     $ 328,575
                                           =========    =========      =========      =========      =========


   Liabilities, Redeemable Preferred
Stock and Stockholder's Equity (Deficit)
---------------------------------------

Current Liabilities:
    Accounts payable                       $     729    $  21,785      $   4,780      $      --      $  27,294
    Accrued expenses                              72        2,614             --             --          2,686
    Accrued interest                              --           22             --             --             22
    Intercompany payables                         --      307,110         15,930       (323,040)            --
    Deferred revenue                              --        1,346             --             --          1,346
    Capital lease obligations--current
     portion                                      --           12             --             --             12
                                           ---------    ---------      ---------      ---------      ---------
       Total current liabilities                 801      332,889         20,710       (323,040)        31,360
Deferred gain on tower sales                      --        6,000             --             --          6,000
Deferred revenue                                  --          392             --             --            392
Capital lease obligations--long-term              --          225             --             --            225
Accrued interest                               6,219           --             --             --          6,219
Long-term debt                               132,581       25,000             --             --        157,581
                                           ---------    ---------      ---------      ---------      ---------

       Total liabilities                     139,601      364,506         20,710       (323,040)       201,777
                                           ---------    ---------      ---------      ---------      ---------
Redeemable preferred stock                   114,080           --             --             --        114,080
                                           ---------    ---------      ---------      ---------      ---------

Equity (Deficiency):
    Common stock                                 449           --             --             --            449
    Additional paid in capital                78,321           --             --             --         78,321
    Unearned compensation                     (5,515)          --             --             --         (5,515)
    Accumulated deficit                       (4,297)     (55,607)          (633)            --        (60,537)
                                           ---------    ---------      ---------      ---------      ---------
       Total equity (deficiency)              68,958      (55,607)          (633)            --         12,718
                                           ---------    ---------      ---------      ---------      ---------
       Total liabilities, redeemable
        preferred stock and equity
        (deficiency)                       $ 322,639    $ 308,899      $  20,077      $(323,040)     $ 328,575
                                           =========    =========      =========      =========      =========

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                      Consolidating Statement of Operations
                  for the Nine Months Ended September 30, 2000

                                                                  iPCS
                                                               Wireless, Inc.
                                                              and Predecessor         iPCS
                                                  iPCS, Inc.     Company         Equipment, Inc.  Eliminations  Consolidated
                                                  ----------  ---------------    ---------------  ------------  ------------
Revenues:
    Service                                       $      --      $   9,914             $    --       $     --       $  9,914
    Equipment and other                                  --          1,700                  --             --          1,700
                                                  ---------      ----------            -------       --------       --------

         Total revenues                                  --         11,614                  --             --         11,614
                                                  ---------      ----------            -------       --------       --------
Operating expenses:
    Cost of service                                      --          9,812                  --             --          9,812
    Cost of equipment                                    --          4,977                  --             --          4,977
    Selling                                              --          4,960                  --             --          4,960
    General and administrative:
         Non-cash compensation                           --         10,686                  --             --         10,686
         Taxes on non-cash compensation                  --          1,567                  --             --          1,567
         Other general and administrative               898          3,708                  88             --          4,694
    Depreciation and amortization                       103          5,446                  --             --          5,549
                                                  ---------      ----------            -------       --------       --------

         Total operating expenses                     1,001         41,156                  88             --         42,245
                                                  ---------      ----------            -------       --------       --------

Loss from operations                                 (1,001)       (29,542)                (88)            --        (30,631)

Other Income (Expense):
    Interest income                                     174          1,775                  --             --          1,949
    Interest expense                                 (4,760)        (1,499)                 --             --         (6,259)
    Other income                                         --            424                  --             --            424
                                                  ---------      ----------            -------       --------       --------

Loss Before Extraordinary Item                       (5,587)       (28,842)                (88)            --        (34,517)
Extraordinary item--loss on early
    extinguishment of debt                               --         (1,485)                 --             --         (1,485)
                                                  ---------      ----------            -------       --------       --------

Net Loss                                          $  (5,587)     $  (30,327)           $   (88)      $     --       $(36,002)
                                                  ---------      ----------            -------       --------       --------

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                      Consolidating Statement of Operations
                      for the Year Ended December 31, 2000

                                                                  iPCS Wireless, Inc.      iPCS
                                                        iPCS,       and Predecessor     Equipment,
                                                        Inc.            Company            Inc.     Elimination  Consolidated
                                                    ------------  -------------------   ----------  -----------  ------------
Revenues:
    Service ......................................  $         --  $            18,534   $       --  $        --  $     18,534
    Equipment and other ..........................            --                2,695           --           --         2,695
                                                    ------------  -------------------   ----------  -----------  ------------
            Total revenues .......................            --               21,229           --           --        21,229
                                                    ------------  -------------------   ----------  -----------  ------------
Operating expenses:
    Cost of service ..............................            --               16,786           --           --        16,786
    Cost of equipment ............................            --               10,053           --           --        10,053
    Selling ......................................            --               10,783           --           --        10,783
    General and administrative:
         Non-cash compensation ...................            --               11,212           --           --        11,212
         Taxes on non-cash compensation. .........            --                1,567           --           --         1,567
         Other general and administrative ........         3,925                5,278          116           --         9,319
    Depreciation and amortization ................           227                8,382           --           --         8,609
                                                    ------------  -------------------   ----------  -----------  ------------
            Total operating expenses .............         4,152               64,061          116           --        68,329
                                                    ------------  -------------------   ----------  -----------  ------------

Loss from operations .............................        (4,152)             (42,832)        (116)          --       (47,100)
Other Income (Expense):
    Interest income ..............................         9,403                3,780           --       (9,740)        3,443
    Interest expense .............................        (9,548)             (11,416)        (517)       9,740       (11,741)
    Other income .................................            --                  726           --           --           726
                                                    ------------  -------------------   ----------  -----------  ------------

Loss Before Extraordinary Item ...................        (4,297)             (49,742)        (633)          --       (54,672)
Extraordinary item--loss on early extinguishment
  of debt ........................................            --               (1,485)          --           --        (1,485)
                                                    ------------  -------------------   ----------  -----------  ------------
Net Loss .........................................  $     (4,297) $           (51,227)  $     (633) $        --  $    (56,157)
                                                    ============  ===================   ==========  ===========  ============

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                      Consolidating Statement of Cash Flows
                  for the Nine Months Ended September 30, 2000

                                                                             iPCS Wireless
                                                                               Inc. and        iPCS
                                                                  iPCS        Predecessor    Equipment
                                                                  Inc.          Company        Inc.       Eliminations  Consolidated
                                                             ------------    ------------- ------------   ------------  ------------
Cash Flows from operating activities:
  Net loss                                                   $   (5,587)      $ (30,327)   $     (88)      $    --      $   (36,002)
  Adjustment to reconcile net loss to net cash
    flows from operating activities:
    Depreciation and amortization                                   103           5,446           --            --            5,549
    Loss on disposal of property and equipment                       --              56           --            --               56
    Gain on tower sales                                              --            (479)          --            --             (479)
    Amortization of deferred gain on
     tower sales                                                     --            (180)          --            --             (180)
    Amortization of financing costs                                  69             165           --            --              234
    Non-cash interest                                             2,322              --           --            --            2,322
    Extraordinary loss on early
     extinguishment of debt                                          --           1,485           --            --            1,485
    Non-cash compensation                                            --          10,686           --            --           10,686
    Changes in assets and liabilities:
     Accounts receivable                                             --          (3,313)          --            --           (3,313)
     Other receivables                                               --            (141)          --            --             (141)
     Inventories                                                     --             222           --            --              222
     Prepaid expenses and other assets                           (1,318)           (941)          --            --           (2,259)
     Accounts payable, accrued expenses and accrued
       interest                                                   3,167           4,853        1,375            --            9,395
     Deferred revenue                                                --             521           --            --              521
                                                             ------------    ------------- ------------   ------------  ------------
       Net cash flows from operating activities                  (1,244)        (11,947)       1,287            --          (11,904)
                                                             ------------    ------------- ------------   ------------  ------------

Cash Flows from investing activities:

  Capital expenditures                                               --         (53,260)     (11,934)           --          (65,194)
  Intangible acquired in purchase of network assets                  --          (3,526)          --            --           (3,526)
  Proceeds from tower sales                                          --           8,500           --            --            8,500
                                                             ------------    ------------- ------------   ------------  ------------
       Net cash flows from investing activities                      --         (48,286)     (11,934)           --          (60,220)
                                                             ------------    ------------- ------------   ------------  ------------

Cash Flows from financing activities:
  Proceeds from long-term debt                                  152,331          12,775           --            --          165,106
  Repayment of Nortel debt                                           --         (40,346)          --            --          (40,346)
  Debt financing costs                                           (5,978)         (4,045)          --            --          (10,023)
  Proceeds from sale of Series A-1 redeemable preferred
    stock, net of offering costs of $3,613                       46,387              --           --            --           46,387
Members' contributions                                               --          16,500           --            --           16,500
Intercompany receivables/payables                              (191,117)        179,030       12,087            --               --
                                                             ------------    ------------- ------------   ------------  ------------
       Net cash flows from financing activities                   1,623         163,914       12,087            --          177,624
                                                             ------------    ------------- ------------   ------------  ------------
Increase in cash and cash equivalents                               379         103,681        1,440            --          105,500
Cash and cash equivalents at beginning of period                     --           2,733           --            --            2,733
                                                             ------------    ------------- ------------   ------------  ------------
Cash and cash equivalents at end of period                   $      379       $ 106,414    $   1,440       $    --      $   108,233
                                                             ============    ============= ============   ============  ============

                   iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)

                      Consolidating Statement of Cash Flows
                      for the Year Ended December 31, 2000

                                                                     iPCS
                                                                 Wireless, Inc.
                                                                     and             iPCS
                                                       iPCS,      Predecessor       Equipment,
                                                       Inc.        Company           Inc.       Eliminations     Consolidated
                                                   -----------   -------------    -----------   ------------     ------------
Cash Flows from Operating Activities:
  Net loss ....................................... $   (4,297)   $  (51,227)    $     (633)     $     --         $ (56,157)
    cash flows from operating activities:
    Depreciation and amortization ................        227         8,382             --            --             8,609
    Loss on disposal of property and
      equipment ..................................         --            56             --            --                56
    Gain on tower sales ..........................         --          (778)            --            --              (778)
    Amortization of deferred
     gain on tower sales .........................         --          (298)            --            --              (298)
    Amortization of financing costs ..............        185           419             --            --               604
    Non-cash interest ............................      5,109            --             --            --             5,109
    Extraordinary loss on early extinguishment
     of debt .....................................         --         1,485             --            --             1,485
    Non-cash compensation ........................         --        11,212             --            --            11,212
    Changes in assets and liabilities:
     Accounts receivable .........................         --        (5,258)            --            --            (5,258)
     Other receivables ...........................         --          (192)            --            --              (192)
     Inventories .................................         --        (2,387)            --            --            (2,387)
     Prepaid expenses and other assets ...........       (150)       (1,649)            --            --            (1,799)
     Accounts payable, accrued
       expenses accrued interest .................      7,020         8,972             28            --            16,020
     Deferred revenue ............................         --         1,738             --            --             1,738
                                                   ----------    ----------     ----------      ----------       ---------
       Net cash flows from operating
         activities ..............................      8,094       (29,525)          (605)           --           (22,036)
                                                   ----------    ----------     ----------      ----------       ---------

Cash Flows from Investing Activities:
  Capital expenditures ...........................         --       (76,037)       (14,956)           --           (90,993)
  Intangible acquired in
    purchase of network assets ...................         --        (3,526)            --            --            (3,526)
  Proceeds from tower sales ......................         --        12,036             --            --            12,036
                                                   ----------    ----------     ----------      ----------       ---------
       Net cash flows from investing
         activities ..............................         --       (67,527)       (14,956)           --           (82,483)
                                                   ----------    ----------     ----------      ----------       ---------
Cash Flows from Financing Activities:
  Proceeds from long-term debt ...................    152,331        37,775             --            --           190,106
  Repayment of Nortel debt .......................         --       (40,346)            --            --           (40,346)
  Payments on capital lease obligations ..........         --           (13)            --            --               (13)
  Debt issuance costs ............................     (6,341)       (4,279)            --            --           (10,620)
  Proceeds from sale of Series A-1 redeemable
    preferred stock, net of
    offering costs ...............................     46,387            --             --            --            46,387
  Proceeds from sale of Series A-2 redeemable
    preferred stock, net of
    offering costs ...............................     65,730            --             --            --            65,730
Members' contributions ...........................         --        16,500             --            --            16,500
Intercompany receivables/payables ................   (265,899)      249,969         15,930            --                --
                                                   ----------    ----------     ----------      ----------       ---------
       Net cash flows from financing
         activities ..............................     (7,792)      259,606         15,930            --           267,744
                                                   ----------    ----------     ----------      ----------       ---------

Increase in cash and cash equivalents ............        302       162,554            369            --           163,225
Cash and cash equivalents at beginning of
    period .......................................         --         2,733             --            --             2,733
                                                   ----------    ----------     ----------      ----------       ---------
Cash and cash equivalents at end of period ....... $      302    $  165,287     $      369      $     --         $ 165,958
                                                   ==========    ==========     ==========      =========        =========

                          PART I. FINANCIAL INFORMATION
                         Item 1. -- FINANCIAL STATEMENTS

                           iPCS, INC. AND SUBSIDIARIES
                (A Wholly Owned Subsidiary of AirGate PCS, Inc.)

                           CONSOLIDATED BALANCE SHEETS
                                   (unaudited)
                  (dollars in thousands, except share amounts)

                                                                                                       March 31,   September 30,
                                                                                                         2002          2001
                                                                                                         ----          ----
Assets
Current assets:
   Cash and cash equivalents .....................................................................     $   7,160    $  54,579
   Accounts receivable, net of allowance for doubtful accounts of $5,324 and $2,713 respectively..        11,979       11,752
   Receivable from Sprint PCS ....................................................................         3,305        4,816
   Inventories, net ..............................................................................         1,670        3,379
   Prepaid expenses ..............................................................................         2,799        3,007
   Direct customer activation costs ..............................................................         2,267        1,720
   Other current assets ..........................................................................           103           72
                                                                                                       ---------    ---------
      Total current assets .......................................................................        29,283       79,325
Property and equipment, net of accumulated depreciation of $36,263 and $22,067, respectively .....       233,649      198,161
Financing costs ..................................................................................         9,275        9,558
Intangible assets, net of accumulated amortization of $2,934 and $1,778, respectively (note 9) ...        29,657       39,934
Goodwill (note 9) ................................................................................         8,060           --
Other assets .....................................................................................         1,556        1,778
                                                                                                       ---------    ---------
                                                                                                       $ 311,480    $ 328,756
                                                                                                       =========    =========

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
   Accounts payable and accrued expenses .........................................................     $  29,348    $  25,629
   Payable to Sprint PCS .........................................................................        12,467       10,306
   Payable to AirGate PCS, Inc. ..................................................................           560           --
   Deferred revenue ..............................................................................         6,662        4,742
   Current maturities of long-term debt and capital lease obligations (note 4) ...................             2            7
                                                                                                       ---------    ---------
      Total current liabilities ..................................................................        49,039       40,684
Other long-term liabilities ......................................................................        13,977       11,694
Long-term debt and capital lease obligations, excluding current maturities (note 4) ..............       247,049      208,709
                                                                                                       ---------    ---------
      Total liabilities ..........................................................................       310,065      261,087
                                                                                                       ---------    ---------

Redeemable preferred stock $0.01 par value; 75,000,000 shares authorized; no shares and
   23,090,909 shares issued and outstanding at March 31, 2002 and at September 30, 2001,
   respectively ..................................................................................            --      121,548
                                                                                                       ---------    ---------

Stockholders' equity (deficit):
Common stock, $0.01 par value; 1000 shares and 300,000,000 shares authorized, 1000 shares and
44,869,643 shares issued and outstanding at March 31, 2002 and September 30, 2001, respectively ..            --          449
   Additional paid-in-capital ....................................................................       192,850       70,853
   Unearned stock compensation ...................................................................            --       (3,985)
   Accumulated deficit ...........................................................................      (191,435)    (121,196)
                                                                                                       ---------    ---------
      Total stockholders' equity (deficit) .......................................................         1,415      (53,879)
         Commitments and contingencies ...........................................................            --           --
                                                                                                       ---------    ---------
                                                                                                       $ 311,480    $ 328,756
                                                                                                       =========    =========

   See accompanying notes to the unaudited consolidated financial statements.

                           iPCS, INC. AND SUBSIDIARIES
                (A Wholly Owned Subsidiary of AirGate PCS, Inc.)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
           (dollars in thousands, except share and per share amounts)

                                                                          Three Months Ended      Six Months Ended
                                                                               March 31,              March 31,
                                                                        ---------------------    --------------------
                                                                          2002          2001        2002         2001
                                                                        ---------------------    --------------------
Revenues:
    Service revenue                                                     $ 28,929   $   9,375     $  52,863  $  14,794
    Roaming revenue                                                        7,781       5,168        21,846      8,728
    Equipment revenue                                                      1,748       1,539         4,116      2,535
                                                                        --------------------     --------------------
                                                                          38,458      16,442        78,825     26,057
                                                                        --------------------     --------------------

Operating Expenses:
    Cost of services and roaming (exclusive
       of depreciation, as shown separately below)                       (29,872)    (12,248)      (61,129)   (19,222)
    Cost of equipment                                                     (3,847)     (3,164)       (6,956)    (6,158)
    Selling and marketing                                                 (9,393)     (8,577)      (25,689)   (16,482)
    General and administrative expenses                                   (6,283)     (2,048)      (23,006)    (6,673)
    Non-cash stock compensation expense                                        -        (513)       (3,985)    (1,039)
    Depreciation                                                          (7,811)     (3,157)      (14,242)    (6,046)
    Amortization of intangible assets                                       (711)       (306)       (1,157)      (477)
    Asset impairments (note 10)                                           (2,894)          -        (6,395)         -
                                                                        --------------------     --------------------
       Total operating expenses                                          (60,811)    (30,013)     (142,559)   (56,097)
                                                                        --------------------     --------------------
       Operating loss                                                    (22,353)    (13,571)      (63,734)   (30,040)
                                                                        --------------------     --------------------

Interest income                                                               56       1,972           259      3,466
Interest expense                                                          (6,075)     (5,900)      (11,174)   (11,382)
Other income (expense), net                                                   75         534            75        836
                                                                        --------------------     --------------------
    Loss before cumulative effect of a change in accounting principle    (28,297)   (16,965)      (74,574)   (37,120)
                                                                        --------------------     --------------------
    Cumulative effect of a change in accounting principle                     -            -         4,335          -
                                                                        --------------------     --------------------
    Net loss                                                            $(28,297)  $ (16,965)    $ (70,239) $ (37,120)
                                                                        --------------------     --------------------

                                                                        --------------------     --------------------
    Loss before cumulative effect of a change in accounting principle   $(28,297)  $ (16,965)      (74,574)   (37,120)
                                                                        --------------------     --------------------
    Dividends and accretion on redeemable preferred stock                      -      (2,458)      (47,624)    (3,540)
    Loss before cumulative effect of a change in accounting principle
       available to common stockholder's                                 (28,297)    (19,423)     (122,198)   (40,660)
    Cumulative effect of a change in accounting principle                      -           -         4,335          -
                                                                        --------------------     --------------------
    Net loss available to common stockholders'                          $(28,297)  $ (19,423)    $(117,863) $ (40,660)
                                                                        ====================     ====================


   See accompanying notes to the unaudited consolidated financial statements.

                           iPCS, INC. AND SUBSIDIARIES

                (A Wholly Owned Subsidiary of AirGate PCS, Inc.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)
                             (dollars in thousands)

                                                                                            Six Months Ended
                                                                                                March 31,
                                                                                          2002         2001
                                                                                          ----         ----
Cash flows from operating activities:
   Net loss ....................................................................        $(70,239)    $(37,120)
   Adjustments to reconcile net loss to net cash used in operating activities:
    Asset impairments ..........................................................           6,395           --
    Depreciation ...............................................................          14,242        6,046
    Amortization of intangible assets ..........................................           1,157          477
    (Gain) on tower sales ......................................................              --         (831)
    Amortization of financing costs ............................................             409          616
    Provision for doubtful accounts ............................................           4,558          908
    Interest expense associated with accretion of discount .....................           9,153        5,695
    Non-cash stock option compensation .........................................           3,985        1,039
    Cumulative effect of accounting change .....................................          (4,335)          --
     Changes in assets and liabilities:
       Accounts receivable .....................................................          (5,971)      (1,070)
       Receivable from Sprint PCS ..............................................           1,857       (4,238)
       Inventories, net ........................................................           1,709       (1,310)
       Prepaid expenses, other current and long term assets ....................            (133)      (1,171)
       Accounts payable, accrued expenses and other long term liabilities ......           4,932       12,222
       Payable to Sprint PCS ...................................................            (389)       1,630
       Deferred revenue ........................................................           2,342        2,900
                                                                                       ---------    ---------
                  Net cash used in operating activities ........................         (30,328)     (14,207)
                                                                                       ---------    ---------

Cash flows from investing activities:
   Capital expenditures ........................................................         (47,918)     (56,252)
   Acquisition of the Iowa City/Cedar Rapids, Iowa markets .....................              --      (31,823)
   Proceeds from tower sales ...................................................              --        6,940
   Other .......................................................................             955          724
                                                                                       ---------    ---------
                  Net cash used in investing activities ........................         (46,963)     (80,411)
                                                                                       ---------    ---------

Cash flows from financing activities:
   Proceeds from borrowings under senior credit facilities .....................          30,000       25,000
   Payments made under capital lease obligations ...............................              (3)         (16)
   Debt financing costs ........................................................            (125)        (840)
   Proceeds from sale of preferred stock .......................................              --       65,730
   Other .......................................................................              --          (46)
                                                                                       ---------    ---------
                  Net cash provided by financing activities ....................          29,872       89,828
                                                                                       ---------    ---------
                  Net decrease in cash and cash equivalents ....................         (47,419)      (4,790)
Cash and cash equivalents at beginning of period ...............................          54,579      108,233
                                                                                       ---------    ---------
Cash and cash equivalents at end of period .....................................        $  7,160     $ 103,433
                                                                                       =========    ---------

Supplemental disclosure of cash flow information - cash paid for interest ......        $  1,545     $    616
                                                                                       =========    =========

Supplemental disclosure for non-cash investing activities:
   Capitalized interest ........................................................        $  4,851     $  3,300
   Capital lease obligation ....................................................        $    191     $     --
   Accrued dividends on preferred stock ........................................        $ 40,426     $     --
   Accretion to redemption of preferred stock ..................................        $  7,198     $     --

   See accompanying notes to the unaudited consolidated financial statements.

                           iPCS, INC. AND SUBSIDIARIES

                (A Wholly Owned Subsidiary of AirGate PCS, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 March 31, 2002
                                   (unaudited)

(1)   Business, Basis of Presentation and Summary of Significant Accounting
      Policies

      (a)  Business and Basis of Presentation

iPCS, Inc. and subsidiaries (collectively, the "Company" or "iPCS") were created for the purpose of becoming a leading provider of wireless Personal Communication Services ("PCS"). On January 22, 1999, we entered into a management and related agreements with Sprint whereby we became the Sprint PCS network partner with the exclusive right to market 100% digital PCS wireless products and services under the Sprint and Sprint PCS brand names in fifteen markets in Illinois and Iowa. The Sprint agreements were amended in March 2000 to add twenty additional markets. On February 28, 2001, the Sprint agreements were amended to add the Iowa City and Cedar Rapids, Iowa markets to our territory. With these two amendments, the size of our territory was increased from a total population of 2.8 million residents to a total population of 7.4 million residents. The unaudited consolidated financial statements included herein includes the accounts of iPCS, Inc. and its subsidiaries, iPCS Wireless, Inc. and iPCS Equipment, Inc. In the opinion of management, these consolidated financial statements contain all of the adjustments, consisting of normal recurring adjustments, necessary to present fairly, in summarized form, the financial position and the results of operations of iPCS. The results of operations for the three months and six months ended March 31, 2002, are not indicative of the results that may be expected for the full fiscal year of 2002. The financial information presented herein should be read in conjunction with the Company's Form 10-K for the year ended September 30, 2001 which includes information and disclosures not included herein. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year balances to conform to the current year presentation.

The PCS market is characterized by significant risks as a result of rapid changes in technology, increasing competition and the cost associated with the build-out of a PCS network. The Company's continuing operations are dependent upon Sprint's ability to perform its obligations under the various agreements between the Company and Sprint under which the Company has agreed to construct and manage its networks (the "Sprint Agreements"). Additionally, the Company's ability to attract and maintain a sufficient customer base is critical to achieving breakeven cash flow. Changes in technology, increased competition, economic conditions or inability to achieve breakeven cash flow, among other factors, could have an adverse effect on the Company's financial position and results of operations.

      (b)  Revenue Recognition

The Company sells wireless handsets and accessories, which are recorded at the time of the sale as equipment revenue. The Company also sells to customers a wireless service package, which is recognized monthly as service is provided and is included as service revenue. Roaming revenue is recorded when Sprint PCS subscribers from outside our territory and non-Sprint PCS subscribers roam onto the Company's network. A customer may purchase a wireless handset separately from the purchase of wireless services. The Company believes the sale of wireless handsets and accessories and the related costs of wireless handsets and accessories is a separate earnings process from the sale of wireless services to customers. The Company participates in the Sprint PCS national and regional distribution program in which national retailers such as Radio Shack sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint PCS for resale and receive compensation from Sprint PCS for products and services sold. For industry competitive reasons, Sprint PCS subsidizes the price of these handsets by selling the handsets at a price below cost. Under our management agreement with Sprint PCS, when a national retailer sells a handset purchased from Sprint PCS to a subscriber in the Company's territory, the Company is obligated to reimburse Sprint PCS for the handset subsidy that Sprint PCS originally incurred. The national retailers sell Sprint PCS wireless services under the Sprint PCS brands and marks. The Company does not receive any revenues from the sale of wireless handsets by national retailers. The Company classifies these Sprint PCS subsidy charges as a selling and marketing expense.

Sprint retains 8% of collected service revenues from Sprint PCS customers based in the Company's markets and from non-Sprint PCS subscribers who roam onto the Company's network. The amount retained by Sprint is recorded as cost of service and roaming. Revenues generated from the sale of handsets and accessories and from roaming services provided to Sprint PCS customers who are not based in the Company's markets are not subject to the 8% affiliation fee for Sprint.

The accounting policy for the recognition of activation fee revenue is to record the revenue over the periods such revenue is earned in accordance with the current interpretations of Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." The Company does not recognize revenue from subscribers for which the likelihood of collecting such revenue is not reasonably assured.

Activation fee revenue and direct customer activation costs have been deferred and are recorded over the average life for those customers (30 months). For the three months ended March 31, 2002 and 2001, the Company recognized approximately $0.7 million and $0.1 million of activation fee revenue, respectively. For the six months ended March 31, 2002 and 2001, the Company recognized approximately $1.2 million and $0.3 million of activation fee revenue, respectively. For the three months ended March 31, 2002 and 2001, the Company recognized approximately $0.3 million and $0.2 million, respectively of direct customer activation costs. For the six months ended March 31, 2002 and 2001, the Company recognized approximately $0.5 million and $0.5 million, respectively of direct customer activation costs. As of March 31, 2002, the Company has deferred $5.0 million of activation fee revenue and $3.8 million of direct customer activation costs to future periods.

         (c)        Recently Issued Accounting Pronouncements:

In November 2001, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") issued EITF 01-9 "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)". EITF 01-9 provides guidance on when a sales incentive or other consideration given should be a reduction of revenue or an expense and the timing of such recognition. The guidance provided in EITF 01-9 is effective for financial statements for interim or annual periods beginning after December 15, 2001. The Company occasionally offers rebates to customers that purchase wireless handsets in its stores. The Company's historical policy regarding the recognition of these rebates in the statement of operations is a reduction in the revenue recognized on the sale of the wireless handset by the amount of the rebate given. The Company's historically policy is in accordance with the guidance set forth in EITF 01-9. Therefore, the adoption of EITF 01-9 did not have a material impact on the Company's financial statements.

In August 2001, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets with definite lives to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No.144 is effective for fiscal years beginning after December 15, 2001. Early adoption of this statement is permitted. The Company has elected early adoption as of the beginning of its fiscal year on October 1, 2001. The adoption by the Company did not materially change the methods used by the Company to measure impairment losses on long-lived assets.

In June, 2001, the FASB issued SFAS No. 141, "Business Combinations", which is effective for all business combinations initiated after June 30, 2001. SFAS No. 141 requires companies to account for all business combinations using the purchase method of accounting, recognize intangible assets if certain criteria are met, as well as provide additional disclosures regarding business combinations and allocation of purchase price. The Company has adopted SFAS No. 141 as of July 1, 2001, and the impact of such adoption did not have a material adverse impact on the Company's financial statements.

In June, 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", which provides for non-amortization of goodwill and intangible assets that have indefinite useful lives and annual tests of impairments of those assets. The statement also provides specific guidance about how to determine and measure goodwill and intangible asset impairments, and requires additional disclosure of information about goodwill and other intangible assets. The provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001 and applied to all goodwill and other intangible assets recognized in its financial statements at that date. Goodwill and intangible assets acquired after June 30, 2001 will be subject to the non-amortization provisions of the statement. The Company adopted SFAS No. 142 as of October 1, 2001, and the impact of such adoption did not have a material adverse impact on the Company's financial statements.

(2)   Change in Accounting Principle

In connection with the merger of the Company with AirGate (as discussed in Note
8), the Company changed its method of amortizing interest expense on its senior discount notes effective as of October 1, 2001. While the Company's previous method of accounting was in accordance with accounting principles generally accepted in the United States of America, the Company believes it is preferable to use the same methodology as its parent, AirGate. AirGate's method of amortizing interest expense is also in accordance with accounting principles generally accepted in the United States of America.

The cumulative effect of this change in accounting for the periods through September 30, 2001, was a reduction in the carrying value of the senior notes by $4.3 million along with a corresponding decrease in the Company's accumulated deficit. In accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes", the change in accounting has been reflected as a cumulative change in accounting effective as of October 1, 2001. The effect of the change for the six-month period ended March 31, 2002 was a reduction to interest expense of approximately $0.5 million.

(3)   Sprint Agreements

The Company records various transactions under the Sprint Agreements. These transactions occur in the cost of service and roaming, cost of equipment and selling and marketing captions in the statement of operations. Cost of service and roaming transactions relate to the 8% affiliation fee, long distance, roaming expenses, billing support and customer care support. Cost of equipment transactions relate to sold inventory purchased under the Sprint agreements. Selling and marketing transactions relate to subsidized costs on wireless handsets and commissions under Sprint's national distribution program. Amounts relating to the Sprint Agreements for the three and six months ended March 31, 2002 and 2001, are as follows (dollars in thousands):

                                                                                               Three Months Ended
                                                                                            March 31,      March 31,
                                                                                              2002           2001
                                                                                              ----           ----
Amounts included in the Consolidated Statement of Operations:
   Cost of service and roaming .................................................             $17,422        $8,325
   Cost of equipment ...........................................................               3,671         3,164
   Selling and marketing .......................................................                 748         2,792

                                                                                                Six Months Ended
                                                                                            March 31,      March 31,
                                                                                              2002           2001
                                                                                              ----           ----
Amounts included in the Consolidated Statement of Operations:
   Cost of service and roaming .................................................             $37,194       $12,403
   Cost of equipment ...........................................................               6,956         6,158
   Selling and marketing .......................................................               8,260         5,378

(4)  Long-Term Debt

Long-term debt consists of the following at March 31, 2002 and September 30, 2001 (dollars in thousands):

                                                                                            March 31,    September 30,
                                                                                              2002            2001
                                                                                              ----            ----
Senior credit facility .........................................................                80,000          50,000
Senior subordinated discount notes .............................................               166,481         158,336
Capital lease obligations ......................................................                   570             380
                                                                                              --------        ---------
   Total long-term debt and capital lease obligations ..........................               247,051         208,716
   Current maturities of long-term debt and capital lease obligations ..........                     2               7
                                                                                              --------        --------
   Long-term debt and capital lease obligations ................................              $247,049        $208,709
                                                                                              ========        ========

As of March 31, 2002, $60.0 million remained available for borrowing under the senior credit facility.

On January 12, 2001, as required under the terms of the Company's senior secured credit facility, the Company entered into an interest rate cap agreement. The agreement expires in three years and caps the three-month LIBOR interest rate at 7.25%.

On February 23, 2001, the Company entered into an amendment to the senior secured credit facility which included a consent to the expansion of its territory to include the Iowa City and Cedar Rapids, Iowa markets which amended certain covenant definitions and requirements.

On September 28, 2001, the Company entered into an amendment to the senior secured credit facility which included a consent to the merger with AirGate as discussed in Note 8, and which amended certain covenant definitions and requirements.

On December 20, 2001, the Company entered into an amendment to the senior secured credit facility that changed its fiscal year end from a calendar year ending December 31 to a fiscal year ending September 30. This became effective with our new fiscal year starting October 1, 2001.

Following our merger with AirGate, we proposed a new business plan for fiscal year 2002 which would have violated the EBITDA loss covenants of the senior secured credit facility in the second half of the fiscal year. On February 14, 2002, the Company entered into an amendment which provided relief under this EBITDA loss covenant and modified other requirements. At March 31, 2002, the Company was in compliance with the covenants

(5) Reorganization

On July 12, 2000, Illinois PCS, LLC (the "Predecessor Company") reorganized its business into a C Corporation in which members of the Predecessor Company received 44,869,643 shares of common stock of iPCS, Inc. in exchange for their ownership interests in the Predecessor Company. As of July 12, 2000, the Predecessor Company merged with and into iPCS Wireless, Inc., a wholly-owned subsidiary of iPCS, Inc. iPCS Equipment, Inc. was also formed and is a wholly-owned subsidiary of iPCS Wireless, Inc. iPCS Wireless, Inc. will continue the activities of the Predecessor Company and, for accounting purposes, this transaction was accounted for as a reorganization of the Predecessor Company into a C Corporation. iPCS, Inc. and its subsidiaries, including the Predecessor Company, are collectively referred to as the "Company."

(6) Income Taxes

Prior to July 12, 2000, the Predecessor Company operated as a limited liability company ("LLC") and, as a result, its losses were included in the income tax returns of its members. Therefore, the accompanying consolidated financial statements do not include any income tax amounts prior to July 12, 2000. Subsequent to July 12, 2000, the date of reorganization as discussed in Note 5, the Company became a C Corporation and began accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." The Company's effective income tax rate for the interim periods presented is based on management's estimate of the Company's effective tax rate for the applicable year and differs from the federal statutory income tax rate primarily due to nondeductible permanent differences, state income taxes and changes in the valuation allowance for deferred income tax assets. Deferred income tax assets and liabilities are recognized for differences between the financial statement carrying amounts and the tax basis of assets and liabilities which result in future deductible or taxable amounts and for net operating loss and tax credit carryforwards. In assessing the valuation of deferred income tax assets, management considers whether it is more likely than not that some portion of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. No benefit for federal income taxes has been recorded for the three and six months ended March 31, 2002, as the net deferred tax asset generated, primarily from temporary differences related to the net operating loss carry forwards, is offset by a full valuation allowance due to the Company's limited operating history.

(7) Condensed Consolidating Financial Information

The senior discount notes are fully, unconditionally, and jointly and severally guaranteed by iPCS Wireless, Inc. and iPCS Equipment, Inc., which are wholly-owned restricted subsidiaries of iPCS, Inc. iPCS Wireless holds the operating assets of the Company and is the obligor under the Company's senior secured credit facility. IPCS Equipment holds certain tower equipment. The following unaudited condensed consolidating financial information as of March 31, 2002 and September 30, 2001 and for the six months ended March 31, 2002 and 2001 is presented for iPCS, Inc., iPCS Wireless, Inc., and iPCS Equipment, Inc. (in thousands):

                      Condensed Consolidating Balance Sheet
                                 March 31, 2002

                          iPCS Inc     iPCS Wireless Inc      iPCS Equipment Inc    Eliminations   Consolidated
                        ------------ ---------------------- --------------------- --------------- ----------------
Cash and cash
equivalents             $     309     $      6,333            $          518        $        -       $     7,160

Property and
equipment, net                  -          196,596                    37,112               (59)          233,649

Investment in
subsidiaries               37,717                -                         -                 -            37,717

Other assets              325,742          109,445                    11,257          (413,490)           32,954
                        ------------ ---------------------- --------------------- --------------- ----------------
    Total assets        $ 363,768     $    312,374            $       48,887        $ (413,549)      $   311,480
                        ============ ====================== ===================== =============== ================

Current liabilities     $     (16)    $    149,932            $        1,813        $ (102,690)      $    49,039

Other long-term                 -          271,781                    52,996          (310,800)           13,977

Long-term debt            166,482           80,567                         -                 -           247,049
                        ------------ ---------------------- --------------------- --------------- ----------------
    Total liabilities     166,466          502,280                    54,809          (413,490)          310,065

Common stock                             -               -                 -                   -                 -

Additional paid-in capital ......  192,850               -                 -                   -           192,850

Accumulated deficit .............    4,452        (189,906)           (5,922)                (59)         (191,435)

Unearned stock option
compensation ....................        -               -                 -                   -                 -
                                  --------       ---------          --------          ----------         ---------
    Total liabilities and
stockholders' equity (deficit) .. $363,768       $ 312,374          $ 48,887          $ (413,549)        $ 311,480
                                  ========       =========          ========          ==========         =========
                                  $      -       $       -          $      -          $        -         $       -


                 Condensed Consolidating Statement of Operations

                    For the three months ended March 31, 2002

                                  iPCS Inc   iPCS Wireless Inc   iPCS Equipment Inc    Eliminations    Consolidated
                                 ---------- ------------------- --------------------  --------------  -------------
Total revenues ..................  $    -        $ 38,458             $ 3,767           $(3,767)      $ 38,458

Cost of revenues ................       -         (34,365)             (3,105)            3,751        (33,719)

Selling and marketing ...........       -          (9,393)                  -                 -         (9,393)

General and administrative ......     (52)         (6,226)                 (5)                -         (6,283)

Other ...........................   2,723         (10,348)             (1,213)                -         (8,838)

Depreciation and amortization ...    (124)         (7,679)               (719)                -         (8,522)
                                    -----          ------               -----             -----         ------

Total expenses ..................   2,547         (68,011)             (5,042)            3,751        (66,755)
                                    -----          ------               -----             -----         ------


    Net loss ....................   2,547         (29,553)             (1,275)              (16)       (28,297)
                                    -----          ------               -----             -----         ------


                      Condensed Consolidating Balance Sheet

                               September 30, 2001

                                iPCS Inc        iPCS Wireless Inc     iPCS Equipment Inc     Eliminations     Consolidated
                             ---------------- --------------------- ---------------------- ---------------- ------------------
Cash and cash equivalents ...  $    306             $ 53,890              $   383              $       -        $ 54,579

Property and equipment, net .         -              160,546               37,651                    (36)        198,161

Intangible assets ...........         -                    -                    -                      -               -

Other assets ................   349,169              106,414                7,692               (387,259)         76,016
                               --------             --------              -------              ---------        --------
    Total assets ............  $349,475             $320,850              $45,726              $(387,295)       $328,756
                               ========             ========              =======              =========        ========

Current liabilities .........  $    739             $138,163              $ 3,836              $(102,054)       $ 40,684

Other long-term .............         -              252,031               45,241               (285,205)         12,067

Long-term debt ..............   158,336               50,000                    -                      -         208,336
                               --------             --------              -------              ---------        --------
    Total liabilities .......   159,075              440,194               49,077               (387,259)        261,087
                               --------             --------              -------              ---------        --------

Redeemable preferred stock ..   121,548                                                                          121,548
                               --------                                                                         --------

Common stock ................       449                    -                    -                      -             449

Additional paid-in capital ..    70,853                    -                    -                      -          70,853

Accumulated deficit .........     1,535             (119,344)              (3,351)                   (36)        121,196)

Unearned stock option
compensation ................    (3,985)                   -                    -                      -          (3,985)
                               --------             --------              -------              ---------        --------
    Total liabilities and
stockholders' equity(deficit). $349,475             $320,850              $45,726              $(387,295)       $328,756
                               ========             ========              =======              =========        ========


                 Condensed Consolidating Statement of Operations

                     For the six months ended March 31, 2002

                                      iPCS Inc      iPCS Wireless Inc     iPCS Equipment Inc     Eliminations     Consolidated
                                    -------------  -------------------   --------------------  ---------------  ---------------
Total revenues                      $           -   $      78,825           $     5,206          $     (5,206)    $     78,825
Cost of revenues                                -         (69,138)               (4,131)                5,184          (68,085)
Selling and marketing                           -         (25,689)                    -                     -          (25,689)
General and administrative                 (7,213)        (15,788)                   (5)                    -          (23,006)
Other                                       6,043         (24,785)               (2,478)                    -          (21,220)
Depreciation and amortization                (247)        (13,989)               (1,163)                    -          (15,399)
                                    -------------  -------------------   --------------------  ---------------  ---------------

Total expenses                             (1,417)       (149,389)               (7,777)                5,184         (153,399)
                                    -------------  -------------------   --------------------  ---------------  ---------------

Loss before cumulative effect of a
change in accounting principle             (1,417)        (70,564)               (2,571)                  (22)         (74,574)

Cumulative effect of a change in
accounting principle                        4,335               -                     -                     -            4,335
                                    -------------  -------------------   --------------------  ---------------  ---------------

    Net loss                        $       2,918   $     (70,564)          $    (2,571)         $        (22)    $    (70,239)
                                    =============  ===================   ====================  ===============  ===============

                                               Condensed Consolidated Statement of Cash Flows

                                                  For the six months ended March 31, 2002

                                      iPCS Inc      iPCS Wireless Inc     iPCS Equipment Inc    Eliminations     Consolidated
                                    -------------  -------------------   --------------------  ---------------  ---------------
Operating activities, net           $      10,928         (39,797)               (1,436)                  (23)         (30,328)
Investing activities, net                       -         (44,367)               (2,619)                   23          (46,963)
Financing activities, net                 (10,925)         36,607                 4,190                     -           29,872
                                    -------------  -------------------   --------------------  ---------------  ---------------
(Decrease) increase in cash
    and cash equivalents                        3         (47,557)                  135                     -          (47,419)
Cash and cash equivalents at
     beginning of period                      306          53,890                   383                     -           54,579
                                    -------------  -------------------   --------------------  ---------------  ---------------
Cash and cash equivalents at end
of period                           $         309   $       6,333           $       518          $          -     $      7,160
                                    =============  ===================   ====================  ===============  ===============

                                                       Condensed Consolidating Statement of Operations

                                                           For the six months Ended March 31, 2001

                                      iPCS Inc      iPCS Wireless Inc     iPCS Equipment Inc    Eliminations     Consolidated
                                    -------------  -------------------   --------------------  ---------------  ---------------
Total revenues                      $           -   $      26,057           $     1,127           $    (1,127)    $     26,057
Cost of revenues                                -         (29,702)               (1,080)                1,122          (29,660)
Selling and marketing                           -         (12,202)                    -                     -          (12,202)
General and administrative                 (3,164)         (3,481)                  (28)                    -           (6,673)
Other                                       6,735         (13,664)               (1,190)                                (8,119)
Depreciation and amortization                (248)         (6,229)                  (46)                    -           (6,523)
                                    -------------  -------------------   --------------------  ---------------  ---------------

Total expenses                              3,323         (65,278)               (2,344)                1,122          (63,177)
                                    -------------  -------------------   --------------------  ---------------  ---------------

Loss before cumulative effect of a
change in
  accounting principle                      3,323         (39,221)               (1,217)                   (5)         (37,120)

Cumulative effect of a change in accounting

principle                          -                      -                     -                      -                     -
                  --------------------- ----------------------- -------------------- --------------------- -------------------------


    Net loss       $            3,323    $           (39,221)    $          (1,217)   $               (5)   $           (37,120)
                  ===================== ======================= ==================== ===================== =========================




                 Condensed Consolidating Statement of Operations

                    For the three months Ended March 31, 2001



                                 iPCS Inc    iPCS Wireless Inc     iPCS Equipment Inc    Eliminations     Consolidated
                                 --------    -----------------     ------------------    ------------     ------------
Total revenues                 $        -    $          16,442    $             1,127    $    (1,127)  $      16,442
Cost of revenues                        -              (15,454)                (1,080)         1,122         (15,412)
Selling and marketing                   -               (8,577)                     -              -          (8,577)
General and administrative           (137)              (1,911)                     -              -          (2,048)
Other                               2,294               (5,528)                  (673)             -          (3,907)
Depreciation and amortization        (124)              (3,293)                   (46)             -          (3,463)
                               -----------   ------------------   -------------------     ----------   --------------
Total expenses                      2,033              (34,763)                (1,799)         1,122         (33,407)
                               -----------   ------------------   -------------------     ----------   --------------
     Net loss                  $    2,033    $         (18,321)   $              (672)    $       (5)  $     (16,965)
                               -----------   ------------------   -------------------     ----------   --------------


(8)  Merger

On August 28, 2001, the Company signed an agreement and plan of merger with AirGate, a Sprint PCS network partner, pursuant to which AirGate and the Company combined in a tax-free stock for stock transaction on November 30, 2001. In connection with the merger, AirGate issued to the former stockholders of iPCS approximately 12.4 million shares of AirGate common stock and assumed options and warrants to purchase approximately 1.1 million shares of AirGate common stock. At the effective time of the merger, each issued and outstanding share of the Company's common stock was converted into the right to receive approximately
0.1594 of a share of AirGate common stock, referred to as the exchange ratio. All shares of the Company's preferred stock were converted into the Company's common stock immediately prior to the effective time of the merger. At the effective time of the merger, AirGate assumed each un-expired and unexercised option and warrant to purchase shares of the Company's common stock and converted it into an option or warrant to purchase AirGate common stock based on one share of the Company's common stock equal to the exchange ratio of AirGate's common stock. In addition, the exercise price per share of AirGate common stock issuable under each converted option or converted warrant is equal to the per share exercise price of the Company option or warrant divided by the exchange ratio. The options became fully vested at the time of the merger and the warrants will remain subject to the terms and conditions set forth in the applicable warrant agreement.

(9) Goodwill and intangible assets

On January 10, 2001, the Company exercised its option to purchase from Sprint certain telecommunications equipment and retail store assets and inventory located in the Iowa City and Cedar Rapids, Iowa markets. Concurrently with the closing, the Sprint management agreement which set forth the terms of the Company's long-term affiliation with Sprint was amended to reflect the expansion of the Company's territory to include these two additional Iowa markets. The Company closed on this transaction on February 28, 2001 and paid approximately $31.7 million for these two markets. The Company has accounted for this business combination using the purchase method. The Company made a preliminary allocation of the purchase price based on the fair values of the assets and liabilities acquired and allocated any excess amount over fair value to the intangible asset representing the right to provide service in the Iowa City and Cedar Rapids, Iowa markets under the Sprint agreements. During the three months ended March 31, 2002, the Company obtained the services of a nationally recognized appraisal firm to provide a final purchase price allocation. The final purchase price allocation assigned, approximately $14.1 million to the right to provide service under the Sprint agreements, $5.8 million to customer base, $8.1 million to goodwill, $2.9 million to property, plant and equipment and $0.8 million to trade receivables.

     The changes in the carrying amount of goodwill since September 30, 2001 are as follows (dollars in thousands):

          Balance as of September 30, 2001                               $           -
            Goodwill (from final purchase price allocation)                       8,060
                                                                        ------------------
          Balance as of March 31, 2002                                   $        8,060
                                                                        ==================


The carrying amount, accumulated amortization and estimated future amortization expense of acquired definite life intangibles at March 31, 2002, are as follows (dollars in thousands):

                                                                              Gross
                                                                            Carrying       Accumulated
                                                                             Amount        Amortization
                                                                          -------------- -----------------
  Amortized intangible assets
  ---------------------------
  Right to provide service under the Sprint agreements                      $ 17,644         (2,090)
  Right to provide service under the Sprint agreements - warrants issued       9,147           (844)
  Acquired customer base - Iowa markets                                        5,800             -
                                                                          -------------- -----------------
      Total                                                                 $ 32,591      $  (2,934)
                                                                          ============== =================


  Estimated amortization expense for the fiscal years ended September 30,
    2002                                                                $  5,571
    2003                                                                $  3,183
    2004                                                                $  1,477
    2005                                                                $  1,477
    2006                                                                $  1,477


(10) Asset impairments

As a result of our merger with AirGate, management proposed new business plans with respect to our network build-out and organizational structure. Accordingly, the carrying value of property and equipment associated with identified locations affected by the proposed business plans were adjusted to their fair value. These adjustments to fair value resulted in impairments of approximately $6.4 million for the six months ended March 31, 2002. For the six months ended March 31, 2002, approximately $3.1 million of lease obligations costs were accrued in general and administrative costs, which represent the lease obligations associated with the exit of these locations.

(11) Tower sales

On May 28, 1999, the Company signed a tower sale and leaseback agreement with American Tower Corporation ("American Tower"). Under the agreement, the Company was to locate sites for, develop and construct between sixty and eighty wireless communications towers and then sell the towers to American Tower. The term of this agreement, which was set to expire at the earlier of the date of the final tower sale or December 31, 2000, was amended in November 2000 to extend the expiration date to February 28, 2001.

During the six months ended March 31, 2001 thirty towers were sold to American Tower for approximately $6.9 million, resulting in a gain of approximately $3.3 million of which approximately $0.8 million was recognized at the time of the sale and the remainder was deferred and is being amortized as a reduction to rental expense over the initial lease term of ten years.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

    The registrant estimates that expenses in connection with the offering described in this Registration Statement will be as set forth in the following table. All amounts shown are estimates except for the SEC's registration fee.

Legal fees and expenses ........................................       $75,000
Accounting fees and expenses ...................................       $10,000
Blue Sky fees and expenses .....................................       $5,000
Miscellaneous ..................................................       $10,000
                                                                   -------------

    Total ......................................................       $100,000
                                                                   =============

Item 14.    Indemnification of Officers and Directors

    In accordance with the General Corporation Law of the State of Delaware (being chapter 1 of Title 8 of the Delaware code), the registrant's Certificate of Incorporation provides as follows:

    The registrant shall indemnify any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding by reason of the fact that such person is or was a director or an officer of the registrant, whether the basis for such action or proceeding is an alleged action in an official capacity as an officer or director or in any other capacity while such person was serving as a director or officer of the registrant. The registrant shall indemnify such person to the fullest extent allowed by the Delaware law against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise tax, or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection with such action or suit. The registrant's Certificate of Incorporation also empowers the indemnitee to recover unpaid amounts of a claim for indemnification by brining suit against the registrant to recover any unpaid amount of a claim.

    The right of indemnification includes the right of the indemnitee to be paid by the registrant for the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, that if the Delaware law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer will be made only upon delivery to the registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts advanced if it shall ultimately be determined by final judicial decision, from which there is no further right to appeal, that such indemnitee is not entitled to be indemnified for such expenses.

    The right to indemnification and to the advancement of expenses provided for by the Certificate of Incorporation is not exclusive of any other right to which the indemnitee may have or hereinafter acquire. Moreover, the registrant may purchase and maintain insurance, at its expense, to protect itself and any director or officer of the registrant against any liability asserted against him or her in any such capacity, or arising out of such person's status as such, whether or not the registrant would have the power to indemnify him against such liabilities under the laws of Delaware.

    In addition to indemnification provided to the registrant's officers and directors in the Certificate of Incorporation and under the laws of Delaware, the registrant has entered into indemnification agreements with certain officers and directors to provide them with further assurances and protection from liability that they may incur in their respective positions and duties in connection with any public offering to any fiduciary obligation owed with respect to the registrant and its stockholders. The registrant has agreed to indemnity and hold harmless, to the extent permitted under Delaware law, each person and affiliated person (generally, any director, officer, employee, controlling person, agent, or fiduciary of the indemnified person), provided that the indemnified person was acting or serving at the registrant's request in his capacity as either an officer, director, employee, controlling person, fiduciary or other agent or affiliate of the registrant. Under the indemnification agreements, each person is indemnified against any and all liabilities (described below) that occur in connection with any threatened, pending or completed action, suit, proceeding, alternative dispute resolution mechanism or hearing, inquiry or investigation that such indemnitee in good faith believes may lead to the institution of any such action whether civil, criminal, administrative or other. As a condition to receiving indemnification, indemnities are required to give notice in writing to the registrant of any claim for which indemnification may be sought under such agreement.

    The agreement provides that an indemnitee may receive indemnification against any and all (1) expenses (including attorney's fees and other costs, expenses and obligations incurred), judgments, fines and penalties; (2) amounts paid in settlement (if such settlement is approved by the registrant); (3) any federal, state, local or foreign taxes imposed on an indemnitee as a result of the receipt of any payments under the indemnification agreement; and (4) all interest, assessments and other charges paid or payable in connection with such expenses. An indemnified person will be indemnified against expenses to the extent that he is successful on the merits or otherwise, including dismissal of an action without prejudice, in defense of any action, suit, proceeding, inquiry or investigation. Expenses that the indemnified person have or will incur in connection with a suit or other proceeding may be received in advance within 10 days of written demand to the registrant.

    Prior to receiving indemnification or being advanced expenses, a committee, consisting of either members of the board of directors or any person appointed by the board of directors, must not have determined the indemnified person would not be permitted to indemnification under Delaware law and, in the case of advanced expenses, that the registrant will be entitled to be reimbursed by the indemnitee. If there is a change in control (as defined in the indemnification agreement) that occurs without majority approval of the board of directors, then the committee will consist of independent legal counsel selected by the indemnified person and approved by the registrant to render a written opinion as to whether and to what extent the indemnitee would be permitted to indemnification under applicable law. Under the indemnification agreement, an indemnified person may appeal a determination by the committee's determination not to grant indemnification or advance expenses by commencing a legal proceeding. Failure of the committee to make an indemnification determination or the termination of any claim by judgment, order, settlement, plea of nolo contendere, or conviction does not create a presumption that either (1) the indemnified person did not meet a particular standard of conduct or belief or
(2) that the court has determined that indemnification is not available.

    Under the indemnification agreement, an indemnitee is entitled to contribution from the registrant for losses, claims, damages, expenses or liabilities as well as other equitable considerations upon the determination of a court of competent jurisdiction that indemnification provided for under the agreement is not available. The amount contributed by the registrant will be in proportion, as appropriate, to reflect the relative benefits received by the registrant and the indemnitee or, if such contribution is not permitted under Delaware law, then the relative benefit will be considered with the relative fault of both parties in the action or inaction which resulted in such liability. In connection with the registration of iPCS, Inc.'s securities, the relative benefits received by the registrant and indemnified person will be deemed to be in the same respective proportions of the net proceeds from the offering (less expenses) received by the registrant and the indemnified person. The relative fault of the registrant and the indemnified person is determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the registrant or the indemnified person and their relative intent, knowledge, access to information and opportunity to correct such statement or omission.

    Contribution paid takes into account the equitable considerations, if any, instead of a pro rata or per capital allocation. In connection with the offering of the registrant securities, an indemnified person will not be required to contribute any amount in excess of (1) the proportion of the total of such losses, claims, damages, or liabilities indemnified against equal to the proportion of the total securities sold under the registration statement sold by the indemnified person or (2) the proceeds received by the indemnified person from the sale of securities under the registration statement. No person found guilty of fraudulent misrepresentation, as defined in the agreement, shall be entitled to contribution from any person who was not found guilty of such fraudulent representation.

    In the event that the registrant is obligated to pay the expenses of a claim and upon written notice to the indemnified person, the registrant is entitled to assume defense of the claim and select counsel which is approved by the indemnified person. Upon receipt of the indemnitee's approval, the registrant will directly incur the legal expenses and as a result will have the right to conduct the defense as it sees fit in its sole discretion, including the right to settle any claim against any indemnified party, without consent of the indemnified person.

Item 15.  Recent Sales of Unregistered Securities

    None.

Item 16.  Exhibits and Financial Statement Schedules

    (a)  Exhibits

Exhibit
Number                                       Description
------                                       -----------


2.1 Asset Purchase Agreement, dated as of January 10, 2001, by and among Sprint Spectrum L.P. and its subsidiaries Sprint Spectrum Equipment Company, L.P. and Sprint Spectrum Realty Company, L.P., and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 2.1 to the current report on Form 8-K filed by the company with the Commission on March 15,
       2001).

3.1 Restated Certificate of Incorporation of iPCS, Inc. (Incorporated by reference to Exhibit 3.1 to the Post-Effective Amendment No. 1 on Form S-1 to the registration statement on Form S-4 filed by the company with the Commission on December 20, 2001 (SEC File No. 333-47688)).

3.2 Bylaws of iPCS, Inc. (Incorporated by reference to Exhibit 3.2 to the Post-Effective Amendment No. 1 on Form S-1 to the registration statement on Form S-4 filed by the company with the Commission on December 20, 2001 (SEC File No. 333-47688)).

3.3 Certificate of Incorporation of iPCS Wireless, Inc. (Incorporated by reference to Exhibit 3.4 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

3.4 Bylaws of iPCS Wireless, Inc. (Incorporated by reference to Exhibit 3.5 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

3.5 Certificate of Incorporation of iPCS Equipment, Inc. (Incorporated by reference to Exhibit 3.6 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

3.6 Bylaws of iPCS Equipment, Inc. (Incorporated by reference to Exhibit 3.7 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

4.1    Specimen Common Stock Certificate. (Incorporated by reference to Exhibit
       4.1 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

4.2 14% Senior Discount Notes due 2010 Indenture dated as of July 14, 2000 by and among iPCS, Inc., as issuer, iPCS Equipment, Inc. and iPCS Wireless, Inc., as guarantors, and CTC Illinois Trust Company, as trustee. (Incorporated by reference to Exhibit 4.2 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

5.1  **Opinion of Winston & Strawn

Exhibit
Number                                   Description
------                                   -----------

10.1     *  Sprint PCS Management Agreement, as amended, dated as of January 22,
            1999 by and among Sprint Spectrum, LP, SprintCom, Inc., Wireless Co. LP and Illinois PCS, LLC, as amended by Addendum I, Addendum II, Amended and Restated Addendum III, Addendum IV, Addendum V and Addendum VI thereto. (Incorporated by reference to exhibits to the registration statement on Form S-4 filed by the company with the Commission (SEC File No. 333-47688)).

10.2     *  Sprint PCS Services Agreement dated as of January 22, 1999 by and between Sprint Spectrum, LP and Illinois PCS, LLC. (Incorporated by reference to Exhibit 10.2 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.3     *  Sprint Trademark and Service Mark License Agreement dated as of
            January 22, 1999 by and between Sprint Communications Company, LP and Illinois PCS, LLP. (Incorporated by reference to Exhibit 10.3 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.4 Sprint Spectrum Trademark and Service Mark License Agreement dated as of January 22, 1999 by and between Sprint Spectrum LP and Illinois PCS, LLC. (Incorporated by reference to Exhibit
            10.4 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.5 Amended and Restated Consent and Agreement dated as of July 12, 2000 by and between Sprint Spectrum, LP, SprintCom, Inc., Sprint Communications Company, LP, WirelessCo, LP, and Toronto Dominion (Texas), Inc. and the lenders party thereto. (Incorporated by reference to Exhibit 10.5 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.6 Amended and Restated Credit Agreement dated as of July 12, 2000 by and among iPCS Wireless, Inc., as borrower, iPCS, Inc. and iPCS Equipment, Inc. as guarantors, the lenders named therein, Toronto Dominion (Texas), Inc., as administrative agent, and GE Capital Corporation, as syndication agent, for a $140.0 million credit facility. (Incorporated by reference to Exhibit 10.6 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.7 Amended and Restated Employment Agreement effective as of January 1, 2001 by and between iPCS Wireless, Inc., Timothy M. Yager and iPCS, Inc. (Incorporated by reference to Exhibit 10.8 to the quarterly report on Form 10-Q filed by the company with the Commission on May 15, 2001).

10.8 Amended and Restated Employment Agreement effective as of July 1, 2000 by and between Illinois PCS, LLC, William W. King, Jr. and iPCS, Inc. (Incorporated by reference to Exhibit 10.9 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.9 Agreement Regarding Construction, Sale and Leaseback of Towers dated as of May 28, 1999 by and between American Tower Corporation and Illinois PCS, LLC. (Incorporated by reference to Exhibit 10.11 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.10 Lease dated as of June 1, 1999 by and between Gridley Enterprises, Inc. and Illinois PCS, LLC. (Incorporated by reference to Exhibit
            10.12 to the registration statement on Form S-1 filed by the company with the Commission on July 19, 2000 (SEC File No. 333-32064)).

10.11 Amended and Restated Employment Agreement effective as of July 1, 2000 by and between Illinois PCS, LLC, Leroy R. Horsman and iPCS, Inc. (Incorporated by reference to Exhibit 10.13 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

Exhibit
Number                                   Description
------                                   -----------

10.12 Amended and Restated Employment Agreement, effective as of July 1, 2000 by and between Illinois PCS, LLC, Jeffrey Pinegar and iPCS, Inc. (Incorporated by reference to Exhibit 10.14 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.13 Amended and Restated Employment Agreement effective as of January 1, 2001 by and between iPCS Wireless, Inc., Linda K. Wokoun and iPCS, Inc. (Incorporated by reference to Exhibit 10.15 to the quarterly report on Form 10-Q filed by the company with the Commission on May 15, 2001).

10.14 Amended and Restated Employment Agreement effective as of January 1, 2001 by and between iPCS Wireless, Inc., Stebbins B. Chandor, Jr. and iPCS, Inc. (Incorporated by reference to Exhibit 10.16 to the quarterly report on Form 10-Q filed by the company with the Commission on May 15, 2001).

10.15 Amended and Restated Employment Agreement effective as of January 1, 2001 by and between iPCS Wireless, Inc., Anthony R. Muscato and iPCS, Inc. (Incorporated by reference to Exhibit 10.17 to the quarterly report on Form 10-Q filed by the company with the Commission on May 15, 2001).

10.16 Amended and Restated Employment Agreement effective as of July 1, 2000 by and between Illinois PCS LLC, Patricia M. Greteman and iPCS, Inc. (Incorporated by reference to Exhibit 10.19 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.17 Purchase Agreement dated as of July 12, 2000 for $300,000,000 of 300,000 units consisting of 14% Senior Discount Notes Due 2010 and warrants to purchase 2,982,699 shares of Common Stock. (Incorporated by reference to Exhibit 10.18 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.18    *  CDMA 1900 SprintCom Additional Affiliate Supply Agreement dated as of May 24, 1999 between Illinois PCS, LLC and Nortel Networks, Inc. (Incorporated by reference to Exhibit 10.20 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.19    *  Amendment No. 1 to 1900 CDMA Additional Affiliate Supply Agreement
            dated as of July 11, 2000 between Illinois PCS, LLC and Nortel Networks, Inc. (Incorporated by reference to Exhibit 10.21 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.20 Asset Purchase Agreement dated as of July 12, 2000 by and among Sprint Spectrum LP, Sprint Spectrum Equipment Company, LP, Sprint Spectrum Realty Company, LP and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.30 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.21 Design, Development, Engineering Construction and Oversight Services Agreement, dated as of February 1999, by and between Illinois iPCS, LLC and Communication Management Specialists. (Incorporated by reference to Exhibit 10.31 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.22 Interim Network Operating Agreement dated as of July 12, 2000 by and between Sprint Spectrum LP and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.32 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.23 A/B Exchange Registration Rights Agreement dated as of July 12, 2000 by and among iPCS Equipment, Inc., iPCS Wireless, Inc. and Donaldson Lufkin & Jenrette Securities Corporation and TD Securities (USA) Inc. (Incorporated by reference to Exhibit 10.24 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

Exhibit
Number                               Description
------                               -----------

10.24 Consulting Agreement dated as of April 20, 1999 by and between WaveLink Engineering and Illinois PCS, LLC. (Incorporated by reference to Exhibit 10.33 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.25 Form of Global Notes. (Incorporated by reference to Exhibit 10.25 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.26    *  Construction and Oversight Services Agreement dated as of September
            1, 2000 by and between iPCS Wireless, Inc. and SDS Wireless, Inc. (Incorporated by reference to Exhibit 10.34 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.27    *  Build to Suit Agreement dated as of September 1, 2000 by and between
            iPCS Wireless, Inc. and Trinity Wireless Towers, Inc. (Incorporated by reference to Exhibit 10.35 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.28 Additional Affiliate Agreement dated as of July 12, 2000 by and between iPCS Wireless, Inc. and Lucent Technologies Inc. (Incorporated by reference to Exhibit 10.36 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.29 First Amendment to Amended and Restated Credit Agreement and Consent dated as of February 23, 2001, by and among iPCS Wireless, Inc., as borrower, iPCS, Inc. and iPCS Equipment, Inc. as guarantors, and lenders named therein and Toronto Dominion (Texas), Inc., as administrative agent. (Incorporated by reference to Exhibit 10.37 to the annual report on Form 10-K405 filed by the company with the Commission on March 29, 2001).

10.30 Amendment No. 2 to 1900 CDMA Additional Affiliate Supply Agreement by and among iPCS Wireless, Inc. and iPCS Equipment, Inc. and Nortel Networks Inc. (Incorporated by reference to Exhibit 10.38 to the annual report on Form 10-K405 filed by the company with the Commission on March 29, 2001).

10.31 Amended and Restated Interim Network Operating Agreement, dated as of March 1, 2001 by and between Sprint Spectrum LP and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.39 to the annual report on Form 10-K405 filed by the company with the Commission on March 29, 2001).

10.32 Build to Suit Agreement, dated as of December 29, 2000, by and between Trinity Wireless Towers, Inc., Trinity Wireless Services, Inc., SDS Wireless, Inc. and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.41 to the annual report on Form 10-K405 filed by the company with the Commission on March 29, 2001).

10.33    *  Construction and Oversight Services Agreement, dated as of December
            29, 2000, by and between iPCS Wireless, Inc. and SDS Wireless, Inc. (Incorporated by reference to Exhibit 10.42 to the annual report on Form 10-K405 filed by the company with the Commission on March 29,
            2001).

10.34 Master Lease Agreement, dated as of August 31, 2000, by and between iPCS Wireless, Inc. and Trinity Wireless Towers, Inc. (Incorporated by reference to Exhibit 10.43 to the annual report on Form 10-K405 filed by the company with the Commission on March 29, 2001).

10.35 First Amendment to Agreement Regarding Construction, Sale and Leaseback of Towers dated as of November 2000 by and between America Tower Corporation and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.44 to the annual report on Form 10-K405 filed by the company with the Commission on March 29, 2001).

10.36 Agreement and Plan of Merger, dated as of August 28, 2001, by and between AirGate PCS, Inc. and iPCS, Inc. (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed by the company with the Commission on August 31, 2001).

Exhibit
Number                               Description
------                               -----------

10.37 Second Amendment to Amended and Restated Credit Agreement and Consent dated as of September 28, 2001, by and among iPCS Wireless, Inc., as borrower, iPCS, Inc. and iPCS Equipment, Inc. as guarantors, and lenders named therein and Toronto Dominion (Texas), Inc., as administrative agent. (Incorporated by reference to Exhibit
            10.40 to the quarterly report on Form 10-Q filed by the company with the Commission on November 14, 2001).

10.38 First Amendment of Amended and Restated Employment Agreement effective as of August 28, 2001 by and between iPCS Wireless, Inc., Linda K. Wokoun and iPCS, Inc. (Incorporated by reference to Exhibit
            10.43 to the quarterly report on Form 10-Q filed by the company with the Commission on November 14, 2001).

10.39 First Amendment of Amended and Restated Employment Agreement effective as of August 28, 2001 by and between iPCS Wireless, Inc., Stebbins B. Chandor, Jr. and iPCS, Inc. (Incorporated by reference to Exhibit 10.44 to the quarterly report on Form 10-Q filed by the company with the Commission on November 14, 2001).

10.40 First Amendment of Amended and Restated Employment Agreement effective as of August 28, 2001 by and between iPCS Wireless, Inc., Anthony R. Muscato and iPCS, Inc. (Incorporated by reference to Exhibit 10.45 to the quarterly report on Form 10-Q filed by the company with the Commission on November 14, 2001).

10.41 Addendum VI to Sprint PCS Management Agreement, dated as of February 28, 2001, by and among Sprint Spectrum, L.P., WirelessCo, L.P., SprintCom, Inc., Sprint Communications Company L.P. and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.40 to the annual report on Form 10-k filed by the company with the Commission on March 29, 2001.)

21.1        Subsidiaries of iPCS, Inc. (Incorporated by reference to Exhibit
            21.1 to the registration statement on Form S-4 filed by the company with the Commission on October 11, 2000 (SEC File No. 333-47688)).

23.1        Consent of Deloitte & Touche LLP.

23.2 Consent of Winston & Strawn (contained in legal opinion filed as Exhibit 5.1).

24.1     ** Powers of Attorney

25.1 Form T-1 Statement of eligibility under The Trust Indenture Act of 1939 of BNY Midwest Trust Company (Incorporated by reference to
            Exhibit 25.1 to the Amendment No. 1 to registration statement on Form S-4 filed by the company with the Commission on December 1, 2000 (SEC File No. 333-47688)).

----------
* Confidential treatment has been requested on portions of these documents. ** Previously filed.

   (b)  Financial Statement Schedules

   No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.  Undertakings

     The registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 16/th/ day of May, 2002.

                                           iPCS, Inc.


                                           By: /S/ Thomas M. Dougherty
                                              ------------------------
                                              Thomas M. Dougherty
                                              President

                                           iPCS Wireless, Inc.

                                           By: /S/ Thomas M. Dougherty
                                              ------------------------
                                              Thomas M. Dougherty
                                              President

                                           iPCS Equipment, Inc.

                                           By: /S/ Thomas M. Dougherty
                                              ------------------------
                                              Thomas M. Dougherty
                                              President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                                        Title                                     Date
            ---------                                        -----                                     ----
                 *                          President and Director (Principal Executive           May 16, 2002
________________________________________      Officer)--iPCS, Inc.; iPCS Wireless, Inc.;
         Thomas M. Dougherty                  iPCS Equipment, Inc,

                 *                          Vice President, Chief Financial Officer and           May 16, 2002
________________________________________      Director (Principal Financial and
          Alan B. Catherall                   Accounting Officer)--iPCS, Inc.; iPCS
                                              Wireless, Inc.; iPCS Equipment, Inc.

                 *                          Director--iPCS, Inc.; iPCS Wireless, Inc.;            May 16, 2002
________________________________________      iPCS Equipment, Inc
         Barbara L. Blackford

                 *                          Director--iPCS, Inc.                                  May 16, 2002
________________________________________
            Eric F. Ensor

*      /S/ Barbara L. Blackford
----------------------------------------
    Pursuant to a Power of Attorney

                                INDEX TO EXHIBITS

Exhibit
Number                                      Description
------                                      -----------

2.1 Asset Purchase Agreement, dated as of January 10, 2001, by and among Sprint Spectrum L.P. and its subsidiaries Sprint Spectrum Equipment Company, L.P. and Sprint Spectrum Realty Company, L.P., and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 2.1 to the current report on Form 8-K filed by the company with the Commission on March 15, 2001).

3.1 Restated Certificate of Incorporation of iPCS, Inc. (Incorporated by reference to Exhibit 3.1 to the Post-Effective Amendment No. 1 on Form S-1 to the registration statement on Form S-4 filed by the company with the Commission on December 20, 2001 (SEC File No. 333-47688)).

3.2 Bylaws of iPCS, Inc. (Incorporated by reference to Exhibit 3.2 to the Post-Effective Amendment No. 1 on Form S-1 to the registration statement on Form S-4 filed by the company with the Commission on December 20, 2001 (SEC File No. 333-47688)).

3.3 Certificate of Incorporation of iPCS Wireless, Inc. (Incorporated by reference to Exhibit 3.4 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

3.4         Bylaws of iPCS Wireless, Inc. (Incorporated by reference to Exhibit
            3.5 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

3.5 Certificate of Incorporation of iPCS Equipment, Inc. (Incorporated by reference to Exhibit 3.6 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

3.6         Bylaws of iPCS Equipment, Inc. (Incorporated by reference to Exhibit
            3.7 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

4.1         Specimen Common Stock Certificate. (Incorporated by reference to
            Exhibit 4.1 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

4.2 14% Senior Discount Notes due 2010 Indenture dated as of July 14, 2000 by and among iPCS, Inc., as issuer, iPCS Equipment, Inc. and iPCS Wireless, Inc., as guarantors, and CTC Illinois Trust Company, as trustee. (Incorporated by reference to Exhibit 4.2 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

5.1      ** Opinion of Winston & Strawn
10.1     *  Sprint PCS Management Agreement, as amended, dated as of January 22,
            1999 by and among Sprint Spectrum, LP, SprintCom, Inc., Wireless Co. LP and Illinois PCS, LLC, as amended by Addendum I, Addendum II, Amended and Restated Addendum III, Addendum IV, Addendum V and Addendum VI thereto. (Incorporated by reference to exhibits to the registration statement on Form S-4 filed by the company with the Commission (SEC File No. 333-47688)).

10.2     *  Sprint PCS Services Agreement dated as of January 22, 1999 by and between Sprint Spectrum, LP and Illinois PCS, LLC. (Incorporated by reference to Exhibit 10.2 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.3     *  Sprint Trademark and Service Mark License Agreement dated as of
            January 22, 1999 by and between Sprint Communications Company, LP and Illinois PCS, LLP. (Incorporated by reference to Exhibit 10.3 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

Exhibit
Number                                      Description
------                                      -----------

10.4 Sprint Spectrum Trademark and Service Mark License Agreement dated as of January 22, 1999 by and between Sprint Spectrum LP and Illinois PCS, LLC. (Incorporated by reference to Exhibit 10.4 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.5 Amended and Restated Consent and Agreement dated as of July 12, 2000 by and between Sprint Spectrum, LP, SprintCom, Inc., Sprint Communications Company, LP, WirelessCo, LP, and Toronto Dominion (Texas), Inc. and the lenders party thereto. (Incorporated by reference to Exhibit 10.5 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.6 Amended and Restated Credit Agreement dated as of July 12, 2000 by and among iPCS Wireless, Inc., as borrower, iPCS, Inc. and iPCS Equipment, Inc. as guarantors, the lenders named therein, Toronto Dominion (Texas), Inc., as administrative agent, and GE Capital Corporation, as syndication agent, for a $140.0 million credit facility. (Incorporated by reference to Exhibit 10.6 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.7 Amended and Restated Employment Agreement effective as of January 1, 2001 by and between iPCS Wireless, Inc., Timothy M. Yager and iPCS, Inc. (Incorporated by reference to Exhibit 10.8 to the quarterly report on Form 10-Q filed by the company with the Commission on May 15, 2001).

10.8 Amended and Restated Employment Agreement effective as of July 1, 2000 by and between Illinois PCS, LLC, William W. King, Jr. and iPCS, Inc. (Incorporated by reference to Exhibit 10.9 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.9 Agreement Regarding Construction, Sale and Leaseback of Towers dated as of May 28, 1999 by and between American Tower Corporation and Illinois PCS, LLC. (Incorporated by reference to Exhibit 10.11 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.10 Lease dated as of June 1, 1999 by and between Gridley Enterprises, Inc. and Illinois PCS, LLC. (Incorporated by reference to Exhibit
            10.12 to the registration statement on Form S-1 filed by the company with the Commission on July 19, 2000 (SEC File No. 333-32064)).

10.11 Amended and Restated Employment Agreement effective as of July 1, 2000 by and between Illinois PCS, LLC, Leroy R. Horsman and iPCS, Inc. (Incorporated by reference to Exhibit 10.13 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.12 Amended and Restated Employment Agreement, effective as of July 1, 2000 by and between Illinois PCS, LLC, Jeffrey Pinegar and iPCS, Inc. (Incorporated by reference to Exhibit 10.14 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.13 Amended and Restated Employment Agreement effective as of January 1, 2001 by and between iPCS Wireless, Inc., Linda K. Wokoun and iPCS, Inc. (Incorporated by reference to Exhibit 10.15 to the quarterly report on Form 10-Q filed by the company with the Commission on May 15, 2001).

10.14 Amended and Restated Employment Agreement effective as of January 1, 2001 by and between iPCS Wireless, Inc., Stebbins B. Chandor, Jr. and iPCS, Inc. (Incorporated by reference to Exhibit 10.16 to the quarterly report on Form 10-Q filed by the company with the Commission on May 15, 2001).

Exhibit
Number                                      Description
------                                      -----------

10.15 Amended and Restated Employment Agreement effective as of January 1, 2001 by and between iPCS Wireless, Inc., Anthony R. Muscato and iPCS, Inc. (Incorporated by reference to Exhibit 10.17 to the quarterly report on Form 10-Q filed by the company with the Commission on May 15, 2001).

10.16 Amended and Restated Employment Agreement effective as of July 1, 2000 by and between Illinois PCS LLC, Patricia M. Greteman and iPCS, Inc. (Incorporated by reference to Exhibit 10.19 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.17 Purchase Agreement dated as of July 12, 2000 for $300,000,000 of 300,000 units consisting of 14% Senior Discount Notes Due 2010 and warrants to purchase 2,982,699 shares of Common Stock. (Incorporated by reference to Exhibit 10.18 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.18* CDMA 1900 SprintCom Additional Affiliate Supply Agreement dated as of May 24, 1999 between Illinois PCS, LLC and Nortel Networks, Inc. (Incorporated by reference to Exhibit 10.20 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.19* Amendment No. 1 to 1900 CDMA Additional Affiliate Supply Agreement dated as of July 11, 2000 between Illinois PCS, LLC and Nortel Networks, Inc. (Incorporated by reference to Exhibit 10.21 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.20 Asset Purchase Agreement dated as of July 12, 2000 by and among Sprint Spectrum LP, Sprint Spectrum Equipment Company, LP, Sprint Spectrum Realty Company, LP and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.30 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.21 Design, Development, Engineering Construction and Oversight Services Agreement, dated as of February 1999, by and between Illinois iPCS, LLC and Communication Management Specialists. (Incorporated by reference to Exhibit 10.31 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.22 Interim Network Operating Agreement dated as of July 12, 2000 by and between Sprint Spectrum LP and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.32 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.23 A/B Exchange Registration Rights Agreement dated as of July 12, 2000 by and among iPCS Equipment, Inc., iPCS Wireless, Inc. and Donaldson Lufkin & Jenrette Securities Corporation and TD Securities (USA) Inc. (Incorporated by reference to Exhibit 10.24 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.24 Consulting Agreement dated as of April 20, 1999 by and between WaveLink Engineering and Illinois PCS, LLC. (Incorporated by reference to Exhibit 10.33 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.25 Form of Global Notes. (Incorporated by reference to Exhibit 10.25 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.26* Construction and Oversight Services Agreement dated as of September 1, 2000 by and between iPCS Wireless, Inc. and SDS Wireless, Inc. (Incorporated by reference to Exhibit 10.34 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

Exhibit
Number                                      Description
------                                      -----------

10.27    *  Build to Suit Agreement dated as of September 1, 2000 by and between
            iPCS Wireless, Inc. and Trinity Wireless Towers, Inc. (Incorporated by reference to Exhibit 10.35 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.28 Additional Affiliate Agreement dated as of July 12, 2000 by and between iPCS Wireless, Inc. and Lucent Technologies Inc. (Incorporated by reference to Exhibit 10.36 to the registration statement on Form S-4 filed by the company with the Commission on January 8, 2001 (SEC File No. 333-47688)).

10.29 First Amendment to Amended and Restated Credit Agreement and Consent dated as of February 23, 2001, by and among iPCS Wireless, Inc., as borrower, iPCS, Inc. and iPCS Equipment, Inc. as guarantors, and lenders named therein and Toronto Dominion (Texas), Inc., as administrative agent. (Incorporated by reference to Exhibit 10.37 to the annual report on Form 10-K405 filed by the company with the Commission on March 29, 2001).

10.30 Amendment No.2 to 1900 CDMA Additional Affiliate Supply Agreement by and among iPCS Wireless, Inc. and iPCS Equipment, Inc. and Nortel Networks Inc. (Incorporated by reference to Exhibit 10.38 to the annual report on Form 10-K405 filed by the company with the Commission on March 29, 2001).

10.31 Amended and Restated Interim Network Operating Agreement, dated as of March 1, 2001 by and between Sprint Spectrum LP and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.39 to the annual report on Form 10-K405 filed by the company with the Commission on March 29, 2001).

10.32 Build to Suit Agreement, dated as of December 29, 2000, by and between Trinity Wireless Towers, Inc., Trinity Wireless Services, Inc., SDS Wireless, Inc. and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.41 to the annual report on Form 10-K405 filed by the company with the Commission on March 29, 2001).

10.33    *  Construction and Oversight Services Agreement, dated as of December
            29, 2000, by and between iPCS Wireless, Inc. and SDS Wireless, Inc. (Incorporated by reference to Exhibit 10.42 to the annual report on Form 10-K405 filed by the company with the Commission on March 29,
            2001).

10.34 Master Lease Agreement, dated as of August 31, 2000, by and between iPCS Wireless, Inc. and Trinity Wireless Towers, Inc. (Incorporated by reference to Exhibit 10.43 to the annual report on Form 10-K405 filed by the company with the Commission on March 29, 2001).

10.35 First Amendment to Agreement Regarding Construction, Sale and Leaseback of Towers dated as of November 2000 by and between America Tower Corporation and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.44 to the annual report on Form 10-K405 filed by the company with the Commission on March 29, 2001).

10.36 Agreement and Plan of Merger, dated as of August 28, 2001, by and between AirGate PCS, Inc. and iPCS, Inc. (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed by the company with the Commission on August 31, 2001).

10.37 Second Amendment to Amended and Restated Credit Agreement and Consent dated as of September 28, 2001, by and among iPCS Wireless, Inc., as borrower, iPCS, Inc. and iPCS Equipment, Inc. as guarantors, and lenders named therein and Toronto Dominion (Texas), Inc., as administrative agent. (Incorporated by reference to Exhibit
            10.40 to the quarterly report on Form 10-Q filed by the company with the Commission on November 14, 2001).

10.38 First Amendment of Amended and Restated Employment Agreement effective as of August 28, 2001 by and between iPCS Wireless, Inc., Linda K. Wokoun and iPCS, Inc. (Incorporated by reference to Exhibit
            10.43 to the quarterly report on Form 10-Q filed by the company with the Commission on November 14, 2001).

Exhibit
Number                                      Description
------                                      -----------

10.39 First Amendment of Amended and Restated Employment Agreement effective as of August 28, 2001 by and between iPCS Wireless, Inc., Stebbins B. Chandor, Jr. and iPCS, Inc. (Incorporated by reference to Exhibit 10.44 to the quarterly report on Form 10-Q filed by the company with the Commission on November 14, 2001).

10.40 First Amendment of Amended and Restated Employment Agreement effective as of August 28, 2001 by and between iPCS Wireless, Inc., Anthony R. Muscato and iPCS, Inc. (Incorporated by reference to Exhibit 10.45 to the quarterly report on Form 10-Q filed by the company with the Commission on November 14, 2001).

10.41 Addendum VI to Sprint PCS Management Agreement, dated as of February 28, 2001, by and among Sprint Spectrum, L.P., WirelessCo, L.P., SprintCom, Inc., Sprint Communications Company L.P. and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.40 to the annual report on Form 10-k filed by the company with the Commission on March 29, 2001.)

21.1        Subsidiaries of iPCS, Inc. (Incorporated by reference to Exhibit
            21.1 to the registration statement on Form S-4 filed by the company with the Commission on October 11, 2000 (SEC File No. 333-47688)).

23.1        Consent of Deloitte & Touche LLP.

23.2 Consent of Winston & Strawn (contained in legal opinion filed as Exhibit 5.1).

24.1**      Powers of Attorney

25.1 Form T-1 Statement of eligibility under The Trust Indenture Act of 1939 of BNY Midwest Trust Company (Incorporated by reference to
            Exhibit 25.1 to the Amendment No. 1 to registration statement on Form S-4 filed by the company with the Commission on December 1, 2000 (SEC File No. 333-47688)).

----------
* Confidential treatment has been requested on portions of these documents. ** Previously filed.